As filed with the Securities and Exchange Commission on August 25, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENGROWTH ENERGY TRUST
(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	98-0185056
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

	Suite 2900, 240 — 4th Avenue S.W.
	Calgary, Alberta, T2P 4H4, Canada
	(403) 233-0224
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8400
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies of communications to:

Mark L. Mandel, Esq.	Brad D. Markel, Esq.
White & Case LLP	Bennett Jones LLP
1155 Avenue of the	4500 Bankers Hall East
Americas	855 Second Street S.W.
New York, New York	Calgary, Alberta
10036	T2P 4K7
United States	Canada
(212) 819-8200	(403) 298-3100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box: ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be		Proposed
Registered	Amount to be Registered(1)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Trust Units, without nominal or par value	39,196,234	U.S.$913,415,501	U.S.$97,735

(1)	Consists of trust units of the Registrant issuable to holders of Esprit Energy Trust securities upon consummation of a business combination.

(2)	Estimated solely for the purpose of calculating the registration fee, and based upon the product of Cdn $13.775 (the average of the high and low prices of Esprit Energy Trust units on August 22, 2006, on the Toronto Stock Exchange) times 73,955,158 (approximate number of Esprit Energy Trust trust units that will be redeemed and exchanged for the Registrant’s trust units), divided by 1.1153 (the noon buying rate in New York City on August 22, 2006 for cable transfers in Canadian dollars as certified by the Federal Reserve Bank of New York.)
     If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

PART I
PART II
PART III
Item 1. Undertaking
Item 2. Consent to Service of Process
SIGNATURES
INDEX TO EXHIBITS
EX-1.1: FORM OF PROXY
EX-1.2: LETTER OF TRANSMITTAL
EX-4.1: THE REVISED ANNUAL INFORMATION FORM
EX-4.2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS
EX-4.3: THE MANAGEMENT INFORMATION CIRCULAR
EX-4.4: THE MATERIAL CHANGE REPORT
EX-4.6: THE MATERIAL CHANGE REPORT
EX-4.12: REGISTRANT'S MATERIAL CHANGE REPORT
EX-5.1: CONSENT OF BENNETT JONES LLP
EX-5.2: CONSENT OF OSLER, HOSKIN & HARCOURT LLP
EX-5.3: CONSENT OF KPMG LLP
EX-5.4: CONSENT OF KPMG LLP
EX-5.5: CONSENT OF GILBERT LAUSTSEN JUNG ASSOCIATES LTD.
EX-5.6: CONSENT OF CIBC WORLD MARKETS INC. LTD.
EX-5.7: CONSENT OF MERRILL LYNCH CANADA INC.
EX-5.8: CONSENT OF BMO NESBITT BURNS INC.
PART I
INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
to be held on
September 26, 2006
-and -
INFORMATION CIRCULAR AND PROXY STATEMENT
with respect to a
MERGER
involving
ESPRIT ENERGY TRUST
- and -
PENGROWTH ENERGY TRUST
August 22, 2006
*FOR ASSISTANCE, SEE BACK COVER*

NOTICE TO UNITED STATES ESPRIT UNITHOLDERS
The proposed merger (“Merger”) between Esprit Energy Trust (“Esprit”) and Pengrowth Energy Trust (“Pengrowth”) is in respect of the securities of a foreign issuer that is permitted under a multi-jurisdictional disclosure system adopted by the United States to prepare this information circular and proxy statement (“Information Circular”) in accordance with the disclosure requirements of applicable Canadian law. Holders of trust units (“Esprit Units”) in the capital of Esprit should be aware that these requirements are different from those of the United States. The financial statements included herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.
Holders of Esprit Units should be aware that the receipt of trust units (“Pengrowth Units”) of Pengrowth pursuant to the Merger may subject holders of Esprit Units to tax consequences both in the United States and Canada. Such consequences for holders of Esprit Units who are resident in, or citizens of, the United States may not be described fully herein. For a summary of certain United States federal income tax considerations relating to the acquisition of Pengrowth Units pursuant to the Merger and certain other matters, see “Certain United States Federal Income Tax Considerations Regarding the Merger”.
Information concerning oil and gas properties, reserves and operations of each of Esprit and Pengrowth have been prepared in accordance with Canadian disclosure standards and are not comparable in all respects to similar information for United States companies with oil and gas properties, reserves and operations. For example, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only “proved” reserves (as defined in the SEC rules). Canadian securities laws permit oil and gas companies, in their filings with Canadian securities regulators, to disclose “proved” reserves (defined differently from the SEC rules) and “probable” reserves. “Probable” reserves are of higher risk and are generally believed to be less likely to be recovered than “proved” reserves. Moreover, “proved” reserves are calculated in accordance with Canadian practices using both forecasted and constant prices and costs, whereas the SEC requires that the prices and costs be held constant at prices in effect as of the date of the reserve report. In addition, under Canadian practice, reserves and production are reported using gross volumes, which are volumes prior to deduction of royalty and similar payments. The practice in the Unites States is to report reserves and production using net volumes, after deduction of applicable royalties and similar payments. As a consequence, the production volumes and reserve estimates in the Information Circular are not comparable to those of U.S. domestic companies with oil and gas properties, reserves and operations that are subject to SEC reporting and disclosure requirements.
The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that both Esprit and Pengrowth were created and are existing under the laws of the Province of Alberta, Canada, that some or all of the officers, directors and trustees of Esprit, Pengrowth, their respective operating companies and Pengrowth’s management company are residents of Canada, that some or all of the experts named in the Information Circular may be residents of Canada and that all or a substantial portion of the assets of Esprit and Pengrowth and of such persons are located outside the United States.
No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by Esprit or Pengrowth.
THE SECURITIES TO BE ISSUED BY PENGROWTH PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THIS UNITED STATES, PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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August 22, 2006
Dear Fellow Unitholders:
You are invited to attend the special meeting (the “Special Meeting”) of holders (“Esprit Unitholders”) of trust units (“Esprit Units”) and special voting units of Esprit Energy Trust (“Esprit”) to be held in the Belaire Room of The Westin Hotel, 320 – 4th Avenue S.W., Calgary, Alberta, Canada at 10:00 a.m. (Calgary Time) on Tuesday, September 26, 2006 for the purposes set forth in the accompanying Notice of Special Meeting. At the Special Meeting, Esprit Unitholders will be asked to consider and vote upon a merger (the “Merger”) involving Esprit and Pengrowth Energy Trust (“Pengrowth”) and certain items ancillary to the Merger.
As a result of the Merger, Pengrowth will acquire all of the assets and liabilities of Esprit, and Esprit Unitholders will receive, in exchange for each Esprit Unit held, 0.53 of a trust unit of Pengrowth (“Pengrowth Units”). The merged trust, which will continue to be known as Pengrowth Energy Trust and is expected to be one of the largest royalty trusts in Canada with an initial enterprise value of approximately $6.0 billion. The combined trust will be managed by an experienced team, which will include key personnel from both Pengrowth and Esprit. Esprit Unitholders may also receive, prior to the completion of the Merger, up to $0.30 cash per Esprit Unit in the form of a special distribution (the “Special Distribution”), subject to the discretion of the board of trustees of Esprit (“Esprit Board”). The Esprit Board has indicated that it intends to declare the Special Distribution on September 23, 2006 for holders of record of Esprit Units on September 28, 2006. The Merger is structured to be a tax-deferred event in Canada such that the exchange of Esprit Units for Pengrowth Units will not generally result in a taxable event to Esprit Unitholders for Canadian tax purposes. The exchange of Esprit Units for Pengrowth Units pursuant to the Merger will be a taxable exchange for United States federal income tax purposes.
For the Merger to proceed, it must be approved by at least 66 2/3% of the votes cast by Esprit Unitholders present in person or by proxy at the Special Meeting. If such approval is obtained and if the other conditions to the Merger becoming effective are satisfied or waived, including all necessary regulatory approvals, it is expected that the Merger will be completed on or about October 2, 2006.
The Esprit Board believes, based upon, among other factors, a fairness opinion delivered by its financial advisor, CIBC World Markets Inc., that the consideration to be received by Esprit Unitholders pursuant to the Merger and Special Distribution is fair, from a financial point of view, to the Esprit Unitholders, has unanimously determined that the Merger is in the best interests of Esprit and the Esprit Unitholders and unanimously recommends that Esprit Unitholders vote in favour of the Merger.
The Merger will have a number of specific advantages to unitholders of Esprit or Pengrowth or both, as applicable, including the following:

•	the total consideration payable to Esprit Unitholders pursuant to the Merger combined with the Special Distribution represents a 26% premium to the trading value of the Esprit Units, based on the closing prices as at July 21, 2006, for each of the Esprit Units and Pengrowth Class A Units;

•	a larger and low-decline, diverse, high quality asset base with greater diversification, reduced portfolio risk and balanced production mix than Esprit had previously on a stand-alone basis;

•	significant potential upside for unitholders based on the growth and development opportunities arising from the combined trust’s asset base, which will consist of approximately 660,000 net acres of undeveloped land, Pengrowth’s enhanced oil recovery programs, coal bed methane initiatives, oil sands assets and conventional development;

•	a strong balance sheet, giving the combined trust the flexibility to continue to compete for quality acquisition opportunities that will maintain a sustainable model going forward;

•	a strong operating team through the combination of personnel at Pengrowth and Esprit;

•	a combined equity market capitalization of approximately $5.2 billion and an enterprise value of approximately $6.0 billion, ranking it as one of the largest royalty trusts in the Canadian oil and gas industry;

•	an increased reserve life index for Esprit Unitholders of approximately 10.6 years on a proved plus probable basis; and

•	the transaction is expected to be accretive to unitholders of Pengrowth and is anticipated to add future value to the unitholders of both Esprit and Pengrowth as a result of the enhanced competitive position of the combined trust.
All of the directors and officers of Esprit Exploration Ltd. (“Esprit Ltd.”) have entered into support agreements with Pengrowth pursuant to which they have agreed to vote the Esprit Units held by them in favour of the Merger.
Holders of Esprit’s 6.50% convertible debentures (the “Esprit Debentures”) who convert their Esprit Debentures into Esprit Units prior to the completion of the Merger will receive the same consideration under the Merger as Esprit Unitholders, based upon the number of Esprit Units issued upon such conversion. Pengrowth will assume Esprit’s obligations with respect to the Esprit Debentures pursuant to the Merger and holders of Esprit Debentures who do not exercise their conversion rights prior to the completion of the Merger will receive Pengrowth Units upon conversion of their Esprit Debentures following the Merger. In addition, pursuant to the “change of control” provisions of the indenture governing the Esprit Debentures, Pengrowth will, within 30 days following the completion of the Merger, make an offer to purchase all of the outstanding Esprit Debentures at a price equal to 101% of the principal amount of the Esprit Debentures, plus any accrued but unpaid interest thereon. Holders of the Esprit Debentures will not be obligated to accept this offer.
The accompanying information circular and proxy statement of Esprit (the “Information Circular”) contains a detailed description of the Merger as well as detailed information regarding Esprit and Pengrowth. Please give this material your careful consideration and, if you require assistance, consult your financial, tax or other professional advisors or contact our proxy solicitation agent, Kingsdale Shareholder Services Inc., at the numbers listed on the back cover of the Information Circular. If you are unable to attend the Special Meeting in person, please complete and deliver the enclosed form of proxy in order to ensure your representation at the meeting.
To be represented at the Special Meeting, you must either be a registered Esprit Unitholder and attend the Special Meeting in person or complete and sign the enclosed form of proxy and forward it so that the form of proxy is received and deposited with Computershare Trust Company of Canada, by mail to Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, at least 48 hours, excluding Saturdays, Sundays and holidays, before the Special Meeting or any adjournment thereof.
On behalf of the trustees of Esprit and the directors of Esprit Ltd., I would like to express our gratitude for the support our unitholders have demonstrated with respect to our decision to take the proposed Merger forward. We would also like to thank our employees, who have worked very hard assisting us with this task and for providing their support for the proposed Merger. We look forward to seeing you at the Special Meeting.

Yours very truly,

Paul B. Myers
President and Chief Executive Officer of Esprit
Exploration Ltd., administrator of Esprit Energy Trust

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of holders (“Esprit Unitholders”) of trust units (“Esprit Units”) and special voting units in the capital of Esprit Energy Trust (“Esprit”) will be held in the Belaire Room of The Westin Hotel, 320 – 4th Avenue S.W., Calgary, Alberta, Canada at 10:00 a.m. (Calgary Time) on Tuesday, September 26, 2006 for the following purposes:

1.	to consider and, if deemed advisable, pass, with or without amendment, a special resolution (the “Esprit Trust Indenture Amendments Resolution”) in the form attached as Appendix “A” to the Information Circular and Proxy Statement that accompanies this notice (the “Information Circular”) that, if passed by the requisite majority of Esprit Unitholders, would:

(a) ratify and approve an amendment to the amended and restated trust indenture of Esprit dated June 30, 2005 (the “Esprit Trust Indenture”) made by the trustees of Esprit on August 22, 2006 granting dissent rights to Esprit Unitholders in respect of the proposed merger of Esprit and Pengrowth Energy Trust (“Pengrowth”); and

(b) authorize and approve an amendment to the Esprit Trust Indenture to permit the redemption of the Esprit Units (other than one Esprit Unit held by Pengrowth) in exchange for units in the capital of Pengrowth (“Pengrowth Units”) immediately following the receipt of such Pengrowth Units by Esprit;

all as more particularly described in the Information Circular.

2.	to consider and, if deemed advisable, pass, with or without variation, a special resolution (the “Merger Resolution”) in the form attached as Appendix “B” to the Information Circular to approve the merger of Esprit with Pengrowth (the “Merger”), which includes, without limitation:

(a) the transfer of all of the assets of Esprit to Pengrowth and the assumption by Pengrowth of all of Esprit’s liabilities in consideration for the issuance of Pengrowth Units to Esprit on the basis of 0.53 of one Pengrowth Unit for each issued and outstanding Esprit Unit; and

(b) the redemption of all Esprit Units (other than the one Esprit Unit held by Pengrowth) in exchange for the Pengrowth Units received by Esprit on the basis of 0.53 Pengrowth Units for each Esprit Unit held, all as more particularly described in the Information Circular; and

3.	to transact such further and other business as may properly be brought before the Special Meeting or any adjournment thereof.
The Esprit Board unanimously recommends that Esprit Unitholders vote FOR each of the Esprit Trust Indenture Amendments Resolution and the Merger Resolution.
It is a condition to the completion of the Merger that both the Esprit Trust Indenture Amendments Resolution and the Merger Resolution be approved at the Special Meeting.
The record date (the “Record Date”) for the determination of Esprit Unitholders entitled to notice of and to vote at the Special Meeting is August 21, 2006.
An Esprit Unitholder may attend the Special Meeting in person or may be represented by proxy. Esprit Unitholders who are unable to attend the Special Meeting or any adjournment thereof in person are requested to complete, date and sign the enclosed form of proxy and return it for use at the Special Meeting, or any adjournment thereof, to Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, at least 48 hours, excluding Saturdays, Sundays and holidays, before the Special Meeting or any adjournment thereof.
If an Esprit Unitholder receives more than one proxy form because such Esprit Unitholder owns Esprit Units registered in different names or addresses, each proxy form should be completed and returned.
A proxyholder has discretion under the accompanying form of proxy to consider a number of matters relating to the Esprit Trust Indenture Amendments Resolution and the Merger Resolution. Esprit Unitholders who are planning on returning the accompanying form of proxy are encouraged to review the Information Circular carefully before submitting the proxy form. For assistance, please see the back cover of the Information Circular.

It is the intention of the person named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote such proxy in favour of the Esprit Trust Indenture Amendments Resolution and the Merger Resolution.
Pursuant to an amendment to the Esprit Trust Indenture dated as of August 22, 2006, which will be considered for ratification and adoption by Esprit Unitholders at the Special Meeting, registered holders of Esprit Units have the right to dissent (“Dissent Right”) with respect to the Merger Resolution and, if the Merger is completed, to be paid the fair value of their Esprit Units in accordance with the provisions described in the Information Circular and the Esprit Trust Indenture, as amended. The Dissent Right is, in some respects, similar but not identical to the dissent and appraisal rights provided by section 190 of the Canada Business Corporations Act. Esprit Unitholders who are considering exercising their Dissent Right should carefully review the description of such right set forth in the Information Circular. Dissenting Esprit Unitholders must provide a written objection to the Merger Resolution to Esprit, c/o its counsel, Osler, Hoskin & Harcourt LLP, Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1, Attention: Robert A. Lehodey, Q.C. by 5:00 p.m. on September 25, 2006 or the Business Day immediately preceding the date of any adjournment of the Special Meeting.
Failure to strictly comply with the requirements set forth in the Information Circular may result in the loss of any right to dissent. Persons who are beneficial owners of Esprit Units registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of Esprit Units are entitled to dissent. Accordingly, a beneficial owner of Esprit Units desiring to exercise the right to dissent must make arrangements for the Esprit Units beneficially owned by such holder to be registered in such holder’s name prior to the time the written objection to the Merger Resolution is required to be received by Esprit or, alternatively, make arrangements for the registered holder of such Esprit Units to dissent on behalf of the holder.
DATED at Calgary, Alberta, as of August 22, 2006.

BY ORDER OF THE BOARD OF TRUSTEES

Paul B. Myers
President and Chief Executive Officer
of Esprit Exploration Ltd., administrator
of Esprit Energy Trust

INFORMATION CIRCULAR
Introduction
This Information Circular is being sent to Esprit Unitholders and the holder of the Special Voting Unit in connection with the Special Meeting at which Esprit Unitholders and the holder of the Special Voting Unit are being asked to consider, among other things, the Esprit Trust Indenture Amendments and the Merger and in connection with the solicitation of proxies by and on behalf of the management of Esprit Ltd. for use at the Special Meeting and any adjournment thereof.
This Information Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities or the solicitation of a proxy by any Person in any jurisdiction in which such an offer or solicitation is not authorized or in which the Person making such offer or solicitation is not qualified to do so or to any Person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation. Neither the delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Information Circular.
No Person has been authorized to give any information or make any representation in connection with the matters proposed to be considered at the Special Meeting other than those contained in or incorporated by reference into this Information Circular and, if any other information has been given or any other representation has been made, any such information or representation must not be relied upon as having been authorized.
The information concerning Pengrowth contained in this Information Circular has been provided by Pengrowth. Esprit has no knowledge that would indicate that any such information is untrue or incomplete and Esprit does not assume any responsibility for the accuracy or completeness of such information or the failure by Pengrowth to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Esprit.
The information concerning Esprit contained in this Information Circular has been provided by Esprit. Pengrowth has no knowledge that would indicate that any such information is untrue or incomplete and Pengrowth does not assume any responsibility for the accuracy or completeness of such information or the failure by Esprit to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Pengrowth.
Esprit has engaged Kingsdale, the Information Agent, to encourage the return of completed proxies by Esprit Unitholders, to solicit proxies in favour of the Special Resolutions and the other matters to be considered at the Special Meeting, and to assist Esprit Unitholders in completing and returning the Letter of Transmittal. The fees for the information agent and proxy solicitation services provided by Kingsdale are based on a flat fee program management fee and a communications fee. Esprit does not expect that the costs in respect of such services will exceed $100,000. Fees payable to Kingsdale will be paid by Esprit.
All summaries of, and references to, the Merger in this Information Circular are qualified in their entirety by reference to the complete text of the Combination Agreement, a copy of which is attached as Appendix “F” to this Information Circular. All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms”.
Unless otherwise noted, the information provided in this Information Circular is given as of August 22, 2006.
Distributable Cash
This Information Circular contains information regarding cash distributions paid and declared and payable by each of Esprit and Pengrowth as well as Pengrowth’s ongoing distribution policy assuming the Merger is completed. A return on investment in trust units is not comparable to the return on investment in a fixed income security. The recovery of an initial investment in Esprit or Pengrowth is at risk and the anticipated return on such investment is based on many performance assumptions. Although Pengrowth intends to make distributions of its available cash to Pengrowth Unitholders following completion of the Merger, these cash distributions may be reduced or suspended at any time. Cash distributions are not guaranteed. In addition, the market value of Pengrowth Units may decline if Pengrowth’s cash distributions decline in the future and any such market value decline may be material.

It is important for an investor to consider the particular risk factors that may affect the industry in which it is investing and therefore the stability of the distributions that it receives. See “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risk Factors” and “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risks Inherent to the Merger and the Combined Trust”. in this Information Circular. These sections also describe the assessment of Esprit and Pengrowth, respectively, of those risk factors, as well as the potential consequences to an investor if a risk should occur.
The after-tax return from an investment in units of a trust to unitholders subject to Canadian income tax can be made up of both a return on capital and a return of capital. That composition may change over time, thus affecting a Canadian investor’s after-tax return. Returns on capital are generally taxed as ordinary income in the hands of a Canadian Unitholder. Returns of capital in Canada are generally tax deferred (and reduce a unitholder’s cost base in the unit for Canadian tax purposes). See “Certain Canadian Federal Income Tax Considerations Regarding Pengrowth Energy Trust”.
For U.S. Holders, as defined herein, the United States federal income tax consequences of holding Pengrowth Units will be significantly different from the United States federal income tax consequences of holding Esprit Units. See “Certain United States Federal Income Tax Considerations Regarding Pengrowth Energy Trust”.
Forward-Looking Information
This Information Circular, including the documents incorporated by reference herein, contains certain forward-looking statements relating to, but not limited to, Esprit’s, Pengrowth’s and the combined trust’s operations, anticipated financial performance, business prospects and strategies. Forward-looking information typically contains statements with words such as “anticipate”, “believe”, “plan”, “continuous”, “estimate”, “expect”, “predict”, “may”, “will”, “intends”, “project”, “should” or similar words suggesting future outcomes.
By its nature, forward-looking information or statements necessarily involve numerous assumptions regarding factors and risks that could cause Esprit’s, Pengrowth’s or the combined trust’s actual results to vary materially from the forward-looking information, including, without limitation to, the following factors: general global economic and business conditions, including the effect, if any, of a potential economic slowdown in the U.S. and/or Canada; changes in business strategies; the availability and price of energy commodities from the perspective of both a producer and a user of such commodities; the effects of competition and pricing pressures; industry overcapacity; shifts in market demands; changes in laws and regulations, including environmental and regulatory laws such as the imposition of restrictions in response to environmental concerns with respect to the production of oil and gas; treatment under applicable tax laws; potential increases in maintenance and operating costs; uncertainties of litigation; labour disputes and shortages; timing of completion of capital or maintenance projects; currency and interest rate fluctuations; stock market volatility; various events which could disrupt operations, including severe weather conditions; technological changes; and those other factors described under “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risk Factors”, “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risks Inherent to the Merger and the Combined Trust”, “Information Regarding Esprit Energy Trust — Risk Factors” and “Information Regarding Pengrowth Energy Trust — Risk Factors” in this Information Circular or incorporated by reference herein.
The reader is cautioned that these factors and risks are difficult to predict and that the assumptions used in the preparation of such information, although considered reasonably accurate at the time of preparation, may prove to be incorrect. Accordingly, readers are cautioned that the actual results achieved will vary from the information provided herein and the variations may be material. Readers are also cautioned that the foregoing list of factors is not exhaustive. Consequently, there are no representations by Esprit that actual results achieved will be the same in whole or in part as those set out in the forward-looking information. Furthermore, the forward-looking statements contained in this Information Circular are made as of the date hereof, and Esprit undertakes no obligation, except as required by applicable securities legislation, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained herein are expressly qualified by this cautionary statement.
The reader is further cautioned that the preparation of financial statements, including pro forma financial statements, in accordance with GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Estimating reserves is also critical to several accounting estimates and requires judgments and decisions based on available geological, geophysical, engineering and economic data. These estimates may change, having either a negative or positive effect on net earnings as further information becomes available, and as the economic environment changes. Statement relating to “reserves” or “resources” are deemed to be forward-looking statements as they involve the implied assessment based on certain estimates and assumptions that the reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future.
The information contained in this Information Circular, including the documents incorporated by reference herein and the information set forth under the headings “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risk Factors”, “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risks Inherent to the Merger and the Combined Trust”, “Information Regarding Esprit Energy Trust — Risk Factors” and “Information Regarding Pengrowth Energy Trust — Risk Factors”, identifies additional factors that could affect the operating results and performance of Pengrowth and Esprit. We urge Esprit Unitholders and potential investors to carefully consider those factors.
Barrel of Oil Equivalency
The term “barrels of oil equivalent” (“boe”) may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet per barrel (6 mcf: 1 bbl) of natural gas to barrels of oil equivalence is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.
Non-GAAP Measures
In this Information Circular and the documents incorporated by reference herein, Esprit and Pengrowth use certain terms, including “cash flow”, “net debt”, “distributable income”, “netbacks”, “funds generated from operations”, “funds generated from operations per trust unit”, “distributable cash”, “distributable cash per trust Unit” and “payout ratio and operating netbacks” as indicators of financial performance and to facilitate comparative analysis. These measures are not measures recognized by GAAP in Canada or the United States and do not have a standardized meaning prescribed by GAAP. Therefore, these measures, as defined by Esprit or Pengrowth, may not be comparable to similar measures presented by other issuers. Investors are cautioned that “cash flow” or “funds flow” should not be construed as an alternative to net earnings, cash flow from operating activities or other measures of financial performance calculated in accordance with GAAP. Esprit and Pengrowth each consider “cash flow” or “funds flow” to be a key measure as it demonstrates a trust’s ability to generate the cash flow necessary to pay distributions, repay debt and to fund future capital investment. Esprit and Pengrowth consider “net debt” to be a useful measure of a trust’s total financial leverage. Esprit and Pengrowth each also consider “netbacks” or “operating netbacks” a useful measure to compare a trust’s operations with those of their peers. We discuss these measures because we believe that they facilitate the understanding of operations and financial position. Cash flow cannot be assured and future distributions may vary.
Advice to Beneficial Unitholders of Esprit Units
The information set forth in this section is very important to you if you do not hold Esprit Units in your own name. Esprit Unitholders who hold Esprit Units through a broker, custodian, financial institution, trustee, nominee or other intermediary or otherwise (referred to herein as “Beneficial Unitholders”) should note that only proxies deposited by Esprit Unitholders whose names appear on the records of Esprit as registered Esprit Unitholders can be recognized and acted upon at the Special Meeting. If Esprit Units are listed in an account statement provided to an Esprit Unitholder by a broker, then, in almost all cases, those Esprit Units will not be registered in the Esprit Unitholder’s name on the records of Esprit maintained by Computershare Trust Company of Canada, Esprit’s transfer agent (the “Transfer Agent”). Such Esprit Units will more likely be registered under the name of the Esprit Unitholder’s broker or an agent of that broker. In Canada, most of such Esprit Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms). Esprit Units held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Esprit Units for the broker’s clients. Therefore, Beneficial Unitholders should ensure that instructions respecting the voting of their Esprit Units are communicated to the appropriate Person or that the Esprit Units are duly registered in their name.
Applicable Canadian regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Unitholders in advance of meetings. Each broker or other intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Unitholders in order to ensure that their Esprit Units are voted at the Special Meeting. In some cases, the form of proxy supplied to a Beneficial Unitholder by its broker (or the agent of the broker) is identical to the form of proxy provided to registered Esprit Unitholders. However, its purpose is limited to instructing the registered Esprit Unitholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Unitholder. In Canada, the majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). In most cases, ADP mails a scanable voting instruction form (“VIF”) in lieu of the form of proxy provided by Esprit, and asks Beneficial Unitholders to return the VIF to ADP. Alternatively, Beneficial Unitholders can either call ADP’s toll-free telephone number to vote their Esprit Units, or access ADP’s dedicated voting website at www.proxyvotecanada.com to deliver their voting instructions. ADP then tabulates the results of all the instructions received and provides appropriate instructions respecting the voting of Esprit Units to be represented at the Special Meeting. A Beneficial Unitholder receiving a VIF from ADP cannot use that form to vote Esprit Units directly at the Special Meeting — the VIF must be returned to ADP or, alternatively, instructions must be received by ADP well in advance of the Special Meeting in order to have such Esprit Units voted.
Although a Beneficial Unitholder may not be recognized directly at the Special Meeting for the purposes of voting Esprit Units registered in the name of his broker (or an agent of the broker), a Beneficial Unitholder may attend the Special Meeting as proxyholder for the registered Esprit Unitholder and vote the Esprit Units in that capacity. A Beneficial Unitholder who wishes to attend the Special Meeting and indirectly vote his or her Esprit Units as proxyholder for the registered Esprit Unitholder should enter his or her own name in the blank space on the form of proxy provided to him or her and return the same to his or her broker (or broker’s agent) in accordance with the instructions provided by such broker (or agent) well in advance of the Special Meeting.
There are two types of Beneficial Unitholders: (i) those who object to their name being made known to the issuers of the securities that they own (“OBOs” or “Objecting Beneficial Owners”); and (ii) those who do not object to their name being made known to the issuers of the securities that they own (“NOBOs” or “Non-Objecting Beneficial Owners”). Issuers, including Esprit, may request and obtain a list of their NOBOs from intermediaries through its Transfer Agent. Esprit may obtain and use this NOBO list for the distribution of proxy-related materials directly (not through ADP) to NOBOs.
Notice to Holders of Esprit Exchangeable Shares
Pursuant to a plan of arrangement effective as of October 1, 2004, involving Esprit and Esprit Ltd., among others, Esprit issued Esprit Exchangeable Shares to certain holders of common shares of Esprit Ltd. Under the terms of the Voting and Exchange Trust Agreement Esprit has issued one Special Voting Unit to the Voting and Exchange Trustee. The Special Voting Unit carries a number of votes exercisable at the Special Meeting equal to the number of Esprit Units into which the Esprit Exchangeable Shares are exchangeable on the Record Date.
As at August 22, 2006, there were 387,209 Esprit Exchangeable Shares issued and outstanding which, in aggregate, were exchangeable into 502,757 Esprit Units. Each holder of an Esprit Exchangeable Share on the Record Date is entitled to direct the Voting and Exchange Trustee to exercise that number of votes attached to the Special Voting Unit equal to the number of Esprit Units (rounded down to the nearest whole number) into which the Esprit Exchangeable Shares of such holder are exchangeable. Alternatively, such holder is entitled to direct the Voting and Exchange Trustee to give a proxy to such holder or his or her designee to exercise personally such votes or to give a proxy to a designated agent or other representative of the management of Esprit or Esprit Ltd. to exercise such votes.
On August 11, 2006, Esprit issued a redemption notice to holders of Esprit Exchangeable Shares that Esprit Exchangeable Shares will be redeemed on September 27, 2006 in accordance with their terms.
The Voting and Exchange Trustee will exercise each vote attached to the Special Voting Unit only as directed by the holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. Only holders of Esprit Exchangeable Shares of record on the Record Date are entitled to receive notice of and to vote at the Special Meeting. Holders of Esprit Exchangeable Shares of record on the Record Date will be entitled to direct the votes attached to the Special Voting Unit to the extent of the Esprit Exchangeable Shares registered in their names included in the list of such holders of Esprit Exchangeable Shares prepared as at the Record Date, even though such a holder may subsequently dispose of his or her Esprit Exchangeable Shares.
The Voting and Exchange Trustee will send the Notice of Special Meeting to the holders of Esprit Exchangeable Shares, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching the Special Voting Unit. Such instructions may be delivered by regular mail to Computershare Trust Company of Canada at the address specified on the Notice of Special Meeting. In order to be valid such instructions must be received by the Voting and Exchange Trustee at least 48 hours, excluding Saturdays, Sundays and holidays, before the Special Meeting or any adjournment thereof.
A holder of Esprit Exchangeable Shares who has submitted instructions to the Voting and Exchange Trustee with respect to the exercise of votes attached to the Special Voting Unit may revoke it at any time prior to the exercise thereof. See “General Proxy and Special Meeting Matters — Revocability of Proxies”.
Documents Incorporated by Reference
Information has been incorporated by reference into this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference herein may be obtained upon request at no charge from the Corporate Secretary of Esprit Ltd., the administrator of Esprit, at Suite 900, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1 (facsimile: (403) 213-3735), or by accessing those documents through the internet on SEDAR at www.sedar.com.
For the purposes of the Province of Québec, this Information Circular contains information to be completed by consulting Esprit’s permanent information record. A copy of Esprit’s permanent information record may be obtained from the Secretary of Esprit at the above-noted address and facsimile number.
Please refer to “Information Regarding Esprit Energy Trust — Documents Incorporated by Reference” for a list of documents of Esprit, which have been filed with the securities commissions or other similar authorities in Canada and are specifically incorporated by reference into and form an integral part of this Information Circular. Please refer to “Information Regarding Pengrowth Energy Trust — Documents Incorporated by Reference” for a list of documents of Pengrowth, which have been filed with the securities commissions or other similar authorities in Canada and are specifically incorporated by reference into and form an integral part of this Information Circular.
Currency Exchange Rates
Except as otherwise indicated, all dollar amounts set forth in this Information Circular are in Canadian dollars. The following table sets forth (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated, (ii) the average of exchange rates in effect on the first day of each month during such periods, and (iii) the high and low exchange rates during each such periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

		Year ended December 31,
	6 months ended
	June 30, 2006	2005	2004	2003

Rate at end of period	$0.8969	$0.8579	$0.8310	$0.7738
Average rate during period	$0.8786	$0.8241	$0.7719	$0.7205
High	$0.9099	$0.8690	$0.8493	$0.7738
Low	$0.8528	$0.7872	$0.7158	$0.6350
On August 22, 2006, the noon buying rate for $1.00 Canadian was $0.8965 United States.

GLOSSARY OF TERMS
The following is a glossary of certain terms used in this Information Circular, including the summary hereof and the appendices hereto; however, unless the context otherwise requires, terms and abbreviations used in the appendices to this Information Circular, to the extent that they are defined in an appendix, will have the respective meanings set forth therein.
“Acquisition Proposal” means any bid, proposal or offer (whether or not subject to conditions) to acquire, directly or indirectly, beneficial ownership or control or direction over 20% or more of the outstanding Esprit Units whether by way of a take-over bid, tender offer, exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, reverse take-over, sale of material assets, issuance or sale of securities (other than pursuant to the exercise or conversion of currently outstanding Esprit PUIP Rights, Esprit Debentures or Esprit Exchangeable Shares), re-capitalization, redemption, liquidation, dissolution, winding-up or similar transaction or other business combination involving Esprit or any of its Subsidiaries (whether in a single or multi-step transaction or a series of related transactions) or any proposal, offer or agreement to acquire 20% or more of the assets of Esprit or its Subsidiaries (taken as a whole), other than the Merger and the other transactions contemplated by this Agreement;
“Alberta Act” means the Securities Act (Alberta), as amended;
“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as they may be amended from time to time on or prior to the Closing Date;
“Assumed Liabilities” means all of the liabilities and obligations of Esprit, whether or not reflected on the books of Esprit, contingent or otherwise, including all of its obligations under the Esprit Material Agreements;
“Assumption and Indemnity Agreement” means the agreement between Esprit and Pengrowth to be entered into at the Time of Closing providing for the indemnification by Pengrowth of Esprit’s and its Subsidiaries’ respective trustees, directors, officers, employees and agents and the Esprit Unitholders from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any Person because of the failure of Pengrowth to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities;
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in the Province of Alberta;
“CIBC World Markets” means CIBC World Markets Inc., financial advisor to Esprit and Esprit Ltd.;
“Closing” means closing of the Merger;
“Closing Date” means October 2, 2006, provided that, in the event any of the conditions of closing contained in the Combination Agreement in favour of Esprit or Pengrowth have not been fulfilled or waived by such date, the Closing Date will be November 2, 2006, and provided further that, in the event any of the conditions of closing in the Combination Agreement in favour of Esprit or Pengrowth has not been fulfilled or waived by such date, the Closing Date will be December 4, 2006;
“Combination Agreement” means the combination agreement dated July 23, 2006, as amended as of August 22, 2006, including any subsequent amendments thereto, among Esprit, Esprit Ltd., Pengrowth and Pengrowth Corporation, a copy of which is attached to this Information Circular as Appendix “F”;
“Commissioner” means the Commissioner of Competition appointed pursuant to the provisions of the Competition Act;
“Competition Act” means the Competition Act (Canada), as amended;
“Confidentiality Agreement” means the confidentiality agreement dated June 8, 2006 between Esprit, Esprit Ltd., Pengrowth, Pengrowth Corporation and Pengrowth Manager;
“Court” means the Court of Queen’s Bench of Alberta;
“CRA” means the Canada Revenue Agency;
“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Merger;
“Dissent Right” means the right of a registered Esprit Unitholder to dissent to the Merger Resolution and to be paid the fair value of the Esprit Units in respect of which the holder dissents, all in accordance with the terms of the Esprit Trust Indenture;

“Dissenting Unitholder” means an Esprit Unitholder who has exercised the Dissent Right in accordance with the terms of the Esprit Trust Indenture;
“Eligible Institution” means a Canadian schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (members of these programs are usually members of a recognized stock exchange in Canada, members of the National Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States);
“Esprit” means Esprit Energy Trust, an oil and gas royalty trust existing under the Laws of the Province of Alberta pursuant to the Esprit Trust Indenture;
“Esprit Administration Agreement” means the amended and restated administration agreement dated June 30, 2005 between Esprit and Esprit Ltd.;
“Esprit AGM Circular” means the management information circular and proxy statement of Esprit dated March 15, 2006 relating to the annual meeting of Esprit Unitholders held on May 11, 2006;
“Esprit AIF” means the revised annual information form of Esprit for the year ended December 31, 2005 dated June 15, 2006 and incorporated by reference into the Information Circular;
“Esprit Assets” means all the property, assets and undertakings of Esprit of whatsoever nature or kind, present and future, and wheresoever located, including the shares, units, royalties, notes or other interests in the capital of or granted by Esprit’s Subsidiaries and any rights to purchase assets, properties or undertakings of third parties under agreements to purchase that have not yet closed, if any, and whether or not reflected on the books of Esprit (other than the one Pengrowth Esprit Unit);
“Esprit Board” means either (i) the Esprit Trustees; or (ii) the board of directors of Esprit Ltd. as it may be constituted from time to time, as applicable, or both;
“Esprit Credit Facility” means the $330 million credit facilities of Esprit with a syndicate of four Canadian Chartered banks secured by the Esprit Demand Debenture;
“Esprit Debenture Indenture” means the trust indenture dated as of July 28, 2005 by and between Esprit, Esprit Ltd. and Computershare Trust Company of Canada;
“Esprit Debentures” means $100 million aggregate principal amount of 6.5% convertible extendible unsecured subordinated debentures of Esprit issued on July 28, 2005 pursuant to the Esprit Debenture Indenture;
“Esprit Demand Debenture” means the $500 million demand debenture granting a first floating charge on all petroleum and natural gas assets of Esprit as security for the Esprit Credit Facility;
“Esprit Exchangeable Shares” means the exchangeable shares in the capital of Esprit Ltd.;
“Esprit ExchangeCo” means Esprit ExchangeCo Ltd., a corporation incorporated under the Laws of Canada;
“Esprit Governance Voting Agreement” means the governance voting agreement dated October 1, 2004 among Esprit, Esprit Ltd. and the Esprit Trustee;
“Esprit Ltd.” means Esprit Exploration Ltd., a corporation existing under the laws of Canada;
“Esprit Material Agreements” means, collectively, the Esprit Note Indenture, the Esprit Trust Indenture, the Esprit Debenture Indenture, the Esprit NPI Agreement, the Esprit Governance Voting Agreement, the Esprit PUIP, the Esprit Administration Agreement, the Esprit Credit Facility and the Esprit Demand Debenture;
“Esprit Note Indenture” means the note indenture between Esprit Ltd. and Computershare Trust Company of Canada dated October 1, 2004, as amended;
“Esprit Notes” means the unsecured, subordinated promissory notes issued by Esprit Ltd. to Esprit pursuant to the Esprit Note Indenture;
“Esprit NPI” means the net profit interest granted pursuant to the Esprit NPI Agreement, as amended;
“Esprit NPI Agreement” means the net profit interest agreement dated October 1, 2004 between Esprit and Esprit Ltd.;
“Esprit Parties” means Esprit and Esprit Ltd. and “Esprit Party” means any one of them unless the context otherwise requires;

“Esprit Post-Arrangement Entitlements” means the rights to receive Esprit Units issued to former holders of common shares in the capital of Esprit Ltd. who did not provide a declaration of residency in respect of the plan of arrangement, effective October 1, 2004, involving, among others, Esprit and Esprit Ltd.;
“Esprit PUIP” means the performance unit incentive plan of Esprit dated October 1, 2004, as amended;
“Esprit PUIP Rights” means the rights to receive Esprit Units pursuant to performance units granted under the Esprit PUIP;
“Esprit Report” means the independent engineering evaluation of Esprit’s crude oil, natural gas liquids and natural gas reserves and future net production reserves dated February 23, 2006, with a preparation date of February 9, 2006 and effective as of December 31, 2005;
“Exchangeable Share Voting Rights” means the rights, held by the holders of Esprit Exchangeable Shares, to direct the Voting and Exchange Trustee with respect to the voting of the votes attached to the Special Voting Unit;
“Esprit Trustees” means, collectively, the members of the board of directors of Esprit Ltd. who serve collectively as the trustees under the Esprit Trust Indenture and “Esprit Trustee” means any one of them;
“Esprit Trust Indenture” means the amended and restated trust indenture dated June 30, 2005, as amended by a supplemental indenture on August 22, 2006, and as such indenture may be amended by supplemental indentures or restated from time to time;
“Esprit Trust Indenture Amendments” means the amendments to the Esprit Trust Indenture to (i) grant Dissent Rights, and (ii) permit the redemption of the Esprit Units by the distribution of Pengrowth Units as contemplated by the Merger;
“Esprit Trust Indenture Amendments Resolution” means the special resolution to be approved by the Esprit Unitholders with respect to the Esprit Trust Indenture Amendments in the form attached to this Information Circular as Appendix “A”;
“Esprit Unit” means a trust unit in the capital of Esprit;
“Esprit Unitholders” means, at the relevant time, the holders of Esprit Units;
“Exchange Ratio” means the ratio of 0.53 of one Pengrowth Unit for each Esprit Unit;
“Fairness Opinion” means the opinion of CIBC World Markets dated July 23, 2006, that the consideration to be received by Esprit Unitholders in connection with the Merger and the Special Distribution is fair, from a financial point of view, to the Esprit Unitholders, a copy of which is attached to this Information Circular as Appendix “C”;
“fully-diluted” in respect of Esprit, means the number of Esprit Units issued and outstanding assuming the issuance of Esprit Units in satisfaction of the Esprit Post-Arrangement Entitlements and the redemption of the Esprit Exchangeable Shares but not the conversion of any Esprit Debentures and, in respect of Pengrowth, means the number of Pengrowth Units issued and outstanding following the Closing;
“GAAP” means generally accepted accounting principles as set out in the Handbook of the Canadian Institute of Chartered Accountants, at any particular time;
“GLJ” means GLJ Petroleum Consultants Ltd., independent petroleum consultants carrying on business in Calgary, Alberta;
“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (b) self-regulatory organization or authority or stock exchange including the TSX and the NYSE, (c) subdivision, agent, commission, board or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Information Circular” means this information circular and proxy statement dated August 22, 2006, together with all appendices hereto and all information incorporated by reference herein, distributed by Esprit to Esprit Unitholders in connection with the Special Meeting;
“Investment Canada Act” means the Investment Canada Act (Canada), as amended;
“Kingsdale” or “Information Agent” means Kingsdale Shareholder Services Inc.;

“Laws” means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;
“Letter of Transmittal” means the letter of transmittal sent with this Information Circular to Esprit Unitholders pursuant to which Esprit Unitholders and the holders of Exchangeable Shares are required to deliver certificates representing Esprit Units and Exchangeable Shares in order to receive the consideration payable to them pursuant to the Merger;
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Party, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition or prospects of such Party and its Subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada or elsewhere, (ii) conditions affecting the oil and gas exploration, exploitation, development and production industry as a whole or the energy income trust sector, and not specifically relating to any Party and/or its Subsidiaries (including changes in tax Laws); or (iii) any decline in crude oil or natural gas prices on a current or forward basis;
“Merger” means the transaction which will provide for, inter alia, the transfer of all of the Esprit Assets to Pengrowth and the assumption of the Assumed Liabilities by Pengrowth in consideration of the issuance of the Pengrowth Payment Units to Esprit and the distribution of such Pengrowth Payment Units by Esprit to the Esprit Unitholders in connection with the redemption of their Esprit Units as of the Time of Closing upon, and as consideration for, the acquisition and cancellation of all of the Esprit Units (other than the Pengrowth Esprit Unit), all as contemplated in section 132.2 of the Tax Act;
“Merger Resolution” means the special resolution to be approved by the Esprit Unitholders with respect to the Merger in the form attached to this Information Circular as Appendix “B”;
“NI 51-101” means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities;
“Non-Completing Party” means the Party who fails to complete the Merger as contemplated in the Combination Agreement and as described under “Details of the Merger — The Combination Agreement — Termination Fees”;
“Non-Resident” means (i) a Person who is not a resident of Canada for the purposes of the Tax Act; or (ii) a partnership that is not a Canadian partnership for the purposes of the Tax Act;
“Notice of Special Meeting” means, the notice of special meeting of Esprit Unitholders, which accompanies this Information Circular;
“NYSE” means the New York Stock Exchange;
“Other Party” means, with respect to the Esprit Parties, the Pengrowth Parties and, with respect to the Pengrowth Parties, the Esprit Parties, as applicable;
“Outside Date” means December 5, 2006;
“Parties” means, collectively, the parties to the Combination Agreement, and “Party” means any one of them, or where implied by the context, means the Esprit Parties or the Pengrowth Parties, as the case may be;
“Pengrowth” means Pengrowth Energy Trust, an oil and gas royalty trust existing under the laws of the Province of Alberta pursuant to the Pengrowth Trust Indenture;
“Pengrowth AIF” means the annual information form of Pengrowth for the year ended December 31, 2005 dated March 29, 2006;
“Pengrowth Board” means the board of directors of Pengrowth Corporation as it may be constituted from time to time;
“Pengrowth Class A Units” means the class A trust units of Pengrowth, created, issued and certified pursuant to the Pengrowth Trust Indenture, including those Pengrowth Class A Units which were converted to Pengrowth Units pursuant to the Pengrowth Unit Consolidation as well as those which remain issued and outstanding subsequent to the Pengrowth Unit Consolidation;
“Pengrowth Class A Unitholders” means, at the relevant time, the holders of Pengrowth Class A Units;
“Pengrowth Class B Units” means the class B trust units of Pengrowth, created, issued and certified pursuant to the Pengrowth Trust Indenture, which were renamed as “Trust Units” pursuant to the Pengrowth Unit Consolidation;
“Pengrowth Corporation” means Pengrowth Corporation, a corporation existing under the laws of the Province of Alberta;
“Pengrowth Credit Facility” means the $370 million revolving unsecured credit facility of Pengrowth with a syndicate of eight financial institutions;
“Pengrowth Esprit Unit” means the single Esprit Unit issued to Pengrowth immediately prior to the Time of Closing;
“Pengrowth Exchangeable Shares” means the shares in the capital of Pengrowth Corporation, which may be issued from time to time, and include the right to be exchanged by the holder thereof into one or more classes of Pengrowth Units;
“Pengrowth Management Agreement” means the amended and restated management agreement between Pengrowth, Pengrowth Corporation, the Pengrowth Manager and the Pengrowth Trustee dated June 17, 2003, as amended;
“Pengrowth Manager” means Pengrowth Management Limited, a corporation existing under the laws of the Province of Alberta;
“Pengrowth Notes” means the unsecured, subordinated promissory notes issued by Pengrowth Corporation to Pengrowth;
“Pengrowth Parties” means Pengrowth and Pengrowth Corporation and “Pengrowth Party” means any of them unless the context otherwise requires;
“Pengrowth Payment Units” means the Pengrowth Units issued to Esprit in consideration of the sale and transfer of the Esprit Assets and the assumption of the Assumed Liabilities by Pengrowth;
“Pengrowth Prior Trust Units” means the trust units of Pengrowth remaining in the form in existence prior to the reclassification of Pengrowth’s unit structure on July 27, 2004 into a dual class of trust units, which were converted to Pengrowth Units pursuant to the Pengrowth Unit Consolidation;
“Pengrowth Pro Forma Statements” means the unaudited pro forma combined financial statements of Pengrowth as at June 30, 2006 after giving effect to the Merger, a copy of which is attached to this Information Circular in Appendix “D”;
“Pengrowth Registration Statement” means the registration statement on Form F-10 with respect to the securities offered hereby, which includes the Information Circular;
“Pengrowth Report” means the independent engineering evaluation of Pengrowth’s crude oil, natural gas liquids and natural gas reserves and future net production revenues dated February 17, 2006 and effective as of December 31, 2005;
“Pengrowth Royalty” means the royalty granted by Pengrowth Corporation to Pengrowth pursuant to the Pengrowth Royalty Indenture;
“Pengrowth Royalty Indenture” means the terms of the amended and restated royalty indenture dated July 27, 2006 between Pengrowth Corporation and the Pengrowth Trustee, as amended;
“Pengrowth Trustee” means Computershare Trust Company of Canada, in its capacity as the trustee under the Pengrowth Trust Indenture;
“Pengrowth Trust Indenture” means Pengrowth’s amended and restated trust indenture dated June 27, 2006 between Pengrowth Corporation and the Pengrowth Trustee;
“Pengrowth Unit” means a trust unit in the capital of Pengrowth as constituted following the Pengrowth Unit Consolidation but does not include the Pengrowth Class A Units;

“Pengrowth Unit Consolidation” means the completed consolidation of Pengrowth’s then outstanding Pengrowth Class A Units, Pengrowth Class B Units and Pengrowth Prior Trust Units into a single class of trust units, referred to herein as the Pengrowth Units by renaming of the Pengrowth Class B Units as “Trust Units” (being Pengrowth Units), and the exchange of all Pengrowth Class A Units for Pengrowth Units (excluding those Pengrowth Class A Units for which an election and declaration of Canadian residency was provided by the holder and accepted by Pengrowth) and converting the Pengrowth Prior Trust Units into Pengrowth Units, all effective on July 27, 2006 as approved by the Pengrowth Unitholders at their annual and special meeting held on June 23, 2006;
“Pengrowth Unitholders” means, at the relevant time, the holders of Pengrowth Units;
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status and includes the Parties;
“Record Date” means the record date set for the Special Meeting, being 5:00 p.m. (Calgary time) on August 21, 2006;
“Reporting Provinces” means all the provinces of Canada;
“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without objection being made) of any Governmental Entities as are necessary for the consummation of the Merger including:

(a)	the Commissioner or any Person authorized to exercise the powers and perform the duties of the Commissioner will have issued an advance ruling certificate under section 102 of the Competition Act to the effect that she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act in respect of the Merger, or advised the Parties in writing that the Commissioner has determined not to file an application for an order under Part VIII of the Competition Act and any terms and conditions attached to such advice will be acceptable to the Parties;

(b)	the Minister under the Investment Canada Act is satisfied or deemed to be satisfied that the consummation of the Merger is likely to be of net benefit to Canada;

(c)	the Pengrowth Registration Statement will have been properly filed with the SEC under the U.S. Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceeding for that purpose will have been initiated by the SEC; and

(d)	the Pengrowth Units issuable pursuant to the Merger will have been conditionally approved for listing on the TSX and the NYSE, subject to the filing of required documentation;
“Required Third Party Approvals” means all third party approvals necessary for the consummation of the Merger and the other transactions contemplated by this Information Circular, other than those approvals which if not obtained would not have, or reasonably be expected to have, a Material Adverse Effect with respect to either Esprit or Pengrowth, as the case may be;
“Resident” means a Person who is not a Non-Resident;
“SEC” means the United States Securities and Exchange Commission;
“Securities Authorities” means the securities commissions or similar securities regulatory authorities in each of the Reporting Provinces;
“SEDAR” means the System for Electronic Document Analysis and Retrieval;
“Special Distribution” means a one-time special cash distribution of up to $0.30 per Esprit Unit which the Esprit Board intends to declare, and if declared by the Esprit Board, such distribution will be payable to Esprit Unitholders on or before the Closing Date;
“Special Meeting” means the special meeting of Esprit Unitholders to be held on September 26, 2006, and any adjournment thereof, to consider, among other things, the Special Resolutions;
“Special Resolutions” means the Esprit Trust Indenture Amendments Resolution and the Merger Resolution;
“Special Voting Unit” means the special voting unit in the capital of Esprit held by the Voting and Exchange Trustee;

“Subsidiary” means, with respect to any Person, a subsidiary (as that term is defined in the Alberta Act (for such purposes, if such Person is not a corporation, as if such Person were a corporation)) of such Person and includes any limited partnership, joint venture, trust, limited liability company, unlimited liability company or other entity, whether or not having legal status, that would constitute a subsidiary (as described above) if such entity were a corporation;
“Support Agreements” means the agreements entered into between Pengrowth and each member of the Esprit Board and the officers of Esprit Ltd., pursuant to which such directors and officers have agreed to vote the Esprit Units held by them in favour of the Esprit Trust Indenture Amendments Resolution and the Merger Resolution;
“Tax Act” means the Income Tax Act (Canada) and the Income Tax Regulations all as amended from time to time;
“Termination Fee” means the reciprocal termination fee of $35 million payable upon the occurrence of specified events, as described in this Information Circular under “Details of the Merger — The Combination Agreement — Termination Fees”;
“Time of Closing” means 10:00 a.m. (Calgary time) on the Closing Date or such other time as the Parties may agree;
“Transfer Agent” means Computershare Trust Company of Canada;
“TSX” means the Toronto Stock Exchange;
“United States Unitholders” or “United States Unitholder” means any Esprit Unitholder who is, at the Time of Closing a U.S. Person or resident in the United States;
“United States” or “U.S.” means the United States, as defined in Rule 902(1) under Regulation S under the U.S. Securities Act;
“U.S. Code” means the United States Internal Revenue Code of 1986, as amended;
“U.S. Person” has the meaning ascribed thereto in Rule 902 of Regulation S under the U.S. Securities Act;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended;
“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time;
“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement dated September 30, 2004 among Esprit, Esprit Ltd., Esprit ExchangeCo and Computershare Trust Company of Canada; and
“Voting and Exchange Trustee” means Computershare Trust Company of Canada, in its capacity as trustee under the Voting and Exchange Trust Agreement.
CONVENTIONS
Certain terms used herein are defined in the “Glossary of Terms”. Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, will have the same meanings herein as ascribed to them in NI 51-101. Unless otherwise indicated, references herein to “$” or “dollars” are to Canadian dollars. All financial information herein has been presented in Canadian dollars in accordance with Canadian GAAP.

ABBREVIATIONS AND EQUIVALENCIES
The following are abbreviations and definitions of terms used in this Information Circular. All calculations converting natural gas to crude oil equivalent have been made using a ratio of six mcf of natural gas to one barrel of crude oil equivalent. References to boe may be misleading, particularly if used in isolation. A boe conversion ratio of six mcf of natural gas to one barrel of crude oil equivalent is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Crude Oil and Natural Gas Liquids

Natural Gas

bbl	One barrel equalling 34.972 Imperial gallons or 42 U.S. gallons	NGL or NGLs	Natural gas liquids, consisting of any one or more of propane, butane and condensate
bbl/d	Barrels per day	W.I.	Working interest
bbl/sd	Barrels per stream day	bcf/d	Billion cubic feet per day
boe	Barrels of oil equivalent	bcf	Billion cubic feet
boe/d	Barrels of oil equivalent per day	mcf	Thousand cubic feet
Mboe	Thousand barrels of oil equivalent	Mcf/d	Thousand cubic feet per day
MMboe	Million barrels of oil equivalent	MMcf	Million cubic feet
Mbbl	Thousand barrels	MMcf/d	Million cubic feet per day
MMbbls	Million barrels	MMBTU	Million British Thermal Units
		gj/d	Gigajoules per day
CONVERSIONS
The following table sets forth certain standard conversions between Standard Imperial Units and the International System of Units (or metric units).

To Convert From	To	Multiply By

Mcf	cubic metres	28.174
cubic metres	cubic feet	35.494
Bbls	cubic metres	0.159
cubic metres	Bbls	6.290
feet	metres	0.305
metres	feet	3.281
miles	kilometres	1.609
kilometres	miles	0.621
acres	hectares	0.405
hectares	acres	2.471

SUMMARY
This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Information Circular, including the appendices hereto and the documents incorporated by reference herein. Capitalized terms used have the respective meanings ascribed to them in the “Glossary of Terms”.
The Special Meeting
The Special Meeting will be held in the Belaire Room of The Westin Hotel, 320 – 4th Avenue S.W., Calgary, Alberta, Canada on Tuesday, September 26, 2006 at 10:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Special Meeting. The business of the Special Meeting will be to consider and vote upon the Esprit Trust Indenture Amendments and the Merger (including certain ancillary matters related to the Merger) and to transact such further and other business as may properly be brought before the Special Meeting or any adjournment thereof.
Recommendations of the Esprit Board
The Esprit Board believes the Merger is in the best interests of Esprit and Esprit Unitholders and unanimously recommends that Esprit Unitholders vote FOR the Special Resolutions.
Pengrowth Energy Trust
Pengrowth is an oil and gas royalty trust that was created under the laws of the Province of Alberta on December 2, 1988 and which is governed by the Pengrowth Trust Indenture. The purpose of Pengrowth is to purchase and hold royalty units issued by Pengrowth Corporation, its majority-owned subsidiary, and to issue Pengrowth Units to members of the public. Pengrowth engages in limited exploration for oil and natural gas. Pengrowth’s primary focus is on making accretive acquisitions, adding reserves production through development drilling and maximizing the value of Pengrowth’s mature property base by reducing operational costs, implementing new development technologies, such as tertiary recovery operations, and implementing other operational efficiencies.
The Pengrowth Manager serves as the manager of Pengrowth and Pengrowth Corporation pursuant to the terms of the Pengrowth Management Agreement. The Pengrowth Manager currently provides advisory, management and administrative services to Pengrowth and to Pengrowth Corporation. In particular, the Pengrowth Manager also manages and provides services relating to the acquisition and disposition of oil and natural gas properties and other related assets on behalf of Pengrowth Corporation.
Esprit Energy Trust
Esprit is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to the Esprit Trust Indenture. Esprit has two material subsidiaries, Esprit Ltd. and Esprit ExchangeCo.
The principal undertaking of Esprit is to indirectly acquire and hold, through Esprit Ltd., interests in petroleum and natural gas properties and assets related thereto. Esprit’s primary assets are the Esprit Notes, the common shares of Esprit Ltd. and the Esprit NPI.
Additional information in respect of Esprit is set forth under the heading “Information Regarding Esprit Energy Trust”.
Background to and Reasons for the Merger
In the summer and fall of 2005, and into the spring of 2006 Esprit was approached by a number of energy trust sector participants interested in a possible trust consolidation transaction. Esprit entered into confidentiality agreements and exchanged information with four of these parties. In order to assist the Esprit Board in assessing the alternatives available to it, Esprit retained CIBC World Markets as its financial advisor.
Pengrowth first contacted the management of Esprit in respect of a possible business combination of Esprit and Pengrowth on May 18, 2006 and on June 8, 2006, Esprit and Pengrowth entered into the Confidentiality Agreement.
Up to the week of July 17, 2006, Esprit continued to provide certain confidential information to Pengrowth and certain other parties with which it had entered into confidentiality agreements. Esprit also received certain confidential information from Pengrowth and these parties.

On July 10, 2006, through CIBC World Markets, Esprit received proposals from three of the energy trust sector participants, including Pengrowth, who had expressed an interest in a consolidation transaction with Esprit. The Esprit Board received and considered the advice of CIBC World Markets with respect to the future prospects of Esprit and of the potential merged entity under each of the three proposals in light of the interests of Esprit Unitholders. The Esprit Board had reservations regarding certain aspects of each proposal and communicated such concerns to each of the three parties, including Pengrowth.
On July 17, 2006, CIBC World Markets received revised proposals from each of the three parties and delivered them to Esprit. The Esprit Board and CIBC World Markets met on July 18, 2006 to review the revised proposals. Upon such review and after consideration of the other alternatives available to Esprit, including continuing as a stand-alone trust, the Esprit Board determined that the Pengrowth proposal represented significant immediate value for Esprit Unitholders and was superior to the other two proposals. As a result, the Esprit Board determined it was attractive to provide Esprit Unitholders with the opportunity to receive such value and Pengrowth and Esprit entered into negotiations to see if a binding agreement could be reached pursuant to which the two trusts would be combined.
During the period from July 19, 2006 to July 23, 2006, discussions and negotiations between representatives of Esprit and Pengrowth occurred. As a result of this process, the terms and conditions of the Merger and the Combination Agreement were agreed upon by the parties, subject to approval of their respective boards of directors. As part of these negotiations, it was agreed that Esprit would provide a dissent right to its unitholders in connection with the proposed transaction and that the exchange ratio initially proposed by Pengrowth was increased to reflect the change in relative market values between the Esprit Units and the Pengrowth Units as a result of trading activity during that period.
The boards of directors of Esprit and Pengrowth both met independently during the morning of July 23, 2006 and both unanimously approved the Merger and the Combination Agreement.
The Esprit Board also unanimously determined that the Merger was in the best interests of Esprit and Esprit Unitholders and resolved to unanimously recommend to Esprit Unitholders that they vote in favour of the Merger.
The Combination Agreement was finalized and each of Pengrowth and Esprit executed it in the early evening on July 23, 2006. The transaction was publicly announced in a joint press release prior to the opening of the markets on July 24, 2006.
In arriving at its conclusion to recommend the Merger to Esprit Unitholders, the Esprit Board considered a number of financial, operational and other factors, including the current financial metrics of the proposed transaction and the long-term prospects for growth of both Esprit on a stand-alone basis, and the prospects for the combined operations of Pengrowth and Esprit. In addition, the value of a more balanced portfolio between oil and natural gas production represented by the combined asset base of Esprit and Pengrowth will position the combined entity to deal with market fluctuations in those commodities and the opportunity to pursue value enhancement utilizing a lower cost of capital, increased size and enhanced competitiveness.
In addition to the foregoing, Esprit and Pengrowth entered into the Combination Agreement because the Merger will have a number of specific advantages to unitholders of Esprit or Pengrowth or both, as applicable, including the following:

•	the total consideration payable to Esprit Unitholders pursuant to the Merger and the Special Distribution represents a 26% premium on Esprit Units, based on the closing prices as at July 21, 2006 for each of the Esprit Units and the Pengrowth Class A Units;

•	a larger and low-decline, diverse, high quality asset base with greater diversification, reduced portfolio risk and balanced production mix than Esprit had previously on a stand-alone basis;

•	significant potential upside for unitholders based on the growth and development opportunities arising from the combined trust’s asset base, which will consist of approximately 660,000 net acres of undeveloped land, Pengrowth’s enhanced oil recovery programs, coal bed methane initiatives, oil sands assets and conventional development;

•	a strong balance sheet, giving the combined trust the flexibility to continue to compete for quality acquisition opportunities that will maintain a sustainable model going forward;

•	a strong operating team through the combination of personnel at Pengrowth and Esprit;

•	a combined equity market capitalization of approximately $5.2 billion and an enterprise value of approximately $6.0 billion, ranking it as one of the largest royalty trusts in the Canadian oil and gas industry;

•	an increased reserve life index for Esprit Unitholders of approximately 10.6 years on a proved plus probable basis; and

•	the transaction is expected to be accretive to unitholders of Pengrowth and is anticipated to add future value to the unitholders of both Esprit and Pengrowth as a result of the enhanced competitive position of the combined trust.
The foregoing is a summary of the background and reasons for the Merger, see “Background to and Reasons for the Merger”.
Post Merger Structure
The following diagram illustrates the organizational structure of Pengrowth immediately following the completion of the Merger.

Notes:

(1)	These properties were acquired on May 31, 2004 in an acquisition from Murphy Oil, which had interests in oil and natural gas assets in Alberta and Saskatchewan.

(2)	These properties were acquired on April 29, 2005 in the acquisition of Crispin.

(3)	Assuming completion of the Merger (with no Dissent Right exercised) former Esprit Unitholders will hold approximately 18% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units on a fully-diluted basis.

(4)	All operations and management of Pengrowth will be conducted through Pengrowth Corporation and the Pengrowth Manager. Pengrowth holds all of the shares, directly or indirectly, of Pengrowth Corporation and the Pengrowth Manager.
Effect of the Merger
     General
Pursuant to the Merger, Pengrowth will acquire all of the Esprit Assets in exchange for Pengrowth (i) assuming the Assumed Liabilities and (ii) issuing the Pengrowth Payment Units. The Merger will result in the merger of Pengrowth and Esprit, with the Esprit Unitholders (excluding Dissenting Unitholders) receiving 0.53 of one Pengrowth Unit for each issued and outstanding Esprit Unit. The Merger is structured to be a tax-deferred event in Canada such that the

Esprit Units redeemed in exchange for Pengrowth Units will not generally result in a taxable event to Esprit Unitholders for Canadian tax purposes. See “Certain Canadian Federal Income Tax Considerations Regarding the Merger”. The Esprit Units redeemed in exchange for Pengrowth Units pursuant to the Merger will be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations Regarding the Merger”.
Upon completion of the Merger and assuming all Esprit Unitholders (excluding Dissenting Unitholders) receive Pengrowth Units for their Esprit Units and that all outstanding Esprit Exchangeable Shares are redeemed prior to the Closing Date and all Esprit Units issued therefor are exchanged for Pengrowth Units there will be approximately 196,479,305 Pengrowth Units issued and outstanding on a fully-diluted basis, subject to changes due to rounding to the nearest whole number of fractional Pengrowth Units. Accordingly, immediately following the Merger current Pengrowth Unitholders will hold approximately 160,817,998 Pengrowth Units and 222,095 Pengrowth Class A Units, representing approximately 82% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units on a fully-diluted basis, and former holders of Esprit Units and Esprit Exchangeable Shares will hold approximately 34,713,324 Pengrowth Units and no Pengrowth Class A Units, representing approximately 18% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units on a fully-diluted basis.
See “Effect of the Merger — General”.
     Special Distribution
The Esprit Board is permitted to declare and pay the Special Distribution of up to $0.30 per Esprit Unit to Esprit Unitholders. The Esprit Board has indicated that it intends to declare the Special Distribution on September 23, 2006 to Esprit Unitholders of record as of September 28, 2006. The Special Distribution, if declared, will be paid on September 28, 2006. The Special Distribution, if and when declared together with the distributions payable on Pengrowth Units, assuming no change to Pengrowth’s distribution policy, effectively maintains the equivalent of Esprit’s pre-merger monthly cash distributions for approximately 17 months following the Merger.
     Effect on Esprit PUIP Rights
Pursuant to the terms of the Esprit PUIP, the vesting of all entitlements to Esprit PUIP Rights accelerate on a “change of control” of Esprit.
Pursuant to the Combination Agreement, Esprit agreed to settle all outstanding Esprit PUIP Rights under the Esprit PUIP by paying the cash equivalent value of the Esprit Units that would be otherwise issued to participants in accordance with the Esprit PUIP, which, as of the date hereof, is expected to be approximately $26 million in the aggregate. Such payment will be made, on a pro rata basis, to holders of Esprit PUIP Rights immediately preceding or concurrently with the Closing.
     Effect on Esprit Exchangeable Shares
On August 11, 2006, Esprit issued a redemption notice to holders of Esprit Exchangeable Shares advising the holders that the Esprit Exchangeable Shares will be redeemed on September 27, 2006 in accordance with their terms. As of August 11, 2006, approximately 387,759 Esprit Exchangeable Shares were issued and outstanding. In accordance with the terms of the Esprit Exchangeable Shares, the number of Esprit Units issued to holders of Esprit Exchangeable Shares will be adjusted effective September 15, 2006 for the August, 2006 distribution to be paid to Esprit Unitholders on September 15, 2006. As of September 27, 2006, approximately 507,190 Esprit Units will be issued to the former holders of Esprit Exchangeable Shares pursuant to the redemption. Those Esprit Units will be redeemed in exchange for Pengrowth Units pursuant to the terms of the Merger at the Closing Time.
The current holders of Esprit Exchangeable Shares will become holders of record of Esprit Units on the record date for the payment of the Special Distribution, if declared and paid, and Esprit’s September distribution and will receive a cash payment with respect to these distributions, rather than an adjustment to the exchange ratio for the Esprit Exchangeable Shares.
Holders of Esprit Exchangeable Shares on the Record Date will be entitled to direct the Voting and Exchange Trustee with respect to the voting of the Special Voting Unit.
See “Effect of the Merger — Effect on Esprit Exchangeable Shares” and “Information Circular — Notice to Holders of Esprit Exchangeable Shares”.

     Effect on Esprit Post-Arrangement Entitlements
On August 15, 2006, Esprit directed the Transfer Agent to issue 26,037 Esprit Units in order to satisfy Esprit’s obligations to deliver Esprit Units to holders of Esprit Post-Arrangement Entitlements. Such Esprit Units will be held by the Transfer Agent for the benefit of the former holders of Esprit Post-Arrangement Entitlements and will be redeemed for Pengrowth Units in accordance with the terms of the Merger. Former holders of Esprit Post-Arrangement Entitlements who continue to hold such Esprit Units on the Record Date will be entitled to vote such Esprit Units at the Special Meeting.
See “Effect of the Merger — Effect on Esprit Post-Arrangement Entitlements”.
     Effect on Esprit Debentures
As at August 22, 2006, there were approximately $94 million in aggregate principal amount of Esprit Debentures outstanding. Pursuant to the Merger, Pengrowth will assume all of the covenants and obligations of Esprit under the Esprit Debenture Indenture in respect of the outstanding Esprit Debentures and will enter into a supplemental indenture with respect thereto. Following completion of the Merger, the Esprit Debentures will be convertible into Pengrowth Units. Holders of Esprit Debentures who convert their Esprit Debentures prior to the Closing Date will receive the same consideration as Esprit Unitholders pursuant to the Merger based upon the number of Esprit Units issued upon such conversion. In accordance with the terms of the Esprit Debenture Indenture, the conversion price of the Esprit Debentures will be adjusted if the Special Distribution is declared and paid.
Provided the Merger is completed, holders of Esprit Debentures who do not convert their Esprit Debentures into Esprit Units prior to the Closing Date and who subsequently wish to convert their Esprit Debentures will be entitled to receive Pengrowth Units instead of Esprit Units, on the basis of 0.53 of a Pengrowth Unit in lieu of each Esprit Unit which such holders were previously entitled to receive on conversion.
Pursuant to the “change of control” provisions of the Esprit Debenture Indenture, Pengrowth will, within 30 days of the Closing Date, make an offer to purchase all of the outstanding Esprit Debentures at a price equal to 101% of the principal amount of the Esprit Debentures plus any accrued but unpaid interest thereon. Pursuant to the terms of the Esprit Debenture Indenture this offer will be open for a minimum of 35 days. Holders of the Esprit Debentures will not be obligated to accept this offer.
See “Effect of the Merger — Effect on Esprit Debentures”.
     Effect on Distributions
Distributions paid to Esprit Unitholders for the month of August 2006 will not be affected by the Merger and will be paid in the usual manner. While the record date of the distribution for the month of September 2006 has been accelerated, that payment date will be consistent with past practice. Esprit Unitholders of record on September 27, 2006 will receive their regular monthly cash distribution of $0.15 per Esprit Unit from Esprit on or about October 15, 2006. Assuming the Closing occurs and the Merger becomes effective on October 2, 2006, holders of Pengrowth Units of record on November 1, 2006, (being 10 business days prior to the 15th day of that month as stipulated in the Pengrowth Trust Indenture), including former Esprit Unitholders, will receive a cash distribution from Pengrowth for the month of October on or about November 15, 2006 and will thereafter receive monthly distributions from Pengrowth in a similar manner in the future. Former Esprit Unitholders who become Pengrowth Unitholders as a result of the Merger will be entitled to receive distributions from Pengrowth following the Closing Date without any further action required on their part.
See “Effect of the Merger — Effect on Distributions”.
     Effect on Esprit Units held by Pengrowth
As at August 22, 2006, Pengrowth owned 1,489,000 Esprit Units. In connection with the Merger, all Esprit Units owned by Pengrowth (other than the Pengrowth Esprit Unit) will be redeemed and exchanged for Pengrowth Units pursuant to the Merger. The Esprit Units will then be cancelled by Pengrowth.
Exchange of Esprit Certificates
After the Closing Date, certificates formerly representing Esprit Units will only represent the right to receive Pengrowth Units which a former Esprit Unitholder is, except as set forth below, entitled to receive pursuant to the Merger.
A Letter of Transmittal containing instructions with respect to the surrender and deposit of certificates representing Esprit Units and Esprit Exchangeable Shares has been forwarded with this Information Circular to registered Esprit

Unitholders and holders of Esprit Exchangeable Shares for use in exchanging their certificates. Upon surrender of properly completed Letters of Transmittal together with certificates representing Esprit Units or Esprit Exchangeable Shares, as applicable, to the Depositary, certificates for the appropriate number of Pengrowth Units will be issued, subject to any withholdings as required by Law.
Esprit securityholders whose Esprit Units or Esprit Exchangeable Shares are registered in the name of a broker, custodian, nominee or other intermediary must contact their nominee for assistance in depositing their Esprit Units or Esprit Exchangeable Shares. Most Esprit Unitholders will have to proceed in this manner.
No fractional Pengrowth Units will be issued to former Esprit Unitholders pursuant to the Merger. In the event that the Exchange Ratio would otherwise result in an Esprit Unitholder being entitled to a fractional Pengrowth Unit, an adjustment will be made to the nearest whole number of Pengrowth Units (with fractions equal to exactly 0.5 or greater being rounded up) and a certificate representing the resulting whole number of Pengrowth Units will be issued. In calculating such fractional interests, all Esprit Units held by a registered holder of Esprit Units immediately prior to the Closing Date will be aggregated.
Any certificate representing Esprit Units or Esprit Exchangeable Shares that is not validly deposited with the Depositary within six years of the Closing Date will cease to represent a claim or interest of any kind or nature in Pengrowth, and the Pengrowth Units to which the holder of such certificate would have otherwise been entitled will be deemed to have been surrendered to Pengrowth, together with all entitlements to distributions and interest thereon held for such holder.
See “Effect of the Merger — Exchange of Esprit Certificates”.
The Merger
The Combination Agreement provides for the implementation, subject to the satisfaction of certain conditions of the Merger. See “Details of the Merger — The Combination Agreement”.
As at the close of business on the last Business Day before the day on which the Merger is completed, the Esprit Units held by Dissenting Unitholders will be deemed to have been transferred to Esprit (free of any claims) and such Dissenting Unitholders will cease to have any rights as Esprit Unitholders other than the right to be paid the fair value of their Esprit Units in accordance with the Dissent Right attached as Appendix “E” to this Information Circular and such Esprit Units will be cancelled at the Time of Closing.
On the Closing Date, each of the events set out below will occur:

1.	Pengrowth will subscribe for the Pengrowth Esprit Unit in consideration for the issuance of one Pengrowth Unit to Esprit;

2.	the Esprit Trust Indenture will be amended to the extent necessary to facilitate the Merger;

3.	Esprit will sell, transfer, convey, assign and deliver to Pengrowth, and Pengrowth will purchase and accept from Esprit, all the Esprit Assets, as the same will exist at the Time of Closing;

4.	Pengrowth will assume and become liable to pay, satisfy, discharge, observe, perform and fulfill the Assumed Liabilities in accordance with their terms;

5.	Pengrowth will indemnify and save Esprit’s and its Subsidiaries’ trustees, directors, officers, employees and agents harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other Person because of the failure of Pengrowth to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities;

6.	Pengrowth will issue the Pengrowth Payment Units to Esprit; and

7.	the Esprit Units (other than the Pengrowth Esprit Unit) will be redeemed in exchange for the Pengrowth Payment Units which will be distributed to the Esprit Unitholders, on a pro rata basis of their holdings of Esprit Units, in accordance with the Exchange Ratio.
The Combination Agreement also provides that upon the occurrence or non-occurrence of certain events which result in the Merger not being completed, the Party to the Combination Agreement responsible for or subject to such events will be required to pay a break fee in the amount of $35 million to the other Party. See “Details of the Merger — The Combination Agreement — Termination Fees”.

Support Agreements
Each of the directors (who are also the Esprit Trustees) and officers of Esprit Ltd. have entered into a Support Agreement with Pengrowth pursuant to which they have agreed, among other things, to vote all of the Esprit Units held by them, directly or indirectly, or over which they have control or direction at the date of the Special Meeting, in favour of the Merger, the Esprit Trust Indenture Amendments, and all matters related thereto.
Procedure for the Merger Becoming Effective
The following procedural steps must occur in order for the Merger to become effective:

(a)	the Special Resolutions must be approved by at least 66 2/3% of the votes cast by Esprit Unitholders and the holders of the Exchangeable Share Voting Rights present in person or by proxy at the Special Meeting;

(b)	all conditions precedent to the Merger, as set forth in the Combination Agreement, must be satisfied or waived by the appropriate Party; and

(c)	all agreements and other documents which are required in order to implement the Merger must be executed by the appropriate parties at the Time of Closing.
The Esprit Trust Indenture Amendments
At the Special Meeting, Esprit Unitholders and the holder of the Special Voting Unit will be asked to consider and, if deemed advisable, approve the Esprit Trust Indenture Amendments Resolution. The Esprit Board recommends that Esprit Unitholders and the holder of the Special Voting Unit approve the Esprit Trust Indenture Amendments Resolution.
The Esprit Trust Indenture Amendments Resolution must be approved by at least 66 2/3% of the votes cast by Esprit Unitholders and the holders of the Exchangeable Share Voting Rights present in person or represented by proxy at the Special Meeting.
     Dissent Right
In evaluating the proposed Merger, the Esprit Board acknowledged that the Esprit Trust Indenture did not provide for dissent rights which are akin to rights provided for in similar transactions involving a merger of trusts. After discussions with Esprit’s legal counsel, the Esprit Board determined that it was appropriate and in the best interests of Esprit and Esprit Unitholders to grant comparable dissent rights as provided to unitholders of other trusts which have undergone similar mergers. As such, on August 22, 2006, the Esprit Trustees amended the Esprit Trust Indenture to provide Esprit Unitholders with the Dissent Right.
     Redemption Provisions
In order to give effect to the Merger, the Esprit Trust Indenture must be amended to permit the redemption of the Esprit Units (other than the Pengrowth Esprit Unit) in exchange for Pengrowth Units immediately following the receipt of the Pengrowth Payment Units by Esprit pursuant to the Merger.
See “The Esprit Trust Indenture Amendments”.
Fairness Opinion
In determining whether to recommend the Merger to Esprit Unitholders, the Esprit Board sought, and CIBC World Markets provided it with, the Fairness Opinion which concluded that the consideration to be received by Esprit Unitholders pursuant to the Merger and Special Distribution is fair, from a financial point of view, to the Esprit Unitholders. A copy of the Fairness Opinion is attached as Appendix “C” to this Information Circular. See “Fairness Opinion”.
Certain Canadian Federal Income Tax Considerations
Esprit Unitholders will generally not realize capital gains or losses under the Tax Act as a result of the Merger. Esprit Unitholders will generally be considered to have disposed of their Esprit Units for proceeds of disposition equal to the cost amount thereof and to have acquired Pengrowth Units for the same cost amount. See “Certain Canadian Federal Income Tax Considerations Regarding the Merger”.

Certain United States Federal Income Tax Considerations
The exchange of Esprit Units for Pengrowth Units pursuant to the Merger will be a taxable exchange for United States federal income tax purposes. There is a risk that Esprit could be classified as a passive foreign investment company for the current taxable year, in which case a U.S. Holder, as defined herein, would be subject to certain generally adverse U.S. federal income tax rules. U.S. Holders are urged to review the discussion below under “Certain United States Federal Income Tax Considerations Regarding the Merger”.
Other Tax Considerations
The Information Circular does not address any tax considerations of the Merger other than certain Canadian and United States federal income tax considerations. Esprit Unitholders who are resident in jurisdictions other than Canada or the United States should consult their tax advisors with respect to the tax implications of the Merger, including any associated filing requirements, in such jurisdictions and with respect to the tax implications in such jurisdictions of owning Pengrowth Units after the Merger. Esprit Unitholders should also consult their own tax advisors regarding provincial, state or territorial tax considerations of the Merger or of holding Pengrowth Units after the Merger.
Right to Dissent
Esprit Unitholders have the right to dissent with respect to the Merger Resolution by providing a written objection to the Merger Resolution to Esprit, c/o its counsel, Osler, Hoskin & Harcourt LLP, Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta T2P 5H1, Attention: Robert A. Lehodey, Q.C., by 5:00 p.m. on September 25, 2006, being the Business Day immediately preceding the date of the Special Meeting, or the Business Day immediately preceding the date of any adjournment of the Special Meeting.
In the event the Merger becomes effective, each Esprit Unitholder who properly dissents and becomes a Dissenting Unitholder will be entitled to be paid the fair value of the Esprit Units in respect of which such holder dissents in accordance with the Dissent Right. An Esprit Unitholder who votes for the Merger shall not be entitled to dissent.
The contractual terms and conditions covering the right to dissent are technical and complex. Failure to strictly comply with such requirements of the Dissent Right, may result in the loss of any right to dissent. Persons who are beneficial owners of Esprit Units registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holder is entitled to dissent. Accordingly, a beneficial owner of Esprit Units desiring to exercise the Dissent Right must make arrangements for such beneficially owned Esprit Units to be registered in such holder’s name prior to the time the written objection to the Merger Resolution is required to be received by Esprit, or alternatively, make arrangements for the registered holder of such Esprit Units to dissent on such holder’s behalf. Pursuant to the Esprit Trust Indenture Amendments, an Esprit Unitholder is only entitled to dissent to all of the Esprit Units held by such Dissenting Unitholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Unitholder. See “Right to Dissent” and Appendix “E”.
It is a condition to the completion of the Merger that Esprit shall not have received notice from the holders of more than 5% of the issued and outstanding Esprit Units of their intention to exercise the Dissent Right.
Selected Pro Forma Financial Information
The following is a summary of selected pro forma financial information. The Pengrowth Pro Forma Statements reflecting the combined trust are set forth in Appendix “D” to this Information Circular. The information provided is not necessarily indicative either of results of operations that would have occurred in the year ended December 31, 2005 and six months ended June 30, 2006 had the proposed Merger and certain other adjustments been effected on June 30, 2006, or of the results of operations expected in the remainder of 2006 and future years. In preparing the Pengrowth Pro Forma Statements, no adjustments have been made to reflect the operating synergies and the resulting cost savings expected to result from combining the operations of Pengrowth and Esprit.

Selected Pro Forma Financial Information

	As at and for the six months ended June 30, 2006

					Pro Forma
					After Giving
					Effect to the
	Pengrowth	Esprit	Adjustments		Merger(1)

	($ thousands)	($ thousands)	($ thousands)		($ thousands)
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenues	575,428	165,931	—		741,359
Cash flow from operations	309,925	80,550	—		390,475
Net income	176,451	38,004	(45,994	)(3)	168,461
Total assets	2,425,541	920,641	669,123	(4)	4,015,305
Working capital (deficiency)	(97,150)	(13,900)	(60,305	)(5)	(171,355)
Long term debt	488,310	141,830	—		630,140
Net Debt(2)	585,460	155,730	60,305		801,495
Unitholders’ equity	1,430,850	499,584	398,228	(6)	2,328,662

Notes:

(1)	The selected proforma financial information includes $40.2 million of estimated transaction costs.

(2)	Excludes Esprit Debentures currently outstanding in the amount of $94,057,000.

(3)	The decrease to net income is primarily a result of an increase to depletion, depreciation and amortization expense as a result of the increased fair value Pengrowth recorded on Esprit’s property, plant and equipment.

(4)	Total assets increased as a result of Pengrowth recording the Esprit assets and liabilities at their estimated fair values as opposed to the historical carrying values recorded in the Esprit financial statements. This resulted primarily in an increase in property, plant and equipment.

(5)	The increase in the working capital deficiency and the net debt is a result of the estimated transaction costs and the anticipated special distribution.

(6)	The increase in unitholders’ equity results primarily from recording the Pengrowth Units issued to Esprit Unitholders under the terms of the Merger at fair value, which exceeds the carrying value of Esprit’s trust unitholder’s capital. In addition, Esprit’s deficit and contributed surplus is eliminated.
Stock Exchange Listings
The currently outstanding Esprit Units are listed and posted for trading on the TSX and the Pengrowth Units are listed and posted for trading on the TSX and the NYSE. On July 21, 2006, the last trading day prior to the date of the announcement of the Merger, the closing price of the Esprit Units on the TSX was $11.38 per Esprit Unit.
On July 21, 2006 the closing price of the Pengrowth Class A Units was $26.45 per Pengrowth Class A Unit on the TSX and U.S.$23.22 per Pengrowth Class A Unit on the NYSE and the closing price of the Pengrowth Class B Units was $26.36 on the TSX.
On August 22, 2006, the closing price of the Pengrowth Units on the TSX was $25.90 per Pengrowth Unit and on the NYSE was U.S.$23.22 per Pengrowth Unit. On August 22, 2006, the closing price of the Esprit Units was $13.80 per Esprit Unit. Following the Closing Date of the Merger, the Esprit Units will be delisted from the TSX and an application will be made for Esprit to cease being a reporting issuer in the Reporting Provinces. See “Stock Exchange Listings”, “Information Regarding Esprit Energy Trust — Esprit Unit Price Range and Trading Volumes” and “Information Regarding Pengrowth Energy Trust — Pengrowth Unit Price Range and Trading Volumes”.
It is a condition to the completion of the Merger that the TSX and NYSE will have conditionally approved the listing of the Pengrowth Units to be issued pursuant to the Merger and the TSX has approved the substitutional listing of the Esprit Debentures which will be assumed by Pengrowth under the Merger. As of the date of this Information Circular, the TSX has conditionally approved the listing of the Pengrowth Units and the substitutional listing of the Esprit Debentures and the NYSE has conditionally approved the listing of the Pengrowth Units, subject to Pengrowth fulfilling the requirements of such exchanges.
Other Approvals
In addition to the approval of Esprit Unitholders, it is a condition precedent to the implementation of the Merger that all requisite approvals be obtained, which include Required Regulatory Approvals and Required Third Party Approvals.
See “The Merger — Other Regulatory Matters”.

Timing
The Merger will become effective at the Time of Closing. If the Special Resolutions are approved at the Special Meeting and all other conditions specified in the Combination Agreement are satisfied or waived, Pengrowth and Esprit expect the Closing Date will be on or about October 2, 2006.
See “Timing”.
Interests of Certain Persons in the Merger
Members of the Esprit Board and officers of Esprit Ltd., who collectively own, directly or indirectly, or exercise control or direction over, an aggregate of 187,460 Esprit Units and 63,248 Esprit Exchangeable Shares, representing approximately 0.37% of the Esprit Units outstanding on a fully-diluted basis on August 22, 2006, have indicated their intention to vote their Esprit Units and Esprit Exchangeable Shares in favour of the Special Resolutions approving the Merger and the Esprit Trust Indenture Amendments and have entered into Support Agreements with Pengrowth agreeing to vote their Esprit Units in favour of the Special Resolutions.
See “Interests of Certain Persons in the Merger”.
Risk Factors
The following is a list of certain risk factors relating to the activities of Pengrowth and Esprit and the ownership of Pengrowth Units and Esprit Units which prospective investors should carefully consider before making an investment decision relating to Pengrowth Units:

•	Pengrowth and Esprit may fail to realize the anticipated benefits of the Merger;

•	regulatory, unitholder and other approvals for the Merger may not be obtained;

•	income tax laws may be changed in a manner that adversely affects Pengrowth, Esprit, the Pengrowth Unitholders or the Esprit Unitholders;

•	actual production and ultimate reserves could be greater or less than the production forecasts and recoverable reserve estimates contained in the Esprit Report or the Pengrowth Report;

•	crude oil and natural gas prices and related quality and transportation differentials may vary;

•	foreign exchange rates and interest rates vary;

•	operational hazards and other uncertainties exist;

•	exploitation, development and production risks exist;

•	access to services, materials and equipment may vary;

•	requirements relating to debt service may change;

•	cash distributions may vary;

•	future reserves and production depend on success in exploiting the current reserves bases and acquiring or discovering additional reserves;

•	to the extent they are not funded by cash flow, future acquisitions, exploitation and development plans for Pengrowth depend on the availability of debt or equity financing;

•	future issuances of Pengrowth Units may cause dilution;

•	environmental risks exist;

•	unitholders must rely on the Pengrowth Board and the Pengrowth Manager to make decisions in the best interests of Pengrowth (although as a matter of corporate governance, the Pengrowth Manager defers to the Pengrowth Board on all material matters);

•	future capital expenditures may adversely impact profitability;

•	industry competition exists;

•	Pengrowth Units may cease to be listed on the TSX and/or the NYSE;

•	potential conflicts of interest may occur for directors and officers of Pengrowth;

•	the structure of Pengrowth may change in an adverse manner due to regulatory or other considerations;

•	Pengrowth could cease to qualify as a mutual fund trust;

•	taxable income payable to Pengrowth Unitholders may exceed the cash distributed to such holders; and

•	Esprit could be treated as a passive foreign investment company for United States federal income tax purposes for the current taxable year.
The risk factors listed above are contained elsewhere or incorporated by reference in this Information Circular. See “Pro Forma Information Relating to Pengrowth After Giving Effect to the Merger — Risk Factors”, “Pro Forma Information Relating to Pengrowth After Giving Effect to the Merger — Risks Inherent to the Merger and the Combined Trust”, “Information Regarding Pengrowth Energy Trust — Risk Factors” and “Information Regarding Esprit Energy Trust — Risk Factors”. See also the risk factors in the Esprit AIF which sections are hereby incorporated, mutatis mutandis. Esprit Unitholders should carefully consider all such risk factors.

BACKGROUND TO AND REASONS FOR THE MERGER
Background to the Merger
In the summer and fall of 2005, Esprit was approached by a number of energy trust sector participants interested in a possible trust consolidation transaction. As consolidation activity in the energy trust sector increased throughout the spring of 2006, two of those parties and three other energy trust sector participants independently approached the management of Esprit in connection with a possible trust consolidation transaction. Esprit entered into confidentiality agreements and exchanged information with four of these parties.
In order to assist the Esprit Board in assessing the alternatives available to it, Esprit retained CIBC World Markets as its financial advisor on May 16, 2006. In addition to assessing alternatives, CIBC World Markets was to provide financial advice in respect of any proposals that Esprit might receive and to assist in coordinating communications with the parties which expressed an interest in consolidation discussions.
On May 18, 2006, after reviewing the public disclosure respecting Esprit, Pengrowth first contacted the management of Esprit in respect of a possible business combination of Esprit and Pengrowth.
On June 8, 2006, Esprit and Pengrowth entered into the Confidentiality Agreement pursuant to which Esprit and Pengrowth exchanged certain information regarding their respective business and assets, on a confidential basis. Pengrowth had previously acquired 1,489,000 Esprit Units in the market, its last purchase being on May 3, 2006.
Up to the week of July 17, 2006, Esprit continued to provide certain confidential information to Pengrowth and certain other parties with which it had entered into confidentiality agreements. Esprit also received certain confidential information from Pengrowth and these parties.
On July 10, 2006, through CIBC World Markets, Esprit received proposals from three of the energy trust sector participants, including Pengrowth, who had expressed an interest in a consolidation transaction with Esprit. The Esprit Board, with the assistance of CIBC World Markets, reviewed each proposal to assess and compare them as to relative value for holders of Esprit Units in the light of other alternatives available to Esprit. In that regard, the Esprit Board received and considered the advice of CIBC World Markets with respect to the future prospects of the potential merged entity under each of the three proposals. Although each proposal was generally favourable, the Esprit Board had reservations regarding certain aspects of each proposal and subsequently directed Esprit’s management team and CIBC World Markets to communicate such concerns to each of the three parties, including Pengrowth.
On July 17, 2006, CIBC World Markets received revised proposals from each of the three parties and delivered them to Esprit. The Esprit Board and CIBC World Markets met on July 18, 2006 to review the revised proposals. Upon such review, and after consideration of the other alternatives available to Esprit, including continuing as a stand alone trust, the Esprit Board determined that the Pengrowth proposal represented significant immediate value for Esprit Unitholders and was superior to the other two proposals. As a result, the Esprit Board determined it was attractive to provide Esprit Unitholders with the opportunity to receive such value and Pengrowth and Esprit entered into negotiations to see if a binding agreement could be reached pursuant to which the two trusts would be combined.
During the period from July 19, 2006 to July 23, 2006, discussions and negotiations between representatives of Esprit and Pengrowth occurred. As a result of this process, the terms and conditions of the Merger and the Combination Agreement were agreed upon by the parties, subject to approval of their respective boards of directors. As part of these negotiations, it was agreed that Esprit would provide a dissent right to its unitholders in connection with the proposed transaction and that the exchange ratio initially proposed by Pengrowth was increased to reflect the change in relative market values between the Esprit Units and the Pengrowth Units as a result of trading activity during that period.
The boards of directors of Esprit and Pengrowth both met independently during the morning of July 23, 2006.
The Pengrowth Board of Directors met at 9:00 a.m. and, immediately prior to commencement of the Esprit Board meeting at 10:00 a.m., advised that it had unanimously approved the Merger and the Combination Agreement.
At the Esprit Board meeting at 10:00 a.m. on July 23, 2006, CIBC World Markets provided financial advice regarding the proposed Merger, including its view as to the fairness, from a financial point of view, of the consideration to be received by the Esprit Unitholders under the Pengrowth proposal. Osler, Hoskin & Harcourt LLP provided advice to the Esprit Board on the structure of the transaction and the terms and conditions of the Combination Agreement. Management and Esprit’s legal and financial advisors also reported to the Esprit Board on the due diligence review of Pengrowth that had been conducted. The Esprit Board reviewed the terms of the Combination Agreement and fully considered its duties and responsibilities to Esprit Unitholders. The Esprit Board unanimously determined that the

Merger was in the best interests of Esprit and Esprit Unitholders and resolved to unanimously recommend to Esprit Unitholders that they vote in favour of the Merger and approved the Combination Agreement.
In accordance with the terms of the Combination Agreement, the Esprit Board also approved the settlement of all outstanding Esprit PUIP Rights for a cash payment, the redemption of the Esprit Exchangeable Shares and the issuance of Esprit Units in order to satisfy Esprit’s obligations to holders of the Esprit Post-Arrangement Entitlements.
The Combination Agreement was finalized and each of Pengrowth and Esprit executed it in the early evening on July 23, 2006. The transaction was publicly announced in a joint press release prior to the opening of the markets on July 24, 2006. Support Agreements were then executed and delivered by each member of the Esprit Board and each officer of Esprit pursuant to which they agreed to vote all Esprit Units held by them, directly or indirectly or over which they exercised control or direction, in favour of the Merger.
On August 11, 2006, Esprit provided a redemption notice to holders of Esprit Exchangeable Shares indicating that all Esprit Exchangeable Shares would be redeemed in accordance with their terms on September 27, 2006.
On August 15, 2006, Esprit issued Esprit Units to holders of the Esprit Post-Arrangement Entitlements to satisfy its obligations thereunder and on August 17, 2006 mailed a notice to holders of Esprit Post-Arrangement Entitlements advising them accordingly.
On August 22, 2006, the Esprit Board met and (i) amended the Esprit Trust Indenture to provide for the Dissent Right; and (ii) approved the contents of and the mailing of the Information Circular.
On August 22, 2006, the Combination Agreement was amended to change the Closing Date from September 28, 2006 to October 2, 2006.
Reasons and Advantages of the Merger
In arriving at its conclusion to recommend the Merger to Esprit Unitholders, the Esprit Board considered a number of financial, operational and other factors including the financial metrics of the proposed transaction, the long-term prospects for growth of Esprit on a stand-alone basis, and the prospects for the combined operations of Pengrowth and Esprit. The Esprit Board also expects that the Merger will be accretive to Pengrowth Unitholders on a per unit basis in terms of cash flow, production and reserves. If the combination is approved and the Special Distribution declared and paid, Esprit Unitholders will have also benefited from a substantial premium in the Esprit Unit price in excess of 26% when calculated using the closing prices for Esprit Units and Pengrowth Class A Units on July 21, 2006. In addition, Esprit Unitholders will benefit from a more balanced portfolio between oil and gas production thereby potentially reducing the variability of cash flow arising from commodity price fluctuations. As well, the combination of Esprit and Pengrowth is expected to have a lower cost of capital and enhanced competitiveness in the oil and gas business from its increased size than Esprit would have had on a stand-alone basis.
The Merger is expected to provide a premium to the market value of Esprit Units to Esprit Unitholders and long-term value to all unitholders of the combined trust. Pengrowth and Esprit employ a similar organizational philosophy including a focus on technical exploitation of large resource pools. Both organizations utilize similar operating and administration systems. The Merger will bring together strong technical, field operations and administrative teams and is expected to lead to a single stronger organization.
In addition to the foregoing, Esprit and Pengrowth entered into the Combination Agreement because the Merger will have a number of specific advantages to unitholders of Esprit or Pengrowth or both, as applicable, including the following:

•	the total consideration payable to Esprit Unitholders pursuant to the Merger and the Special Distribution represents a 26% premium on Esprit Units, based on the closing prices as at July 21, 2006 for each of the Esprit Units and Pengrowth Class A Units;

•	a larger and low-decline, diverse, high quality asset base with greater diversification, reduced portfolio risk and balanced production mix than Esprit had previously on a stand-alone basis;

•	significant potential upside for unitholders based on the growth and development opportunities arising from the combined trust’s asset base, which will consist of approximately 660,000 net acres of undeveloped land, Pengrowth’s enhanced oil recovery programs, coal bed methane initiatives, oil sands assets and conventional development;

•	a strong balance sheet, giving the combined trust the flexibility to continue to compete for quality acquisition opportunities that will maintain a sustainable model going forward;

•	a strong operating team through the combination of personnel at Pengrowth and Esprit;

•	a combined equity market capitalization of approximately $5.2 billion and an enterprise value of approximately $6.0 billion, ranking it as one of the largest royalty trusts in the Canadian oil and gas industry;

•	an increased reserve life index for Esprit Unitholders of approximately 10.6 years on a proved plus probable basis; and

•	the transaction is expected to be accretive to unitholders of Pengrowth and is anticipated to add future value to the unitholders of both Esprit and Pengrowth as a result of the enhanced competitive position of the combined trust.
Recommendations of the Esprit Board
The Esprit Board has unanimously determined that the Merger is in the best interests of Esprit and Esprit Unitholders and has unanimously determined that the Merger is fair, from a financial point of view, to Esprit and Esprit Unitholders and unanimously recommends that Esprit Unitholders vote in favour of the Special Resolutions.
The Esprit Board believes the Merger is in the best interests of Esprit and Esprit Unitholders and unanimously recommends that Esprit Unitholders vote FOR the Special Resolutions.
The directors and officers of Esprit Ltd. and their associates and affiliates, as a group, beneficially own directly or indirectly, or exercise control over, an aggregate of approximately 187,460 Esprit Units and 63,248 Exchangeable Shares, representing approximately 0.37% of the outstanding Esprit Units on a fully-diluted basis on August 22, 2006. See “Interests of Certain Persons in the Merger”. Each of the members of the Esprit Board and each of the officers of Esprit Ltd. entered into Support Agreements and have agreed to vote their Esprit Units in favour of the Special Resolutions. See “Support Agreements”.
The Special Resolutions require the approval of holders of at least 66 2/3% of the Esprit Units represented at the Special Meeting in person or by proxy which are voted in respect of the Special Resolutions.
It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote such proxy in favour of the Special Resolutions set forth in the attached Appendices “A” and “B” to this Information Circular.
EFFECT OF THE MERGER
General
Pursuant to the Merger, Pengrowth will acquire all of the Esprit Assets in exchange for Pengrowth (i) assuming the Assumed Liabilities and (ii) issuing the Pengrowth Payment Units. The Merger will result in the merger of Pengrowth and Esprit, with Esprit Unitholders (excluding Dissenting Unitholders) receiving 0.53 of a Pengrowth Unit for each Esprit Unit held. The Merger is structured to be a tax-deferred event in Canada such that the Esprit Units redeemed in exchange for Pengrowth Units will generally not result in a taxable event to Esprit Unitholders for Canadian tax purposes. The Esprit Units redeemed in exchange for Pengrowth Units pursuant to the Merger will be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations”.
As of August 22, 2006, 161,040,093 Pengrowth Units were outstanding. On August 22, 2006, there were 66,504,675 Esprit Units and one Special Voting Unit issued and outstanding. In addition, approximately 502,757 Esprit Units are issuable pursuant to the redemption of the Esprit Exchangeable Shares (assuming an exchange ratio of 1.29841 applied to the 387,209 outstanding Esprit Exchangeable Shares).
Upon completion of the Merger and assuming all Esprit Unitholders (excluding Dissenting Unitholders) receive Pengrowth Units for their Esprit Units and that all outstanding Esprit Exchangeable Shares are redeemed prior to the Closing Date and all Esprit Units issued therefor are exchanged for Pengrowth Units there will be approximately 196,479,305 Pengrowth Units issued and outstanding on a fully-diluted basis, subject to changes due to rounding to the nearest whole number of fractional Pengrowth Units. Accordingly, immediately following the Merger current Pengrowth Unitholders will hold approximately 160,817,998 Pengrowth Units and 222,095 Pengrowth Class A Units,

representing approximately 82% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units, and former holders of Esprit Units and Esprit Exchangeable Shares will hold approximately 34,713,324 Pengrowth Units and no Pengrowth Class A Units, representing approximately 18% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units on a fully-diluted basis.
Special Distribution
The Esprit Board is permitted to declare and pay the Special Distribution of up to $0.30 per Esprit Unit to Esprit Unitholders. The Esprit Board has indicated that it intends to declare the Special Distribution on September 23, 2006 to Esprit Unitholders of record as of September 28, 2006. The Special Distribution, if declared, will be paid on September 28, 2006. The Special Distribution, which is intended to be declared and paid, together with the distributions payable on the Pengrowth Units, assuming no change to Pengrowth’s distribution policy, effectively maintains the equivalent of Esprit’s pre-merger monthly cash distributions for approximately 17 months following the Merger.
Effect on Esprit PUIP Rights
Pursuant to the terms of the Esprit PUIP, the vesting of all entitlements to Esprit PUIP Rights accelerate on a “change of control” of Esprit.
Pursuant to the Combination Agreement, Esprit agreed to settle all outstanding Esprit PUIP Rights under the Esprit PUIP by paying the cash equivalent value of the Esprit Units that would be otherwise issued to participants in accordance with the Esprit PUIP, which, as of the date hereof, is expected to be approximately $26 million in the aggregate which is to be calculated and paid as provided below.
The Parties have agreed that the maximum cash payout will be equal to the cash value of 1.9 million Esprit Units. The actual cash payment will be equal to the closing price of Esprit Units on the TSX on the Business Day immediately prior to the Closing Date multiplied by the number of Esprit Units issuable pursuant to the Esprit PUIP as of the Business Day immediately prior to the Closing Date, being: (i) the performance factors as of July 21, 2006 (determined by the Esprit Board on July 23, 2006 in accordance with the Esprit PUIP Plan) applied to all Esprit PUIP Rights granted; plus (ii) the number of Esprit Units issuable to holders of Esprit PUIP Rights with respect to distributions paid since the date of the grant (determined based on the closing price of the Esprit Units on the TSX on the Business Day immediately prior to the Closing Date). Such payment will be made, on a pro rata basis, to holders of Esprit PUIP Rights immediately preceding or concurrently with the Closing.
Effect on Esprit Exchangeable Shares
On August 11, 2006, Esprit issued a redemption notice to holders of Esprit Exchangeable Shares that the Esprit Exchangeable Shares will be redeemed on September 27, 2006 in accordance with their terms. As of August 11, 2006, approximately 387,759 Esprit Exchangeable Shares were issued and outstanding. In accordance with the terms of the Esprit Exchangeable Shares, the number of Esprit Units issued to holders of Esprit Exchangeable Shares will be adjusted effective September 15, 2006 for the August 2006 distribution to be paid to holders of Esprit Units on September 15, 2006. As of September 27, 2006, approximately 507,190 Esprit Units will be issued to former holder of Esprit Exchangeable Shares pursuant to the redemption. Esprit Units will be issued to the former holders of Esprit Exchangeable Shares pursuant to such redemption. Those Esprit Units will be redeemed for Pengrowth Units pursuant to the terms of the Merger.
Holders of Esprit Exchangeable Shares on the Record Date will be entitled to direct the Voting and Exchange Trustee with respect to the voting of the Special Voting Unit.
The current holders of Esprit Exchangeable Shares will become holders of record of Esprit Units on the record date for the payment of the Special Distribution, if declared and paid, and Esprit’s September distribution and will receive a cash payment with respect to these distributions, rather than an adjustment to the exchange ratio.
Effect on Esprit Post-Arrangement Entitlements
On August 15, 2006, Esprit directed the Transfer Agent to issue 26,037 Esprit Units in order to satisfy Esprit’s obligations to deliver Esprit Units to holders of Esprit Post-Arrangement Entitlements. Such Esprit Units (i) will be held by the Transfer Agent for the benefit of the former holders of Esprit Post-Arrangement Entitlements; (ii) will be redeemed for Pengrowth Units in accordance with the terms of the Merger; and (iii) will receive distributions from their date of issuance. Former holders of Esprit Post-Arrangement Entitlements who continue to hold such Esprit Units on the Record Date will be entitled to vote such Esprit Units at the Special Meeting.
Effect on Esprit Debentures
As at August 22, 2006, there were approximately $94 million in aggregate principal amount of Esprit Debentures outstanding. The Esprit Debentures are convertible into Esprit Units at the option of the holder at any time prior to the close of business on the earlier of the maturity date of the Esprit Debentures and the Business Day immediately preceding the date specified by Esprit for redemption. Pursuant to the Merger, Pengrowth will assume all of the covenants and obligations of Esprit under the Esprit Debenture Indenture in respect of the outstanding Esprit Debentures and will enter into a supplemental indenture with respect thereto. Holders of Esprit Debentures who convert their Esprit Debentures prior to the Closing Date will receive the same consideration as Esprit Unitholders based upon the number of Esprit Units issued upon such conversion.
The Esprit Debentures are currently convertible for approximately 72.20217 Esprit Units, subject to adjustment as described below, per $1,000 principal amount of Esprit Debentures converted, based on a conversion price of $13.85 per Esprit Unit. Excluding any adjustment to the conversion price (as discussed below) for the Special Distribution, if it is declared and paid, after completion of the Merger the Esprit Debentures will be convertible for approximately 38.26715 Pengrowth Units for each $1,000 principal amount of Esprit Debentures converted based on a conversion price of $26.13 per Pengrowth Unit.
The Esprit Debenture Indenture provides that the conversion price for the Esprit Debentures will be adjusted upon any distribution to Esprit Unitholders of assets (excluding dividends or distributions paid in the ordinary course), such that the conversion price (after adjustment) will equal the price determined by multiplying the conversion price as of the record date of any such distribution by a fraction of which the numerator will be the total number of Esprit Units outstanding on the record date of any such distribution multiplied by the “current market price” (being the weighted average trading price for Esprit Units for 20 consecutive trading days ending on the fifth trading day preceding the date of determination on the TSX) per Esprit Unit on such date less the fair market value (as determined by the Esprit Board which, in the case of the Special Distribution, will be the cash amount of the Special Distribution) of the distributed assets, and of which the denominator will be the total number of Esprit Units outstanding on such date multiplied by the current market price per Esprit Trust Unit.
Provided the Merger is completed, holders of Esprit Debentures who do not convert their Esprit Debentures into Esprit Units prior to the Closing Date and who subsequently wish to convert their Esprit Debentures will be entitled to receive Pengrowth Units instead of Esprit Units, on the basis of 0.53 of a Pengrowth Unit in lieu of each Esprit Unit which such holders were previously entitled to receive on conversion.
In addition, pursuant to the “change of control” provisions of the Esprit Debenture Indenture, Pengrowth will, within 30 days of the Closing Date, make an offer to purchase all of the outstanding Esprit Debentures at a price equal to 101% of the principal amount of the Esprit Debentures plus any accrued but unpaid interest thereon. Pursuant to the terms of the Esprit Debenture Indenture this offer will be open for a minimum of 35 days. Holders of the Esprit Debentures will not be obligated to accept this offer.
Effect on Distributions
Distributions paid to Esprit Unitholders for the month of August 2006 will not be affected by the Merger and will be paid in the usual manner. While the record date of the distribution for the month of September 2006 has been accelerated, that payment date will be consistent with past practice. Esprit Unitholders of record on September 27, 2006 will receive their regular monthly cash distribution of $0.15 per Esprit Unit from Esprit on or about October 15, 2006. Assuming Closing occurs and the Merger becomes effective on October 2, 2006, (i) Esprit Unitholders will receive the foregoing distributions from Esprit and will not receive any further distributions from Esprit, and (ii) holders of Pengrowth Units of record on November 1, 2006 (being 10 business days prior to the 15th day of that month as stipulated in Pengrowth’s Trust Indenture), including former Esprit Unitholders, will receive a cash distribution from Pengrowth for the month of October on November 15, 2006, and will thereafter receive monthly distributions from Pengrowth in a similar manner in the future.
If the Merger becomes effective on or after November 2, 2006, then, except as provided below, the Esprit Unitholders will not receive a Pengrowth distribution for the month of October that is payable by Pengrowth on November 15, 2006, and in such event Esprit may declare and pay Esprit Unitholders a monthly distribution for the month of October.

If the Merger becomes effective on December 4, 2006 then Esprit Unitholders will not receive a Pengrowth distribution for the month of November that is payable by Pengrowth on December 15, 2006, and in such event Esprit may declare and pay Esprit Unitholders a monthly distribution for the month of November.
Esprit and Pengrowth have agreed to these provisions because it is their collective intention for Esprit Unitholders to continue to receive Esprit distributions until they become actual Pengrowth Unitholders of record. Former Esprit Unitholders who become Pengrowth Unitholders as a result of the Merger will be entitled to receive distributions from Pengrowth following the Closing Date of the Merger without any further action required on their part commencing on the month following the month in which the Closing occurs and the Merger becomes effective.
Effect on Esprit Units held by Pengrowth
As at August 22, 2006, Pengrowth owned 1,489,000 Esprit Units. In connection with the Merger, all Esprit Units owned by Pengrowth (other than the Pengrowth Esprit Unit) will be redeemed and exchanged for Pengrowth Units pursuant to the Merger. The Esprit Units will then be cancelled by Pengrowth.
Exchange of Esprit Certificates
After the Closing Date, certificates formerly representing Esprit Units and Esprit Exchangeable Shares will only represent the right to receive Pengrowth Units which a former Esprit Unitholder or holder of Esprit Exchangeable Shares is, except as set forth below, entitled to receive pursuant to the Merger.
A Letter of Transmittal containing instructions with respect to the surrender of certificates representing Esprit Units and Esprit Exchangeable Shares has been forwarded with this Information Circular to registered Esprit Unitholders and holders of Esprit Exchangeable Shares for use in exchanging their certificates. Upon surrender and deposit of properly completed Letters of Transmittal together with certificates representing Esprit Units or Esprit Exchangeable Shares as applicable, to the Depositary, certificates for the appropriate number of Pengrowth Units will be issued, subject to any withholdings as required by law.
Esprit Unitholders whose Esprit Units or Esprit Exchanged Shares are registered in the name of a broker, custodian, nominee or other intermediary must contact their nominee for assistance in depositing their Esprit Units. Most Esprit Unitholders will have to proceed in this manner.
The use of the mail to transmit certificates representing Esprit Units and Esprit Exchangeable Shares and the Letter of Transmittal is at each unitholder’s risk. Esprit recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefor be obtained or that registered mail be used.
All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution, unless otherwise provided.
No fractional Pengrowth Units will be issued to former Esprit Unitholders pursuant to the Merger. In the event that the Exchange Ratio would otherwise result in an Esprit Unitholder being entitled to a fractional Pengrowth Unit, an adjustment will be made to the nearest whole number of Pengrowth Units (with fractions equal to exactly 0.5 or greater being rounded up) and a certificate representing the resulting whole number of Pengrowth Units will be issued. In calculating such fractional interests, all Esprit Units held by a registered holder of Esprit Units immediately prior to the Closing Date will be aggregated.
Any certificate representing Esprit Units or Esprit Exchangeable Shares, as applicable, that is not validly deposited with the Depositary within six years of the Closing Date will cease to represent a claim or interest of any kind or nature in Pengrowth, and the Pengrowth Units to which the holder of such certificate would have otherwise been entitled will be deemed to have been surrendered to Pengrowth, together with all entitlements to distributions and interest thereon.

DETAILS OF THE MERGER
General
The Merger will result in the merger of Pengrowth and Esprit, with the Esprit Unitholders (excluding Dissenting Unitholders) receiving 0.53 of one Pengrowth Unit for each Esprit Unit held.
Following completion of the Merger, the combined trust will retain the Pengrowth name, will be supported by a strong combined team of technical and operational personnel from Pengrowth and Esprit and is expected to be one of the largest royalty trusts in the Canadian oil and gas industry with an enterprise value of approximately $6.0 billion.
Following the Merger, the combined trust is expected to have a total production base of approximately 75,000 boe/d comprised of approximately 52% natural gas and 48% oil and natural gas liquids, proved plus probable reserves of approximately 291.1 MMboe and a proved plus probable reserve life index of 10.6 years.
Esprit contributes approximately 18,350 boe/d of current production, 71.7 million boe of proved plus probable oil and natural gas reserves and 233,000 net acres of undeveloped land, including shallow gas and coalbed methane potential to the combined trust at a cost to Pengrowth of approximately $72,450 boe/d and $18.50 per proved plus probable boe. In addition, the combined trust will have approximately 660,000 net acres of undeveloped land and the expertise to develop that acreage for the benefit of all unitholders.
Prior to the implementation of the Merger, Esprit Unitholders will continue to receive regular distributions from Esprit until the completion of the Merger and thereafter, such holders will receive regular monthly distributions from Pengrowth in accordance with its distribution policy. Currently, the monthly distribution paid to Pengrowth Unitholders is $0.25 per Pengrowth Unit.
Merger Steps
As at the close of business on the last Business Day before the day on which the Merger is completed, the Esprit Units held by Dissenting Unitholders will be deemed to have been transferred to Esprit (free of any claims) and such Dissenting Unitholders will cease to have any rights as Esprit Unitholders other than the right to be paid the fair value of their Esprit Units in accordance with the Dissent Right attached as Appendix “E” to this Information Circular and such Esprit Units will be cancelled at the Time of Closing.
On the Closing Date, each of the events set out below will occur:

1.	Pengrowth will subscribe for the Pengrowth Esprit Unit in consideration for the issuance of one Pengrowth Unit to Esprit;

2.	the Esprit Trust Indenture will be amended to the extent necessary to facilitate the Merger;

3.	Esprit will sell, transfer, convey, assign and deliver to Pengrowth, and Pengrowth will purchase and accept from Esprit, all the Esprit Assets, as the same will exist at the Time of Closing;

4.	Pengrowth will assume and become liable to pay, satisfy, discharge, observe, perform and fulfill the Assumed Liabilities in accordance with their terms;

5.	Pengrowth will indemnify and save Esprit’s and its Subsidiaries’ trustees, directors, officers, employees and agents harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other Person because of the failure of Pengrowth to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities;

6.	Pengrowth will issue the Pengrowth Payment Units to Esprit; and

7.	the Esprit Units (other than the Pengrowth Esprit Unit) will be redeemed in exchange for the Pengrowth Payment Units which will be distributed to the Esprit Unitholders, on a pro rata basis of their holdings of Esprit Units, in accordance with the Exchange Ratio.
Treatment of Fractional Pengrowth Units
No fractional Pengrowth Units will be issued to former Esprit Unitholders pursuant to the Merger and no distribution, dividend or other change in the structure of Pengrowth will relate to any such fractional security and such fractional interest will not entitle the owner thereof to exercise any rights as a unitholder of Pengrowth. In the event that the Merger would otherwise result in an Esprit Unitholder being entitled to a fractional Pengrowth Unit, an adjustment will be made to the nearest whole number of Pengrowth Units (with fractions equal to exactly 0.5 or greater being rounded

up) and a certificate representing the resulting whole number of Pengrowth Units will be issued. In calculating such fractional interests, all Esprit Units held by a registered holder of Esprit Units immediately prior to the Time of Closing will be aggregated.
Post-Merger Structure
The following diagram illustrates the organizational structure of Pengrowth immediately following the completion of the Merger.

Notes:

(1)	These properties were acquired on May 31, 2004 in an acquisition from Murphy Oil, which had interests in oil and natural gas assets in Alberta and Saskatchewan.

(2)	These properties were acquired on April 29, 2005 in the acquisition of Crispin.

(3)	Assuming completion of the Merger (with no Dissent Right exercised), former Esprit Unitholders will hold approximately 18% of the issued and outstanding Pengrowth Units and Pengrowth Class A Units on a fully-diluted basis.

(4)	All operations and management of Pengrowth will be conducted through Pengrowth Corporation and the Pengrowth Manager.
The Combination Agreement
On July 23, 2006, Esprit, Esprit Ltd, Pengrowth and Pengrowth Corporation entered into the Combination Agreement whereby they agreed to merge and combine the operations of Esprit and Pengrowth. The Combination Agreement contains customary covenants, representations and warranties of and from each of the Pengrowth Parties and Esprit Parties and various conditions precedent, both mutual and with respect to each Party.
On August 22, 2006, the Combination Agreement was amended to change the Closing Date from September 28, 2006 to October 2, 2006.
The following is a summary of certain provisions of the Combination Agreement and is qualified in its entirety by the full text of the Combination Agreement, which is attached as Appendix “F” to this Information Circular. Esprit Unitholders are urged to read the Combination Agreement in its entirety.

Mutual Conditions of the Merger
The respective obligations of Esprit and Pengrowth to complete the Merger are subject to the fulfillment, or the waiver by each of Esprit and Pengrowth, on or before the Outside Date, of the following conditions, each of which is inserted for the benefit of each of Esprit and Pengrowth and may be waived, in whole or in part, only by the mutual consent of such parties, each acting in its sole discretion:

(a)	the Esprit Unitholders will have approved the Esprit Trust Indenture Amendments Resolution and the Merger Resolution in accordance with applicable Laws and the Esprit Trust Indenture at the Special Meeting;

(b)	the documents by which the Merger is to be effected will be in form and substance satisfactory to the Esprit Parties and the Pengrowth Parties, acting reasonably, including without limitation, documents providing for the Esprit Trust Indenture Amendments to effect the Merger;

(c)	each of Pengrowth and Esprit will have determined, each acting reasonably, that all Required Regulatory Approvals and Required Third Party Approvals have been obtained on terms satisfactory to each of Pengrowth and Esprit in their reasonable judgment and any applicable Governmental Entity waiting period will have expired or been terminated;

(d)	each of Pengrowth and Esprit will have received from and delivered to the other a certificate from a “designated officer” confirming that each qualifies, and has qualified at all material times, as a “mutual fund trust”, as defined in the Tax Act;

(e)	each of Pengrowth and Esprit, each acting reasonably, will have determined that:

(i)	no act, action, suit, or proceeding has been threatened or taken before or by any domestic or foreign court or tribunal or Governmental Entity or Person in Canada or elsewhere, whether or not having the force of Law; and

(ii)	no Law has been proposed, enacted, promulgated or applied,
            in the case of either (i) or (ii);

(iii)	to cease trade the Esprit Units or the Pengrowth Units or enjoin, prohibit or impose material limitations or conditions on the Merger; or

(iv)	which would have a Material Adverse Effect with respect to Pengrowth or Esprit;

(f)	Pengrowth will have, effective as at the Time of Closing, taken all necessary action to increase the size of the Pengrowth Board and appointed one member nominated by the Esprit Board; and

(g)	there will not exist any prohibition at Law against Pengrowth and Esprit completing the Merger.

Esprit Conditions
The obligations of the Esprit Parties to complete the Merger and the other transactions contemplated by the Combination Agreement and to perform, fulfill and satisfy their obligations thereunder, are subject to the fulfillment or the waiver by the Esprit Parties, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of the Esprit Parties and which may be waived, in whole or in part, only by the consent of the Esprit Parties, acting in their sole discretion:

(a)	the representations and warranties made by the Pengrowth Parties in the Combination Agreement will be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties are as of an earlier date or except as affected by transactions contemplated or permitted by the Combination Agreement or the Merger), and the Pengrowth Parties will have provided to the Esprit Parties a certificate of two “designated officers” certifying such accuracy at the Time of Closing;

(b)	the Pengrowth Parties will have complied in all material respects with their respective covenants as set forth in the Combination Agreement and the Pengrowth Parties will have provided to the Esprit Parties a certificate of two “designated officers” certifying compliance with its covenants therein;

(c)	the Esprit Parties will have received an opinion of counsel to the Pengrowth Parties, in a form and substance satisfactory to the Esprit Parties, as to such matters as the Esprit Parties, acting reasonably, may require, including with respect to the status of Pengrowth as a “mutual fund trust” under section 132 of the Tax Act;

(d)	all other documents and information that may be reasonably requested by the Esprit Parties or their respective counsel will have been provided or delivered to Esprit or Esprit Ltd. by Pengrowth or Pengrowth Corporation, as applicable; and

(e)	there will not have occurred or arisen after the date of the Combination Agreement (or, if there has previously occurred, there will not have been omitted to be disclosed in writing, generally or to Esprit by Pengrowth prior to the date of the Combination Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Esprit, involves a Material Adverse Effect with respect to Pengrowth.

Pengrowth Conditions
The obligations of the Pengrowth Parties to complete the Merger and the other transactions contemplated by the Combination Agreement and to perform, fulfill and satisfy their obligations thereunder, are subject to the fulfillment or the waiver by the Pengrowth Parties, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of the Pengrowth Parties and which may be waived in whole or in part, only by the consent of the Pengrowth Parties, acting in their sole discretion:

(a)	the representations and warranties made by the Esprit Parties in the Combination Agreement will be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties are as of an earlier date or except as affected by transactions contemplated or permitted by the Combination Agreement or the Merger), and the Esprit Parties will have provided to the Pengrowth Parties a certificate of two “designated officers” certifying such accuracy at the Time of Closing;

(b)	the Esprit Parties will have complied in all material respects with their respective covenants as provided for in the Combination Agreement and the Esprit Parties will have provided to the Pengrowth Parties a certificate of two “designated officers” certifying compliance with its covenants as provided therein;

(c)	the number of Esprit Units at the Time of Closing will not exceed 67,025,000 Esprit Units (excluding Esprit Units which are issuable upon the exercise of any Esprit Debenture);

(d)	the Pengrowth Parties will have received an opinion of counsel to the Esprit Parties, in a form and substance satisfactory to the Pengrowth Parties, as to such matters as the Pengrowth Parties, acting reasonably, may require, including with respect to the status of Esprit as a “mutual fund trust” under section 132 of the Tax Act;

(e)	all outstanding Esprit PUIP Rights will have been exercised, terminated or surrendered for cancellation on terms and conditions set forth in the Combination Agreement or Pengrowth will be satisfied in respect thereof;

(f)	all other documents and information that may be reasonably requested by the Pengrowth Parties or their respective counsel will have been provided or delivered to Pengrowth or Pengrowth Corporation by Esprit or Esprit Ltd., as applicable;

(g)	there will not have occurred or arisen after the date of the Combination Agreement (or, if there has previously occurred, there will not have been omitted to be disclosed in writing, generally or to Pengrowth by Esprit prior to the date of the Combination Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Pengrowth, involves a Material Adverse Effect with respect to Esprit; and

(h)	Esprit will not have received notice before the applicable deadline from the holders of more than 5% of the issued and outstanding Esprit Units of their intention to exercise the Dissent Right.

Covenants
Under the Combination Agreement, each of the Esprit Parties and the Pengrowth Parties have agreed to certain material covenants as follows:

(a)	each of the Esprit Parties and the Pengrowth Parties, prior to the termination of the Combination Agreement, will conduct its undertaking and businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice except as necessary to comply with applicable Laws or to complete the transactions contemplated by the Combination Agreement or any transactions entered into prior to the date of the Combination Agreement;

(b)	each of Esprit and Pengrowth have agreed to restrictions on certain interim operations including the issuance of securities, the sale of assets exceeding specified threshold amounts and the acquisition of assets exceeding specified threshold amounts;

(c)	each of the Esprit Parties and Pengrowth Parties will use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and give effect to the transactions contemplated by the Combination Agreement;

(d)	within the prescribed time period and in the prescribed form provided for in section 132.2 of the Tax Act, Pengrowth and Esprit will jointly elect to have section 132.2 of the Tax Act apply with respect to the Merger; and

(e)	if the Merger is completed, Pengrowth Corporation has agreed, for a period of six years after the Closing Date, to maintain the directors’ and officers’ liability insurance maintained by Esprit (provided that Pengrowth Corporation may substitute therefor policies of at least the same claims coverage and amounts containing terms and conditions that are no less advantageous) providing coverage on a “trailing” or “run-off” basis for all former directors and officers of Esprit Ltd. with respect to claims arising from facts or events which occurred on or before the Closing Date, or Esprit Ltd. will have arranged for such insurance utilizing its current insurance broker on terms satisfactory to Pengrowth Corporation acting reasonably.

Composition of Board of Directors of Pengrowth Corporation
Pursuant to the Combination Agreement, Pengrowth has agreed to increase the size of the Pengrowth Board by one member. The Pengrowth Board has resolved to appoint D. Michael G. Stewart to serve on the Pengrowth Board following implementation of the Merger.

No Solicitation
Under the Combination Agreement, each of the Esprit Parties has agreed to certain non-solicitation covenants as follows:

(a)	Esprit and Esprit Ltd. will not directly or indirectly, through any trustee, officer, director, employee, financial advisor or other representative or agent of the Esprit Parties,

(i)	solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any Acquisition Proposal involving it or its Subsidiaries or unitholders or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to such an Acquisition Proposal, or

(ii)	provide any confidential information to, participate in any discussions or negotiations relating to any Acquisition Proposal with, or otherwise cooperate with or assist or participate in any effort to initiate any Acquisition Proposal by, any Person; provided that, nothing contained in the Combination Agreement will prevent the Esprit Board from responding or acting in any manner, including considering, negotiating, approving and recommending to its respective unitholders (provided that prior to furnishing information or entering into negotiations with any Person, Esprit and Esprit Ltd. will have (i) complied with paragraph (c) set forth below prior to providing any non-public information to any such Person, (ii) complied with paragraph (d) set forth below, and (iii) prior to entering into any agreement in respect of any such Acquisition Proposal, have complied in accordance with the terms under “Right to Match” set forth below), to an unsolicited bona fide written Acquisition Proposal, (A) in respect of which any funds or other consideration necessary for such Acquisition Proposal has been demonstrated to the satisfaction of the Esprit Board to be reasonably likely obtained, and (B) in respect of which the Esprit Board determines in good faith would, if consummated in accordance with its terms, result in a transaction financially more favourable to Esprit or the Esprit Unitholders than the transactions contemplated by the Combination Agreement (any such Acquisition Proposal being referred to herein as a “Superior Proposal”). Any good faith determination made under this paragraph (a) will only be made by a duly passed resolution of the Esprit Board after consultation with its financial advisors and receipt by the Esprit Board of advice of counsel to the effect that entertaining or negotiating such Acquisition Proposal or the furnishing of information concerning the Esprit Parties is necessary for such board to satisfy its fiduciary duties under applicable Laws.

(b)	Subject to paragraph (a) under “Details of the Merger — The Combination Agreement — No Solicitation”, each of Esprit and Esprit Ltd. have agreed to direct and use its best commercial efforts to cause their respective trustees, directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any Person, other than the Pengrowth Parties, with respect to any actual, future or potential Acquisition Proposal. Subject to the Combination Agreement, the Esprit Parties have also agreed to immediately close any data rooms and the Esprit Parties agree not to release any third party from or forebear in the enforcement of any confidentiality or standstill agreement to which the Esprit Parties and any such third party is a Party. The Esprit Parties will immediately request the return or destruction of all information provided to any third parties which have entered into a confidentiality agreement with any of the Esprit Parties relating to a potential Acquisition Proposal and will use its best commercial efforts to ensure that such requests are honoured.

(c)	Prior to furnishing any information to, or entering into any negotiations with, any person in respect of an Acquisition Proposal, each of Esprit and Esprit Ltd., will notify the Pengrowth Parties of any Acquisition Proposal received by it or any request received by it following the date of the Combination Agreement for non- public information relating to the Esprit Parties in connection with an Acquisition Proposal or for access to the properties, books or records of the Esprit Parties by any Person that informs the Esprit Parties that it is considering making, or has made, an Acquisition Proposal. Such notice will be made, from time to time, orally and in writing and will indicate such details of the proposal, inquiry or contact known to the Esprit Parties as the Pengrowth Parties may reasonably request, having regard to the fiduciary obligations of the Esprit Board, and the identity of the Person making such proposal, inquiry or contact.

(d)	If any of the Esprit Parties receives a request for material non-public information from a Person who proposes to the Esprit Parties a bona fide Acquisition Proposal and the Esprit Board determines, having complied with paragraph (a) set forth above, that such proposal is a Superior Proposal, the Esprit Party may, subject to the execution of a confidentiality agreement containing customary terms, conditions and restrictions substantially similar to the Confidentiality Agreement provide such Person with access to information regarding the Esprit Party. To the extent not previously done, the Esprit Parties will provide to the Pengrowth Parties, a copy of all information provided to such Person forthwith after the information is provided to such Person.

Right to Match
Esprit and Esprit Ltd. have agreed not to enter into any agreement (other than any confidentiality agreement contemplated under paragraph (d) under “Details of the Merger — The Combination Agreement — No Solicitation” to propose, pursue, support or recommend any Superior Proposal or change their recommendation of the transactions contemplated by the Combination Agreement except in compliance with the terms set forth under “Details of the Merger — The Combination Agreement — No Solicitation” and only after providing the Pengrowth Parties with an opportunity to amend the Combination Agreement to provide for at least equivalent financial terms to those included in such proposed agreement as determined by the Esprit Board, acting reasonably and in good faith and in accordance with its fiduciary duties, after consultation with Esprit’s financial advisors, and Esprit and Esprit Ltd. have agreed to negotiate in good faith with the Pengrowth Parties in respect of any such amendment. In particular, in such circumstance Esprit Ltd. has agreed to provide Pengrowth Corporation with a copy of any such proposed agreement as executed or submitted by the Party making such Acquisition Proposal not less than three Business Days prior to its proposed execution. In the event that Pengrowth and Pengrowth Corporation agree to amend the Combination Agreement as provided above and within such period of three Business Days, neither Esprit nor Esprit Ltd. will enter into any such proposed agreement.

Termination Fees
Pursuant to the Combination Agreement, the Esprit Parties and the Pengrowth Parties have agreed that if at any time after the execution of the Combination Agreement and prior to the termination thereof:

(a)	the Esprit Board or the Pengrowth Board (in such case the Esprit Parties or the Pengrowth Parties, respectively, being the “Non-Completing Party”) has withdrawn, changed or modified in a manner adverse to the Other Party, or failed to reaffirm upon request (other than as a result of and in direct response to a material breach by the Other Party of their obligations under the Combination Agreement that would or reasonably could result in the non-satisfaction of the conditions precedent to the closing of the transactions contemplated thereby or a material misrepresentation by the Other Party or a Material Adverse Change to the Other Party) any of:

(i)	the recommendations or determinations referred to in the Combination Agreement in respect of the Esprit Board; or

(ii)	the authorization to complete the Merger as contemplated by the applicable representations in respect of the Esprit Parties and the Pengrowth Parties, respectively as set forth in the Combination Agreement;

or resolved to take any of the foregoing actions prior to the completion of the Merger; or

(b)	Esprit or the Esprit Board (in such case the Esprit Parties being the Non-Completing Party) accepts, recommends, approves or enters into an agreement to implement a Superior Proposal; or

(c)	prior to the date of the Special Meeting a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to any of the Esprit Parties (in such case the Esprit Parties being the Non-Completing Party or the Esprit Unitholders, the Merger is not completed and the transactions contemplated by any Acquisition Proposal is completed within 180 days of the Outside Date; or

(d)	any of the Esprit Parties or the Pengrowth Parties (in such case the Esprit Parties or the Pengrowth Parties, respectively, being the Non-Completing Party) breaches any of its representations or warranties or covenants contained in the Combination Agreement which breach individually or in the aggregate would or would reasonably be expected to have a Material Adverse Effect upon the Non-Completing Party, or would materially impede completion of the transactions contemplated therein, and which the Non-Completing Party fails to cure within five Business Days after receipt of written notice thereof from the Other Party (except that no cure period will be provided for a breach by a Non-Completing Party which by its nature cannot be cured and in no event will any cure period extend beyond the Time of Closing), then, subject to the following paragraph, if the Esprit Parties are the Non-Completing Party, Esprit will pay to Pengrowth, or if the Pengrowth Parties are the Non-Completing Party, Pengrowth will pay to Esprit, the sum of $35 million (the “Termination Fee”) as liquidated damages in immediately available funds to an account designated by the Other Party within one Business Day after the first to occur of the events described above. Only one payment pursuant to this paragraph will be required to be made.
In the event that an Acquisition Proposal is publicly announced, proposed, offered or made as contemplated by paragraph (a) under “Details of the Merger — The Combination Agreement — Termination Fees”, the Non-Completing Party agrees to deliver to the Other Party prior to the earlier of the date of the Special Meeting and two Business Days prior to the scheduled expiry or closing of the Acquisition Proposal, an irrevocable letter of credit, in a form satisfactory to the Other Party, acting reasonably, drawable within one Business Day after the Other Party (not being the Non-Completing Party) will have delivered to the Non-Completing Party a written certificate confirming the completion of the transactions contemplated by any Acquisition Proposal as set forth in paragraph (c) under “Details of the Merger — The Combination Agreement — Termination Fees” as described above.

Termination
The Combination Agreement will terminate at the Time of Closing and may be earlier terminated at any time prior thereto:

(a)	by mutual written consent of the Parties;

(b)	by either the Esprit Parties or the Pengrowth Parties giving notice in writing to the Other Party, as applicable, if the Closing Date will have not occurred on or before the Outside Date;

(c)	by either the Esprit Parties or the Pengrowth Parties giving notice in writing to the Other Party, as applicable, if any of the conditions set forth above under “Details of the Merger — The Combination Agreement — Mutual Conditions of the Merger” are not satisfied or waived on or before the date required for the performance thereof unless the failure of any such condition will be due to the failure of the Party seeking to terminate the Combination Agreement to perform the obligations required to be performed by it under the Combination Agreement;

(d)	by the Esprit Parties giving notice in writing to the Pengrowth Parties if any of the conditions set forth above under “Details of the Merger — The Combination Agreement — Esprit Conditions” are not satisfied or waived on or before the date required for the performance thereof;

(e)	by the Pengrowth Parties giving notice in writing to the Esprit Parties if any of the conditions set forth under “Pengrowth Conditions” are not satisfied on or before the date required for the performance thereof; or

(f)	by either of Esprit or Pengrowth, as the case may be, if the Other Party, as the case may be, becomes a Non-Completing Party, as defined under “Details of the Merger — The Combination Agreement — Termination Fees”.
In the event of the termination of the Combination Agreement as provided for above, the Combination Agreement will forthwith terminate and neither Party will have any liability or further obligation to the Other Party thereunder except with respect to the obligations set forth under “Details of the Merger — The Combination Agreement — Termination Fees” (provided that the right of payment arose prior to the termination of the Combination Agreement), and in connection with the Party’s obligation in respect of liquidated damages and expenses, as more fully described in the Combination Agreement, and the obligations set forth herein will not relieve or have the effect of resulting in relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of breach of the Combination Agreement by a Party prior to the termination of the Combination Agreement except as otherwise provided therein. Any termination of the Combination Agreement will not affect the obligations of the parties under the Confidentiality Agreement.
Support Agreements
Each of the directors (who are also the Esprit Trustees) and officers of Esprit Ltd. have entered into a Support Agreement with Pengrowth pursuant to which they agreed, among other things, to vote all of the Esprit Units held by them, directly or indirectly or over which they have control or direction at the date of the Special Meeting in favour of the Merger, the Esprit Trust Indenture Amendments and all matters related thereto.
Pursuant to the Support Agreements, each director and officer of Esprit Ltd. agrees not to withdraw any proxies or change their vote in respect of the Special Resolutions unless and until the occurrence of the earlier of (i) termination of the Combination Agreement, (ii) payment of the Termination Fee to Pengrowth, and (iii) the Outside Date. In addition, the Support Agreements provide that the officers will not exercise any rights or remedies available to them under common law or applicable securities or trust laws to delay, hinder, upset or challenge the Merger nor vote for any resolution which could reasonably be considered to delay or reduce the likelihood or success of the Merger.
Treatment of Esprit Employees
Pursuant to the terms of the Combination Agreement, Pengrowth intends to offer substantially all employees of Esprit employment with Pengrowth or one of its Subsidiaries, such employment to be effective immediately following the Closing. Those offered employment shall be offered employment on terms and conditions substantially similar to the terms and conditions on which they are currently employed.
Procedure for the Merger Becoming Effective
The Merger will become effective on the Closing Date. The following procedural steps must occur in order for the Merger to become effective:

(a)	the Special Resolutions must be approved by at least 66 2/3% of the votes cast by Esprit Unitholders and the holders of the Exchangeable Share Voting Rights present in person or by proxy at the Special Meeting;

(b)	all conditions precedent to the Merger, as set forth in the Combination Agreement, must be satisfied or waived by the appropriate Party; and

(c)	all agreements and other documents which are required in order to implement the Merger must be executed by the appropriate parties at the Time of Closing.
THE ESPRIT TRUST INDENTURE AMENDMENTS
General
The Esprit Trust Indenture Amendments are intended to (a) ratify and approve the Dissent Right which has been provided for the benefit of Esprit Unitholders and which is similar to dissent rights provided in other transactions involving a merger of trusts, and (b) permit the redemption of the Esprit Units (other than the Pengrowth Esprit Unit) in exchange for or by the distribution of Pengrowth Units. In addition, the amendments are intended to permit Esprit and Pengrowth to structure the Merger more effectively for the benefit of Esprit Unitholders. In the opinion of Esprit, the proposed amendments will not prejudice Esprit Unitholders.

At the Special Meeting, Esprit Unitholders will be asked to consider and, if deemed advisable, pass, with or without amendment the Esprit Trust Indenture Amendments Resolution amending the Esprit Trust Indenture in the manner described herein which resolution is set forth in Appendix “A” to this Information Circular. The Esprit Board unanimously recommends that Esprit Unitholders vote in favour of the Esprit Trust Indenture Amendments Resolution.
The Esprit Trust Indenture Amendments Resolution must be approved by at least 66 2/3% of the votes cast by Esprit Unitholders and the holders of the Exchangeable Share Voting Rights present in person or by proxy at the Special Meeting.
Dissent Right
In evaluating the proposed Merger, the Esprit Board acknowledged that the Esprit Trust Indenture did not provide for dissent rights, which are akin to rights provided for in similar transactions involving a merger of trusts. After discussions with Esprit’s legal counsel, the Esprit Board determined that it was appropriate and in the best interests of Esprit and Esprit Unitholders to grant comparable dissent rights as provided to unitholders of other trusts which have undergone similar mergers. As such, on August 22, 2006, the Esprit Trustees amended the Esprit Trust Indenture to provide Esprit Unitholders with the Dissent Right.
Redemption Provisions
In order to give effect to the Merger, the Esprit Trust Indenture must be amended to permit the redemption of the Esprit Units (other than the Pengrowth Esprit Unit) in exchange for or by the distribution of Pengrowth Units immediately following the receipt of the Pengrowth Units by Esprit pursuant to the Merger.
FAIRNESS OPINION
The following is a summary of the Fairness Opinion and is qualified in its entirety by the full text of the Fairness Opinion which is attached as Appendix “C” to the Information Circular. Esprit Unitholders are urged to read the Fairness Opinion in its entirety.
CIBC World Markets was retained by the Esprit Board, on its behalf and on behalf of Esprit, dated May 16, 2006, as financial advisor in connection with the Esprit Board’s consideration and evaluation of a number of potential strategic alternatives.
As discussions and negotiations between Esprit and Pengrowth and other parties progressed, CIBC World Markets was, among other things, requested to consider the Merger and related matters and make such recommendations relating to financial matters as it considered appropriate, including the preparation and delivery to the Esprit Board of the Fairness Opinion.
In preparing the Fairness Opinion, CIBC World Markets has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to CIBC World Markets, discussed with or reviewed by CIBC World Markets, or publicly available, and CIBC World Markets has not assumed any responsibility for independently verifying such information nor undertaken an independent formal valuation or appraisal of any of the Esprit Parties or the Pengrowth Parties or their assets or securities or been furnished with any such formal valuation or appraisal. The Fairness Opinion is based upon securities market, economic and general business and financial conditions as they existed on, and on the information made available to CIBC World Markets as at, July 23, 2006.
Based upon the assumptions and its review of the information described in the Fairness Opinion, and subject to the limitations contained in the Fairness Opinion, it is the opinion of CIBC World Markets that the consideration to be received by Esprit Unitholders pursuant to the Merger and Special Distribution is fair, from a financial point of view, to Esprit Unitholders.
CIBC World Markets will receive fees for its services in connection with the Merger, some of which are contingent upon the consummation of the Merger. In addition, Esprit has agreed to reimburse CIBC World Markets for its reasonable expenses incurred in performance of such services and to indemnify it in respect of certain liabilities as may be incurred by it in connection with its engagement.
The Esprit Board agrees with the views of CIBC World Markets and such views were an important consideration in the Esprit Board’s decision to recommend the Merger to the Esprit Unitholders.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE MERGER
In the opinion of Osler, Hoskin & Harcourt LLP, counsel to Esprit, the following summary fairly describes, as of the date of this Information Circular, the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to an Esprit Unitholder who acquires Pengrowth Units pursuant to the Merger and who, for the purposes of the Tax Act, holds the Esprit Units disposed of and the Pengrowth Units acquired as capital property and deals at arm’s length with each of Esprit and Pengrowth. Generally, the Esprit Units or Pengrowth Units, as the case may be, will constitute capital property to an Esprit Unitholder provided such Esprit Unitholder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Esprit Unitholders who are Residents and who might not otherwise be considered to hold their Esprit Units or Pengrowth Units as capital property may, in certain circumstances, be entitled to have the Esprit Units and Pengrowth Units treated as capital property by making an irrevocable election in accordance with subsection 39(4) of the Tax Act. Esprit Unitholders who do not hold their Esprit Units or Pengrowth Units as capital property, as the case may be, should consult their own tax advisors with respect to the Merger.
This summary is not applicable to an Esprit Unitholder that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules, or to an Esprit Unitholder an interest in which would be a “tax shelter investment” as defined in the Tax Act. Any such Esprit Unitholder should consult its own tax advisor with respect to the Merger.
This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), counsel’s understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the CRA and representations of Esprit and Pengrowth as to certain factual matters.
This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.
Counsel has been advised by Esprit and Pengrowth and has assumed for the purpose of the description of tax considerations that follow that Esprit and Pengrowth will each qualify as a “mutual fund trust” as defined in the Tax Act at all relevant times.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular Esprit Unitholder. Consequently, Esprit Unitholders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger, based on their own particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.
The Merger
Pengrowth will acquire all of the Esprit Assets in exchange for Pengrowth (i) assuming the Assumed Liabilities and (ii) issuing the Pengrowth Payment Units. Upon the receipt of the Pengrowth Payment Units by Esprit, the Esprit Units (other than the Pengrowth Esprit Unit) will be redeemed in exchange for Pengrowth Units which will be distributed to Esprit Unitholders on the basis of 0.53 Pengrowth Units for each Esprit Unit held immediately prior to the Closing Date.
The Merger will be structured as a “qualifying exchange” pursuant to section 132.2 of the Tax Act. Accordingly, the disposition by Esprit Unitholders of Esprit Units in exchange for Pengrowth Units pursuant to the terms of the Merger will not result in a capital gain or capital loss to Esprit Unitholders. The taxation year of Esprit will be deemed to end in the course of the Merger and any income of Esprit for such year will be paid or payable to Esprit Unitholders in accordance with the terms of the Esprit Trust Indenture. Esprit and Pengrowth have advised counsel that they will file an election with CRA in respect of the Merger with the result that no taxable income will arise in Esprit as a result of the Merger. The aggregate initial cost of Pengrowth Units received by each Esprit Unitholder in exchange for Esprit Units pursuant to the Merger will be equal to the aggregate adjusted cost base to such holder of the Esprit Units which are disposed of under the Merger. This cost will be averaged with the cost of any other Pengrowth Units held by Esprit Unitholders to determine the adjusted cost base of each Pengrowth Unit held.
Dissenting Esprit Unitholders
Resident Esprit Unitholders who validly exercise their Dissent Right and who have accordingly become Dissenting Unitholders and who are entitled to receive payment from Esprit equal to the fair value of their Esprit Units will realize a capital gain (or a capital loss) equal to the amount by which the cash received as payment for their Esprit Units (excluding the portion thereof which represents a payment of interest), net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such Esprit Units to the Dissenting Unitholder. For discussion with respect to the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations Regarding Pengrowth Energy Trust — Taxation of Capital Gains and Capital Losses”.
A Dissenting Unitholder who is a Non-Resident, and is not deemed to be a Resident, will not be subject to taxation in Canada with respect to the disposition of such Esprit Units unless such Esprit Units constitute “taxable Canadian property”, as defined in the Tax Act. See “Certain Canadian Federal Income Tax Considerations Regarding Pengrowth Energy Trust — Taxation of Pengrowth Unitholders who are Non-Residents of Canada”.
Any interest awarded by a court to a Dissenting Unitholder who is a Resident, or is deemed to be a Resident, will be included in the Dissenting Unitholder’s income for income tax purposes. In the case of a Dissenting Unitholder who is a Non-Resident, and is not deemed to be a Resident, such interest will be subject to withholding at the rate of 25%, subject to the reduction of such rate under an applicable income tax convention.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
REGARDING PENGROWTH ENERGY TRUST
In the opinion of Bennett Jones LLP, counsel to Pengrowth, the following summary fairly describes, as of the date of this Information Circular, the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to a Pengrowth Unitholder including an Esprit Unitholder who acquires Pengrowth Units pursuant to the Merger who, for the purposes of the Tax Act, holds the Pengrowth Units acquired pursuant to the Merger as capital property and deals at arm’s length with Pengrowth. Generally, the Pengrowth Units will constitute capital property to a Pengrowth Unitholder provided such Pengrowth Unitholder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Pengrowth Unitholders who are Residents and who might not otherwise be considered to hold their Pengrowth Units as capital property may, in certain circumstances, be entitled to have the Pengrowth Units treated as capital property by making the irrevocable election in accordance with subsection 39(4) of the Tax Act. Pengrowth Unitholders who do not hold their Pengrowth Units as capital property should consult their own tax advisors.
This summary is not applicable to a Pengrowth Unitholder that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules, or to a Pengrowth Unitholder an interest in which would be a “tax shelter investment” as defined in the Tax Act. Any such Pengrowth Unitholder should consult its own tax advisor with respect to the Merger.
This summary is based upon the provisions of the Tax Act in force as of the date hereof, the Proposed Amendments, counsel’s understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the CRA and representations of Pengrowth as to certain factual matters.
This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.
Counsel has been advised by Pengrowth and has assumed for the purpose of the description of tax considerations that follow that Pengrowth will qualify as a “mutual fund trust” as defined in the Tax Act at all relevant times.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular Pengrowth Unitholder. Consequently, Pengrowth Unitholders should consult their own tax advisors for advice with respect to the income tax consequences relating to the ownership of Pengrowth Units, based on their own particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Status of Pengrowth
This summary assumes that Pengrowth will continue to qualify as a “mutual fund trust” as defined in the Tax Act following the Time of Closing for the duration of its existence. Pengrowth obtained an opinion from its legal counsel dated May 16, 2006 that it was a mutual fund trust in connection with the Pengrowth Unit Consolidation. Should Pengrowth not qualify as a mutual fund trust, the income tax considerations applicable to Pengrowth and Pengrowth Unitholders would, in some respects, be materially different than those described in this summary.
Taxation of Pengrowth
Pengrowth is subject to taxation in each taxation year on its income for the year, including net realized taxable capital gains, less the portion thereof that is paid or payable in the year to Pengrowth Unitholders and which is deducted by Pengrowth in computing its income for the purposes of the Tax Act. An amount will be considered to be payable to a Pengrowth Unitholder in a taxation year only if it is paid in the year by Pengrowth or the Pengrowth Unitholder is entitled in that year to enforce payment of the amount. The taxation year of Pengrowth is the calendar year.
Pengrowth will be required to include in its income for each taxation year income from net profits interests held by it, including the Esprit NPI and the Pengrowth Royalty. Pengrowth will also be required to include in its income all interest, including interest on the Pengrowth Notes and Esprit Notes, that accrues to it to the end of the year or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. Other types of income from Pengrowth’s investments, including its oil and gas facilities, is generally required to be included in income on an accrual basis. Provided that appropriate designations are made by Pengrowth, all dividends which would otherwise be included in its income as dividends received on shares owned by Pengrowth, including the shares of Pengrowth Corporation and Esprit Ltd., will be deemed to have been received by Pengrowth Unitholders and not to have been received by Pengrowth.
In computing its income, Pengrowth may deduct reasonable administrative costs and management fees, capital cost allowance in respect of its oil and natural gas facilities in an amount generally equal to the lesser of the prescribed rate and the net leasing income attributable to such property and other expenses incurred by it for the purpose of earning income. Pengrowth will be entitled to deduct the costs incurred by it in connection with the issuance of Pengrowth Units on a five-year, straight-line basis (subject to proration for short taxation years). Pengrowth may deduct up to 10% annually on a declining balance basis of its cumulative Canadian oil and gas property expense (“COGPE”) (subject to proration for short taxation years). If Pengrowth’s cumulative COGPE is less than zero at the end of a taxation year, such negative amount must be included in Pengrowth’s income. Pengrowth’s cumulative COGPE will be reduced as a result of a sale of property by Pengrowth Corporation which is subject to the Pengrowth Royalty or the Esprit NPI, as the case may be, where proceeds of disposition thereof become receivable to Pengrowth.
The Pengrowth Trust Indenture provides that the Pengrowth Trustee will be required to claim the maximum permissible deductions for the purposes of computing the income of Pengrowth pursuant to the Tax Act to the extent required to reduce the taxable income of Pengrowth to nil or to the extent desirable in the best interests of Pengrowth Unitholders. Therefore, the Pengrowth Trustee may choose not to claim all deductions in computing income and taxable income to the maximum extent permitted by the Tax Act in order to utilize losses from prior taxation years. As a result of such deductions from income, it is expected that Pengrowth will not be liable for any material amount of income tax under the Tax Act. However, counsel can provide no assurance in that regard.
Taxation of Pengrowth Unitholders Resident in Canada
A Pengrowth Unitholder will generally be required to include in its income for a particular taxation year the portion of the net income of Pengrowth for a taxation year, including taxable dividends and net realized capital gains, that are paid or payable to the Pengrowth Unitholder in that particular taxation year. Income of a Pengrowth Unitholder from the Pengrowth Units will be considered to be income from property. Any loss of Pengrowth for the purposes of the Tax Act cannot be allocated to and treated as a loss of a Pengrowth Unitholder.
Provided that appropriate designations are made by Pengrowth, such portions of its net taxable capital gains and taxable dividends as are paid or payable to a Pengrowth Unitholder will effectively retain their character as taxable capital gains and taxable dividends, respectively, and will be treated as such in the hands of the Pengrowth Unitholder for purposes of the Tax Act. See “Certain Canadian Federal Income Tax Considerations Regarding Pengrowth Energy Trust — Taxation of Capital Gains and Capital Losses”.

The non-taxable portion of net realized capital gains of Pengrowth that is paid or payable to a Pengrowth Unitholder in a year will not be included in computing the Pengrowth Unitholder’s income for the year. Any other amount in excess of the net income of Pengrowth that is paid or payable by Pengrowth to a Pengrowth Unitholder in a year will generally not be included in the Pengrowth Unitholder’s income for the year. However, where any such non-taxable portion or other amount is paid or payable to a Pengrowth Unitholder, other than as proceeds of disposition of Pengrowth Units or fractions thereof, the adjusted cost base of the Pengrowth Units held by such Pengrowth Unitholder will generally be reduced by such amount. To the extent that the adjusted cost base to a Pengrowth Unitholder of a Pengrowth Unit is less than zero at any time in a taxation year, such negative amount will be deemed to be a capital gain of the Pengrowth Unitholder from the disposition of the Pengrowth Unit in that year. The amount of such capital gains will be added to the adjusted cost base of such Pengrowth Unit.
Upon the disposition or deemed disposition by a Pengrowth Unitholder of a Pengrowth Unit, whether on redemption or otherwise, the Pengrowth Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Pengrowth Unitholder’s adjusted cost base of the Pengrowth Unit and any reasonable costs of disposition.
Taxation of Capital Gains and Capital Losses
One half of any capital gain realized by a Pengrowth Unitholder who is a Resident for purposes of the Tax Act on a disposition or deemed disposition of Pengrowth Units, and the amount of any net taxable capital gains designated by Pengrowth in respect of a Pengrowth Unitholder, will be included in the Pengrowth Unitholder’s income under the Tax Act in the year of disposition or designation, as the case may be, as a taxable capital gain. One half of any capital loss (an “allowable capital loss”) realized by a Pengrowth Unitholder upon a disposition or deemed disposition of Pengrowth Units may be deducted against any taxable capital gains realized by the Pengrowth Unitholder in the year of disposition. To the extent that the Pengrowth Unitholder’s allowable capital losses exceed the Pengrowth Unitholder’s taxable capital gains for the year, the excess may be carried over and applied against taxable capital gains in any of the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.
Taxable capital gains realized by a Pengrowth Unitholder that is an individual may give rise to minimum tax depending on such Pengrowth Unitholder’s circumstances. A Pengrowth Unitholder that is a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains. Pengrowth Unitholders to whom these rules might apply should consult their own tax advisors.
Taxation of Tax Exempt Pengrowth Unitholders
Subject to the specific provisions of any particular plan, and provided that Pengrowth continues to qualify as a “mutual fund trust” for the purposes of the Tax Act, the Pengrowth Units will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans as defined in the Tax Act (referred to herein as “Exempt Plans”). Such Exempt Plans will generally not be liable for tax in respect of any distributions received from Pengrowth or any capital gain realized on the disposition of any Pengrowth Units.
In certain circumstances, the Pengrowth Trust Indenture permits Pengrowth to distribute royalty units or other property as an in specie redemption of Pengrowth Units. Exempt Plans should contact their own tax advisors with regard to the acquisition of royalty units and other assets on the redemption of Pengrowth Units to determine whether such property constitutes a qualified investment for such Exempt Plans having regard to their own circumstances. Certain negative tax consequences may arise where an Exempt Plan acquires or holds a non-qualified investment.
Taxation of Pengrowth Unitholders who are Non-Residents of Canada
Where Pengrowth makes distributions to a Pengrowth Unitholder who is a Non-Resident and is not deemed to be a Resident for purposes of the Tax Act (referred to herein as a “Non-Resident Unitholder”), the same general considerations as those discussed above with respect to a Pengrowth Unitholder who is a Resident will apply, except that any distribution of income of Pengrowth to a Non-Resident Unitholder will be subject to Canadian withholding tax at the rate of 25% unless such rate is reduced under the provisions of a convention between Canada and the Pengrowth Unitholder’s jurisdiction of residence. For example, Non-Resident Unitholders resident in the United States for purposes of the Canada-United States Income Tax Convention, 1980 will generally be entitled to have the rate of withholding reduced to 15% of the amount of any income distributed.
The portion of any distribution which is not otherwise subject to withholding tax under the Tax Act will generally be subject to a Canadian withholding tax of 15%. If a subsequent disposition of a Pengrowth Unit results in a capital loss to a Non-Resident Unitholder, a refund of the 15% Canadian withholding tax is available in limited circumstances, subject to the filing of a special Canadian tax return.
A disposition or deemed disposition of Pengrowth Units will not give rise to a capital gain subject to tax under the Tax Act to a Non-Resident Unitholder provided that the Pengrowth Units held by the Pengrowth Unitholder are not “taxable Canadian property” for the purposes of the Tax Act. Pengrowth Units will not constitute taxable Canadian property to a Non-Resident Unitholder unless: (i) the Non-Resident Unitholder holds or uses, or is deemed to hold or use, the Pengrowth Units in the course of carrying on business in Canada; (ii) the Pengrowth Units are “designated insurance property”, as defined in the Tax Act, of the Non-Resident Unitholder; (iii) at any time during the period of five years immediately preceding the disposition of the Pengrowth Units the Non-Resident Unitholder or persons with whom the Non-Resident Unitholder did not deal at arm’s length or any combination thereof, held more than 25% of the issued Pengrowth Units or, held options or rights to acquire more than 25% of the issued Pengrowth Units; or (iv) Pengrowth is not a mutual fund trust on the date of disposition.
Non-Resident Unitholders are urged to consult their own tax advisors having regard to their own particular circumstances.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
REGARDING THE MERGER
United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, Esprit Unitholders are hereby notified that: (i) any discussion of United States federal tax issues contained or referred to in this Information Circular or in any document referred to herein is not intended or written to be used, and cannot be used by Esprit Unitholders, for the purpose of avoiding penalties that may be imposed on them under the U.S. Code; (ii) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) Esprit Unitholders should seek advice based on their particular circumstances from an independent tax advisor.
The following is a general discussion of certain material United States federal income tax consequences to a U.S. Holder (as defined herein) of Esprit Units associated with (i) the receipt of the discretionary Special Distribution with respect to Esprit Units, (ii) the disposition of Esprit Units pursuant to the Merger, and (iii) the ownership and disposition of Pengrowth Units received pursuant to the Merger. This summary is based upon the provisions of the U.S. Code, its legislative history, existing, proposed and temporary Treasury Regulations, judicial authority, administrative rulings and practices and the Income Tax Convention between the United States and Canada (the “Tax Convention”) all as of the date hereof. Any of the foregoing are subject to change or changes in interpretations, possibly on a retroactive basis, and any such change could materially affect the accuracy of this discussion. This summary is not binding on the Internal Revenue Service (the “IRS”), or the U.S. courts and no assurance can be given that the determinations discussed in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. In addition, Esprit and Pengrowth have not requested, and do not intend to request, a ruling from the IRS regarding any of the United States federal income tax consequences of any of the Special Distribution, the Merger or the ownership and disposition of Pengrowth Units received pursuant to the Merger.
This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Holder of Esprit Units in light of the holder’s personal investment circumstances, or those holders subject to special treatment under the United States federal income tax laws, including holders that are: (i) banks, financial institutions, or insurance companies, (ii) dealers or brokers in securities or currencies, (iii) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (iv) partnerships or other entities treated as partnerships for United States federal income tax purposes, (v) Subchapter S corporations, (vi) mutual and common trust funds, (vii) regulated investment companies or real estate investment trusts, (viii) United States expatriates, (ix) holders that are not U.S. Holders, (x) holders that are liable for the alternative minimum tax, (xi) holders that actually or constructively hold (or have ever held) 10% or more of the total voting power of all outstanding Esprit Units, (xii) holders that exercise dissenter’s rights, (xiii) holders that received their Esprit Units upon the conversion of Esprit Debentures, (xiv) holders that exercised or surrendered Esprit options, warrants, that received Esprit Units pursuant to an Esprit PUIP Right, or that otherwise received Esprit Units as compensation, (xv) holders who hold Esprit Units as a position in a “straddle,” as part of a “synthetic security,” “hedge,” “conversion transaction” or other integrated investment, (xvi) holders whose functional currency is other than United States dollars, or (xvii) holders who acquired their Esprit Units in exchange for Esprit Exchangeable Shares or otherwise upon the conversion or exchange of other units or securities. In addition, this discussion does not address any aspect of state, local, non-U.S. or estate and gift taxation that may be applicable to a U.S. Holder.
This discussion assumes that Esprit is classified as a foreign corporation and that Pengrowth is classified as a foreign partnership, in each case for United States federal income tax purposes (even though they are organized as unincorporated open-end investment trusts under Canadian law). This discussion also assumes that Esprit Units (or, following completion of the Merger, Pengrowth Units received pursuant to the Merger) are held as capital assets by U.S. Holders. In addition, this discussion assumes that Esprit is not a “controlled foreign corporation”.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Esprit Units (or, following completion of the Merger, a beneficial owner of Pengrowth Units received pursuant to the Merger) that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.
If a partnership (including any entity treated as a partnership for United States federal income tax purposes) beneficially owns Esprit Units (or, following completion of the Merger, beneficially owns Pengrowth Units received pursuant to the Merger), the United States federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Esprit Units (or, following completion of the Merger, beneficially owns Pengrowth Units received pursuant to the Merger) should consult their own tax advisors as to the United States federal income, United States state and local and non-United States tax consequences of the Special Distribution, the disposition of Esprit Units pursuant to the Merger and the ownership and disposition of Pengrowth Units received pursuant to the Merger.
U.S. Holders of Esprit Units are urged to consult their tax advisors regarding the United States federal, state, local and non-United States tax consequences of the Special Distribution, the disposition of Esprit Units pursuant to the Merger and the ownership and disposition of Pengrowth Units received pursuant to the Merger.
The Special Distribution
Pursuant to the terms of the Combination Agreement, the Esprit Board is permitted to declare and pay the Special Distribution. Subject to the possible application of the PFIC rules discussed below, if the Special Distribution is declared and paid prior to the Closing, a U.S. Holder of Esprit Units generally should be required to include the gross amount of the Special Distribution (before reduction for Canadian withholding taxes) in gross income as a dividend to the extent of the current or accumulated earnings and profits (as determined under the U.S. Code) of Esprit. Any such dividend generally should qualify for the reduced United States federal income tax rates applicable to “qualified dividend income” if (i) the U.S. Holder is an individual, estate or trust that satisfies certain holding period requirements (taking into account certain risk reduction transactions with respect to such U.S. Holder’s Esprit Units), (ii) Esprit is not a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion below under “Certain United States Federal Income Tax Considerations Regarding the Merger — Passive Foreign Investment Company Status of Esprit”), (iii) Esprit is eligible for the benefits of the Tax Convention, and (iv) the U.S. Holder does not treat the dividend as “investment income” for purposes of the investment interest deduction rules. To the extent the Special Distribution exceeds the current or accumulated earnings and profits of Esprit, this distribution would be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Esprit Unit, and (b) thereafter, as gain from the sale or exchange of the Esprit Unit. Any amount treated as a tax-free return of capital would result in a corresponding reduction of the U.S. Holder’s tax basis in the Esprit Unit for United States federal income tax purposes. Generally, to the extent it is treated as a dividend for United States federal income tax purposes, the Special Distribution will be treated as foreign-source income for foreign tax credit purposes and any tax withheld by Canadian tax authorities in respect of the Special Distribution may be claimed as a foreign tax credit against a U.S.

Holder’s United States federal tax liability or as a deduction for U.S. federal income tax purposes, subject to a number of complicated requirements and limitations. Any dividend received by a U.S. Holder will not be eligible for the “dividends received deduction” under the Code. The amount of the Special Distribution generally will be equal to the U.S. dollar value of the Canadian dollars received based on the exchange rate applicable on the date of receipt (regardless of whether such Canadian dollars are converted into U.S. dollars at that time). A U.S. Holder that receives a distribution in Canadian dollars and converts such Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt would have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss.
It is possible that the IRS may take the position that the Special Distribution should be treated as additional consideration received by a U.S. Holder in exchange for Esprit Units pursuant to the Merger. If this position were sustained, a U.S. Holder would not be subject to the United States federal income tax consequences described above but would rather be subject to the rules described below under the heading “Disposition of Esprit Units pursuant to the Merger” and the U.S. dollar value of the Special Distribution would constitute an additional amount realized in the taxable disposition of Esprit Units pursuant to the Merger. This may result in United States federal income tax consequences that are less favourable to a U.S. Holder, depending on such holder’s particular circumstances.
U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Special Distribution as “qualified dividend income” for United States federal income tax purposes as well as the source of such distribution for United States federal income tax purposes availability of a foreign tax credit or deduction in respect of Canadian tax withheld in connection with the Special Distribution, in each case in light of the U.S. Holder’s particular circumstances.
Disposition of Esprit Units pursuant to the Merger
The exchange of Esprit Units for Pengrowth Units pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Provided that the Esprit Units do not constitute interests in a PFIC (see discussion below), a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Pengrowth Units received in exchange for Esprit Units pursuant to the Merger, and (ii) the tax basis of such U.S. Holder in the Esprit Units exchanged. Such gain, if any, generally should be United States source gain. If the Esprit Units disposed of pursuant to the Merger have been held by the U.S. Holder for more than one year at the time of the Merger, the gain or loss should be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to preferential tax rates for United States federal income tax purposes. Deduction of capital losses is subject to certain limitations under the U.S. Code. The initial tax basis of a U.S. Holder in Pengrowth Units received in exchange for Esprit Units pursuant to the Merger would be equal to the fair market value of such Pengrowth Units on the Closing Date and the holding period of a U.S. Holder for such Pengrowth Units would begin on the day after the Closing Date.
Passive Foreign Investment Company Status of Esprit
Under the U.S. Code, Esprit will be classified as a PFIC if, for any taxable year, either (i) 75% or more of its income is passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rent (other than rents and royalties derived in the active conduct of a trade or business) and gains from the sale or exchange of assets that produce passive income, including certain commodities gains. However, for transactions entered into after December 31, 2004, active business gains arising from the sale of commodities generally are excluded from “passive income” if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under section 167 of the U.S. Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its business. In determining whether or not it is a PFIC, Esprit will be treated as owning its proportionate share of the assets, and as receiving its proportionate share of the income of any corporation in which it owns, directly or indirectly, at least 25% of the stock by value.
The discussion contained above assumes that Esprit is not characterized as a PFIC for the current, or for any prior, taxable year. The annual determination of a corporation’s classification as a PFIC is fundamentally factual in nature, and cannot be determined until the close of the taxable year in question. While Esprit does not believe that it should be classified as a PFIC for any prior taxable year, under a technical application of the relevant rules, there is a substantial likelihood that the transactions that occur on the Closing Date, in particular the transitory ownership by Esprit of Pengrowth Units, and distribution of such Pengrowth Units to the Esprit Unitholders, would give rise to passive income for purposes of the PFIC rules. Such passive income could cause Esprit to be classified as a PFIC for the current taxable year. While Esprit does not believe that the PFIC rules were intended to apply to transitory ownership of passive assets in connection with a transaction such as the Merger, no assurance can be provided that Esprit will not be classified as a PFIC the current taxable year or for any prior taxable year. U.S. Holders are encouraged to consult their tax advisors regarding the potential application of the PFIC rules to their ownership and disposition of Esprit Units.
In the event that Esprit is classified as a PFIC for the current year or any other year during a U.S. Holder’s holding period, the United States federal income tax consequences of the Merger would be significantly different than the consequences described above. In general, under the PFIC rules:
(a)   the gain will be allocated rateably over the U.S. Holder’s holding period;

(b)	the amount allocated to the current taxable year and any year prior to the first year in which Esprit was a PFIC will be taxed as ordinary income in the current year;

(c)	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

(d)	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years.
In addition, if Esprit Units constitute interests in a PFIC, the United States federal income tax consequences of receiving the Special Distribution would be significantly different from those described above.
U.S. Holders who have made a special election to treat Esprit as a “qualified electing fund” (“QEF”) under the PFIC rules, or who have elected to “mark-to-market” their Esprit Units, may be subject to different United States federal income tax consequences with respect to the Special Distribution and the disposition of Esprit Units pursuant to the Merger.
U.S. Holders are urged to consult their advisors regarding the status of Esprit as a PFIC as a result of the transactions that occur on the Closing Date or the status of Esprit as a PFIC during any prior taxable year as well as the United States federal tax consequences to such holder if Esprit is so classified as a PFIC (including any applicable filing requirements that a U.S. Holder would be subject to if Esprit were classified as a PFIC).
Information Reporting and Backup Withholding
Payments made within the United States, or by a United States payor or middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Esprit Units or Pengrowth Units generally will be subject to information reporting and backup withholding at the then applicable rate if a U.S. Holder (i) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (ii) furnishes an incorrect U.S. taxpayer identification number, (iii) is notified by the IRS that such U.S. Holder has previously failed to report properly items subject to backup withholding tax, or (iv) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional United States federal income tax. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder’s United States federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if such U.S. Holder furnishes required information to the IRS. A U.S. Holder that does not provide a correct United States taxpayer identification number may be subject to penalties imposed by the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
REGARDING PENGROWTH ENERGY TRUST
The Ownership and Disposition of Pengrowth Units

Classification of Pengrowth as a Partnership
Pengrowth has elected under applicable United States Treasury Regulations to be treated as a partnership for United States federal income tax purposes. Although there is no plan or intention to do so, Pengrowth has the right to elect under applicable Treasury Regulations to be treated as a corporation for United States federal income tax purposes, if such election were determined to be beneficial.
A partnership generally is not treated as a taxable entity and incurs no United States federal income tax liability. Instead, as discussed below, each partner in an entity treated as a partnership for tax purposes is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its United States federal income tax liability, regardless of whether cash or other distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner’s adjusted basis in its partnership interest (see “Certain United States Federal Income Tax Considerations Regarding Pengrowth Energy Trust — The Ownership and Disposition of Pengrowth Units — Tax Consequences of Pengrowth Unit Ownership — Treatment of Distributions”). Each U.S. Holder will be treated as a partner in Pengrowth.
Section 7704 of the U.S. Code provides that publicly-traded partnerships such as Pengrowth will, as a general rule, be taxed as corporations. However, an exception (the “Qualifying Income Exception”) exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes interest (from other than a financial business), dividends, rents from real property, oil and gas royalty income, gains from the sale of oil and gas properties, and gains derived from the exploration, development, mining or production, processing, refining, transportation or the marketing of oil and gas. Royalty income received by Pengrowth from Pengrowth Corporation should be treated as qualifying income. Pengrowth believes that it has less than 10% of its income which is not qualifying income currently and that it has met the qualifying income exception since it first elected to be treated as a partnership for United States federal income tax purposes in 1997. Pengrowth expects that it will continue to meet the qualifying income exception in 2006 and thereafter. No assurance can be given that the qualifying income exception will in fact be met.

Possible Classification as a Corporation; PFIC Rules
If Pengrowth fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), Pengrowth will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the owners of Pengrowth units in liquidation of their interests in Pengrowth. That deemed transfer and liquidation would likely be taxable to U.S. Holders. Thereafter, Pengrowth would be treated as a corporation for federal income tax purposes. U.S. Holders would be required to file IRS Form 926 to report the deemed transfer and any other transfers made to Pengrowth while it is treated as a corporation.
If Pengrowth were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would not be passed through to U.S. Holders. Instead, U.S. Holders would be taxed upon the receipt of distributions, either pursuant to the PFIC rules discussed below or, if those rules are not applicable (or if the U.S. Holder makes certain elections pursuant to those rules), as either taxable dividend income (to the extent of Pengrowth’s current or accumulated earnings and profits calculated by reference to Pengrowth’s tax basis in its assets without regard to the price paid for Pengrowth Units by subsequent U.S. Holders) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the U.S. Holder’s tax basis in his Pengrowth Units) or taxable capital gain (after the U.S. Holder’s tax basis in Pengrowth Units is reduced to zero). If Pengrowth is treated as a corporation, it is possible that it would be considered a PFIC, in which case special rules (discussed below), potentially quite adverse to U.S. Holders, would apply.

Consequences of Possible PFIC Classification
A non-United States entity treated as a corporation for United States federal income tax purposes will be treated as a PFIC if, for any taxable year, either (i) 75% or more of its income is passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income.
Pengrowth currently believes that, if classified as a corporation, it would not be a PFIC. PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Therefore, no assurance can be given that Pengrowth, if it were a corporation, would not be now, and would not be in the future, a PFIC.
If Pengrowth were classified as a PFIC, for any year during which a U.S. Holder owns Pengrowth Units, the U.S. Holder will generally be subject to special rules (regardless of whether Pengrowth continues to be a PFIC) with respect to (1) any “excess distribution” (generally, any distribution received by the U.S. Holder on Pengrowth Units in a taxable year that is greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Pengrowth Units) and (2) any gain realized upon the sale or other disposition of Pengrowth Units. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which Pengrowth was a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other taxable years in the U.S. Holder’s holding period will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.
A U.S. Holder would also generally be subject to similar rules with respect to distributions to Pengrowth by, and dispositions by Pengrowth of the stock of, any direct or indirect subsidiary of Pengrowth that is also a PFIC.
Certain elections may be available to a U.S. Holder if Pengrowth was classified as a PFIC. Pengrowth will provide U.S. Holders with information concerning the potential availability of such elections if it determines that it is or will become a PFIC.
The discussion below is based on the assumption that Pengrowth will be treated as a partnership for United States federal income tax purposes.

Tax Consequences of Pengrowth Unit Ownership

Flow-through of Taxable Income
Each U.S. Holder will be required to report on its income tax return its share (based on the percentage of Pengrowth Units owned by that U.S. Holder) of the income, gains, losses and deductions of Pengrowth for the taxable year of Pengrowth ending with or within the taxable year of the U.S. Holder without regard to whether corresponding cash distributions are received by such U.S. Holder. Consequently, a U.S. Holder may be allocated income from Pengrowth even if he has not received a cash distribution from Pengrowth.
Pengrowth intends to make available to each U.S. Holder, within 75 days after the close of each calendar year, a Substitute Schedule K-1 containing his or her share of Pengrowth’s income, gain, loss and deduction for the preceding Pengrowth taxation year.
Pengrowth treats the Pengrowth Royalty as a royalty interest for all legal purposes, including United States federal income tax purposes. This treatment is not free from doubt, and it is possible that the IRS could contend, for example, that Pengrowth should be considered to have a working interest in the properties of Pengrowth Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to U.S. Holders could be different, perhaps materially worse, than indicated in the discussion herein, which generally assumes that the royalty indenture will be respected as a royalty.

Treatment of Distributions
Distributions by Pengrowth to a U.S. Holder generally will not be taxable to the U.S. Holder for federal income tax purposes to the extent of its tax basis in its Pengrowth Units immediately before the distribution. Cash distributions in excess of a U.S. Holder’s tax basis generally will be considered to be gain from the sale or exchange of the Pengrowth

Units, taxable in accordance with the rules described under “Certain United States Federal Income Tax Considerations Regarding Pengrowth Energy Trust — The Ownership and Disposition of Pengrowth Units — Disposition of Pengrowth Units” below.

Basis of Pengrowth Units
A U.S. Holder’s initial tax basis for its Pengrowth Units will be the amount paid for the Pengrowth Units. That basis will be increased by its share of Pengrowth income and decreased (but not below zero) by distributions to it from Pengrowth, by the U.S. Holder’s share of Pengrowth losses and deductions, and by its share of expenditures of Pengrowth that are not deductible in computing Pengrowth’s taxable income and are not required to be capitalized. See “Certain United States Federal Income Tax  — The Ownership and Disposition of Pengrowth Units — Disposition of Pengrowth Units — Recognition of Gain or Loss” below.

Limitations on Deductibility of Losses
There are limitations on the ability of a U.S. Holder to deduct any Pengrowth losses under the basis limitation rules, the at-risk rules and the passive loss rules. Special passive loss rules apply to a publicly traded partnership such as Pengrowth.
It is not anticipated that Pengrowth will generate losses. Nevertheless, should losses result, U.S. Holders must consult their own tax advisors as to the applicability to them of such loss limitations.

Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expenses” is generally limited to the amount of such taxpayer’s “net investment income.” Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment and (ii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a U.S. Holder’s investment interest expense will take into account interest on any margin account borrowing or other loans incurred to purchase or own Pengrowth Units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Foreign Tax Credits
Subject to certain limitations set forth in the U.S. Code, U.S. Holders may elect to claim a credit against their United States federal income tax liability for net Canadian income tax withheld from distributions received in respect of the Pengrowth Units that is not refundable to the U.S. Holder. U.S. Holders will also be entitled to claim a foreign tax credit for any Canadian income taxes paid by Pengrowth. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, distributions with respect to Pengrowth Units generally will be “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning before January 1, 2007. For taxable years beginning after December 31, 2006, distributions will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder. The rules and limitations relating to the determination of the foreign tax credit are complex and prospective purchasers are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. United States persons that do not elect to claim foreign tax credits may instead claim a deduction for their share of Canadian income taxes paid by Pengrowth or withheld from distributions by Pengrowth.

Tax Treatment of Pengrowth Operations

Accounting Method and Taxable Year
Pengrowth uses the year ending December 31 as its taxable year and has adopted the accrual method of accounting for United States federal income tax purposes.

Depletion
Under the U.S. Code, a U.S. Holder may deduct in his or her United States federal income tax return a cost depletion allowance with respect to the royalty units issued by Pengrowth Corporation to Pengrowth. U.S. Holders must compute their own depletion allowance and maintain records of the adjusted basis of the royalty units for depletion and other purposes. Pengrowth, however, intends to furnish each U.S. Holder with information relating to this computation.
Cost depletion is calculated by dividing the adjusted basis of a property by the total number of units of oil or gas expected to be recoverable therefrom and then multiplying the quotient by the number of units of oil and gas sold during the year. Cost depletion, in the aggregate, cannot exceed the initial adjusted basis of the property. Pengrowth intends to utilize a tax election made by it, known as a section 754 election and discussed below, which will allow purchasers of Pengrowth Units to be entitled to depletion deductions based upon their purchase price for the Pengrowth Units.
The depletion allowance must be computed separately by each U.S. Holder for each oil and gas property, within the meaning of Section 614 of the U.S. Code. The IRS is currently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. The Pengrowth Royalty Indenture burdens multiple properties. Accordingly, Pengrowth intends to take the position that the properties subject to the Pengrowth Royalty Indenture constitute a single property for depletion purposes and the income from the net profits interest will be royalty income qualifying for an allowance for depletion. Pengrowth anticipates that it would change this position if it should be determined that a different method of computing the depletion allowance is required by law.

Depreciation
The tax basis of the various depreciable assets of Pengrowth will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets.

Valuation of Pengrowth’s Properties
Certain of the United States federal income tax consequences of the ownership and disposition of Pengrowth Units will depend in part on Pengrowth’s estimates of the relative fair market value of its assets. Although Pengrowth may consult from time to time with professional appraisers regarding valuation matters, Pengrowth will itself make many of the relative fair market value estimates. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by U.S. Holders might change, and U.S. Holders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Section 754 Election
Pengrowth has made the election permitted by Section 754 of the U.S. Code. That election is irrevocable without the consent of the IRS. The election generally requires Pengrowth, in the case of a sale of the Pengrowth Units in the secondary market, to adjust the purchaser’s tax basis in the assets of Pengrowth pursuant to Section 743(b) of the U.S. Code to reflect its purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners.
A Section 754 election is advantageous if the purchaser’s tax basis in its Pengrowth Units is higher than its share of the aggregate tax basis to Pengrowth of the assets of Pengrowth immediately prior to the purchase. In such a case, as a result of the election, the purchaser would have a higher tax basis in its share of the assets of Pengrowth for purposes of calculating, among other things, depletion and depreciation. Conversely, a Section 754 election is disadvantageous if the purchaser’s tax basis in such Pengrowth Units is lower than its share of the aggregate tax basis of the assets of Pengrowth immediately prior to the transfer. Thus, the fair market value of the Pengrowth Units may be affected either favorably or adversely by the election.

Disposition of Pengrowth Units

Recognition of Gain or Loss
Gain or loss will be recognized on a sale of Pengrowth Units equal to the difference between the amount realized and the U.S. Holder’s tax basis for the Pengrowth Units sold. Gain or loss recognized by a U.S. Holder on the sale or exchange of Pengrowth Units will generally be taxable as capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period of the Pengrowth Units exceeds one year. In the case of a non-corporate U.S. Holder, any such long-term capital gain will be subject to tax at a reduced rate.
A portion of any amount realized on a sale or exchange of Pengrowth Units (which portion could be substantial) will be separately computed and taxed as ordinary income under Section 751 of the U.S. Code to the extent attributable to the recapture of depletion or depreciation deductions. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the Pengrowth Units and may be recognized even if there is a net taxable loss realized on the sale of the Pengrowth Units. Thus, a U.S. Holder may recognize both ordinary income and a capital loss upon a taxable disposition of Pengrowth Units. Certain limitations apply to the deductibility of capital losses.
The IRS has ruled that a person who acquires interests in an entity, such as Pengrowth, which is treated as a partnership for United States federal income tax purposes in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be ratably allocated to the interests sold and retained using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, regulations allow a seller of such an interest who can identify the interest sold with an ascertainable holding period to elect to use that holding period. Thus, according to the ruling, a U.S. Holder will be unable to select high or low basis Pengrowth Units to sell as would be the case with corporate stock but, according to the regulations, may designate Pengrowth Units sold for purposes of determining the holding period of the Pengrowth Units sold. A U.S. Holder electing to use this approach must consistently use that approach for all subsequent sales and exchanges of Pengrowth Units. It is not clear whether the ruling applies to Pengrowth because, similar to corporate stock, interests in Pengrowth are readily ascertainable and are evidenced by separate certificates. A U.S. Holder considering the purchase of additional Pengrowth Units or the sale of Pengrowth Units purchased in separate transactions should consult his or her own tax advisor regarding the application of this ruling and the regulations.

Allocations between Transferors and Transferees
In general, in reporting tax information for U.S. Holders, Pengrowth’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the U.S. Holders in proportion to the number of Pengrowth Units owned by each of them on the first Business Day of the month (the “allocation date”). However, gain or loss realized on a sale or other disposition of Pengrowth assets other than in the ordinary course of business, and other extraordinary items, will be allocated among the U.S. Holders on the allocation date in the month in which that gain or loss is recognized.

Notification Requirements
A U.S. Holder that sells or exchanges Pengrowth Units is required to notify Pengrowth in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. Pengrowth is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of Pengrowth Units will be required to furnish statements to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that allocates the consideration paid for the Pengrowth Units. This information will be provided by Pengrowth. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination
Pengrowth will be considered to have been terminated for United States federal income tax purposes if there is a sale or exchange of 50% or more of the total Pengrowth Units within a 12-month period. A termination of Pengrowth will result in a decrease in tax depreciation available to the U.S. Holders thereafter and in the closing of its taxable year for all U.S. Holders. In the case of a U.S. Holder reporting on a taxable year other than a fiscal year ending December 31, the closing of Pengrowth’s taxable year may result in more than 12 months’ taxable income or loss of Pengrowth being includable in its taxable income for the year of termination. New tax elections would have to be made by Pengrowth, including a new election under Section 754 of the U.S. Code. Adverse tax consequences could ensue if Pengrowth were unable to determine that the termination had occurred. Finally, a termination of Pengrowth could result in taxation of Pengrowth as a corporation if the Qualifying Income Exception was not met in the short taxable years caused by termination. See “Certain United States Federal Income Tax Considerations Regarding Pengrowth Energy Trust — The Ownership and Disposition of Pengrowth Units — Classification of Pengrowth as a Partnership.”

Treatment of Pengrowth Unit Lending and Short Sales
The special rules of the U.S. Code that apply to securities lending transactions do not, by their terms, apply to interests in a partnership. Accordingly, a U.S. Holder whose Pengrowth Units are loaned to a “short seller” to cover a short sale of Pengrowth units may be considered as having disposed of ownership of those Pengrowth units. If so, he would no longer be a partner with respect to those Pengrowth Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Pengrowth income, gain, deduction or loss with respect to those Pengrowth Units would not be reportable by the U.S. Holder and any cash distributions received by the U.S. Holder with respect to those Pengrowth Units would be fully taxable as ordinary income. U.S. Holders desiring to assure their status as owners of Pengrowth Units and avoid the risk of gain recognition resulting from the application of these rules should modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their Pengrowth Units.
The U.S. Code also contains provisions affecting the taxation of certain financial products and securities, including interests in entities such as Pengrowth, by treating a taxpayer as having sold an “appreciated” interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or related persons enter into an offsetting notional principal contract, or a futures or forward contract with respect to the interest on substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the interest, the taxpayer will be treated as having sold that portion if the taxpayer or a related person then acquires the interest or substantially identical property. The Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Disposition of Pengrowth Units by Redemption
The tax consequences of a redemption of Pengrowth Units are complex and depend in part upon whether some or all of a U.S. Holder’s Pengrowth Units are redeemed. The tax consequences of a redemption of all of a U.S. Holder’s Pengrowth Units should generally be the same as discussed above under “Certain United States Federal Income Tax Considerations Regarding Pengrowth Energy Trust — The Ownership and Disposition of Pengrowth Units — Disposition of Pengrowth Units — Recognition of Gain or Loss”. U.S. Holders contemplating a redemption of some or all of their Pengrowth Units should consult their tax advisors.

Uniformity of Pengrowth Units
Because Pengrowth cannot match transferors and transferees of Pengrowth Units, it must maintain uniformity of the economic and tax characteristics of the Pengrowth Units to a purchaser of these Pengrowth Units. In the absence of such uniformity, Pengrowth may be unable to completely comply with a number of federal income tax requirements.
A lack of uniformity, however, can result from a literal application of some Treasury regulations. If any non-uniformity was required by the IRS, it could have a negative impact on the value of the Pengrowth Units.

Tax-Exempt Organizations
Employee benefit plans (including individual retirement accounts (“IRAs”) and other retirement plans) and most other organizations exempt from federal income tax (each, a “TEO”) are subject to federal income tax on unrelated business taxable income (“UBTI”). Because we expect substantially all income of Pengrowth to be royalty income, rents from real property or interest, none of which is UBTI, a TEO should not be taxable on any income generated by ownership of the Pengrowth Units except as described in the next paragraph. However, the Pengrowth Royalty Indenture is in several respects an unusual royalty indenture, for which there is no clear United States income tax guidance. It is possible that the IRS could contend that some or all of the income of Pengrowth under the royalty indenture does not qualify as royalty income, but should instead be treated as UBTI. A similar risk may arise by virtue of the Net Profits Interest that will be acquired by Pengrowth from Esprit. In addition, the classification of certain facilities owned by Pengrowth as real property or personal property is a determination subject to uncertainty. If such facilities were determined to be personal property for United States federal income tax purposes, the rent derived therefrom would be UBTI to a TEO. Prospective purchasers of Pengrowth Units that are TEOs are encouraged to consult their tax advisors regarding the foregoing.
If the Pengrowth Units constitute “debt-financed property” within the meaning of U.S. Code Section 514(b), then a portion of any interest, rents from real property and royalty income received by the TEO attributable to the Pengrowth Units will be treated as UBTI and thus will be taxable to a TEO. Under U.S. Code Section 514(b), “debt-financed property” is defined as any property which is held to produce income and with respect to which there is acquisition indebtedness.

Administrative Matters

Pengrowth Information Returns
Pengrowth is currently not required to file a United States federal income tax return, since it has no gross income derived from sources within the United States or gross income which is effectively connected with the conduct of a trade or business within the United States. However, the IRS may require a U.S. Holder to provide statements or other information necessary for the IRS to verify the accuracy of the reporting by the U.S. Holder on its income tax return of any items of Pengrowth’s income, gain, loss, deduction, or credit. If Pengrowth were to file a United States tax return in future tax years, the filing would change the manner in which they provide tax information to the U.S. Holders and special procedures would also apply to an audit of such tax return by the IRS.

Reportable Transactions
Under Treasury regulations, certain taxpayers participating directly or indirectly in a “reportable transaction” must disclose such participation to the IRS. The scope and application of these rules is not completely clear. An investment in Pengrowth may be considered participation in a “reportable transaction” if, for example, Pengrowth recognizes certain significant losses in the future and Pengrowth does not otherwise meet certain applicable exemptions. If an investment in Pengrowth constitutes participation in a “reportable transaction,” Pengrowth and each U.S. Holder may be required to file IRS Form 8886 with the IRS, including attaching it to their United States federal income tax returns, thereby disclosing certain information relating to Pengrowth to the IRS. In addition, Pengrowth may be required to disclose Pengrowth reportable transactions and to maintain a list of Pengrowth Unitholders and Pengrowth Class A Unitholders (although none of the latter are U.S. citizens) and to furnish this list and certain other information to the IRS upon its written request. U.S. Holders are urged to consult their own tax advisors regarding the applicability of these rules to their investment in Pengrowth.

Foreign Partnership Reporting
A U.S. Holder who contributes more than U.S.$100,000 to Pengrowth (when added to the value of any other property contributed to Pengrowth by such person or a related person during the previous 12 months) in exchange for Pengrowth Units, may be required to file Form 8865, “Return of United States Persons With Respect to Certain Foreign Partnerships,” in the year of the contribution. There may be other circumstances when a U.S. Holder is required to file Form 8865.
Other Tax Considerations
The Information Circular does not address any tax considerations of the Merger other than certain Canadian and United States federal income tax considerations. Esprit Unitholders who are resident in jurisdictions other than Canada or the United States should consult their tax advisors with respect to the tax implications of the Merger, including any associated filing requirements, in such jurisdictions and with respect to the tax implications in such jurisdictions of owning Pengrowth Units after the Merger. Esprit Unitholders should also consult their own tax advisors regarding provincial, state and local or territorial tax considerations of the Merger or of holding Pengrowth Units after the Merger.
RIGHT TO DISSENT
The following description of the Dissent Right to which registered Esprit Unitholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Unitholder who seeks payment of the fair value of such Dissenting Unitholder’s Esprit Units and is qualified in its entirety by reference to the description of the Dissent Right provided under the Esprit Trust Indenture, which extract is attached to this Information Circular as Appendix “E”. A Dissenting Unitholder who intends to exercise the Dissent Right should carefully consider and comply with the provisions of Appendix “E”. Failure to strictly comply with the provisions thereof and to adhere to the procedures established therein may result in the loss of all rights thereunder.
Accordingly, each Dissenting Unitholder who might desire to exercise the Dissent Right should consult their own legal advisor.
Dissenting Unitholders are entitled, in addition to any other right such Dissenting Unitholder may have, to dissent and to be paid by Esprit the fair value of the Esprit Units held by such Dissenting Unitholder in respect of which such

Dissenting Unitholder dissents, determined based on the weighted average trading price of the Esprit Units on the last Business Day before the day on which the Merger Resolution from which such Dissenting Unitholder dissents was approved. A Dissenting Unitholder is only entitled to dissent to all of the Esprit Units held by such Dissenting Unitholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Unitholder. Only registered Esprit Unitholders may dissent. Persons who are beneficial owners of Esprit Units registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that they may only do so through the registered owner of such Esprit Units. A registered Esprit Unitholder, such as a broker, who holds Esprit Units as nominee for a beneficial holder who wishes to dissent, must exercise the Dissent Right on behalf of such beneficial owner with respect to all of the Esprit Units held for such beneficial owner. In such case, the demand for dissent should set forth the number of Esprit Units covered by it.
Dissenting Unitholders must provide a written objection to the Merger Resolution to Esprit c/o its counsel Osler, Hoskin & Harcourt LLP, Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta T2P 5H1, Attention: Robert A. Lehodey, Q.C., by 5:00 p.m. on September 25, 2006 or the Business Day immediately preceding the date of any adjournment of the Special Meeting. No Esprit Unitholder who has voted in favour of the applicable Merger Resolution will be entitled to dissent with the respect to the Merger.
The fair value of the Esprit Units held by the Dissenting Unitholder shall be determined by the weighted average trading price of the Esprit Units on the TSX on the last Business Day before the resolution from which the Dissenting Unitholder dissents was approved.
Esprit or a Dissenting Unitholder may apply to the Court, by way of an originating notice, after the approval of the Merger Resolution to fix the fair value of the Dissenting Unitholder’s Esprit Units. If such an application is made to the Court by either Esprit or a Dissenting Unitholder, Esprit must, unless the Court orders otherwise, send to each Dissenting Unitholder a written offer to pay the Dissenting Unitholder an amount considered by the Esprit Trustees, to be the fair value of the Esprit Units. The offer, unless the Court orders otherwise, must be sent to each Dissenting Unitholder at least 10 days before the date on which the application is returnable, if Esprit is the applicant, or within 10 days after Esprit is served a copy of the originating notice, if a Dissenting Unitholder is the applicant. Every offer will be made on the same terms to each Dissenting Unitholder of Esprit Units and contain or be accompanied with a statement showing how the fair value was determined.
A Dissenting Unitholder may make an agreement with Esprit for the purchase of such holder’s Esprit Units by Esprit, in the amount of the offer made by Esprit, or otherwise, at any time before the Court pronounces an order fixing the fair value of the Esprit Units.
A Dissenting Unitholder will not be required to give security for costs in respect of such application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Esprit Units of all Dissenting Unitholders who are parties to the application, giving judgment in that amount against Esprit, and in favour of each of those Dissenting Unitholders, and fixing the time within which Esprit must pay that amount to the Dissenting Unitholders.
As at the close of business on the last Business Day before the Closing Date, the Dissenting Unitholder will cease to have any rights as an Esprit Unitholder other than the right to be paid the fair value of such holder’s Esprit Units in the amount agreed to between Esprit and the Dissenting Unitholder or in the amount of the judgment of the Court, as the case may be. Until the close of business on the last Business Day before the Merger is completed, the Dissenting Unitholder may withdraw the Dissenting Unitholder’s dissent and the dissent proceedings in respect of that Dissenting Unitholder will be discontinued.
The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Unitholder, from the date on which the Dissenting Unitholder ceases to have any rights as an Esprit Unitholder, until the date of payment.
All Esprit Units held by Dissenting Unitholders who exercise the Dissent Right will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Esprit and cancelled in exchange for such fair value or will, if such Dissenting Unitholders ultimately are not so entitled to be paid the fair value thereof, be deemed to be exchanged into Pengrowth Units on the same basis as all other Esprit Unitholders pursuant to the Merger.
It is a condition to the completion of the Merger, that Esprit will not have received notice before the applicable deadline from the holders of more than 5% of the issued and outstanding Esprit Units of their intention to exercise the Dissent Right in relation to the Merger.

PRO FORMA FINANCIAL INFORMATION RELATING TO PENGROWTH
AFTER GIVING EFFECT TO THE MERGER
The following sets forth selected information relating to Pengrowth together with pro forma information of Pengrowth after giving effect to the Merger and certain other adjustments. Additional information concerning each of Esprit and Pengrowth is set forth elsewhere in this Information Circular. See “Information Regarding Esprit Energy Trust” and “Information Regarding Pengrowth Energy Trust”. In addition, attached as Appendix “D” to this Information Circular are Pengrowth Pro Forma Statements as at June 30, 2006 after giving effect to the Merger and certain other adjustments.
The pro forma combined financial information set forth below and the Pengrowth Pro Forma Statements are not necessarily indicative either of results of operations that would have occurred in the six months ended June 30, 2006 had the proposed Merger and certain other adjustments been effected on June 30, 2006; or of the results of operations expected in the remainder of 2006 and future years. In preparing the Pengrowth Pro Forma Statements, no adjustments have been made to reflect the operating synergies and the resulting cost savings expected to result from combining the operations of Pengrowth and Esprit.
Selected Pro Forma Financial Information
Certain selected pro forma consolidated financial information is set forth in the following table. Such information should be read in conjunction with the Pengrowth Pro Forma Statements.
The pro forma adjustments are based upon the assumptions described in the notes to the Pengrowth Pro Forma Statements which are presented for illustrative purposes only and are not necessarily indicative of the operating or financial results that would have occurred had the Merger actually occurred at the times contemplated by the notes to the unaudited pro forma consolidated financial statements or of the results expected in future periods.

Selected Pro Forma Financial Information

	As at and for the six months ended June 30, 2006

					Pro Forma
					After Giving
					Effect to the
	Pengrowth	Esprit	Adjustments		Merger(1)

	($ thousands)	($ thousands)	($ thousands)		($ thousands)
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenues	575,428	165,931	—		741,359
Cash flow from operations	309,925	80,550	—		390,475
Net income	176,451	38,004	(45,994	)(3)	168,461
Total assets	2,425,541	920,641	669,123	(4)	4,015,305
Working capital (deficiency)	(97,150)	(13,900)	(60,305	)(5)	(171,355)
Long term debt	488,310	141,830	—		630,140
Net Debt(2)	585,460	155,730	60,305		801,495
Unitholders’ equity	1,430,850	499,584	398,228	(6)	2,328,662

Notes:

(1)	The selected proforma financial information includes $40.2 million of transaction costs.

(2)	Excludes Esprit Debentures currently outstanding in the amount of $94,057,000.

(3)	The decrease to net income is primarily a result of an increase to depletion, depreciation and amortization expense as a result of the increased fair value Pengrowth recorded on Esprit’s property, plant and equipment.

(4)	Total assets increased as a result of Pengrowth recording the Esprit assets and liabilities at their estimated fair values as opposed to the historical carrying values recorded in the Esprit financial statements. This resulted primarily in an increase in property, plant and equipment.

(5)	The increase in the working capital deficiency and the net debt is a result of the estimated transaction costs and the anticipated special distribution.

(6)	The increase in unitholders’ equity results primarily from recording the Pengrowth Units issued to Esprit Unitholders under the terms of the Merger at fair value, which exceeds the carrying value of Esprit’s trust unitholder’s capital. In addition, Esprit’s deficit and contributed surplus is eliminated.

Principal Holders of Pengrowth Units Following the Merger
After giving effect to the Merger, to the best of the knowledge of the directors and officers of Esprit Ltd. and Pengrowth Corporation, no person will own, directly or indirectly, or exercise control or direction over Pengrowth Units carrying more than 10% of the votes attached to all of the issued and outstanding Pengrowth Units.
Directors and Officers Upon Completion of the Merger
As part of the Closing of the Merger, the Pengrowth Board will be expanded by one member to nine. Mr. D. Michael G. Stewart, the current Chairman of the Esprit Board, will be appointed to the Pengrowth Board.
Mr. Stewart of Calgary, Alberta, Canada has been a member of the Esprit Board of Trustees since the creation of Esprit on August 16, 2004 and a director of Esprit Ltd. since 2002. Currently, Mr. Stewart is the Chairman of both the Board of Trustees and Board of Directors. Pursuant to the Combination Agreement, Mr. Stewart will be appointed to the Pengrowth Board on the Closing Date.
Mr. Stewart is the principal of the privately held Ballinacurra Group of investment companies and has been active in the Canadian energy industry for over 30 years. He graduated from Queen’s University in 1973 with a Bachelor of Science with Honours degree in Geological Sciences.
During the 1993 to 2002 period, Mr. Stewart held a number of senior executive positions with Westcoast Energy Inc.
Mr. Stewart currently serves on the board of directors of TransCanada Corporation and Canadian Energy Services Inc., the managing partner of Canadian Energy Services L.P., and a number of private companies.
Pursuant to the Combination Agreement, Pengrowth has agreed to offer employment to substantially all of the employees of Esprit to be effective immediately following the Closing of the Merger. The process of doing so with respect to those employees of Esprit who may become officers of the combined trust as a result is ongoing as of the date of this Information Circular and will not be completed until prior to Closing.
For detailed information relating to the current suite of officers and directors of Pengrowth, see “Information Regarding Pengrowth Energy Trust — Directors and Officers”.
Risk Factors
An investment in Pengrowth and the combined trust is subject to certain risks. Investors should carefully consider the risks described under the headings “Information Concerning Esprit Energy Trust — Risk Factors” and “Information Concerning Pengrowth Energy Trust — Risk Factors” in this Information Circular, including those incorporated by reference into this Information Circular as well as the risk factors set forth below.
Risks Inherent to the Merger and Combined Trust

Possible Failure to Realize Anticipated Benefits of the Merger
Pengrowth and Esprit are proposing to complete the Merger to create a stronger and better positioned trust strengthen the position of Pengrowth in the oil and natural gas industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of the Merger depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the ability of the combined trust to realize the anticipated growth opportunities and synergies from combining the acquired Esprit businesses and operations with those of Pengrowth’s operating subsidiaries. The integration of acquired businesses requires the dedication of substantial management effort, time and resources, which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect Pengrowth’s ability to achieve the anticipated benefits of the Merger.

Failure to Obtain Necessary Approvals for Completion of the Merger
Completion of the Merger is subject to the receipt of all necessary regulatory and Esprit Unitholder approvals. The failure to obtain any such approvals will prevent Pengrowth and Esprit from completing the Merger and may have a Material Adverse Effect on the business and affairs of Pengrowth or Esprit or the trading prices of Pengrowth Units or Esprit Units.

Canadian Federal Income Tax
There is no assurance that Canadian federal and/or provincial income tax laws, such as those governing the current treatment of mutual fund trusts, will not be changed in a manner that affects Pengrowth Unitholders in a material adverse way. If the combined trust ceases to qualify as a “mutual fund trust” under the Tax Act, the Pengrowth Units would cease to be qualified investments for registered retirement savings plans, registered education savings plans, deferred profit sharing plans and registered retirement income funds. The combined trust could also become subject to tax under Part XII.2 of the Tax Act, which may have adverse consequences for certain Pengrowth Unitholders. Furthermore, as the Pengrowth Units would then constitute “taxable Canadian property” for purposes of the Tax Act, Non-Resident Pengrowth Unitholders would be subject to tax under the Tax Act (in the absence of relief under an applicable tax treaty or convention) on any capital gains realized on the disposition (or deemed disposition) of such Pengrowth Units. It is possible that the Canadian taxation authorities could choose to change the Canadian federal and/or provincial income tax laws applicable to mutual fund trusts and that any such changes could negatively affect, in a material way, the amount of cash available for distribution to Pengrowth Unitholders, the tax treatment of the Pengrowth Units and distributions made thereon, and the market value of the Pengrowth Units. The combined trust intends to distribute all of its taxable income to the Pengrowth Unitholders in each taxation year. See “Canadian Federal Income Tax Considerations Regarding Pengrowth Energy Trust”. The portion of cash distributions paid to Pengrowth Unitholders that is taxable may change from time to time.

Esprit Could be Treated as a Passive Foreign Investment Company for the Current Taxable Year
Under a technical application of the relevant rules applicable to passive foreign investment companies (“PFICs”), there is a substantial likelihood that the transactions that occur on the Closing Date, in particular the transitory ownership by Esprit of Pengrowth Units, and distribution of such Pengrowth Units to the Esprit Unitholders in redemption for their Esprit Units, would give rise to passive income for purposes of the PFIC rules. Such passive income could cause Esprit to be classified as a PFIC for the current taxable year, in which case a U.S. Holder, as defined herein, would be subject to certain generally adverse U.S. federal income tax rules. U.S. Holders, as defined herein, are urged to consult their advisors regarding the status of Esprit as a PFIC for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations Regarding the Merger”.

Preservation of Status as a Mutual Fund Trust
The combined trust may be required to maintain its status as a “mutual fund trust” under the Tax Act in reliance on the exception in paragraph 132(7)(a) of the Tax Act (the “Royalty Trust Exemption”). The Royalty Trust Exemption provides that a mutual fund trust will not be subject to the requirement that it not be maintained primarily for the benefit of Non-Residents if all or substantially all of the property of the trust, from the later of the day of its creation and February 21, 1990 to the particular time, consists of property other than property which is “taxable Canadian property” for the purposes of the Tax Act. If Pengrowth at any time fails to qualify for the Royalty Trust Exemption and does not otherwise qualify as a mutual fund trust for the purposes of the Tax Act, the consequences described above under “Pro Forma Financial Information Relating to Pengrowth After Giving Effect to the Merger — Risks Inherent to the Merger and Combined Trust — Canadian Federal Income Tax” may affect Pengrowth Unitholders in a material adverse way. In a comfort letter dated November 26, 2004, the Department of Finance (Canada) stated that it would propose amendments to the Royalty Trust Exemption effective January 1, 2004. In particular, the comfort letter provides that if at any time Pengrowth were maintained primarily for the benefit of Non-Residents, all or substantially all of its property must at that time consist of property other than “taxable Canadian property” for the purposes of the Tax Act. On March 23, 2006, the Department of Finance (Canada) issued a follow-up comfort letter confirming its intention to amend the Royalty Trust Exemption in accordance with its letter dated November 26, 2004. There can be no assurance that the Royalty Trust Exemption will be amended in accordance with the November 26, 2004 comfort letter.

REGULATORY MATTERS
Stock Exchange Listings
The currently outstanding Esprit Units and Esprit Debentures are listed and posted for trading on the TSX under the symbols “EEE.UN” and “EEE.DB”, respectively and the Pengrowth Units are listed and posted for trading on the TSX and the NYSE under the symbols “PGF.UN” and “PGH”, respectively. The outstanding Class A Units are not listed and posted for trading on any exchange. Following the Closing Date of the Merger, the Esprit Units will be delisted from the TSX and the Esprit Debentures will be listed and posted for trading under the symbol “PGF.DB”.
It is a condition to the completion of the Merger that the TSX and NYSE will have conditionally approved the listing of the Pengrowth Units to be issued pursuant to the Merger and the TSX has approved the substitutional listing of the Esprit Debentures that will be assumed by Pengrowth under the Merger (including Pengrowth Units issued upon the conversion of the Esprit Debentures). As of the date of this Information Circular, the TSX has conditionally approved the listing of the Pengrowth Units and the substitutional listing of the Esprit Debentures and the NYSE has conditionally approved the listing of the Pengrowth Units, subject to Pengrowth fulfilling the requirements of such exchanges.
Information with respect to the trading history of the Esprit Units is contained under the heading “Information Regarding Esprit Energy Trust — Esprit Unit Price Range and Trading Volumes” and information with respect to the trading history the Pengrowth Units is contained under the heading “Information Regarding Pengrowth Energy Trust — Pengrowth Unit Price Range and Trading Volumes”.
Other Regulatory Approvals
In addition to the approval of Esprit Unitholders, it is a condition precedent to the implementation of the Merger that all Required Regulatory Approvals be obtained, including approvals under the Competition Act and Investment Canada Act.

Competition Act Approval
The Merger is a “notifiable transaction” for the purposes of Part IX of the Competition Act. Accordingly, the Merger may not be completed until the applicable statutory waiting period has expired unless: (i) the Commissioner has issued an advance ruling certificate (an “ARC”) pursuant to section 102 of the Competition Act; or (ii) in lieu of issuing an ARC, the Commissioner has issued a “no action” letter and waived the notification obligation under section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC. Pengrowth and Esprit have jointly requested that the Commissioner issue an ARC under section 102 of the Competition Act or, alternatively, a “no action” letter in respect of the Merger. If the Commissioner issues an ARC, the Commissioner will not apply to the Competition Tribunal under the merger provisions of the Competition Act in respect of the Merger solely on the information that is the same or substantially the same as the information on the basis of which the ARC was issued, provided that the Merger is substantially completed within one year following the issuance of the ARC. Alternatively, the Commissioner may issue a “no action” letter indicating that she is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the Merger, while preserving during the three years following completion of the Merger her authority to initiate proceedings should circumstances change.

Investment Canada Act Approval
The Merger is reviewable under Part IV of the Investment Canada Act and pursuant to section 16(1) of the Investment Canada Act, the Merger may not be implemented unless it has been reviewed by the Minister of Industry under Part IV of the Investment Canada Act and the Minister of Industry is satisfied or is deemed to be satisfied that the Merger is likely to be of net benefit to Canada. Pengrowth has filed an application for review under section 17 of the Investment Canada Act and will submit, in support of its application for review, such information and undertakings as it considers reasonable and appropriate in the circumstances in support of its application, having regard to the factors the Minister of Industry is required to take into account in assessing whether the Merger will be of net benefit to Canada. The Minister of Industry has 45 days from the date the application is determined to be complete to review the Merger; however, if the Minister of Industry is unable to complete his or her consideration of the investment within such 45 day period, the Minister of Industry may, upon sending a notice to Pengrowth, unilaterally extend the review period by an additional 30 days.

Securities Law Matters

Canada
The Pengrowth Units to be issued to Esprit Unitholders pursuant to the Merger will be issued in reliance on exemptions from prospectus and registration requirements of Applicable Canadian Securities Laws and will generally be “freely tradeable” (and not subject to any “restricted period” or “hold period”) if the following conditions are met: (i) the trade is not a control distribution (as defined in Applicable Canadian Securities Laws); (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling securityholder is an insider or an officer of the issuer, the selling securityholder has no reasonable grounds to believe that the issuer is in default of Applicable Canadian Securities Laws.
The acceleration of the vesting of the Esprit PUIP Rights and the cash settlement thereof and the “change of control” payments might be considered a “collateral benefit” for the purposes of Ontario Securities Commission Rule 61-501 except that each of the directors and officers of Esprit Ltd. own less than 1% of the outstanding Esprit Units. See “Interests of Certain Persons in the Merger”.
The Merger may constitute a “going private transaction” for Esprit for the purposes of Regulation Q-27 (Respecting Protection of Minority Shareholders in the Course of Certain Transactions (Québec)) which may require that Esprit obtain a formal valuation and minority approval for the Merger. Esprit intends to make an application for an exemption from these requirements to the Autorité des marchés financiers.

United States
All securities to be issued to United States Unitholders have been registered with the SEC under a registration statement filed by Pengrowth on Form F-10. The Pengrowth Units registered under the registration statement will be freely tradable under U.S. Securities Laws (except for any securities acquired by an affiliate of Pengrowth or Esprit).
United States Unitholders are urged to consult their legal advisors to ascertain the applicable resale provisions.
TIMING
The Merger will become effective at the Time of Closing. If the Special Resolutions are approved at the Special Meeting and all other conditions specified in the Combination Agreement are satisfied or waived, Pengrowth and Esprit expect the Closing Date will be on or about October 2, 2006.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
As at August 22, 2006, the directors and officers of Esprit Ltd. and their associates and affiliates, as a group, beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of approximately 187,460 Esprit Units and 63,248 Esprit Exchangeable Shares, representing approximately 0.37% of the outstanding Esprit Units on a fully-diluted basis. The directors and officers also hold approximately 246,334 Esprit PUIP Rights representing approximately 27.8% of the outstanding Esprit PUIP Rights, which will be settled for a cash payment in accordance with the terms of the Combination Agreement. The amount of that payment, in the aggregate, in respect of Esprit PUIP Rights held by directors and officers on the business day immediately prior to Closing is expected to be approximately $8 million.
Immediately after giving effect to the Merger, it is anticipated that the current directors and officers of Esprit Ltd. and their associates and affiliates, as a group, would beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of approximately 141,386 Pengrowth Units (approximately 0.07% of the outstanding Pengrowth Units on a fully-diluted basis) and no Pengrowth Class A Units.
Esprit Ltd. has entered into employment agreements with certain officers, which employment agreements have been disclosed in Esprit’s AIF. The employment agreements provide for payments, consisting of salary, bonus and other employment benefits, to the executive officers upon a “change of control” or waiver of rights in respect thereof and a change in the executive’s duties following the change of control. The completion of the Merger constitutes a “change of control” under such agreements. The Esprit Board has determined that these conditions will be satisfied upon completion of the Merger in respect of certain officers and payments aggregating approximately $3.7 million may be paid to these executive officers of Esprit Ltd. immediately prior to or concurrently with the Closing.

The directors and officers of Esprit Ltd. have indicated their intention to vote their Esprit Units in favour of the Special Resolutions and have entered into Support Agreements with Pengrowth agreeing to do so.
Other than as discussed herein, there are no material interests, direct or indirect, of Esprit Trustees, directors, executive officers or senior officers of Esprit Ltd., or any Esprit Unitholder who beneficially owns, directly or indirectly, more than 10% of the outstanding Esprit Units or any known associate or affiliate of such persons, in any transaction since the commencement of Esprit’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Esprit or Esprit Ltd.
Pengrowth currently holds 1,489,000 Esprit Units representing approximately 2.2% of the outstanding Esprit Units. These Esprit Units were purchased by Pengrowth on various dates in the market with the last purchase being made on May 3, 2006. See “Effect of the Merger — Effect of the Merger on Esprit Units held by Pengrowth”.
EXPENSES OF THE MERGER
The costs to be incurred by Esprit with respect to the Merger and related matters including, without limitation, accounting and legal fees, financial advisory, contractual severance obligations, the preparation and printing and mailing of the Information Circular and other out-of-pocket costs associated with the Special Meeting, but excluding retention payments and statutory severance obligations, are estimated to be approximately $39 million.
INTERESTS OF EXPERTS
Certain legal matters relating to the Merger are to be passed upon at the Closing by Bennett Jones LLP, on behalf of Pengrowth, and by Osler, Hoskin, and Harcourt LLP, on behalf of Esprit. As at August 22, 2006, the partners and associates of Bennett Jones LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Pengrowth Units and less than 1% of the outstanding Esprit Units. As at August 22, 2006, the partners and associates of Osler, Hoskin and Harcourt LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Pengrowth Units and less than 1% of the outstanding Esprit Units.
White and Case LLP has advised Pengrowth with respect to certain matters relating to United States federal securities laws. Vinson & Elkins LLP has advised Pengrowth on certain matters relating to United States federal income tax considerations. As at August 22, 2006, the partners and associates of each of White and Case LLP and Vinson & Elkins LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Pengrowth Units and less than 1% of the outstanding Esprit Units.
Information relating to Pengrowth’s and Esprit’s reserves, incorporated by reference in this Information Circular was evaluated by GLJ, as independent qualified reserves evaluators. As at the date hereof, the principals of GLJ and its associates or affiliates did not hold any registered or beneficial ownership interests, directly or indirectly in the securities or property of Pengrowth or Esprit.
INFORMATION FOR UNITED STATES ESPRIT UNITHOLDERS
This Information Circular has been prepared in accordance with Canadian disclosure requirements, which differ from those in the United States. The financial statements and other financial information herein have been prepared in accordance with Canadian GAAP that are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements and other financial information of United States companies. Information concerning oil and gas operations and reserves have been prepared in accordance with Canadian requirements, which differ significantly from those of the SEC.
The Pengrowth Units to be issued to United States Esprit Unitholders pursuant to the Merger will be registered under the U.S. Securities Act, and such securities will be freely tradeable under applicable U.S. Securities Laws except for any securities acquired by an affiliate of Pengrowth.
The foregoing discussion is only a general overview of certain requirements of U.S. Securities Laws applicable to the securities to be received upon completion of the Merger. All holders of such securities are urged to consult their legal counsel to determine the extent of all applicable resale provisions and to ensure that the resale of their securities complies with applicable securities legislation.
Pengrowth filed with the SEC, concurrently with the Pengrowth Registration Statement on Form F-10 of which this Information Circular is a part, an appointment of agent for service of process on Form F-X. Under Form F-X,

Pengrowth appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving Pengrowth in a United States court arising out of, related to or concerning the issuance of Pengrowth Units under such registration statement.
Documents Filed as Part of Pengrowth’s U.S. Registration Statement
The Pengrowth Registration Statement on Form F-10 has been filed by Pengrowth with the SEC under the U.S. Securities Act relating to the Merger. The following documents have been or will be filed with the SEC as part of the Pengrowth Registration Statement of which this Information Circular is a part, insofar as called for by the SEC’s Form F-10: (i) the documents referred to under the heading “Information Regarding Pengrowth Energy Trust — Documents Incorporated by Reference” and “Information Regarding Esprit Energy Trust — Documents Incorporated by Reference”; (ii) the form of proxy and Letter of Transmittal accompanying this Information Circular; (iii) the Combination Agreement; (iv) consents of independent auditors, counsel, engineers and the financial advisor; and (v) powers of attorney pursuant to which the amendments to the Pengrowth Registration Statement may be signed.
Availability of Disclosure Documents
In the United States, Pengrowth is subject to the informational requirements of the U.S. Securities Exchange Act, as amended, and in accordance therewith must file reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those in the United States. You may read any document that Pengrowth has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference rooms. You may also read and download the documents that Pengrowth has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that Pengrowth has filed with the Canadian securities regulator authorities at www.sedar.com.
INFORMATION REGARDING ESPRIT ENERGY TRUST
General
Esprit is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to the Esprit Trust Indenture. The head and principal office of Esprit is located at Suite 900, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1. Esprit was formed on August 16, 2004 and commenced operations on October 1, 2004 as a result of the completion of a plan of arrangement (the “Esprit Arrangement”) among Esprit, Esprit Ltd., Esprit Acquisition Corp., Esprit ExchangeCo and others.
Esprit has two material subsidiaries, Esprit Ltd. and Esprit ExchangeCo.

Intercorporate Relationships
The following diagram illustrates the organizational structure of Esprit as at the date hereof:
Summary Description of the Business and Significant Entities of Esprit
The principal undertaking of Esprit is to indirectly acquire and hold, through Esprit Ltd., interests in petroleum and natural gas properties and assets related thereto. Esprit’s primary assets are the Esprit Notes, the common shares of Esprit Ltd. and the Esprit NPI.
The Esprit Trustees may declare payable to the Esprit Unitholders all or any part of the net income of Esprit less all expenses and liabilities of Esprit due and accrued and which are chargeable to the net income of Esprit. The only income to be received by Esprit is the interest received on the principal amount of the Esprit Notes and payments under the Esprit NPI Agreement and Esprit makes monthly cash distributions to Esprit Unitholders from that income after expenses, if any, and any cash redemptions of Esprit Units.
Esprit Ltd. is a corporation amalgamated and subsisting pursuant to the provisions of the Canada Business Corporations Act. The principal business of Esprit Ltd. is to acquire, develop, optimize, exploit and produce oil and natural gas reserves in western Canada. Esprit Ltd. does not have any subsidiaries that represent individually more than 10%, and in the aggregate more than 20%, of the total consolidated assets and total consolidated sales and operating revenues of Esprit Ltd. as at December 31, 2005. Esprit Ltd. currently has a total of 124 full-time employees, including 40 field personnel. Esprit Ltd. also has a total of 41 consultants, including 34 field consultants.
The head office of Esprit Ltd. is located at Suite 900, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1 and its registered office is located at Suite 4500, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4K7.
Recent Transactions and Developments
On July 5, 2006, Esprit Ltd. completed the acquisition of all of the issued and outstanding common shares of Trifecta Resources Corp. (“Trifecta”), a private oil and gas company, from arm’s length parties for cash consideration of approximately $102 million, including closing adjustments. The cost of the acquisition was funded from extending and drawing upon the Esprit Credit Facility.
Upon completion of the acquisition of Trifecta, Esprit added approximately 30,000 gross (22,200 net) acres of undeveloped land, bringing Esprit’s total undeveloped land position to approximately 233,000 net acres. Trifecta’s total proved and probable reserves were estimated by an independent engineering company at 4.9 MMboe proved plus probable, of which 3.5 MMboe are classified as proved.
The majority of the assets held by Trifecta and acquired under the acquisition are located in the Garrington and Mikwan areas in Southern Alberta and are adjacent to Esprit’s existing key operating area in and around Olds. The acquired assets, which provide operational control and have an average working interest in their operated properties of

70%, currently produce approximately 1,400 boe/d. This production is made up of approximately 50% natural gas, 25% natural gas liquids and 25% light oil.
Upon the completion of the acquisition, Trifecta and Trifecta Energy Ltd. became wholly-owned subsidiaries of Esprit Ltd. On July 17, 2006, Esprit Ltd. amalgamated with each of Trifecta and Trifecta Energy Ltd. in a two-stage process to form “Esprit Exploration Ltd.”.
Documents Incorporated by Reference
Information has been incorporated by reference in this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference herein may be obtained upon request at no charge from the Corporate Secretary of Esprit Ltd., the administrator of Esprit, at Suite 900, 600 – 4th Avenue S.W., Calgary, Alberta, T2P 1T1 (facsimile: (403) 213-3735). In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com.
The following documents of Esprit, filed with various securities commissions or similar authorities in the jurisdictions in Canada where Esprit is a reporting issuer, are specifically incorporated by reference into and form an integral part of this Information Circular:

1.	the Esprit AIF;

2.	the Esprit AGM Circular relating to the annual meeting of Esprit Unitholders held on May 11, 2006;

3.	Management’s discussion and analysis of financial conditions and operating results of Esprit for the year ended December 31, 2005 and the six months ended June 30, 2006;

4.	the material change report dated June 26, 2006 with respect to the acquisition of Trifecta; and

5.	the material change report dated July 28, 2006 with respect to the Merger.
Any material change reports (except confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditor’s report thereon and information circulars (excluding those portions that are not required pursuant to National Instrument 44-101 of the Canadian Securities Administrators to be incorporated by reference herein) filed by Esprit with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Information Circular and prior to the Closing Date, will be deemed to be incorporated by reference in this Information Circular.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of the Information Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Information Circular.
External Debt

Esprit Credit Facility
The Esprit Credit Facility is with a syndicate of chartered banks consisting of $315 million extendible revolving term credit facility and a $15 million operating credit facility each of which is available on a revolving basis to May 31, 2007 subject to extension of that date annually with the agreement of the lenders. If not extended by the lenders, the outstanding amount of the Esprit Credit Facility would be repayable by June 1, 2008 and bear interest at prime rate or bankers’ acceptance rates plus an applicable margin, based on the debt to cash flow ratio. The Esprit Credit Facility is secured by a $500 million demand debenture providing for a floating charge over the petroleum and natural gas properties and all other assets of Esprit and are subject to semi-annual review at which its lenders may redetermine the borrowing base.

Esprit has entered into a subordination agreement with certain of its lenders. Pursuant to the subordination agreement, any present and future indebtedness of Esprit Ltd., or any of its subsidiaries, to Esprit, including under the Esprit NPI or Esprit Notes, is made subordinate to the repayment of amounts owing under the Esprit Credit Facility. Under the Esprit Credit Facility and the subordination agreement, Esprit is restricted from making distributions when (i) a default or event of default under the Esprit Credit Facility has occurred and is continuing and (ii) outstanding loans under the Esprit Credit Facility exceed the borrowing base set by its lenders thereunder until such time as such outstanding loans are reduced below the borrowing base.
The terms of the Esprit Credit Facility and the subordination agreement ensure its lenders have priority over Esprit Unitholders with respect to the assets and income of Esprit and its subsidiaries. Amounts due and owing to its lenders under the Esprit Credit Facility must be paid before any distribution can be made to Esprit Unitholders. See “Risk Factors — Debt Obligations” at page 48 of the Esprit AIF.
As at August 22, 2006, a total of $268.7 million was outstanding under the Esprit Credit Facility, including cash balances to be applied.

Esprit Debentures
The Esprit Debentures were issued on July 28, 2005 with an initial maturity date of August 31, 2005, which was subsequently extended to December 31, 2010 upon the closing of the acquisition by Esprit Ltd. of Markedon Energy Ltd. The Esprit Debentures bear interest at a rate of 6.50% per year payable semi-annually in arrears on June 30 and December 31, mature on December 31, 2010 and are subordinated to substantially all other liabilities of Esprit, including the Esprit Credit Facility. The Esprit Debentures are direct unsecured obligations of Esprit and are subordinated to all senior indebtedness of Esprit. The Esprit Debentures rank equally with all other unsecured and subordinated indebtedness of Esprit. Payment of principal and interest on the Esprit Debentures ranks in priority to the payment of distributions on the Esprit Units. The Esprit Debentures are not redeemable on or before December 31, 2008.
The Esprit Debenture Indenture provides that the conversion price for the Esprit Debentures will be adjusted upon any distribution to Esprit Unitholders of assets (excluding dividends or distributions paid in the ordinary course), such that the conversion price (after adjustment) in accordance with the formula specified in the Esprit Debenture Indenture. The payment of the Special Distribution will result in such an adjustment.
Esprit may redeem the Esprit Debentures after December 31, 2008 and on or prior to December 31, 2009 at a price of $1,050 per Esprit Debenture and at a price of $1,025 per Esprit Debenture after December 31, 2009 and prior to maturity, in each case plus accrued and unpaid interest. Each Esprit Debenture is convertible into Esprit Units at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the Business Day immediately preceding the date specified by Esprit for redemption of the Esprit Debentures at a conversion price of $13.85 per Esprit Unit, subject to adjustment in certain events. Holders converting their Esprit Debentures will receive accrued and unpaid interest, if any, thereon. See “Effect of the Merger — Effect on Esprit Debentures”. As at August 22, 2006 Esprit Debentures with a face value of $4.2 million had been converted into Esprit Units. The Esprit Debentures trade on the TSX under the symbol “EEE.DB”.
Upon a change of control of Esprit involving the acquisition of voting control or direction over 66 2/3% or more of the Esprit Units, Esprit is required to make an offer in writing to purchase all of the Esprit Debentures then outstanding, at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
Amounts outstanding pursuant to the Esprit Debentures as at August 22, 2006 are as follows:

Issue Date	Interest Rate	Conversion Price	Maturity Date	Amount Outstanding

July 28, 2005	6.50%	$13.85	December 31, 2010	$94,016,000
Pengrowth will assume the obligations of Esprit under the Esprit Debentures pursuant to the Merger. See “Effect of the Merger — Effect on Esprit Debentures”.

Esprit Unit Price Range and Trading Volumes
The Esprit Units are listed for trading on the TSX under the symbol “EEE.UN”. The following table sets forth the high, low and closing prices and the aggregate trading volume of the Esprit Units on the TSX as reported by the TSX, for the periods indicated.

	High	Low	Close
For the 2006 Period Ended	($)	($)	($)	Volume

January 31	13.67	12.50	12.64	6,454,590
February 29	12.67	11.12	11.65	7,321,741
March 31	12.27	10.87	11.93	8,760,782
April 30	13.79	11.90	13.41	7,383,785
May 31	13.49	11.80	12.00	5,089,071
June 30	12.59	11.05	11.61	5,248,039
July 31	13.44	11.36	13.44	27,894,859
August 22	13.96	13.35	13.80	14,068,551
On July 21, 2006, the last trading day on which the Esprit Units traded prior to announcement of the Merger, the closing price of the Esprit Units on the TSX was $11.38. On August 22, 2006, the closing price of the Esprit Units on the TSX was $13.80.
Cash Distributions and History
The Esprit Trustees may declare payable to the Esprit Unitholders all or any part of the net income of Esprit earned from interest income on the Esprit Notes and from the income generated under the Esprit NPI Agreement less all expenses and liabilities of Esprit due and accrued and which are chargeable to the net income of Esprit. In addition, Esprit Unitholders may, at the discretion of the Esprit Board, receive distributions in respect of prepayments of principal on the Esprit Notes made by Esprit Ltd. to Esprit before the maturity of the Esprit Notes.
Cash distributions are ordinarily made on the 15th day of each month to Esprit Unitholders of record on the immediately preceding distribution record date, or if such day does not fall on a Business Day, the next following Business Day.
Esprit’s objective is to provide Esprit Unitholders with relatively stable and predictable monthly distributions, while retaining a portion of cash flow to fund ongoing development and optimization projects designed to enhance the sustainability of its cash flow. Although Esprit strives to provide Esprit Unitholders with stable and predictable cash flows, the percentage of cash flow from operations paid to Esprit Unitholders each month may vary according to a number of factors including, fluctuations in commodity prices, exchange rates and production rates, reserve growth, capital expenditure programs and the portion thereof funded from cash flow and Esprit’s overall level of debt.
The following table sets forth the per Esprit Unit amount and the distribution payment date of monthly cash distributions paid by Esprit in 2006 and declared payable by Esprit in 2006.

	Distributions per
For the 2006 Period Ended	Esprit Unit	Payment Date

January 31	$0.15	February 15, 2006
February 29	$0.15	March 15, 2006
March 31	$0.15	April 15, 2006
April 30	$0.15	May 16, 2006
May 31	$0.15	June 15, 2006
June 30	$0.15	July 15, 2006
July 31	$0.15	August 15, 2006
August 31	$0.15	September 15, 2006
September 30	$0.15	October 15, 2006
For additional information respecting historical distribution payments to Esprit Unitholders, including the factors influencing the amount available for distribution to Esprit Unitholders, see “Cash Distributions” at page 24 of the Esprit AIF.
The historical distribution payments described above and incorporated by reference herein and the distributions paid by Esprit in 2006 and declared payable for August and September 2006 may not be reflective of future distribution payments and future distributions are not assured.

Risk Factors
An investment in Esprit Units is subject to certain risks. Readers should carefully consider the risk factors described under the heading “Risk Factors” on pages 44 to 50 in the Esprit AIF incorporated by reference herein as well as the risk factors set elsewhere in this Information Circular.
Legal Proceedings
There are no outstanding legal proceedings material to Esprit to which Esprit is a party or in respect of which any of its properties are subject, nor are there any such proceedings known to be contemplated.
Executive Compensation
For detailed information relating to Esprit and its directors and officers and executive compensation, see the heading “Compensation of Trustees and Executive Officers” on pages 9 to 18 of the Esprit AGM Circular which is incorporated by reference in this Information Circular.
Indebtedness of Directors, Executive Officers and Senior Officers
The following table sets forth the aggregate indebtedness of all executive officers, directors, employees and former executive officers, directors and employees to Esprit, Esprit Ltd. or any of their subsidiaries outstanding as at August 22, 2006.

Aggregate Indebtedness ($)

	To Esprit or its		To Another
Purpose	Subsidiaries		Entity

Security purchases	414,999.33	(1)	Nil
Other	Nil		Nil

Note:

(1)	The amount of indebtedness relates to loans granted to a former executive of Esprit Ltd. who resigned in June 2000 for share purchases between 1993 and 1999. It is no longer Esprit’s practice to make loans to its employees.
Equity Compensation Plan Information
For detailed information relating to Esprit’s equity compensation plans, see the heading “Equity Compensation Plan Information” on page 15 of the Esprit AGM Circular, which is incorporated by reference in this Information Circular.
Statement of Corporate Governance Practices
For detailed information relating to Esprit’s governance practices in relation to the disclosure requirements of National Instrument 58-101 are set out under Appendix “A” of the Esprit AGM Circular, which is incorporated by reference in this Information Circular.
Auditors, Transfer Agent and Registrar
The auditors of Esprit are KPMG LLP, Chartered Accountants, of Calgary, Alberta.
The transfer agent and registrar for the Esprit Units and trustee for the Esprit Debentures is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta, and Toronto, Ontario.
Additional Information
Additional information relating to Esprit is available on SEDAR at www.sedar.com. Financial information concerning Esprit is provided in its financial statements for the year ended December 31, 2005 and the accompanying management’s discussion and analysis, both of which are incorporated by reference in this Information Circular and can be accessed on SEDAR.

INFORMATION REGARDING PENGROWTH ENERGY TRUST
General
Pengrowth is an oil and gas royalty trust that was created under the laws of the Province of Alberta on December 2, 1988 which is governed by the Pengrowth Trust Indenture dated July 27, 2006. In 1996, Pengrowth’s original name, “Pengrowth Gas Income Fund”, was changed to “Pengrowth Energy Trust”. The purpose of Pengrowth is to purchase and hold royalty units issued by Pengrowth Corporation, its majority owned subsidiary, and to issue Pengrowth Units to members of the public. Pengrowth Corporation acquires, owns and manages working interests and royalty interests in oil and natural gas properties as well as oil and gas processing facilities. The beneficiaries of Pengrowth are the Pengrowth Unitholders and Pengrowth Class A Unitholders.
Pengrowth Corporation was created under the laws of the Province of Alberta on December 30, 1987. In 1998, the name of Pengrowth Corporation was changed from “Pengrowth Gas Corporation” to “Pengrowth Corporation”. Pengrowth Corporation has 1,100 common shares outstanding, 1,000 of which are owned by Pengrowth and 100 of which are owned by the Pengrowth Manager. Pengrowth Corporation has its head and registered offices at 2900, 240 – 4th Avenue S.W., Calgary, Alberta T2P 4H4.
The Pengrowth Manager was created under the laws of the Province of Alberta on December 16, 1982 as Pengrowth Management Limited. The Pengrowth Manager serves as the manager of Pengrowth and Pengrowth Corporation pursuant to the terms of the Pengrowth Management Agreement. The Pengrowth Management Agreement was extended on June 30, 2006 and will terminate on June 30, 2009.
Organization and Structure of Pengrowth
Under the Pengrowth Royalty Indenture, Pengrowth Corporation has granted a royalty consisting of a 99% share of “royalty income” to the holders of royalty units. The royalty units represent fractional undivided interests in the Pengrowth Royalty.
Under the Pengrowth Trust Indenture, Pengrowth has issued Pengrowth Units to the Pengrowth Unitholders and Pengrowth Class A Unitholders respectively. Each Pengrowth Unit and Pengrowth Class A Unit represents a fractional undivided beneficial interest in Pengrowth. Pengrowth Unitholders and Pengrowth Class A Unitholders are entitled to receive monthly distributions in respect of the royalty units held by Pengrowth and in respect of investments that are held directly by Pengrowth Corporation.
Pengrowth presently holds approximately 99.9% of the royalty units issued by Pengrowth Corporation. In addition, Pengrowth holds other permitted investments, such as oil and gas processing facilities, debt obligations of Pengrowth Corporation and its affiliates and cash.
Pengrowth Corporation directly and indirectly acquires, owns and operates working interests and royalty interests in oil and natural gas properties. Pengrowth Corporation has issued royalty units which entitle the holders thereof to receive a 99% share of the “royalty income” related to the oil and natural gas interests of Pengrowth Corporation.
Pengrowth Corporation owns all of the issued and outstanding shares of Stellar Resources Limited (“Stellar”), a corporation incorporated under the laws of the Province of Alberta. Stellar holds a 0.01% partnership interest in three partnerships, Pengrowth Heavy Oil Partnership, Pengrowth Energy Partnership and Crispin Energy Partnership and acts as the general partner of the partnerships. The remaining 99.99% partnership interest in each of the partnerships is held by Pengrowth Corporation. Pengrowth Heavy Oil Partnership and Pengrowth Energy Partnership were acquired in connection with the acquisition of certain properties from Murphy Oil Calgary Ltd. in 2004. Crispin Energy Partnership was acquired during 2005 in connection with the acquisition of Crispin Energy Inc.
The principal business of the Pengrowth Manager is that of a specialty fund manager. The Pengrowth Manager currently provides advisory, management, and administrative services to Pengrowth and to Pengrowth Corporation. In particular, the Pengrowth Manager also manages and provides services relating to the acquisition and disposition of oil and natural gas properties and other related assets on behalf of Pengrowth Corporation. James S. Kinnear, President and a director of the Pengrowth Manager and Chairman, President, Chief Executive Officer and a director of Pengrowth Corporation, owns, directly or indirectly, all of the issued and outstanding voting securities of the Pengrowth Manager.

Intercorporate Relationships
The following diagram illustrates the organizational structure of Pengrowth as at the date hereof:

Notes:

(1)	These properties were acquired on May 31, 2004 in an acquisition from Murphy Oil, which had interests in oil and natural gas assets in Alberta and Saskatchewan.

(2)	These properties were acquired on April 29, 2005 in the acquisition of Crispin.
Summary Description of the Business
Pengrowth engages in limited exploration for oil and natural gas. Pengrowth’s primary focus is on making accretive acquisitions, adding reserves production through development drilling and maximizing the value of Pengrowth’s mature property base by reducing operational costs, implementing new development technologies, such as tertiary recovery operations, and implementing other operational efficiencies.
Pengrowth Corporation directly and indirectly acquires, owns and operates Pengrowth’s working interests and royalty interests in its various oil and natural gas properties as well as oil and gas processing facilities.
Pengrowth has grown throughout its history through an active program of acquisitions and financings and through development and exploration activities on Pengrowth’s properties. Since 1988, Pengrowth has completed more than 55 acquisitions and has raised in excess of $2.3 billion through 19 public equity offerings. During its 17-year history, Pengrowth has distributed approximately $2.3 billion to Pengrowth Unitholders.
Pengrowth’s goal is to maximize cash distributions on a per Pengrowth Unit basis over time while enhancing the value of the Pengrowth Units. Pengrowth focuses on making accretive acquisitions, adding reserves and production through development drilling, conducting limited exploration and maximizing the value of Pengrowth’s mature property base by reducing operating costs, implementing new development technologies, such as tertiary recovery operations, and implementing other operational efficiencies.
Summary Description of Operations
During 2005, Pengrowth augmented its operational team through the hiring of three new operational vice presidents. Pengrowth’s stand alone development budget for 2006 is $261 million, of which 60% is targeted to creating additions to production. As at July 31, 2006, Pengrowth’s average daily production was 57,922 boe/d.
Pengrowth’s assets are generally characterized by stable production and high quality reserves. Pengrowth has generally pursued acquisitions that have long reserve life, large reserves and low decline rates. Pengrowth’s assets presently have a reserve life index of 10.5 years based upon the Pengrowth Report dated December 31, 2005.
Pengrowth’s operations are presently divided into five business units:

•	Central Alberta — key properties include Judy Creek, Swan Hills, Macleod River, Kaybob and the Weyburn Unit located in Saskatchewan. This business unit is comprised of several large oil in place fields with an emphasis on enhanced oil recovery techniques including CO2 flood operations.

•	Southern Alberta — key properties include Monogram, Princess, Enchant, Quirk Creek and the Three Hills area. Major focus of this business unit is the ongoing optimization of shallow gas development at Quirk Creek and participation in the new focus area of coal bed methane.

•	NEBC/W5M — key properties include Oak, Rigel, Squirrel and Dunvegan. This business unit is comprised mainly of conventional production balanced between crude oil and natural gas.

•	Heavy Oil — key properties include Tangleflags, Plover and Bodo. Heavy oil is a relatively new focus area for Pengrowth and enhanced oil recovery opportunities such as the Bodo Polymer pilot project are under evaluation.

•	SOEP — the Sable Offshore Energy Project encompasses the Tier 1 fields of North Triumph, Venture and Thibeau and the Tier 2 fields of South Venture and Alma, demonstrating geographical diversification within Pengrowth’s portfolio.
While Pengrowth invests in a diverse portfolio of oil and natural gas properties, management of Pengrowth has identified several core competencies for the company, including the strong portfolio represented by its conventional oil and gas properties, enhanced oil recovery through water flood and miscible injection at Swan Hills and Judy Creek and participation in CO2 miscible flooding at Weyburn and other similar initiatives, shallow gas and coal bed methane. Shallow gas has been a significant contributor to Pengrowth’s portfolio since the mid 1990’s and Pengrowth has recently focused upon coal bed methane and has acquired the acreage and expertise to develop that resource. Pengrowth is also actively considering regional diversification. Pengrowth’s purchase of a working interest in the Sable Offshore Energy Project in 2001 was the first acquisition by Pengrowth outside of the Western Canadian Sedimentary Basin.
Recent Transactions and Developments
     Crispin Acquisition
On April 29, 2005, pursuant to a plan of arrangement under the Business Corporations Act (Alberta) Pengrowth completed the acquisition of Crispin Energy Inc. (“Crispin”), which held interests in oil and natural gas assets mainly in Alberta. Pengrowth issued 3,538,581 Pengrowth Class B Units and 686,732 Pengrowth Class A Units valued at collectively $88 million in exchange for all of the outstanding shares of Crispin.
     Monterey Transaction
On January 12, 2006, Pengrowth announced transactions with Monterey Exploration Ltd. (“Monterey”) under which Pengrowth sold approximately 1,000 boe/d of non-core production for $22 million cash and 8 million common shares in Monterey and farmed out acreage in northeast British Columbia under terms that include Pengrowth’s ability to participate in exploration activities in conjunction with Monterey. As at June 30, 2006, Pengrowth holds approximately 34% of the common shares of Monterey. Monterey has agreed to drill a minimum of 20 exploration wells and pay 100% of the costs to earn a 75% interest in the farmed out lands.

     Pengrowth Unit Consolidation
Only July 27, 2006 the Pengrowth Unit Consolidation was implemented by amending and restating the Pengrowth Trust Indenture effective that day. For further information concerning the Pengrowth Unit Consolidation, see the information circular-proxy statement of Pengrowth dated May 16, 2006 which is incorporated by reference in this Information Circular.

Listing Matters Pertaining to the Pengrowth Unit Consolidation
Upon completion of the Pengrowth Unit Consolidation, the Pengrowth Class A Units were de-listed from the TSX, the renamed Pengrowth Class B Units remained listed and posted for trading on the TSX as “Pengrowth Units” with a new symbol “PGF.UN”, and the Pengrowth Units were substitutionally listed in place of the Pengrowth Class A Units on the NYSE under the symbol “PGH”. After giving effect to the foregoing changes, the Pengrowth Units are now listed and posted for trading on the facilities of the TSX and the NYSE and the Pengrowth Class A Units are now non-transferable and are not listed or posted for trading on the facilities of any stock exchange.

Key Features of the Pengrowth Units and the Pengrowth Class A Units subsequent to the Pengrowth Unit Consolidation
The key features of the Pengrowth Units and the Pengrowth Class A Units as they are currently constituted are as follows:
The Pengrowth Units:

(a)	have voting rights at meetings of Pengrowth Unitholders on the basis of one vote for each Pengrowth Unit held in respect of all matters upon which the Pengrowth Trust Indenture requires a unitholder vote;

(b)	are not subject to any residency restrictions;

(c)	trade on the facilities of both the NYSE and the TSX;

(d)	are redeemable on demand by the holder thereof; and

(e)	have identical rights to voting, distributions and assets of Pengrowth upon the winding-up of Pengrowth as the Pengrowth Class A Units.
The Pengrowth Class A Units:

(a)	have voting rights identical to the Pengrowth Units;

(b)	may only be held by individuals, corporations or other entities that are not “non-residents” of Canada as that term is defined in the Tax Act;

(c)	may be converted into Pengrowth Units on demand by the holder thereof;

(d)	are not traded on the facilities of any stock exchange and are not transferable;

(e)	are redeemable on demand by the holder thereof; and

(f)	have identical rights to voting, distributions and assets of Pengrowth upon the winding-up of Pengrowth as the Pengrowth Units.
Further information relating to the rights and characteristics attributed to the Pengrowth Units and Pengrowth Class A Units may be found in Schedules “A” and “B” respectively of the Pengrowth Trust Indenture filed on SEDAR at www.sedar.com.
The Pengrowth Trust Indenture
The Pengrowth Units and Pengrowth Class A Units are issued under the terms of the Pengrowth Trust Indenture. A maximum of 500,000,000 Pengrowth Units and Pengrowth Class A Units, in the aggregate, may be created and issued pursuant to the Pengrowth Trust Indenture, of which 160,817,998 Pengrowth Units and 222,095 Pengrowth Class A Units were issued and outstanding on August 22, 2006. Each Pengrowth Unit and Pengrowth Class A Unit represents a fractional undivided beneficial interest in Pengrowth.
The Pengrowth Trust Indenture, among other things, provides for the establishment of Pengrowth, the issuance of Pengrowth Units and Pengrowth Class A Units, the permitted investments of Pengrowth, the procedures respecting distributions to Pengrowth Unitholders and Pengrowth Class A Unitholders the appointment and removal of the Pengrowth Trustee and the Pengrowth Trustee’s authority and restrictions thereon, the calling of meetings of

Pengrowth Unitholders and Pengrowth Class A Unitholders the conduct of business at such meetings, notice provisions, the form of trust unit certificates and the termination of Pengrowth. The Pengrowth Trust Indenture may be amended from time to time. Most amendments to the Pengrowth Trust Indenture, including the early termination of Pengrowth and the sale or transfer of the property of Pengrowth as an entirety or substantially as an entirety, require approval by an extraordinary resolution of the Pengrowth Unitholders and Pengrowth Class A Unitholders.
An extraordinary resolution of the Pengrowth Unitholders and Pengrowth Class A Unitholders requires the approval of not less than 66 2/3% of the votes cast at a meeting of Pengrowth Unitholders and Pengrowth Class A Unitholders held in accordance with the Pengrowth Trust Indenture at which two or more holders of at least 5% of the aggregate number of Pengrowth Units and Pengrowth Class A Units then outstanding are represented. The Pengrowth Trustee is permitted to amend the Pengrowth Trust Indenture without the consent or approval of the Pengrowth Unitholders for certain purposes, including: (i) ensuring that Pengrowth complies with applicable Laws or government requirements, including satisfaction of certain provisions of the Tax Act; (ii) ensuring that additional protection is provided for the interests of Pengrowth Unitholders and Pengrowth Class A Unitholders as the Pengrowth Trustee may consider expedient; and (iii) making typographical or other non-substantive changes that are not adverse to the interests of the Pengrowth Trustee, the Pengrowth Unitholders or the Pengrowth Class A Unitholders. For detailed information see the Pengrowth Trust Indenture filed on SEDAR.
Directors and Officers
Pengrowth does not have any directors or officers. The following is a summary of information relating to the directors and officers respectively of Pengrowth Corporation, the administrator of Pengrowth.
The following table sets forth the name, province and country of residence and positions for each of the directors and officers of Pengrowth Corporation upon completion of the Merger, together with their principal occupations during the last five years. The directors of Pengrowth Corporation will hold office until the next annual meeting of Pengrowth Unitholders or until their respective successors have been duly elected or appointed.

Name, Province and
Country of Residence	Position with Pengrowth Corporation	Principal Occupation

James S. Kinnear(5)	President, Chairman, Director and	President, Pengrowth Management
Calgary, Alberta	Chief Executive Office (since 1988)	Limited
Stanley H. Wong(2)(6)	Director (since 1988)	President, Carbine Resources Ltd.
Calgary, Alberta		a private oil and gas producing and engineering company
John B. Zaozirny(3)(4)	Director (since 1988)	Counsel, McCarthy Tétrault LLP,
Calgary, Alberta		Barristers & Solicitors
Thomas A. Cumming(1)(3)(4)	Director (since 2000)	Business Consultant
Calgary, Alberta
Michael S. Parrett(1)(3)(4)	Director (since 2004)	Business Consultant
Aurora, Ontario
Kirby L. Kedrick	Director (since 2005)	Business Consultant
Pinedale, Wyoming(1)(2)
A. Terence Poole(1)(3)	Director (since 2005)	Business Consultant
Calgary, Alberta
Wayne K. Foo(2)	Director (since 2006)	President, Petro Andina Resources
Calgary, Alberta		Inc. and Chairman of Brigantine Energy Inc.
Gordon M. Anderson	Vice President (since 2001)	Vice President, Financial Services,
Calgary, Alberta	Vice President, Treasurer (1997-2001) Treasurer (1995-1997) Chief Financial Officer (1991-1998)	Pengrowth Management Ltd.

Name, Province and
Country of Residence	Position with Pengrowth Corporation	Principal Occupation

Charles V. Selby	Vice President and Corporate	Lawyer and Professional
Calgary, Alberta	Secretary (since 2005)	Engineer, Selby Professional
	Corporate Secretary (since 1993)	Corporation
Lawyer and Corporate
Financial Advisor
Christopher G. Webster	Chief Financial Officer (since 2005)	Chief Financial Officer
Calgary, Alberta	Treasurer (2000-2005)
Larry B. Strong	Vice President, Geosciences	Vice President, Geosciences
Bragg Creek, Alberta	(since 2005)	Pengrowth Corporation
William G. Christensen	Vice President, Strategic Planning	Vice President, Strategic Planning
Calgary, Alberta	and Reservoir Exploitation	and Reservoir Exploitation
	(since 2005)	Pengrowth Corporation
James E.A. Causgrove	Vice President, Production	Vice President, Production and
Calgary, Alberta	and Operations (since 2005)	Operations Pengrowth Corporation
Douglas C. Bowles	Vice President and Controller	Vice President and Controller
Calgary, Alberta	(since March 1, 2006) Controller (since 2005)	Pengrowth Corporation
Peter Cheung	Treasurer (since 2005)	Treasurer
Calgary, Alberta		Pengrowth Corporation

Notes:

1.	Member of Audit Committee.

2.	Member of Reserves Committee.

3.	Member of Corporate Governance Committee.

4.	Member of the Compensation Committee.

5.	In addition, Mr. Kinnear exercises control over 13,152 royalty units which are held by the Pengrowth Manager.

6.	In addition, Mr. Wong exercises control over 3,288 royalty units held by Carbine Resources Ltd.
As at August 22, 2006, the foregoing directors and officers, as a group, beneficially owned, directly or indirectly, 4,412,387 Pengrowth Units, representing approximately 2.7% of the issued and outstanding Pengrowth Units and held options and rights to acquire a further 598,265 Pengrowth Units. Assuming the completion of the Merger and exercise of all Pengrowth options and rights, the foregoing directors and officers, as a group, would beneficially own, directly and indirectly, 5,010,652 Pengrowth Units, approximately 2.6% of the then issued and outstanding Pengrowth Units.
The term of each director expires at the next annual meeting of Pengrowth Unitholders. The next annual meeting of Pengrowth Unitholders is currently scheduled to be held on or about April 19, 2007.
Each of the foregoing directors and officers has had the same principal occupation for the previous five years except for Mr. Cumming who was President of the Alberta Stock Exchange from 1988 to 1999; Michael S. Parrett who was Vice-President and Chief Financial Officer of Rio Algom Limited (“Rio”) from 1991 to 2000, Vice-President, Strategic Development and Joint Ventures of Rio from 1999 to 2000 and President of Rio from 2000 to 2001; Wayne Foo, who was President and Chief Executive Officer of Dominion Energy Canada Ltd. from 1998-2002; Chris Webster who was Vice-President, Treasurer from September 30, 2004 to 2005, Treasurer from 2001 to September 30, 2004, Manager, Operations Accounting from 2000 to 2001 and Team Leader, Marketing Accounting and Treasury, Union Pacific Resources Inc. from 1996 to 2000; Larry Strong who was Vice-President Geosciences & Officer of Petrofund Corp. from 2004 to 2005, Senior Vice-President of MarkWest Resources Canada from 2001 to 2003 and Director Geosciences of Waterous & Co. from 1998 to 2001; Bill Christensen who was Vice-President Planning of Northrock Resources from 2000 to 2005; Jim Causgrove who was Manager, New Growth Opportunities of Chevron Texaco Canada from 2003 to 2005 and Senior Vice-President and Chief Operating Officer of Central Alberta Midstream from 2000 to 2003; Doug Bowles who was Financial Reporting Manager from 2003 to 2005, Senior Planning Analyst from 2001 to 2003 and Senior Financial Analyst from 2000 to 2001 of ExxonMobil Canada; and Peter Cheung who was an Investment Banker with RBC Capital Markets from 2000 to 2005.

The Board of Directors of Pengrowth represents a broad background of expertise. The following are brief biographies for the Pengrowth Board of Directors.
James S. Kinnear, the Chairman, President and Chief Executive Officer of Pengrowth Corporation, is a Chartered Financial Analyst with many years of experience in the energy industry. Mr. Kinnear founded Pengrowth Management Limited and Pengrowth Trust in 1988.
John B. Zaozirny, Pengrowth’s lead director, has served as a director of many public corporations and energy trusts. Mr. Zaozirny is a lawyer and a former Energy Minister of the Province of Alberta.
Stanley H. Wong is a Professional Engineer with in excess of 28 years of oil and gas experience. Mr. Wong is a nominee of Pengrowth Management Limited to the Pengrowth Board.
Thomas A. Cumming is also a Professional Engineer. Mr. Cumming had a career in banking and was the former Chief Executive Officer of the Alberta Stock Exchange.
Michael Parrett is a Chartered Accountant. He held several senior management positions with Rio Algom Limited, retiring as President in 2001.
Terry Poole is a Chartered Accountant with extensive senior financial management accounting, capital and debt market experience. He recently retired as Executive Vice President Corporate Strategy and Development of Nova Chemicals Corporation.
Kirby Hedrick is a Mechanical Engineer. Mr. Hedrick has extensive engineering and senior management experience in the United States and internationally. He retired in 2000 as Executive Vice President Upstream of Phillips Petroleum.
Wayne Foo is a Professional Geologist with a 27-year career encompassing geological and senior management experience in the oil and gas industry and is currently President of Petro Andina Resources Inc.
Statement of Corporate Governance Practices
Good corporate governance is central to the effective and efficient operation of Pengrowth and Pengrowth Corporation. The Pengrowth Board has general authority over the business and affairs of Pengrowth Corporation and derives its authority with respect to Pengrowth by virtue of the delegation of powers by the Pengrowth Trustee to Pengrowth Corporation as administrator in accordance with the Pengrowth Trust Indenture. Under Pengrowth’s constating documents, Pengrowth Unitholders have empowered the Pengrowth Trustee and Pengrowth Corporation to delegate authority to the Pengrowth Manager. The Pengrowth Manager derives its authority under the Pengrowth Management Agreement. In practice, the Pengrowth Manager defers to the Pengrowth Board on all matters material to Pengrowth Corporation and Pengrowth.
The Pengrowth Board is comprised of eight members and six of those are considered independent. Pengrowth Corporation has appointed a lead director who is considered to be independent. A meeting of only the independent directors, chaired by the lead director, is held at the end of each Pengrowth Board meeting. Further detailed information on the corporate governance practices of Pengrowth in relation to the requirements of National Instrument 58-101 are set out under Appendix “A” of the management information circular  — proxy statement of Pengrowth dated May 16, 2006, which is incorporated by reference in this Information Circular.
Documents Incorporated by Reference
Information has been incorporated by reference in this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference herein may be obtained upon request at no charge from Investor Relations at 2900, 240 – 4th Avenue S.W., Calgary, AB T2P 4H4, (403) 233-0224 or 1-800-223-4122 and at Scotia Plaza, 40 King Street West, Suite 3006, Box 106, Toronto, Ontario, M5H 3Y2, (416) 362-1748 or 1-888-744-1111. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com.

The following documents of Pengrowth filed with the various securities commissions or similar authorities in the jurisdictions where Pengrowth is a reporting issuer, are specifically incorporated by reference into and form an integral part of this Information Circular:

1.	the Pengrowth AIF;

2.	the audited comparative consolidated financial statements and notes thereto of Pengrowth for the years ended December 31, 2005 and 2004, together with the report of the auditors’ thereon;

3.	management’s discussion and analysis of financial condition and operating results of Pengrowth for the year ended December 31, 2005 and 2004 and the six months ended June 30, 2006;

4.	the Pengrowth AGM Circular, being the information circular — proxy statement of Pengrowth dated May 16, 2006 relating to the annual and special meeting of Pengrowth Unitholders held on June 23, 2006;

5.	the press release dated July 24, 2006 with respect to the Merger;

6.	the material change report dated August 2, 2006 with respect to the Merger; and

7.	the material change report dated August 8, 2006 with respect to the Pengrowth Unit Consolidation.
Any material change reports (excluding confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditors report thereon and information circulars (excluding those portions that are not required pursuant to National Instrument 44-101 of the Canadian Securities Administrators to be incorporated by reference herein) filed by Pengrowth with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Information Circular and prior to the Closing Date will be deemed to be incorporated by reference in this Information Circular.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Circular.
External Debt
     Pengrowth Credit Facilities and Outstanding Notes
On June 16, 2006, Pengrowth entered into a new $500 million extendible revolving term credit facility syndicated among eight financial institutions. The facility is unsecured and has a three-year term. Pengrowth has the option to extend the facility each year, subject to the approval of the lenders, or repay the entire balance at the end of the three-year term. Various borrowing options are available under the facility including prime rate based advances and bankers’ acceptance loans. This facility carries floating interest rates that are expected to range between 0.65% and 1.15% over bankers acceptance rates, depending on Pengrowth’s consolidated ratio of senior debt to earnings before interest, taxes and non-cash items. In addition, Pengrowth also has a $35 million demand operating line of credit for working capital purposes. These facilities were reduced by drawings of $162 million and by outstanding letters of credit in the amount of approximately $17 million at June 30, 2006.
On April 23, 2003, Pengrowth completed a U.S.$200 million private placement of senior unsecured notes to a group of U.S. investors. The notes were offered in two tranches: U.S.$150 million at 4.93% due April 23, 2010 and U.S.$50 million at 5.47% due April 23, 2013. Interest on these notes is payable semi-annually.
On December 1, 2005, Pengrowth completed a £50 million private placement of senior unsecured 10 year notes to a group of U.K. based investors. In a related transaction, Pengrowth entered into a series of currency swaps to hedge the foreign exchange risk and fixed the effective coupon rate of the notes at 5.49%.

Pengrowth Cash Distributions and History
Pengrowth makes monthly payments to Pengrowth Unitholders on the 15th of each month or the first Business Day following the 15th. The record date for any distribution is 10 Business Days prior to the distribution date. In accordance with stock exchange rules, an ex-distribution date occurs two trading days prior to the record date to permit time for settlement of trades of securities and distributions must be declared a minimum of seven trading days before the record date.
All amounts distributed to Pengrowth Unitholders from the inception of Pengrowth to December 31, 2005 have been treated as a return of capital, except that in 1996, 1999, 2000, 2001, 2002, 2003, 2004 and 2005 respectively, Pengrowth had taxable income per Pengrowth Unit of $0.2044, $0.6742, $1.9831, $1.7951, $0.4252, $1.4692, $1.4328 and $2.2241 respectively, which was allocated to Pengrowth Unitholders representing 12.2%, 30.4%, 55.8%, 51.4%, 22.0%, 55.2%, 55.3% and 80.0% of total cash distributions for those years. For Residents, amounts which are treated as a return of capital generally are not required to be included in a unitholder’s income but such amounts will reduce the adjusted cost base to the Pengrowth Unitholder of the Pengrowth Units.
At the special meeting of the royalty unitholders of Pengrowth Corporation held on April 23, 2002, the royalty unitholders approved the amendment of royalty indenture to permit the Pengrowth Board to establish a holdback, within Pengrowth Corporation, of up to 20% of its gross revenue if the Pengrowth Board determines that it would be advisable to do so in accordance with prudent business practices to provide for the payment of future capital expenditures or for the payment of royalty income in any future period. Subsequent to this royalty unitholder action, the Pengrowth Board authorized the establishment of a holdback to fund future capital obligations and future payments of royalty income to Pengrowth while providing a measure of stability to the monthly distribution amount.
The following table sets forth the per Pengrowth Unit amount and the distribution payment date of monthly cash distributions paid by Pengrowth in 2006 and declared payable by Pengrowth in 2006.

	Distributions per
For the 2006 Period Ended	Pengrowth Unit	Payment Date

January 31	$0.25	February 15, 2006
February 28	$0.25	March 15, 2006
March 31	$0.25	April 15, 2006
April 30	$0.25	May 15, 2006
May 31	$0.25	June 15, 2006
June 30	$0.25	July 15, 2006
July 31	$0.25	August 15, 2006
August 31	$0.25	September 15, 2006
September 30	$0.25	October 15, 2006

Note:

(1)	Pengrowth announced on August 22, 2006 that the September 2006 distribution would be paid on October 15, 2006.
The historical distribution payments described above and incorporated by reference herein and the distributions paid by Pengrowth in 2006 and declared payable for September 15 and October 15, 2006 may not be reflective of future distribution payments and future distributions are not assured. Future distributions and the actual payout ratio will be subject to the discretion of the Pengrowth Board and may vary depending on, among other things, the current and anticipated commodity price environment.

Pengrowth Unit Price Range and Trading Volumes
The Pengrowth Units are listed for trading on the TSX and NYSE under the symbol: “PGF.UN” and “PGH” respectively. Prior to the consolidation the units of Pengrowth were comprised of Pengrowth Class A Units and Pengrowth Class B Units. The following table sets forth the high, low and closing prices and the aggregate trading volume of the Pengrowth Class A Units, Pengrowth Class B Units and the Pengrowth Units as reported by the TSX and the NYSE for the periods indicated.

For the 2006 Period Ended	High ($)	Low ($)	Close ($)	Volume

TSX — Class A Units
January 31	28.96	27.13	28.57	11,227,282
February 28	28.57	24.96	26.76	6,804,453
March 31	28.22	25.25	26.88	15,809,583
April 30	28.50	26.40	27.22	4,752,921
May 31	28.24	24.68	26.07	16,589,910
June 30	27.00	24.20	26.70	26,265,039
July 27	28.25	24.95	25.30	4,297,185
TSX — Class B Units
January 31	23.35	22.40	23.20	114,215,899
February 28	23.58	20.71	21.99	122,663,261
March 31	23.99	21.65	23.32	183,182,704
April 30	24.80	23.26	23.87	107,469,920
May 31	24.80	22.85	24.80	180,193,668
June 30	26.05	22.41	26.05	171,964,899
July 27	27.25	24.84	25.31	14,226,536
TSX — Combined
July 31	25.35	24.95	25.30	1,585,401
August 22	26.11	25.16	25.90	9,363,870
NYSE (in $US)
January 31	25.15	23.30	24.96	4,045,800
February 28	25.03	21.50	23.65	4,975,600
March 31	24.10	21.82	23.10	4,399,700
April 30	24.99	22.85	24.45	3,653,600
May 31	25.00	21.85	23.76	5,106,700
June 30	24.10	22.00	24.09	5,516,500
July 31	24.95	21.84	22.38	10,341,601
August 22	23.33	22.26	23.22	4,904,600
On July 21, 2006, the last trading day on which the Pengrowth Class A Units and Pengrowth Class B Units traded prior to announcement of the Merger, the closing price of the Pengrowth Class A Units was $26.45 per Pengrowth Class A Unit on the TSX and US $23.22 per Pengrowth Class A Unit on NYSE and the closing price of the Pengrowth Class B Units was $26.36 on the TSX. On August 22, 2006, the closing price of the Pengrowth Units on the TSX was $25.90 per Pengrowth Unit and on the NYSE was US$23.22 per Pengrowth Unit.
Risk Factors
An investment in Pengrowth Units is subject to certain risks. The following is a summary of certain risks relating to Pengrowth’s production, revenues and financial condition which could impact its distributions and the market price of Pengrowth Units and result in a loss of all or part of one’s investment. Readers should carefully consider these risk factors as well as the risk factors set forth elsewhere in the Information Circular.

Pengrowth’s distributions are sensitive to the volatility of crude oil and natural gas prices.
The monthly distributions paid to Pengrowth Unitholders depends, in part, on the prices received for its oil and natural gas production. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond Pengrowth’s control. These factors include, among others:

(a)	global energy markets, including the ability of OPEC to set and maintain production levels for oil and political conditions in major oil operating countries;

(b)	worldwide economic conditions and the level of demand from energy consumers;

(c)	weather conditions in particular, the impact of abnormal weather conditions on the supply and demand for the North American natural gas;

(d)	the price and availability of alternative fuels;

(e)	the proximity to, and capacity of, transportation facilities;

(f)	the effect of energy conservation measures; and

(g)	government regulation.
Declines in oil or natural gas prices could have an adverse effect on Pengrowth’s operations, financial condition and proved reserves and ultimately on its ability to pay distributions.

Pengrowth’s distributions are affected by production and development costs and capital expenditures.
Production and development costs incurred with respect to properties, including electric power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the royalty income that Pengrowth receives and, consequently, the amounts it can distribute to unitholders.
The timing and amount of capital expenditures will directly affect the amount of income available for distribution to Pengrowth Unitholders. Distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made. To the extent that external sources of capital, including the issuance of additional Pengrowth Units, become limited or unavailable, Pengrowth Corporation’s ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that Pengrowth Corporation is required to use cash flow to finance capital expenditures or property acquisitions, the cash Pengrowth receives from Pengrowth Corporation on the royalty units will be reduced, resulting in reductions to the amount of cash Pengrowth is able to distribute to Pengrowth Unitholders.

Pengrowth’s actual results will vary from its reserve estimates, and those variations could be material.
The value of Pengrowth Units will depend upon, among other things, Pengrowth Corporation’s reserves. In making strategic decisions, Pengrowth generally relies upon reports prepared by its independent reserve engineers. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, Pengrowth Units. The reserve and cash flow information contained in the Pengrowth AIF or contained in the documents incorporated by reference represent estimates only. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

(a)	historical production from the area compared with production rates from similar producing areas;

(b)	the assumed effect of government regulation;

(c)	assumptions about future commodity prices, exchange rates, production and development costs, capital expenditures, abandonment costs, environmental liabilities, and applicable royalty regimes;

(d)	initial production rates;

(e)	production decline rates;

(f)	ultimate recovery of reserves;
      (g)   marketability of production; and
      (h)   other government levies that may be imposed over the producing life of reserves.

If these factors and assumptions prove to be inaccurate, Pengrowth’s actual results may vary materially from its reserve estimates. Many of these factors are subject to change and are beyond Pengrowth’s control. In particular, changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, Pengrowth Units. In addition, all such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. A significant portion of Pengrowth’s reserves are classified as “undeveloped” and are subject to greater uncertainty than reserves classified as “developed”.
In accordance with normal industry practices, Pengrowth engages independent petroleum engineers to conduct a detailed engineering evaluation of its oil and gas properties for the purpose of estimating its reserves as part of Pengrowth’s year end reporting process. As a result of that evaluation, Pengrowth may increase or decrease the estimates of its reserves. Pengrowth does not consider an increase or decrease in the estimates of its reserves in the range of 1% to 5% to be material or inconsistent with normal industry practice. Any significant reduction to the estimates of its reserves resulting from any such evaluation could have a material adverse effect on the value of Pengrowth Units.

Pengrowth’s reserves will be depleted over time and its level of distributable cash and the value of Pengrowth Units could be reduced if reserves are not replaced.
Pengrowth’s future oil and natural gas reserves and production, and its cash flows, will depend upon its success in acquiring additional reserves. If Pengrowth fails to add reserves by acquiring or developing them, its reserves and production will decline over time as they are produced. When reserves from Pengrowth’s properties can no longer be economically produced and marketed, Pengrowth Units will have no value unless additional reserves have been acquired or developed. If Pengrowth is not able to raise capital on favourable terms, it may not be able to add to or maintain its reserves. If Pengrowth uses its cash flow to acquire or develop reserves, it will reduce its distributable cash. There is strong competition in all aspects of the oil and gas industry including reserve acquisitions. Pengrowth will actively compete for reserve acquisitions and skilled industry personnel with a substantial number of other oil and gas companies and energy trusts. However, many of Pengrowth’s competitors have greater resources than it does and Pengrowth cannot assure that it will be successful in acquiring additional reserves on terms that meet its objectives.

Pengrowth’s operation of oil and natural gas wells could subject it to environmental claims and liability.
The oil and natural gas industry is subject to extensive environmental regulation, which imposes restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, Canadian legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of this or other legislation may result in fines or the issuance of a clean-up order. Ongoing environmental obligations will be funded out of Pengrowth’s cash flow and could therefore reduce distributable cash payable to Pengrowth Unitholders.

Pengrowth may be unable to successfully compete with other companies in its industry.
There is strong competition in all aspects of the oil and gas industry. Pengrowth will actively compete for capital, skilled personnel, undeveloped lands, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations, many of which may have greater technical and financial resources than Pengrowth. Some of those organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a worldwide basis and, as such, have greater and more diverse resources on which to draw.

Incorrect assessments of value at the time of acquisitions could adversely affect the value of Pengrowth Units and distributions.
Acquisitions of oil and gas properties or companies will be based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond Pengrowth’s control. All such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated.

Pengrowth’s level of debt could have a material adverse effect on its ability to pay distributions to Pengrowth Unitholders.
Pengrowth Corporation has issued U.S.$200 million in term debt due in two tranches, the first tranche of U.S.$150 million is due in April 2010 and the second tranche of U.S.$50 million is due in April 2013. Pengrowth has issued £50 million in term debt due December 2015. On June 16, 2006, Pengrowth entered into a new $500 million extendible revolving term credit facility syndicated among eight financial institutions. The facility is unsecured and has a three year term. Pengrowth has the option to extend the facility each year, subject to the approval of the lenders, or repay the entire balance at the end of the three year term. Pengrowth also has a $35 million demand operating line of credit. Pengrowth draws upon these credit facilities from time to time to make acquisitions of oil and natural gas properties and to fund capital investments in its properties. Pengrowth pays interest at fluctuating rates with respect to a portion of its outstanding debt under its existing credit facilities. Variations in exchange rates, interest rates and scheduled principal repayments could result in significant changes in the amount Pengrowth is required to apply to service its debt. Certain covenants in the agreements with its lenders may also limit the amount of the royalty paid by Pengrowth Corporation to Pengrowth and the distributions paid to Pengrowth Unitholders. Pengrowth cannot assure that the amount of its credit facility will be adequate for its future financial obligations or that it will be able to obtain additional funds. If Pengrowth becomes unable to pay its debt service charges or otherwise cause an event of default to occur, its lenders may foreclose on or sell the properties. The net proceeds of any such sale will be allocated firstly, to the repayment of Pengrowth’s lenders and other creditors and only the remainder, if any, would be payable to Pengrowth by Pengrowth Corporation in respect of the Pengrowth Royalty.

Loss of key management and other personnel could impact Pengrowth’s business.
Pengrowth Unitholders are entirely dependent on the management of the Pengrowth Manager and Pengrowth Corporation with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to properties and the administration of Pengrowth. The loss of the services of key individuals who currently comprise the management team of the Pengrowth Manager and Pengrowth Corporation could have a detrimental effect on Pengrowth. In addition, increased activity within the oil and gas sector can increase the cost of goods and services and make it more difficult to have and retain qualified professional staff.

Distributions are affected by marketability of production.
The marketability of Pengrowth’s production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. United States federal and state and Canadian federal and provincial regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand could adversely affect Pengrowth’s ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact could be substantial. The availability of markets is beyond Pengrowth’s control.

The operation of a significant portion of Pengrowth’s properties is largely dependent on the ability of third party operators, and harm to their business could cause delays and additional expenses in Pengrowth receiving revenues.
The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of Pengrowth’s properties. Approximately 45% of Pengrowth’s properties based on daily production, are operated by third parties. If, in situations where Pengrowth is not the operator, the operator fails to perform these functions properly or becomes insolvent, then revenues may be reduced. Revenues from production generally flow through the operator and, where Pengrowth is not the operator, there is a risk of delay and additional expense in receiving such revenues.
The operation of the wells located on properties not operated by Pengrowth are generally governed by operating agreements which typically require the operator to conduct operations in a good and workmanlike manner. Operating agreements generally provide, however, that the operator will have no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct. In addition, third party operators are generally not fiduciaries with respect to Pengrowth Corporation, Pengrowth or Pengrowth Unitholders. Pengrowth Corporation, as owner of working interests in properties not operated by it, will generally have a cause of action for damages arising from a breach of the operator’s duty. Although not established by definitive legal precedent, it is unlikely that Pengrowth or Pengrowth Unitholders would be entitled to bring suit against third-party operators to enforce the terms of the operating agreements. Therefore, Pengrowth Unitholders will be dependent upon Pengrowth Corporation, as owner of the working interest, to enforce such rights.

Pengrowth’s distributions could be adversely affected by unforeseen title defects.
Although title reviews are conducted prior to any purchase of resource assets, such reviews cannot guarantee that an unforeseen defect in the chain of title will not arise to defeat Pengrowth’s title to certain assets. Such defects could reduce the amounts distributable to Pengrowth Unitholders, and could result in a reduction of capital.

Fluctuations in foreign currency exchange rates could adversely affect Pengrowth’s business.
Crude oil and natural gas are effectively priced in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/ United States dollar exchange rate which fluctuates over time. A material increase in the value of the Canadian dollar may negatively impact Pengrowth’s net production revenue and cash flow. To the extent that Pengrowth has engaged, or in the future engages, in risk management activities related to commodity prices and foreign exchange rates, through entry into oil or natural gas price hedges and forward foreign exchange contracts or otherwise, it may be subject to unfavourable price changes and credit risks associated with the counterparties with which it contracts.
A decline in the value of the Canadian dollar relative to the United States dollar provides a competitive advantage to United States companies in acquiring Canadian oil and gas properties and may make it more difficult to replace reserves through acquisitions.

Being a limited purpose trust makes Pengrowth largely dependent upon the operations and assets of Pengrowth Corporation.
Pengrowth is a limited purpose trust which is dependent upon the operations and assets of Pengrowth Corporation. Pengrowth Corporation’s income will be received from the production of crude oil and natural gas from its properties and will be susceptible to the risks and uncertainties associated with the oil and natural gas industry generally. Since the primary focus is to pursue growth opportunities through the development of existing reserves and the acquisition of new properties, Pengrowth Corporation’s involvement in the exploration for oil and natural gas is minimal. As a result, if the oil and natural gas reserves associated with Pengrowth Corporation’s resource properties are not supplemented through additional development or the acquisition of oil and natural gas properties, the ability of Pengrowth Corporation to continue to generate cash flow for distribution to Pengrowth Unitholders may be adversely affected.

Management may have conflicts of interest.
The Pengrowth Manager provides advisory, management and administrative needs of Pengrowth and Pengrowth Corporation in consideration for a management fee which is currently based in part on net production revenue of Pengrowth Corporation. This arrangement may create an incentive for Pengrowth Manager to maximize the net production revenue of Pengrowth Corporation, rather than maximizing its distributable cash, which is the primary basis for calculating distributions available to Pengrowth Unitholders.
The Pengrowth Manager may manage and administer such additional acquired properties, as well as enter into other types of energy related management and advisory activities and may not devote full time and attention to the business of Pengrowth Corporation and therefore act in contradiction to or competition with the interests of Pengrowth Unitholders.
General and administrative expenses which the Pengrowth Manager incurs in relation to the business of Pengrowth Corporation and Pengrowth are required to be paid by Pengrowth Corporation. These expenses are not subject to a limit other than as may be provided under a periodic review by the Pengrowth Board and, as a result, there may not be an incentive for the Pengrowth Manager to minimize these expenses.

Pengrowth may incur material costs to comply with, or as a result of, health, safety and environmental laws and regulations.
Compliance with environmental laws and regulations could materially increase costs. Pengrowth may incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. In particular, it may be required to incur significant costs to comply with the

1997 Kyoto Protocol to the United Nations Framework Convention on Climate Change, known as the Kyoto Protocol, that is intended to reduce emissions of pollutants into the air.

Lower oil and gas prices increase the risk of write-downs of Pengrowth’s oil and gas property investments.
Under Canadian accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based, in part, upon estimated future net cash flows from reserves. If the net capitalized costs exceed this limit, Pengrowth must charge the amount of the excess against earnings. If oil and gas prices decline, Pengrowth’s net capitalized cost may approach and, in certain circumstances, exceed this cost ceiling, resulting in a charge against earnings. Under United States accounting rules, the cost ceiling is generally lower than under Canadian rules because the future net cash flows used in the United States ceiling test are discounted to a present value. Accordingly, Pengrowth would have more risk of a ceiling test write-down in a declining price environment if it reported under United States GAAP. While these write-downs would not affect cash flow, the charge to earnings could be viewed unfavourably in the market or could limit Pengrowth’s ability to borrow funds or comply with covenants contained in its current or future credit agreements or other debt instruments.

Changes in Canadian legislation could adversely affect the value of Pengrowth Units.
The value of Pengrowth Units is largely related to its income tax treatment. Pengrowth cannot assure that income tax laws and government incentive programs relating to the oil and natural gas industry generally, the status of royalty trusts having its structure, the Alberta royalty tax credit and the resource allowance will remain favourable and not change in a manner that adversely affects investment.

If Pengrowth ceases to qualify as a “mutual fund trust” it would adversely affect the value of Pengrowth Units.
It is intended that Pengrowth will at all times qualify as a “mutual fund trust” for the purposes of the Tax Act.
Notwithstanding the steps taken or to be taken by Pengrowth, no assurance can be given that its status as a mutual fund trust will not be challenged by a relevant taxation authority. If Pengrowth’s status as a mutual fund trust is determined to have been lost, certain negative tax consequences will result for Pengrowth and Pengrowth Unitholders. These negative tax consequences include the following:

(a)	The Pengrowth Units would cease to be a qualified investment for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans (“RRSPs, RRIFs, RESPs and DPSPs”) as defined in the Tax Act. Where, at the end of a month, a RRSP, RRIF, RESP or DPSP holds Pengrowth Units that ceased to be a qualified investment, the RRSP, RRIF, RESP or DPSP, as the case may be, must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1% of the fair market value of the Pengrowth Units at the time such Pengrowth Units were acquired by the RRSP, RRIF, RESP or DPSP. In addition, trusts governed by a RRSP or a RRIF which hold Pengrowth Units that are not qualified investments will be subject to tax on the income attributable to Pengrowth Units while they are non-qualified investments, including the full capital gains, if any, realized on the disposition of such Pengrowth Units. Where a trust governed by a RRSP or a RRIF acquires Pengrowth Units that are not qualified investments, the value of the investment will be included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold Pengrowth Units that are not qualified investments can have their registration revoked by the CRA.

(b)	Pengrowth would be required to pay a tax under Part XII.2 of the Tax Act. The payment of Part XII.2 tax by Pengrowth may have adverse income tax consequences for certain unitholders, including Non-Residents and Residents who are exempt from Part I tax.

(c)	Pengrowth would not be entitled to use the capital gains refund mechanism otherwise available for mutual fund trusts.

(d)	The Pengrowth Units would constitute “taxable Canadian property” for the purposes of the Tax Act, potentially subjecting Non-Residents to tax pursuant to the Tax Act on the disposition (or deemed disposition) of such Pengrowth Units.

The ability of investors resident in the United States to enforce civil remedies may be affected for a number of reasons.
Pengrowth is an Alberta trust and the Pengrowth Manager and Pengrowth Corporation are both Alberta corporations. All of these entities have their principal places of business in Canada. All of the directors and officers of the Pengrowth Manager and Pengrowth Corporation are residents of Canada and all or a substantial portion of the assets of such persons and of Pengrowth are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon Pengrowth or such persons or to realize in the United States upon judgments of courts of the United States predicated upon civil remedies under the U.S. Securities Act. Investors should not assume that Canadian courts:

(a)	will enforce judgments of United States courts obtained in actions against Pengrowth or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States; or

(b)	will enforce, in original actions, liabilities against Pengrowth or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Pengrowth Units are not equivalent to shares.
Pengrowth Units should not be viewed by investors as shares in Pengrowth Corporation. Pengrowth Units are also dissimilar to conventional debt instruments in that there is no principal amount owing to Pengrowth Unitholders. Pengrowth Units represent a fractional interest in Pengrowth. Pengrowth Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. Pengrowth’s assets are royalty units and common shares of Pengrowth Corporation and certain facilities interests, and may also include certain other investments permitted under the Pengrowth Trust Indenture. The price per Pengrowth Unit is a function of anticipated distributable cash, the value of oil and natural gas properties acquired by Pengrowth Corporation and the ability to effect long-term growth in the value of Pengrowth Corporation. The market price of Pengrowth Units will be sensitive to a variety of market conditions including, but not limited to, interest rates and the ability of Pengrowth Corporation to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of Pengrowth Units.
Pengrowth Units will have no value when reserves from the properties can no longer be economically produced or marketed and, as a result, cash distributions do not represent a “yield” in the traditional sense as they represent both return of capital and return on investment. Pengrowth Unitholders will have to obtain the return of capital invested out of cash flow derived from their investments in Pengrowth Units during the period when reserves can be economically recovered. Accordingly, there are no assurances that the distributions received over the life of the investment will meet or exceed the initial capital investment.

Investors may experience substantial future dilution given that the success of Pengrowth is dependent upon raising capital.
One of Pengrowth’s objectives is to continually add to its reserves through acquisitions and through development. Pengrowth’s success is, in part, dependent on its ability to raise capital from time to time. Pengrowth Unitholders may also suffer dilution in connection with future issuance of Pengrowth Units.

Canadian and United States practices differ in reporting reserves and production.
Pengrowth reports its production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.
Pengrowth incorporates additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. It follows the Canadian practice of reporting gross production and reserve volumes; however, it also follows the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). Pengrowth also follows the Canadian practice of using forecast prices and costs when it estimates its reserves; however, it separately estimates its reserves using prices and costs held constant at the effective date of the reserve report in accordance with the Canadian reserve reporting requirements. These requirements are similar to the constant pricing reserve methodology utilized in the United States.

The Pengrowth AIF includes estimates of proved and proved plus probable reserves. The SEC generally prohibits the inclusion of estimates of probable reserves in filings made with it. This prohibition does not apply to Pengrowth because it is a Canadian foreign private issuer.

Investors may be required to pay taxes even if they do not receive any cash distributions.
Investors may be required to pay federal income taxes and, in some cases, state, provincial and local income taxes on their share of Pengrowth’s taxable income even if investors do not receive any cash distributions from Pengrowth. Investors may not receive cash distributions from Pengrowth equal to their share of Pengrowth’s taxable income or even equal to the actual tax liability that results from their share of Pengrowth’s taxable income.

Pengrowth Unitholders who are United States persons face income tax risks.
The United States federal income tax risks related to owning and disposing of Pengrowth Units, include the following:

(a)	Because the Pengrowth Units will be publicly traded, Pengrowth will not be treated as a corporation for United States federal income tax purposes only if 90% or more of its gross income consists of qualifying income. Although Pengrowth expects to satisfy the 90% requirement at all times, if it fails to satisfy this requirement, it will be treated as a foreign corporation. If Pengrowth is treated as a corporation, it could be a passive foreign investment company or “PFIC”. Treatment of Pengrowth as a PFIC could result in a material reduction in the after-tax return to Pengrowth Unitholders, likely causing a substantial reduction in the value of Pengrowth Units.

(b)	A successful United States Internal Revenue Service (“IRS”) contest of the federal income tax positions Pengrowth takes or has taken may adversely affect the market for Pengrowth Units. For example, the IRS could challenge Pengrowth’s position that the royalty from Pengrowth Corporation should be treated as a non- operating, non-working interest. Pengrowth has not requested a ruling from the IRS with respect to this or any other matter affecting it other than relating to the timeliness of its election to be treated as a partnership. The IRS may adopt positions that differ from the conclusions of Pengrowth’s counsel or from the positions it takes or has taken. It may be necessary to resort to administrative or court proceedings to sustain Pengrowth counsel’s conclusions or those positions. A court may not concur with Pengrowth counsel’s conclusions or the positions it takes or has taken. Any contest with the IRS may materially and adversely impact the United States federal income tax consequences to Pengrowth Unitholders and, therefore, the market for Pengrowth Units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by Pengrowth and indirectly by Pengrowth Unitholders.

(c)	Tax gain or loss on disposition of Pengrowth Units could be different from expected. If investors sell their Pengrowth Units, they will recognize gain or loss equal to the difference between the amount realized and their tax basis in the Pengrowth Units. Prior distributions in excess of the total net taxable income they were allocated, which decreased their tax basis in the Pengrowth Units, will, in effect, become taxable income if the Pengrowth Units are sold at a price greater than their tax basis in those Pengrowth Units, even if the price they receive is less than their original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to investors. Should the IRS successfully contest some positions Pengrowth takes, investors could recognize more gain on the sale of Pengrowth Units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if investors sell Pengrowth Units, they may incur a tax liability in excess of the amount of cash they receive from the sale.

(d)	Pengrowth has registered with the IRS as a “tax shelter”. This may increase the risk of an IRS audit of Pengrowth or a Pengrowth Unitholder. The tax laws require that some types of entities register as “tax shelters” in response to the perception that they claim tax benefits that may be unwarranted. As a result, Pengrowth may be audited by the IRS and tax adjustments could be made. Any Pengrowth Unitholder owning less than a 1% profits interest in Pengrowth has very limited rights to participate in the income tax audit process. Further, any adjustments in Pengrowth’s tax returns will lead to adjustments in Pengrowth Unitholders’ tax returns and may lead to audits of Pengrowth Unitholders’ tax returns and adjustments of items unrelated to Pengrowth. Investors will bear the cost of any expense incurred in connection with an examination of their personal tax return.

(e)	Pengrowth will treat each owner of Pengrowth Units as having the same tax benefits without regard to the specific Pengrowth Units purchased. The IRS may challenge this treatment, which could adversely affect the value of our Pengrowth Units. Because Pengrowth cannot match transferors and transferees of its Pengrowth Units, Pengrowth will adopt depletion, depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to investors. It also could affect the timing of these tax benefits or the amount of gain from their sale of Pengrowth Units and could have a negative impact on the value of Pengrowth Units or result in audit adjustments to investors’ tax returns.

(f)	Pengrowth may not be an appropriate investment for certain types of entities. For example, there is a risk that some of Pengrowth’s income could be unrelated business taxable income with respect to tax-exempt organizations. Furthermore, Pengrowth anticipates that substantially all of its gross income will not be “qualifying income” for purposes of the rules relating to regulated investment companies.

Pengrowth’s distributions may be reduced during periods in which it makes capital expenditures using cash flow.
To the extent that Pengrowth uses cash flow to finance acquisitions, development costs and other significant capital expenditures, the cash available to it for the payment of distributions will be reduced. To the extent that external sources of capital, including the issuance of additional Pengrowth Units, becomes limited or unavailable, Pengrowth’s ability to make the necessary capital investments to maintain or expand its oil and gas reserves and to invest in assets, as the case may be, will be impaired.

Pengrowth’s operations are subject to changes in government regulations and obtaining required Regulatory Approvals.
The oil and gas industry in Canada operates under federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, the exportation of crude oil, natural gas and other products, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.
Government regulations may be changed from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas or increase Pengrowth’s costs, either of which would have a material adverse impact on Pengrowth.

Pengrowth is subject to additional rules and regulations of the SEC related to internal controls for its fiscal year ending December 31, 2006 which will increase its legal and compliance costs.
Pengrowth is subject to the public reporting requirements of the U.S. Securities Exchange Act and is required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), for its fiscal year ending December 31, 2006. Section 404 requires Pengrowth, to among other things, annually to review and report on, and its independent registered public accounting firm to attest to, its internal control over financial reporting. Compliance with Section 404 will increase Pengrowth’s legal and financial compliance costs. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or other effective improvement of Pengrowth’s internal controls could harm its operating results or cause it to fail to meet its reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, Pengrowth can provide no assurance as to its, or its independent registered public accounting firm’s, conclusions about the effectiveness of its internal controls. Ineffective internal controls subject Pengrowth to regulatory scrutiny and a loss of confidence in its reported financial information, which could have an adverse effect on Pengrowth’s business and would likely have a negative effect on the trading price of Pengrowth Units.

If Pengrowth expands operations beyond oil and natural gas production in Canada, Pengrowth may face new challenges and risks. If Pengrowth is unsuccessful in managing these challenges and risks, its results of operations and financial condition could be adversely affected.
Pengrowth’s operations and expertise are currently focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin, together with its participation in Sable Offshore Energy Project acquired in June 2001. In the future, Pengrowth may acquire oil and natural gas properties outside these geographic areas. Expansion of Pengrowth’s activities into new areas may present challenges and risks that it has not faced in the past. If

Pengrowth does not manage these challenges and risks successfully, its results of operations and financial condition could be adversely affected.

Delays in business operations could adversely affect Pengrowth’s distributions.
In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of Pengrowth’s properties, and the delays of those operators in remitting payment to Pengrowth, payments between any of these parties may also be delayed by:
(a)   restrictions imposed by lenders;
(b)   accounting delays;
(c)   delays in the sale or delivery of products;
(d)   delays in the connection of wells to a gathering system;
(e)   blowouts or other accidents;
(f)   adjustments for prior periods;
(g)   recovery by the operator of expenses incurred in the operation of the properties; or
(h)   the establishment by the operator of reserves for these expenses.
Any of these delays could reduce the amount of cash available for distribution to Pengrowth Unitholders in a given period and expose Pengrowth to additional third party credit risks.

Changes in market-based factors may adversely affect the trading price of Pengrowth Units.
The market price of Pengrowth Units is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Pengrowth Units to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Pengrowth Units.

The limited liability of Pengrowth Unitholders is uncertain.
Notwithstanding the fact that Alberta has adopted legislation purporting to limit income trust unitholder liability, because of uncertainties in the law relating to investment trusts, there is a risk that a Pengrowth Unitholder could be held personally liable for obligations of Pengrowth in respect of contracts or undertakings which Pengrowth enters into and for certain liabilities arising otherwise than out of contracts including claims in tort, claims for taxes and possibly certain other statutory liabilities. Pengrowth has structured itself and attempted to conduct its business in a manner which mitigates its liability exposure and where possible, limits its liability to Pengrowth property. However, such protective actions may not completely avoid unitholder liability. Notwithstanding Pengrowth’s attempts to limit unitholder liability, Pengrowth Unitholders may not be protected from liabilities of Pengrowth to the same extent that a shareholder is protected from the liabilities of a corporation. Further, although Pengrowth has agreed to indemnify and hold harmless each Pengrowth Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Pengrowth Unitholder resulting from or arising out of the Pengrowth Unitholder not having limited liability, Pengrowth cannot assure prospective investors that any assets would be available in these circumstances to reimburse Pengrowth Unitholders for any such liability. Legislation that purports to limit royalty trust unitholder liability has been implemented in Alberta but there is no assurance that such legislation will eliminate all risk of unitholder liability. Additionally, the legislation does not affect the liability of Pengrowth Unitholders with respect to any act, default, obligation or liability that arose prior to July 1, 2004.

The redemption right of Pengrowth Unitholders is limited.
Pengrowth Unitholders have a limited right to require Pengrowth to repurchase Pengrowth Units, which is referred to as a redemption right. See “Information Regarding Pengrowth Energy Trust — The Pengrowth Trust Indenture”. It is anticipated that the redemption right will not be the primary mechanism for Pengrowth Unitholders to liquidate their investment. Pengrowth’s ability to pay cash in connection with a redemption is subject to limitations. Any securities which may be distributed in specie to Pengrowth Unitholders in connection with a redemption may not be listed on any stock exchange and a market may not develop for such securities. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right

The industry in which Pengrowth operates exposes Pengrowth to potential liabilities that may not be covered by insurance.
Pengrowth’s operations are subject to all of the risks normally associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells and the production and transportation of oil and natural gas. These risks and hazards include encountering unexpected formations or pressures, blow-outs, craterings and fires, all of which could result in personal injury, loss of life or environmental and other damage to Pengrowth’s property and the property of others. Pengrowth cannot fully protect against all of these risks, nor are all of these risks insurable. Pengrowth may become liable for damages arising from these events against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. While Pengrowth has both safety and environmental policies in place to protect its operators and employees and to meet regulatory requirements in areas where they operate, any costs incurred to repair damages or pay liabilities would reduce the funds available for distribution to Pengrowth Unitholders.
Additional Information
Additional information relating to Pengrowth is available on SEDAR at www.sedar.com. Financial information concerning Pengrowth is provided in its financial statements for the year ended December 31, 2005 and the accompanying management’s discussion and analysis, both of which can be accessed on SEDAR.
GENERAL PROXY AND SPECIAL MEETING MATTERS
Solicitation of Proxies
The enclosed form of proxy is solicited by and on behalf of the Esprit Trustees and management of Esprit Ltd. The persons named in the enclosed proxy form are either Esprit Trustees or directors or senior officers of Esprit Ltd. An Esprit Unitholder desiring to appoint some other person (who need not be an Esprit Unitholder) to represent him or her at the Special Meeting may do so either by inserting such other person’s name in the blank space provided in the proxy form or by completing another proper form of proxy.
Esprit has engaged Kingsdale to encourage the return of completed proxies by Esprit Unitholders, to solicit proxies in favour of the Special Resolutions and any other matters to be considered at the Special Meeting, and to assist Esprit Unitholders in completing and returning the Letter of Transmittal. The fees for the information agent and proxy solicitation services provided by Kingsdale are based on a flat fee program management fee and a communications fee. Esprit does not expect that the costs in respect of such services will exceed $100,000. Fees payable to Kingsdale will be paid by Esprit.
In order to be used at the Special Meeting, the completed proxy form must be deposited at the offices of Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 at least 48 hours, excluding Saturdays, Sundays and holidays, before the Special Meeting or any adjournment thereof. Solicitation will be primarily by mail, but some proxies may be solicited personally or by telephone, facsimile transmission or other electronic means by Esprit Trustees or directors, officers or employees of Esprit Ltd. at a nominal cost. The cost of solicitation will be borne by Esprit Ltd.
Voting of Proxies
On any ballot taken at the Special Meeting, the nominees named in the enclosed form of proxy will vote or withhold from voting the Esprit Units in respect of which they have been appointed nominee in accordance with the directions of the Esprit Unitholders appointing them. In the absence of such direction, the Esprit Units represented by valid instruments of proxy executed in favour of the management designees and deposited in the manner described above will be voted “FOR” all matters identified in the Notice of Special Meeting.
Exercise of Discretion by Proxy Holders
The enclosed proxy form confers discretionary authority upon the persons named therein in respect of amendments or variations to matters identified in the Notice of Special Meeting and other matters which may properly come before the Special Meeting or any adjournment thereof. At the time of printing of the Information Circular, neither the Esprit Trustees nor the directors and senior officers of Esprit Ltd. know of any amendments, variations or other matters to come before the Special Meeting other than the matters referred to in the Notice of Special Meeting. If any such amendment, variation or other matter properly comes before the Special Meeting, the Esprit Units represented by proxies in favour of management will be voted on such matters in accordance with the best judgment of the person voting the proxy.
Revocability of Proxies
An Esprit Unitholder who has given a proxy may revoke it either by (a) depositing an instrument in writing executed by the Esprit Unitholder or by the Esprit Unitholder’s attorney authorized in writing (i) at the head office of Esprit at any time up to and including the last Business Day preceding the day of the Special Meeting, or any adjournment thereof, at which the proxy is to be used or (ii) with the chairman of the Special Meeting on the day of the Special Meeting or an adjournment thereof, or (b) attending the Special Meeting in person and registering with the scrutineers as an Esprit Unitholder personally present.
Record Date
The trust unit books of Esprit will not be closed, but the Esprit Trustees have fixed August 21, 2006 as the Record Date for the determination of Esprit Unitholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. Esprit Unitholders of record at the close of business on the Record Date are entitled to such notice and to vote at the Special Meeting.
Persons who are beneficial Esprit Unitholders as of the Record Date will be entitled to vote at the Special Meeting in accordance with the procedures established pursuant to NI 54-101 of the Canadian Securities Administrators.
Voting Securities and Principal Holders Thereof
Esprit is authorized to issue an unlimited number of Esprit Units. As at August 22, 2006, there were 66,504,675 Esprit Units outstanding. Each Esprit Unit carries the right to one vote on any matter properly coming before the Special Meeting.
As of the date hereof, to the knowledge of the directors and senior officers of Esprit Ltd., the only persons who beneficially own, directly or indirectly, or exercise control or direction over, Esprit Units carrying more than 10% of the voting rights attached to all issued and outstanding Esprit Units as at August 22, 2006 were:

	Type of	Number of	% of
Name	Ownership	Esprit Units	Esprit Units

CDS & Co(1)	Legal	59,543,984	89.5%
CEDE & Co(1)	Legal	6,791,455	10.2%

Note:

(1)	Beneficial ownership is not known to Esprit.
Under the terms of the Voting and Exchange Trust Agreement, Esprit issued one Special Voting Unit to the Voting and Exchange Trustee. The Special Voting Unit carries a number of votes exercisable at the Special Meeting equal to the number of Esprit Units into which the Esprit Exchangeable Shares are exchangeable on the Record Date. As at August 22, 2006, there were 387,209 Esprit Exchangeable Shares issued and outstanding, which in aggregate were exchangeable into 502,757 Esprit Units. To the knowledge of the directors and officers of Esprit Ltd., as at the date hereof, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, Esprit Exchangeable Shares entitled to more than 10% of the votes which may be cast at the Special Meeting.
Special Resolutions
The Esprit Trust Indenture provides that each holder of Esprit Units or the Special Voting Unit at the close of business on the Record Date will be entitled to receive notice of, to attend and to vote at the Special Meeting.
Pursuant to the Esprit Trust Indenture:

(a)	at the Special Meeting, each Esprit Unit will be entitled to one vote and the Special Voting Unit will have the number of votes provided for in the Voting and Exchange Trust Agreement;

(b)	the number of votes required to pass the Special Resolutions will be not less than 66 2/3% of the votes cast by Esprit Unitholders and the holders of Exchangeable Share Voting Rights, either in person or by proxy, at the Special Meeting; and

(c)	the quorum at the Special Meeting will be two or more individuals present in person either holding personally or representing as proxies not less than, in aggregate, 20% of the outstanding Esprit Units. If within 30 minutes from the time appointed for the Special Meeting, a quorum is not present, the Special Meeting will be terminated and, if otherwise called, will stand adjourned to such day being not less than 14 days later and to such place and time as may be appointed by the chairman of the Special Meeting. If at such adjourned meeting a quorum is not present, the Esprit Unitholders present either personally or by proxy will form a quorum, and any business may be brought before or dealt with at such an adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.
QUESTIONS AND OTHER ASSISTANCE
If you have any questions about the information contained in the Information Circular or require assistance in completing your form of proxy (printed on blue paper) or letter of transmittal (printed on yellow paper), please contact Kingsdale, Esprit’s proxy solicitation agent, at the numbers listed on the back cover of the Information Circular.

AUDITORS’ CONSENTS
Consent of KPMG LLP
The Board of Directors of Esprit Exploration Ltd. and
the Board of Trustees of Esprit Energy Trust
We have read the information circular and proxy statement dated August 22, 2006 with respect to a merger involving Esprit Energy Trust (“Esprit”) and Pengrowth Energy Trust (“Pengrowth”) (“Information Circular”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the use in the above-mentioned Information Circular of our report to the unitholders of Esprit on the consolidated balance sheets of Esprit as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended. Our report is dated February 14, 2006.
We also consent to the use in the above-mentioned Information Circular of our report to the unitholders of Esprit on the reconciliation of the consolidated balance sheets of Esprit as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for each of the years then ended to Unites States generally accepted accounting principles. Our report is dated August 21, 2006.
(signed) “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006
Consent of KPMG LLP
The Board of Directors of Pengrowth Corporation,
as Administrators of Pengrowth Energy Trust
We have read the information circular and proxy statement dated August 22, 2006 with respect to a merger involving Esprit Energy Trust (“Esprit”) and Pengrowth Energy Trust (“Pengrowth”) (“Information Circular”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned Information Circular of our report to the unitholders of Pengrowth on the consolidated balance sheets of Pengrowth as at December 31, 2005 and 2004 and the consolidated statements of income and deficit and cash flow for each of the years then ended. Our report is dated February 27, 2006.
(signed) “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006

APPENDIX “A”
ESPRIT TRUST INDENTURE AMENDMENTS RESOLUTION
RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The amendment to the amended and restated trust indenture of Esprit Energy Trust (the “Trust”) dated June 30, 2005 (the “Esprit Trust Indenture”) which grants dissent rights to the holders (“Esprit Unitholders”) of the units (“Esprit Units”) in the capital of Esprit in respect of the proposed merger of Esprit and Pengrowth Energy Trust (“Pengrowth”), all as more particularly described in the information circular and proxy statement dated August 22, 2006 (the “Information Circular”) and the entering into of a supplemental trust indenture dated August 22, 2006 (the “Supplemental Trust Indenture”) with respect to such amendments, be and is hereby ratified, authorized and approved.

2.	The amendment to the Esprit Trust Indenture which permits the redemption of the Esprit Units (other than one Esprit Unit held by Pengrowth) in exchange for units in the capital of Pengrowth (“Pengrowth Units”) immediately following the receipt of Pengrowth Units by Esprit, all as more particularly described in the Information Circular, be and is hereby authorized and approved.

3.	Any trustee of Esprit or director of Esprit Exploration Ltd., is authorized, for and on behalf of Esprit, to negotiate, finalize, execute and deliver any and all such further documents, resolutions, agreements, authorizations, elections or other instruments, and to take or cause to be taken any and all such further actions as such trustee’s or director’s, in such trustee’s or director’s sole discretion, may determine to be necessary or desirable in order to complete and give effect to the foregoing resolutions, such determination to be conclusively evidenced by such trustee’s or director’s execution and delivery of any such document, agreement, authorization, election or other instrument or the taking of any such action.

4.	The Board of Trustees and/or the Board of Directors of Esprit Exploration Ltd., for and on behalf of Esprit, are authorized to revoke all or any part of this special resolution for any reason whatsoever in their sole and absolute discretion without further approval of the Esprit Unitholders at any time prior to the completion of the Merger.

5.	All capitalized terms not otherwise defined in this special resolution shall have the meanings ascribed thereto in the Information Circular.

A-1

APPENDIX “B”
MERGER RESOLUTION
RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The proposed merger (“Merger”) of Esprit Energy Trust (“Esprit”) with Pengrowth Energy Trust (“Pengrowth”), all as more particularly described in the information circular and proxy statement dated August 22, 2006 (the “Information Circular”) including, without limitation:

(a)	the transfer of all of the assets of Esprit to Pengrowth and the assumption by Pengrowth of all of Esprit’s liabilities in consideration for the issuance of trust units of Pengrowth to Esprit (“Pengrowth Payment Units”) on the basis of 0.53 of one unit in the capital of Pengrowth (“Pengrowth Units”) for each trust unit (“Esprit Units”) in the capital of Esprit;

(b)	the redemption of all Esprit Units (other than the one Esprit Unit held by Pengrowth) in exchange for the Pengrowth Payment Units on the basis of 0.53 Pengrowth Units for each Esprit Unit,

be and is hereby authorized and approved.

2.	The redemption by Esprit of all the Esprit Units (other than the one Esprit Unit held by Pengrowth) in the manner and at the time specified in the Information Circular in accordance with the Esprit Trust Indenture Amendments, in exchange for the Pengrowth Payment Units, be and is hereby authorized and approved.

3.	The Esprit Units (other than the one Esprit Unit held by Pengrowth) will be redeemed in exchange for the Pengrowth Payment Units, which shall be distributed to the holders of Esprit Units, on a pro rata basis of their holdings of Esprit Units, in accordance with the Exchange Ratio.

4.	Any trustee of Esprit or director of Esprit Exploration Ltd., is authorized and directed, if necessary for and on behalf of Esprit, to endorse the certificates representing the Pengrowth Payment Units for transfer to the Esprit Unitholders, in full satisfaction of the redemption of Esprit Units.

5.	Any trustee of Esprit or director of Esprit Exploration Ltd., on behalf of Esprit, is authorized, for and on behalf of the Trust, to negotiate, finalize, execute and deliver any and all such further documents, resolutions, agreements, authorizations, elections or other instruments, and to take or cause to be taken any and all such further actions as such trustee or director, in such trustee’s or director’s sole discretion, may determine to be necessary or desirable in order to complete and give effect to the foregoing resolutions and the transactions contemplated by the Merger and the Assumption Agreement, such determination to be conclusively evidenced by such trustee’s or director’s execution and delivery of any such document, agreement, authorization, election or other instrument or the taking of any such action.

6.	The Board of Trustees of Esprit and/or the Board of Directors of Esprit Exploration Ltd., for and on behalf of Esprit, are authorized to revoke all or any part of this special resolution for any reason whatsoever in their sole and absolute discretion without further approval of the Esprit Unitholders at any time prior to the completion of the Merger.

7.	All capitalized terms not otherwise defined in this special resolution shall have the meanings ascribed thereto in the Information Circular.

B-1

APPENDIX “C”
FAIRNESS OPINION

CIBC World Markets Inc. 9th Floor, Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta T2P 4J7 Tel: (403) 260-0500 Fax: (403) 260-0524
July 23, 2006
The Board of Trustees of Esprit Energy Trust
The Board of Directors of Esprit Exploration Ltd.
c/o Esprit Exploration Ltd.
900, 606 – 4th Street S.W.
Calgary, Alberta T2P 1T1
Dear Sirs:
CIBC World Markets Inc. (“CIBC World Markets” or “we”) understands that Esprit Energy Trust (“Esprit”) and Esprit Exploration Ltd. (“Esprit Ltd.”) are proposing to enter into a combination agreement (the “Combination Agreement”) with Pengrowth Energy Trust (“Pengrowth”) and Pengrowth Corporation (“Pengrowth Corporation”) providing for the combination of the businesses of Esprit and Pengrowth and authorizing the payment by Esprit of the special distribution described below (collectively the “Transaction”).
Pursuant to the Combination Agreement, Esprit is authorized to declare and pay a one-time special distribution and, accordingly Esprit unitholders are expected to receive, immediately prior to the closing date of the Transaction (the “Closing Date”) up to $0.30 cash per Esprit Unit (the “Special Distribution”).
On the Closing Date, each trust unit of Esprit (“Esprit Unit”) will, through a series of steps, be exchanged for 0.53 of a trust unit of Pengrowth (being the new unit of Pengrowth resulting from the consolidation of Pengrowth Class A and Class B units) (“Pengrowth Unit”).
The completion of the Transaction will be conditional upon, among other things, approval by at least two-thirds of the votes cast by the holders of Esprit Units at a special meeting of Esprit to be held on or about September 26, 2006 (the “Special Meeting”). We also understand that the terms and conditions of the Transaction will be described in an information circular and proxy statement of Esprit and related documents that will be mailed to holders of Esprit Units in connection with the Special Meeting.
Engagement of CIBC World Markets
By letter agreement dated May 16, 2006 (the “Engagement Agreement”), Esprit retained CIBC World Markets as its exclusive financial advisor and agent to Esprit and the board of directors of Esprit Ltd. (the “Board of Directors”) in respect of, among other things, any merger of Esprit or similar extraordinary transaction. Pursuant to the Engagement Agreement, Esprit has requested that we prepare and deliver to the Board of Directors a written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the holders of Esprit Units pursuant to the Transaction.
CIBC World Markets will be paid a fee for providing its investment banking advisory services pursuant to the Engagement Agreement, including for the preparation and delivery of this Opinion. Esprit has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.
Credentials of CIBC World Markets
CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal legal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review
In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i)	A draft dated July 23, 2006 of the Combination Agreement;

ii)	Annual Reports of Esprit, including the audited consolidated financial statements and Management’s Discussion and Analysis contained therein, as at and for the years ended December 31, 2005 and 2004;

iii)	Annual Information Forms of Esprit for the years ended December 31, 2005 and 2004;

iv)	Information Circulars and Proxy Statements for annual and special meetings of Esprit held on May 11, 2006 and May 12, 2005;

v)	Unaudited consolidated financial statements of Esprit for the three months ended March 31, 2006;

vi)	Management’s Discussion and Analysis prepared by Esprit management for the three months ended March 31, 2006;

vii)	Information Circular dated July 7, 2005 with respect to the business combination involving Resolute Energy Inc. and Esprit;

viii)	The business acquisition report of Esprit dated July 11, 2005;

ix)	Material change reports of Esprit dated July 23, 2006, June 15, 2006, July 7, 2005, June 30, 2005, and March 14, 2005;

x)	Final short form prospectus of Esprit dated July 18, 2005;

xi)	Annual Reports of Pengrowth, including the audited consolidated financial statements and Management’s Discussion and Analysis contained therein, as at and for the years ended December 31, 2005 and 2004;

xii)	Annual Information Forms of Pengrowth for the years ended December 31, 2005 and 2004;

xiii)	Information Circulars and Proxy Statements for annual and special meetings of Pengrowth held on May 16, 2006 and March 14, 2005;

xiv)	Unaudited consolidated financial statements of Pengrowth for the three months ended March 31, 2006;

xv)	Management’s Discussion and Analysis prepared by Pengrowth management for the three ended March 31, 2006;

xvi)	Material change reports of Pengrowth dated December 30, 2004, July 30, 2004, April 8, 2004, and March 23, 2004;

xvii)	Final short form prospectuses of Pengrowth dated December 20, 2004 and March 15, 2004;

xviii)	The evaluation report, effective December 31, 2005, of GLJ Petroleum Consultants Ltd. (“GLJ”), independent engineering consultants, regarding certain petroleum and natural gas reserves of Esprit;

xix)	The evaluation report, effective March 31, 2006, of Sproule Associates Ltd., independent land evaluators, regarding certain petroleum and natural gas reserves of Trifecta Resources Ltd.;

xx)	The evaluation report, effective December 31, 2005, of GLJ, independent engineering consultants, regarding certain petroleum and natural gas reserves of Pengrowth;

xxi)	Public information related to the business, operations, financial performance and trading histories of Esprit, Pengrowth and other selected oil & gas companies and royalty trusts as we considered relevant;

xxii)	Financial and operating information, including internal management forecasts, prepared by or obtained from Esprit;

xxiii)	Financial and operating information, including internal management forecasts, prepared by or obtained from Pengrowth;

xxiv)	Separate letters of representation addressed to us and dated the date hereof, as to matters of fact relevant to the Transaction from senior officers of Esprit and Pengrowth attesting to the accuracy and completeness of the information upon which this Opinion is based; and

xxv)	Such other financial, market, corporate and industry information, research reports, investigations, discussions and analysis, research and testing of assumptions as we considered necessary or appropriate in the circumstances.

CIBC World Markets also reviewed several expressions of interest and proposals submitted to Esprit with respect to a potential combination of Esprit with other royalty trusts.
In addition to the written information described above, CIBC World Markets conducted interviews and discussions with representatives of the senior management of (i) Esprit with regard to, among other things, the Transaction, as well as Esprit’s business, operations, financial position, budgets, key assets, obligations and prospects, and (ii) Pengrowth with regard to, among other things, the Transaction, as well as Pengrowth’s business, operations, financial position, budgets, key assets, obligations and prospects. CIBC World Markets has also participated in discussions with Osler, Hoskin & Harcourt LLP, Esprit’s legal counsel, regarding the Transaction.
Assumptions and Limitations
Our Opinion is subject to the assumptions, explanations and limitations set forth below.
We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of Esprit or Pengrowth or any of their respective affiliates and our Opinion should not be construed as such.
We have relied upon, and have assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained by us from public sources relating to Esprit and to Pengrowth, or provided to us by Esprit, Pengrowth or their respective representatives and advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. Without limiting the generality of the foregoing, we have not met separately with the auditors of Esprit or Pengrowth in connection with the preparation of this Opinion. Accordingly, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements and the reports of the auditors thereon relating to Esprit and to Pengrowth.
With respect to operating and financial forecasts and budgets provided to us concerning Esprit and Pengrowth and relied upon in our analysis, we have assumed that they have been prepared on bases reflecting the most reasonable assumptions, estimates and judgments of the managements of Esprit and Pengrowth, as the case may be, having regard to the business, current plans, financial conditions and prospects of Esprit and Pengrowth, as the case may be.
We have assumed that all of the representations and warranties contained in the Combination Agreement are correct as of the date hereof and that the Transaction will be completed substantially in accordance with the terms of the Combination Agreement and all applicable laws.
Esprit and Pengrowth have represented to us, in separate certificates of their respective senior officers as at the date hereof, among other things, that the information, data and other material (financial and otherwise) provided to us by or on behalf of Esprit and Pengrowth, as the case may be, including the written information and discussions referred to above under the heading “Scope of Review” (collectively, the “Information”), are complete, true and correct at the date the Information was provided to us, and that since the dates that the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Esprit and Pengrowth or any of their respective affiliates, each taken as a whole, and no change has occurred in the Information (as applicable) or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.
We have, with respect to all legal and tax matters relating to the Transaction and the implementations thereof, relied upon Esprit’s and Pengrowth’s legal and tax counsel and management and do not express any opinion thereon. We do not express any opinion with respect to the tax consequences to Esprit or any holder of Esprit Units that may arise as a result of the Transaction. We have assumed that Pengrowth will not suffer any material negative tax consequences as a result of the Transaction, and will qualify as a “unit trust” and “mutual fund trust” as such terms are defined in the Income Tax Act (Canada) (“ITA”), and that the Pengrowth Units will be qualified investments under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.
Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise of Esprit and Pengrowth as they are reflected in the Information relating to Esprit and Pengrowth and as they were represented to us in our discussions with management of Esprit and Pengrowth and their respective representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, capital markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.
We express no opinion concerning the trading prices or value of the trust units of Pengrowth following the completion of the Transaction.
The Opinion has been provided to the Board of Directors for its private use only in considering the financial merits of the Transaction and may not be disclosed to any person, relied upon by any other person, published or used by the Board of Directors for any other purpose without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any holder of Esprit Units concerning the Transaction.
The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.
Opinion
Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the consideration to be received by the holders of Esprit Units pursuant to the Transaction is fair, from a financial point of view, to the holders of Esprit Units.
Yours truly,

APPENDIX “D”
FINANCIAL STATEMENTS

Esprit
1.	Audited comparative consolidated financial statements and notes thereto of Esprit for the years ended December 31, 2005 and 2004, together with the report of the auditors thereon	D-2
2.	Reconciliation of the consolidated financial statements of Esprit for the years ended December 31, 2005 and 2004 to United States generally accepted accounting principles, together with the auditors’ report and the reconciliation of the unaudited interim consolidated financial statements of Esprit for the six months ended June 30, 2006 to United States generally accepted accounting principles	D-17
3.	Unaudited comparative consolidated financial statements of Esprit for the six months ended June 30, 2006	D-22

Pengrowth
1.	Unaudited comparative consolidated financial statements of Pengrowth for the six months ended June 30, 2006	D-31
2.	Reconciliation of the unaudited consolidated financial statements of Pengrowth for the six months ended June 30, 2006 to United States generally accepted accounting principles	D-43
3.	Unaudited pro forma combined financial statements of Pengrowth as of June 30, 2006 after giving effect to the Merger	D-48

AUDITOR’S REPORT
TO THE UNITHOLDERS OF ESPRIT ENERGY TRUST
We have audited the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Calgary, Canada
February 14, 2006

ESPRIT ENERGY TRUST
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

		(Restated
		note 3)
	(Stated in thousands
	of dollars)
ASSETS
Current assets
Accounts receivable	$43,433	$22,973
Prepaid expenses	7,684	2,773

	51,117	25,746
Property, plant and equipment, net (Note 7)	763,191	359,662
Goodwill (Note 4)	147,622	—
Deferred financing charges, net	3,933	—

	$965,863	$385,408

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$61,954	$36,264
Unitholder distributions payable	9,948	5,620

	71,902	41,884
Bank loans (Note 8)	144,239	86,875
Convertible debentures (Note 9)	93,866	—
Asset retirement obligations (Note 10)	24,059	11,006
Future income taxes (Note 14)	113,982	19,356

	448,048	159,121

Non-controlling interest (Note 12)	6,280	15,731

UNITHOLDERS’ EQUITY
Unitholders’ capital (Note 11)	617,862	298,726
Equity component of convertible debentures (Note 9)	2,090	—
Contributed surplus	2,638	—
Accumulated cash distributions (Note 6)	(114,125)	(16,788)
Retained earnings (deficit)	3,070	(71,382)

Total unitholders’ equity	511,535	210,556

	$965,863	$385,408

Commitments (Note 15)

D. Michael G. Stewart	W. Mark Schweitzer
Trustee	Trustee
See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (DEFICIT)

	For the Year Ended
	December 31,

	2005	2004

	(Stated in thousands of
	dollars, except per unit
	amounts)
Revenue
Oil and gas	$287,834	$184,649
Royalties	(67,645)	(44,549)

	220,189	140,100

Expenses
Operating	47,149	35,092
Depletion, depreciation and amortization	74,784	44,877
General and administrative	8,052	5,014
Interest and financing	8,340	3,233
Accretion of asset retirement obligation (Note 10)	1,198	902
Unit-based compensation (Note 11b)	2,638	1,835
Plan of Arrangement and other	849	8,497

	143,010	99,450
Earnings before income taxes and non-controlling interest	77,179	40,650

Income taxes (Note 14)
Current	1,121	772
Future	(822)	11,085

	299	11,857
Earnings before non-controlling interest	76,880	28,793
Non-controlling interest (Note 12)	2,428	694

Net earnings for the year	74,452	28,099

Deficit, beginning of year	(71,382)	(99,481)
Retained earnings (deficit), end of year	$3,070	$(71,382)

Net earnings per unit
Basic	1.31	0.70
Diluted	1.28	0.68
See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,

	2005	2004

	(Stated in thousands of
	dollars, except for per unit
	amounts)
OPERATIONS
Net earnings for the year	$74,452	$28,099
Items not involving cash
Depletion, depreciation and amortization	74,784	44,877
Unit-based compensation	2,638	1,624
Accretion of asset retirement obligation	1,198	902
Accretion of convertible debentures	172	—
Amortization of deferred financing charges	522	—
Future income taxes	(822)	11,085
Non-controlling interest	2,428	694
Asset retirement expenditures	(1,118)	(504)

	154,254	86,777
Changes in non-cash working capital from operations	(3,076)	8,762

	151,178	95,539
FINANCING
Distributions	(97,336)	(16,788)
Change in unitholder distributions payable	4,328	5,620
Increase in bank loans	32,277	16,556
Issuance of convertible debentures, net of issue costs	95,545	—
Plan of arrangement costs and other	(341)	(10,507)
Issuance of shares on exercise of stock options	—	19,115
Payment of $0.22 per share on Plan of Arrangement	—	(36,091)
Debt assumed by ProspEx	—	10,655

	34,473	(11,440)
INVESTMENTS
Exploration and development expenditures	(79,383)	(122,419)
Property dispositions	278	37,644
Office equipment	(623)	(153)
Corporate acquisitions (Note 4)	(107,205)	—
Other	24	207

	(186,909)	(84,721)
Changes in non-cash working capital	1,258	622

	(185,651)	(84,099)

Change in cash	—	—
Cash, beginning of year	—	—

Cash, end of year	$—	$—

Supplementary cash flow information
Cash taxes paid	$902	$1,035
Interest paid	$7,756	$3,149
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
Esprit Energy Trust (the “Trust”) was established on October 1, 2004 pursuant to a Plan of Arrangement (the “Arrangement”) involving the Trust, Esprit Exploration Ltd. (the “Company”) and ProspEx Resources Ltd. (“ProspEx”). Under the Arrangement, the Company transferred certain producing and exploratory oil and gas assets to ProspEx and each Esprit Exploration Ltd. shareholder received 0.25 of either a Class A Trust Unit, Class B Trust Unit or an exchangeable share of the Company, depending on residency and elections; 0.20 of a ProspEx common share; and a payment of $0.22 per share.
Pursuant to the terms of an agreement (the “NPI Agreement”), the Trust is entitled to a payment from the Company each month equal to the amount by which 99 percent of the gross proceeds from the sale of production exceed 99 percent of certain deductible expenditures (as defined). Under the terms of the NPI Agreement, deductible expenditures may include amounts, determined on a discretionary basis, to fund capital expenditures, to repay third party debt and to provide for working capital required to carry out the operations of the Company. The Trustee may declare payable to the Trust Unitholders all or any part of the net income of the Trust earned from interest income on the notes and from the income generated under the NPI Agreement, and from any dividends paid on the common shares of the Company, less any expenses of the Trust (including interest on the convertible debentures).
The consolidated financial statements, prior to the Arrangement, include the Company and its subsidiaries. Upon completion of the Arrangement, the consolidated financial statements have been prepared on a continuity of interests basis with the Trust as the successor to the Company.
The 2005 consolidated financial statements reflect the results of the Trust and its subsidiaries. The comparative figures for 2004 reflect the results of operations and cash flows of the Company and its subsidiaries for the period from January 1, 2004 to September 30, 2004 and the results of operations of the Trust and its subsidiaries for the period from October 1, 2004 to December 31, 2004. Due to the conversion into a trust, certain information included in the consolidated financial statements for prior periods may not be comparable. The term “units” has been used to identify trust units issued on or after October 1, 2004 as well as the common shares outstanding prior to the conversion on October 1, 2004.

2.	SIGNIFICANT ACCOUNTING POLICIES
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from these estimates.

(A) CONSOLIDATION
The consolidated financial statements include the accounts of the Trust and its subsidiaries. A substantial portion of the oil and gas activities are conducted jointly with others and the consolidated financial statements reflect only the Trust’s proportionate interest in such activities.

(B) CAPITAL ASSETS
The Trust follows the full cost method of accounting for exploration and development expenditures whereby all costs relating to the acquisition of, exploration for and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical, lease rentals on undeveloped properties, drilling both productive and non-productive wells, production equipment and overhead charges directly related to acquisition, exploration and development activities. Proceeds received from disposals of properties and equipment are credited against capitalized costs unless the disposal would alter the rate of depletion and depreciation by more than 20 percent, in which case a gain or loss on disposal is recorded.
All costs of acquisition, exploration and development of oil and gas reserves, associated tangible plant and equipment costs, and estimated costs of future development of proved undeveloped reserves are depleted and depreciated by the unit of production method based on estimated proved reserves before royalties as determined by independent engineers. Oil and gas reserves are converted to equivalent units using their relative energy content. Costs of unproved properties

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred.
Oil and gas assets are evaluated in each reporting period to determine that the costs are recoverable and do not exceed the fair value of the properties. The costs are assessed to be recoverable if the sum of the undiscounted cash flow expected from the production of proved reserves and the lower of cost and market of unproved properties exceed the carrying value of the oil and gas assets. If the carrying value of the oil and gas assets is not assessed to be recoverable, an impairment loss is recognized to the extent that the carrying value exceeds the sum of the discounted cash flows expected from the production of proved and probable reserves and the lower of cost and market of unproved properties. The cash flow is estimated using future product prices and costs and is discounted using the risk-free rate.
Amortization of capital assets not related to oil and gas assets is calculated using the declining balance method at rates ranging from 20 to 50 percent per annum. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases.

(C) GOODWILL
The Trust records goodwill relating to a corporate acquisition when the total purchase price exceeds the fair value for accounting purposes of the net identifiable assets and liabilities of the acquired company. The goodwill balance is assessed for impairment annually at year-end or as events occur that could result in an impairment. Impairment is recognized based on the fair value of the Trust compared to the book value of the Trust. If the fair value is less than the book value, impairment is measured by allocating the fair value of the consolidated Trust to the identifiable assets and liabilities as if the Trust had been acquired in a business combination for a purchase price equal to its fair value. The excess of the fair value of the consolidated Trust over the amounts assigned to the identifiable assets and liabilities is the fair value of the goodwill. Any excess of the book value of the goodwill over this implied fair value of goodwill is the impairment amount. Impairment is charged to earnings in the period in which it occurs. Goodwill is stated at cost less impairment and is not amortized.

(D) REVENUE RECOGNITION
Revenue associated with sale of crude oil, natural gas and natural gas liquids is recognized when title passes to the purchaser, normally at the pipeline delivery point for natural gas and at the wellhead for crude oil.

(E) ASSET RETIREMENT OBLIGATION
The Company records the fair value of legal obligations associated with the retirement of long-lived tangible assets, such as producing well sites and natural gas processing plants, in the period in which they are incurred and a corresponding increase in the carrying amount of the related long-lived asset. The liability accretes until the Company expects to settle the retirement obligation. The asset retirement costs are depleted using the unit of production method. Actual costs to retire tangible assets are deducted from the liability as incurred.

(F) INCOME TAXES
The Trust is a taxable entity under the Income Tax Act (Canada) (the “Act”) and is taxable only on taxable income that is not distributed or distributable to the unitholders. As the Trust distributes all of its taxable income to the unitholders, it is not liable for income tax and therefore no provision for income taxes has been made in the Trust.
The Company follows the liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the amounts reported in the financial statements and the tax basis of the assets and liabilities, and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.

(G) UNIT-BASED COMPENSATION
Stock options granted on or after January 1, 2003 were accounted for based on the fair value method. The fair value was measured at the grant date and charged to earnings over the vesting period. Consideration paid on exercise of options is credited to share capital. As part of the Arrangement, all stock options were exercised or cancelled in 2004 resulting in a charge to earnings in 2004 for all amounts not previously expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Trust’s Performance Unit Incentive Plan is described in Note 11 (b). Units granted under the plan are accounted for using the fair value method. The fair value is measured at the grant date and charged to earnings over the vesting period with a corresponding increase in contributed surplus.

(H) FOREIGN CURRENCY
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rate. Translation gains or losses are included in earnings in the year incurred.

(I) FINANCIAL INSTRUMENTS
The Company uses certain derivative financial instruments to manage its commodity price, foreign currency and interest rate exposures. These financial instruments are entered into solely for hedging purposes and are not used for trading or other speculative purposes. These instruments are not recognized in the financial statements on inception. Gains or losses arising from financial instruments on commodity prices and foreign currency are recognized as adjustments to the related revenue accounts when the gain or loss is realized.

3.	CHANGES IN ACCOUNTING POLICIES

(A) EXCHANGEABLE SECURITIES — NON-CONTROLLING INTEREST
In 2004, the Trust adopted the classification provisions of EIC 151 “Exchangeable Securities Issued by Subsidiaries of Income Trusts”. The exchangeable shares of the Company are presented as a non-controlling interest on the consolidated balance sheet as they fail to meet the non-transferability criteria necessary in order for classification as equity. Holders of exchangeable shares do not receive distributable cash from the Trust. Rather, on each distribution payment date, the number of trust units into which one exchangeable share is exchangeable is increased on a cumulative basis in respect of the distribution. A non-controlling interest charge has been made to net earnings equivalent to the non-controlling interests’ proportionate share of the Trust’s consolidated net earnings with a corresponding increase to the non-controlling interest on the balance sheet.
In accordance with the transitional provisions of the revised abstract, at June 30, 2005, the Trust retroactively adopted step acquisition accounting for exchangeable share redemptions. Each redemption of exchangeable shares is treated as a step acquisition requiring the exchangeable shares to be transferred to equity at the market value of the units then issued. At June 30, 2005 the retroactive application for all exchangeable shares which had been converted to date resulted in an increase in property plant and equipment of $2.8 million ($1.9 million at December 31, 2004), an increase in unitholders’ capital of $1.9 million ($1.2 million at December 31, 2004) and an increase in future income taxes of $0.9 million (2004 — $0.6 million). The retroactive application of step acquisition accounting for the redemptions had no significant impact on current or prior period earnings and accordingly, the adjustment as a result of the changes has been recorded in the current period. Cash flow was not impacted by the change.

(B) HEDGING RELATIONSHIPS
In 2004, the Trust prospectively adopted Accounting Guideline No. 13 as issued by the Canadian Institute of Chartered Accountants. This guideline addresses the conditions necessary for a transaction to qualify for hedge accounting, the formal documentation required to enable the use of hedge accounting and the requirements to assess the effectiveness of hedging relationships. Also during 2004, an amended pronouncement of the Emerging Issues Committee of the Canadian Institute of Chartered Accountants became effective, requiring financial instruments that are not designated as hedges to be recorded at fair value on the balance sheet, with changes in fair value recognized in earnings. To date, the only derivative financial instruments used by the Trust are commodity price contracts which are designated as hedges by the Trust. The adoption of this guideline did not have a material impact on the Trust’s financial position or results of operations.

4.	ACQUISITIONS
On April 29, 2005, the Trust acquired all of the issued and outstanding shares of Resolute Energy Inc. (“Resolute”) on the basis of 0.338 units of the Trust for each Resolute share resulting in the issuance of 24.1 million trust units. Total consideration, including the value of the units issued, transaction costs and distributions to former Resolute

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
shareholders, was $308.3 million. The Resolute acquisition was accounted for using the purchase method of accounting with the results of operations being included from the date of the acquisition.
On August 9, 2005, the Trust acquired all of the issued and outstanding shares of two private oil and gas companies (Markedon Energy Ltd. (“Markedon”) and Monroe Energy Inc. (“Monroe”)) for consideration of $100.2 million. The acquisitions were accounted for using the purchase method of accounting with the results of operations being included from the date of the acquisitions.
The table below summarizes the allocation of the purchase prices to the net assets of the acquisitions:

	Resolute	Markedon	Monroe	Total

		($ thousands)
Fair value of trust units issued	301,332	—	—	301,332
April distribution on trust units issued to former Resolute shareholders	3,371	—	—	3,371
Cash	—	70,243	28,210	98,453
Transaction costs	3,629	1,340	412	5,381

Total cost of acquisitions	308,332	71,583	28,622	408,537

Allocated as follows:
Net working capital, including $13.3 million of cash	10,878	(1,845)	(254)	8,779
Debt assumed	(36,000)	—	—	(36,000)
Asset retirement obligation	(11,339)	(853)	(48)	(12,240)
Future income taxes	(65,112)	(20,597)	(8,701)	(94,410)
Goodwill	118,019	20,293	9,310	147,622
Property, plant and equipment	291,886	74,585	28,315	394,786

Total cost of acquisitions	308,332	71,583	28,622	408,537

The above amounts are estimates made by management based on currently available information. Amendments may be made to the purchase allocations as the cost estimates and tax balances are finalized.

5.	TRANSFER OF NET ASSETS TO PROSPEX
Pursuant to the Arrangement, certain undeveloped land, seismic, producing oil and gas assets and liabilities were transferred to ProspEx on October 1, 2004. At the time of the transfer, ProspEx and the Trust were related parties. The assets and liabilities were transferred at the following net book values:

($ thousands)
Property, plant and equipment	38,843
Future tax asset	8,353
Long-term debt	(10,655)
Asset retirement obligation	(3,492)

Net assets transferred	33,049

In addition to the net assets transferred, $70 million of tax pools were transferred to ProspEx.
As part of the Arrangement, the Company incurred $8.5 million in payments to employees and officers, including termination, retention and transaction bonus payments. These costs have been reflected as a Plan of Arrangement expense in the statement of earnings. All other direct costs of the restructuring in the amount of $10.6 million were charged to unitholders’ capital.
In conjunction with the Arrangement, the Trust and ProspEx entered into an administrative and technical services agreement pursuant to which the Trust provided certain administrative and technical services to ProspEx until March 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	RECONCILIATION OF DISTRIBUTIONS

	2005	2004

	($ thousands except
	per unit amounts)
Cash distributions during the period	97,337	16,788
Accumulated cash distributions, beginning of period	16,788	—

Accumulated cash distributions, end of period	114,125	16,788

Cash distributions per unit(1)	1.71	0.42
Accumulated cash distributions per unit, beginning of period	0.42	—
Accumulated cash distributions per unit, end of period	2.13	0.42

(1)	Represents the sum of the distributions declared on each trust unit during the year.

7.	PROPERTY, PLANT AND EQUIPMENT

	2005	2004

	($ thousands)
Oil and gas properties	1,123,915	646,224
Other capital assets	5,581	4,959

	1,129,496	651,183
Less accumulated depletion, depreciation and amortization	(366,305)	(291,521)

Total capital assets, net	763,191	359,662

At December 31, 2005, oil and gas assets included $23.0 million (2004 — $7.0 million) relating to unproved properties which have been excluded from the depletion calculation. Future development costs related to proved undeveloped reserves of $81.3 million (2004 — $59.9 million) are included in the depletion calculation.
In 2005, the Trust capitalized $3.4 million (2004 — $3.7 million) of overhead directly related to acquisition, exploration and development activities.
In 2004, the Company sold to an unrelated third party certain coalbed methane and shallow gas properties for cash consideration of $37.7 million.
At December 31, 2005, the Trust applied a ceiling test to its oil and gas assets using expected future market prices of:

	2006	2007	2008	2009	2010	Thereafter

Natural gas ($ per thousand cubic feet)(1)	10.14	9.96	9.95	8.39	7.86	+2.0%/yr
Natural gas liquids ($ per barrel)(1)	60.10	60.57	58.56	56.33	55.11	+2.0%/yr
Crude oil ($ per barrel)(2)	66.55	67.07	64.84	62.37	61.02	+2.0%/yr

(1)	Weighted average plantgate price

(2)	Weighted average wellhead price
A ceiling test surplus existed at December 31, 2005 and 2004.

8.	BANK LOANS
The Trust executed an amended and restated credit agreement August 2005, which increased the Trust’s credit facility by $30 million to $280 million (2004 — $150 million). The credit agreement provides for an extendible revolving term and is secured by a $500 million (2004 — $250 million) demand debenture and a first floating charge on all petroleum and natural gas assets of the Trust. The interest rate paid on the utilized portion of the facility for the year ended December 31, 2005 was approximately 3.5 percent (2004 — 3.4 percent). The facility is fully revolving until May 31, 2006 and may be extended at the mutual agreement of the Trust and its lenders for an additional year. If the credit facility is not extended, a balloon payment is required on June 1, 2007.
The Trust has no debt denominated in a foreign currency.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	CONVERTIBLE DEBENTURES
On July 28, 2005, the Trust issued $100 million principal amount of 6.5 percent convertible extendible unsecured subordinated debentures for net proceeds of $96 million. The Debentures bear interest from the date of issue, which is paid semi-annually in arrears on June 30 and December 31 of each year. The Debentures are convertible at the option of the holder at any time into fully paid trust units at a conversion price of $13.85 per unit. The Debentures mature on December 31, 2010. After December 31, 2008, the Trust may elect to redeem all or a portion of the outstanding debentures at a price of $1,050 per debenture or $1,025 per debenture after December 31, 2009. At December 31, 2005, the principal amount outstanding on the Debentures is $95.9 million.
The Debentures have been classified as debt, net of the fair value of the conversion feature at the date of issue, which has been classified as part of unitholders’ equity. The fair value of the conversion feature was calculated using an option pricing model. The debt portion will accrete up to the principal balance over the term of the Debentures. Issue costs have been classified as deferred financing charges and are being amortized over the term of the Debentures. The accretion of the debt portion, amortization of issue costs and the interest paid are expensed within “Interest and financing” in the consolidated statement of earnings. If Debentures are converted into units, that portion of the value of the conversion feature within unitholders’ equity will be reclassified to trust units along with the principal amount converted.
The following table sets forth a reconciliation of the Debenture activity:

	Debt	Equity
	Portion	Portion	Total

	($ thousands)
July 28, 2005 Issuance	97,820	2,180	100,000
Accretion	171	—	171
Conversion to trust units	(4,125)	(90)	(4,215)

Balance, December 31, 2005	93,866	2,090	95,956

10.	ASSET RETIREMENT OBLIGATION
The Trust has recorded the fair value of legal obligations associated with the retirement of all of its long-lived tangible assets, including its producing well sites and natural gas processing plants. The estimation of these costs is based on engineering estimates using current costs and technology and in accordance with current legislation and industry practice.

	2005	2004

	($ thousands)
Balance, beginning of year	11,006	13,489
Transfer to ProspEx	—	(3,492)
Increase in liability from acquisitions	12,240	—
Liabilities incurred	875	611
Liabilities settled	(1,118)	(504)
Accretion expense	1,198	902
Revisions in estimated cash flows	(142)	—

Balance, end of year	24,059	11,006

The Trust used a credit adjusted, risk-free annual discount of seven percent and an inflation rate of two percent per annum to calculate the present value of the obligations. Undiscounted expenditures of $86.8 million are expected to be made over the next 45 years.

11.	UNITHOLDERS’ CAPITAL AND EXCHANGEABLE SHARES
Effective June 30, 2005, the Trust eliminated its dual trust unit structure. All trust units have the same rights to vote, receive distributions and participate in the assets of the Trust upon any wind-up or dissolution. There are no residency restrictions on the trust units. Prior to this, the capital structure of the Trust consisted of Class A trust units and Class B

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
trust units. The Class A and Class B trust units had the same rights to vote, receive distributions and participate in the assets of the Trust upon any wind-up or dissolution. Class A trust units had no residency restrictions whereas the Class B trust units could only be held by Canadian residents.

(A) ISSUED AND OUTSTANDING
A summary of unitholders’ capital for the years ended December 31, 2005 and 2004 is as follows:

	Number	Amount

	(Thousands)	($ thousands)
Balance at December 31, 2004	40,183	298,726
Plan of Arrangement and trust unit issuance costs	—	(338)
Fair value of trust units issued on acquisition of Resolute	24,078	301,332
Units issued on conversion of exchangeable shares	1,797	12,521
Step purchase on exchangeable shares	—	1,406
Units issued on conversion of 6.5% convertible debentures	300	4,215

Total trust units as at December 31, 2005	66,358	617,862

(B) TRUST PERFORMANCE UNIT INCENTIVE PLAN AND STOCK OPTIONS
In accordance with the Arrangement, all outstanding stock options of the Company vested upon the completion of the Arrangement. $1.0 million, being the unexpensed portion of the fair value of the outstanding options, was expensed in the third quarter of 2004. In accordance with the Arrangement, the options outstanding at September 30, 2004 were converted into options to acquire Class B trust units and options to acquire common shares of ProspEx. All options were exercised within 30 days of the closing of the Arrangement. The continuity of the option plan is as follows:

		2004
	2005	Weighted Average
	Performance
	Units	Options	Exercise Price

	(Thousands)	(Thousands)	($/unit)
Outstanding at beginning of year	—	11,079	2.63
Granted	527	40	2.81
Exercised	—	(9,510)	2.35
Cancelled	(62)	(1,609)	4.15

Outstanding at end of year	465	—	—

The Trust has implemented a Performance Unit Incentive Plan (the “Plan”). Under the Plan, the Trustees may grant up to 5 percent of the number of units outstanding (including trust units issuable upon the exchange of exchangeable shares) from time to time to Trustees, officers, employees of, or providers of services to the Trust. Performance units will vest over a period of one to three years and result in the issuance of trust units (the actual number of units is determined by a performance factor). The performance factor is established based on the Trust’s performance relative to its peers.
As at December 31, 2005, 464,651 (2004 — Nil) performance units were issued and outstanding. The fair value of performance units is estimated at the time they are granted and expensed over the vesting period. During the fourth quarter of 2005, the performance factor assumption on performance units vesting on January 1, 2006 was reduced from 1.0 to 0.25. For 2005, unit-based compensation expense of $2.7 million (2004 — $1.8 million) was recorded in the statement of earnings with a corresponding increase to contributed surplus. The contributed surplus balance is transferred to unitholders’ equity when the units are ultimately issued.

(C) PER UNIT AMOUNTS
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per unit amounts include the dilutive effect of convertible debentures and exchangeable shares using the “if-converted” method. The dilutive effect of performance units is including using the fair value method and the dilutive effect of stock options is included using the treasury stock method. An adjustment to the numerator of earnings per share amount was required in the diluted calculation to provide for the earnings ($2.4 million) attributable to the non-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
controlling interest and the interest on the convertible debentures ($2.7 million). The following table summarizes the trust units used in calculating net earnings per unit.
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per share amounts are calculated based on the treasury stock method, which assumes that any proceeds obtained on the exercise of stock options would be used to purchase trust units at the average price during the period. The weighted average number of units outstanding is then adjusted by this amount. The following table summarizes the trust units used in calculating net income per unit.

	2005	2004

	(Thousands)
Weighted average number of units outstanding — basic	56,869	40,023
Effect of performance units	310	469
Trust units issuable on conversion of exchangeable shares	1,772	558
Trust units issuable on conversion of debentures	3,016	—

Weighted average number of units outstanding — diluted	61,967	41,050

12.	NON-CONTROLLING INTEREST
Upon Esprit’s conversion to a Trust on October 1, 2004, Canadian residents were issued exchangeable shares of a subsidiary, rather than trust units, if they so elected. Exchangeable shares of the subsidiary are exchangeable at any time, based on the exchange ratio, into trust units at the option of the holder. The exchange ratio is increased monthly based on the cash distributions paid and the volume-weighted average market trading price over the five days ending on the distribution record date. Cash distributions are not paid on exchangeable shares. Exchangeable shares are classified as non-controlling interest on the balance sheet and their portion of net earnings is reflected as non-controlling interest on the statement of earnings.
On October 1, 2007, the Trust will issue trust units in exchange for all remaining outstanding exchangeable shares based on the then applicable exchange ratio. The following table summarizes the exchangeable shares exchanged for trust units during the year ended December 31, 2005:

	Number of
Exchangeable shares	Shares	Amount

	(Thousands)	($ thousands)
Issued on October 1, 2004	2,443	18,066
Exchanged for trust units	(395)	(3,029)
Non-controlling interest in net earnings	—	694

Balance, December 31, 2004	2,048	15,731
Exchanged for trust units	(1,581)	(11,879)
Non-controlling interest in net income	—	2,428

Balance, December 31, 2005	467	6,280

Exchange ratio, December 31, 2005	1.16760
Trust units issuable upon conversion	545

The exchangeable shares of the subsidiary are accounted for in accordance with EIC 151 “Exchangeable Securities Issued by Subsidiaries of Income Trusts”. The exchangeable shares are presented as a non-controlling interest because they fail to meet the non-transferability criteria necessary in order for them to be classified as equity. Holders of exchangeable shares do not receive distributable cash from the Trust. Rather, on each distribution payment date, the number of trust units into which each exchangeable share is exchangeable is increased on a cumulative basis in respect of the distribution. A non-controlling interest charge has been made to net earnings equivalent to the exchangeable shareholders’ proportionate share of the Trust’s consolidated net income with a corresponding increase to the non-controlling interest on the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	FINANCIAL INSTRUMENTS
The Trust enters into commodity price derivative contracts to reduce the impact of volatile commodity prices. The following contracts were in place December 31, 2005:

	Notional	Physical/
Natural Gas Contracts	Volumes	Financial	Term			Price

	(GJ/d)
						($/GJ)
AECO Fixed Price	20,000	Financial	Nov. 1, 2005	-	Mar. 31, 2006			9.76
AECO Fixed Price	2,500	Physical	Nov. 1, 2005	-	Mar. 31, 2005			9.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.00	-	9.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.00	-	9.50
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	10.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	10.50
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	11.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	12.45
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	8.00	-	14.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	8.00	-	15.20
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	9.00	-	16.70
AECO Fixed Price	17,500	Physical	Jan. 1, 2006	-	Jan. 31, 2006			12.3075
AECO Fixed Price	7,500	Physical	Feb. 1, 2006	-	Feb. 28, 2006			15.18
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	7.50	-	10.10
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	8.00	-	10.25
AECO Fixed Price	12,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006			8.87
AECO Fixed Price	2,500	Physical	Apr. 1, 2006	-	Oct. 31, 2006			9.05
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	9.50	-	13.00

	Notional
Crude Contracts	Volumes	Type	Term			Price

	(Bbl/d)
						(Cdn. $/bbl)
WTI Nymex Fixed Price	650	Financial	Nov. 1, 2005	-	Oct. 31, 2008	71.50
As at December 31, 2005, the Trust would have realized a loss of approximately $6.0 million (2004 — gain of $4.3 million) were all commodity hedging contracts closed out.
The carrying value of accounts receivable, deposits and accounts payable and accrued liabilities and distributions payable approximate their fair value due to their demand nature or relatively short periods to maturity. The fair value of the bank loan approximates its carrying value as it bears interest at a floating rate. The fair value of the convertible debentures is approximately $105.3 million.
A substantial portion of the Trust’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. The Trust has no significant concentration of credit risk. Purchasers of oil, gas and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment. Commodity price derivative contracts are with counterparties that have investment grade credit ratings thereby mitigating credit risk.
The Trust is exposed to foreign currency fluctuations as oil prices received are referenced to US dollar denominated prices and natural gas and natural gas liquids prices are influenced by US dollar denominated markets.
The Trust is exposed to a floating rate of interest on all of its bank loans.
The Trust has no instruments in place at December 31, 2005 (2004 — Nil) to manage the foreign currency and interest rate exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	FUTURE INCOME TAXES
The provision for future income taxes differs from the amount computed by applying the combined statutory Canadian Federal and Provincial tax rates to earnings before taxes. The reasons for these differences are as follows:

	2005	2004

	($ thousands except
	where noted)
Earnings before income taxes and non-controlling interest	77,179	40,650
Rate	37.62%	38.62%

Computed expected provision for future income taxes	29,035	15,699
Increase (decrease) in taxes resulting from:
Non-deductible Crown payments, net of ARTC	11,384	8,824
Resource allowance	(14,122)	(8,429)
Net income of the Trust and other	(28,019)	(5,902)
Non-deductible unit-based compensation	993	627
Effect of change in tax rate	(93)	251
Valuation allowance	—	15

	(822)	11,085
Capital taxes	1,121	772

Income tax expense	299	11,857

The components of the future income tax asset at December 31, 2005 and 2004 are as follows:

	2005	2004

	($ thousands)
Tax assets:
Loss carryforwards and other	7,581	55,381
Asset retirement obligation	8,089	3,700
Share issue costs	231	333

	15,901	59,414
Tax liabilities:
Capital assets	126,338	75,225

	(110,437)	(15,811)
Valuation allowance	(3,545)	(3,545)

Future tax (liability) asset	(113,982)	(19,356)

The Trust meets criteria qualifying it for income tax treatment permitting a tax deduction for distributions paid to the unit holders in addition to other deductions available in the Trust. At December 31, 2005, the book amounts of the Trust’s assets and liabilities exceed the tax basis by $3.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	COMMITMENTS
The Company has committed to certain payments over the next five years as follows:

	2006	2007	2008	2009	2010

	($ thousands)
Bank loan(1)	—	144,316	—	—	—
Convertible debentures(2)	—	—	—	—	95,850	(2)
Pipeline transportation	2,090	1,482	1,182	—	—
Operating leases	362	403	435	443	479
Software licenses	562	—	—	—	—

	3,014	146,201	1,617	443	96,329

(1)	The credit facility may be extended at the mutual agreement of the Trust and its lenders in May 2006. The Trust intends to extend the terms of this agreement on an ongoing basis. If the facility is not extended, a balloon payment is required on June 1, 2007. Additional details regarding the Trust’s bank loans debt are described in Note 8.

(2)	As described in Note 9, the Debentures mature on December 31, 2010. The Trust has the option to settle the Debentures with either cash or trust units.

AUDITORS’ REPORT ON RECONCILIATION TO UNITED STATES GAAP
To the Unitholders of Esprit Energy Trust
On February 14, 2006, we reported on the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for the years then ended. In connection with our audits conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled “Differences between Canadian and United States Generally Accepted Accounting Principles” attached hereto. This supplemental note is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this supplemental note based on our audits.
In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
(signed) “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 21, 2006

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
(Tabular amount are stated in thousands of dollars except unit and per unit information)
The consolidated financial statements of Esprit Energy Trust (“Esprit” or “the Trust”) have been prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. Any differences in accounting principles as they pertain to the consolidated financial statements are immaterial except as described below. Items required for financial disclosure under U.S. GAAP may be different from disclosure standards under Canadian GAAP; any such differences are not reflected here.
The application of U.S. GAAP would have the following effect on net income as reported for the 6 months period ended June 30, 2006 and years ended December 31, 2005 and 2004:

	6 months ended	Year ended	Year ended
	June 30,	December 31,	December 31,
	2006	2005	2004

	(unaudited)
Net income as reported for Canadian GAAP	$38,004	$74,452	$28,099
Adjustments:
Depletion and depreciation (a)	1,430	3,749	3,229
Unrealized gain/(loss) on derivative instruments (c)	11,925	(10,300)	4,300
Non-controlling interest (e)	494	2,428	694
Non-cash interest expense on debentures (g)	191	171	—
Reversal of unit based compensation expense under Canadian GAAP (b)	3,141	—	—
Cumulative effect of change in accounting policy under SFAS No. 123R (b)	(825)	—	—
Stock based compensation under U.S. GAAP (b)	(439)	—	—
Effect of applicable income taxes on the above adjustments	(4,490)	2,202	(2,830)

Net earnings and comprehensive income under U.S. GAAP	$49,431	$72,702	$33,492

Weighted average units for U.S. GAAP (000’s)
— Basic	66,953	58,641	40,581
— Diluted	75,542	61,967	41,050
Net earnings per unit under U.S. GAAP
— Basic	$0.74	$1.24	$0.83
— Diluted	$0.70	$1.22	$0.82

The application of U.S. GAAP would have the following effect on the consolidated balance sheets as reported at June 30, 2006, December 31, 2005, and December 31, 2004:

	June 30, 2006		December 31, 2005		December 31, 2004

	Canadian		Canadian		Canadian
	GAAP	U.S. GAAP	GAAP	U.S. GAAP	GAAP	U.S. GAAP

	(unaudited)
Assets
Derivative assets — current (c)	$—	$11,433	$—	$—	$—	$4,300
Property, plant and equipment, net (a)	734,061	702,784	763,191	735,351	359,662	331,159
Deferred financing charges, net (g)	3,581	—	3,933	—	—	—

Liabilities
Derivative liabilities
— current (c)	—	—	—	5,245	—	—
— non-current (c)	—	5,508	—	755	—	—
Performance unit liability (b)	—	4,146	—	—	—	—
Convertible debentures (g)	94,057	92,204	93,866	91,852	—	—
Future income taxes	106,668	112,581	113,982	116,605	19,356	25,219
Non-controlling interest (e)	4,019	—	6,280	—	15,731	—
Temporary equity (b)	—	732,829	—	846,994	—	493,372

Unitholders’ Equity
Unitholders’ capital (d)	623,592	—	617,862	—	298,726	—
Equity component of convertible debentures (g)	2,090	—	2,090	—	—	—
Contributed surplus (b)	6,716	—	2,638	2,638	—	—
Deficit	(132,814)	(266,365)	(111,055)	(370,199)	(88,170)	(297,151)
The above noted differences between Canadian GAAP and U.S. GAAP are the result of the following:

(a)	Under Canadian GAAP, the Trust performs an impairment test that limits capitalized costs to the discounted estimated future net revenue from proved and risked probable oil and natural gas reserves plus the cost of unproved properties less impairment, using forward prices. The discount rate used is equal to the risk free interest rate. Under U.S. GAAP, entities using the full cost method of accounting for oil and gas producing activities perform a ceiling test on each cost centre using discounted estimated future net revenue from proved oil and gas reserves using a discount rate of 10 per cent. Prices used in the U.S. GAAP ceiling tests are those in effect at year end.

Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depreciation and depletion under US and Canadian GAAP will differ in subsequent years. The amount recorded for depletion and depreciation have been adjusted in the periods following the ceiling test write-downs taken in 1999 and 2001 under U.S. GAAP.

(b)	Under Canadian GAAP, the Company follows the fair value method of accounting for unit-based compensation in respect of options granted on or after January 1, 2003. U.S. GAAP, SFAS 123 “Accounting for Stock-Based Compensation” determines compensation expense using the same method and as such there is no difference between Canadian and U.S. GAAP in respect of options granted on or after January 1, 2003 and prior to adoption of SFAS 123R. The compensation expense associated with options granted prior to January 1, 2003 is disclosed on a pro forma basis. Because all options were either exercised or cancelled in 2004, there is no pro forma expense disclosed for December 31, 2005 and June 30, 2006.

Year ended December 31,	2004

Net earnings for the year under U.S. GAAP	$33,492
Compensation expense related to options granted prior to January 1, 2003	809

Pro forma net earnings under U.S. GAAP	$32,683

Pro forma net earnings per unit under U.S. GAAP
Basic	$0.81
Diluted	$0.80

Effective January 1, 2006, the Trust adopted SFAS No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123R”) which is a revision of SFAS No. 123, “Accounting for Stock-based Compensation”. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. Liability classified awards, such as the Trust’s performance units, are re-measured to fair value at each balance sheet date until the award is settled rather than being treated as an equity classified award on the grant date as required under SFAS 123 and Canadian GAAP. The Trust has adopted this standard by applying the modified prospective method. As a result of the adoption of SFAS No. 123R, the Trust has recorded a performance unit liability of $3.4 million which represents the fair value of all outstanding performance units at January 1, 2006, in proportion to the requisite service period rendered to that date. In addition, contributed surplus and net earnings have been reduced by $2.6 million and $0.8 million respectively, representing previously recognized compensation cost for all outstanding performance units and an expense to record the cumulative effect of a change in accounting principle. Changes in fair value between periods are charged or credited to earnings with a corresponding change in the performance unit liability.

(c)	U.S. GAAP requires that all derivative instruments (including derivative instruments embedded in other contracts), as defined, be recorded on the consolidated balance sheet as either an asset or liability measured at fair value and requires that changes in fair value be recognized in earnings unless specific hedge accounting criteria are met. The Trust has not designated any items as hedges for U.S. GAAP purposes.

(d)	The trust units are redeemable at the option of the holder based on the lesser of 95% of the average market trading price of the trust units for the 10 trading days after the date the trust units were tendered for redemption or the closing market price of the trust units on that date. Trust units can be redeemed to a cash limit of $100,000 per month or a greater limit at the discretion of the Trustees.

Redemption in excess of the cash limit shall be satisfied first by way of a distribution in specie of the pro-rata share of securities held by the Trust on the date the trust units were tendered for redemption, and second by issuance of unsecured subordinated notes bearing interest at a rate determined by the Trustees at the time of issuance.

Under U.S. GAAP, as the trust units and exchangeable shares are redeemable at the option of the unitholder, the trust units must be valued at their redemption amount and presented as temporary equity in the consolidated balance sheet. The redemption value of the units and shares is determined with respect to the trading value of the units. Under Canadian GAAP, the trust units are classified as permanent equity. As of June 30, 2006 and December 31, 2005 and 2004, the Trust has classified $732.8 million, $847.0 million and $493.4 million, respectively, as temporary equity in accordance with U.S. GAAP. Changes in redemption value between periods are charged or credited to retained earnings (deficit).

On October 1, 2004, Esprit Exploration Ltd. converted to a trust. Prior to the trust conversion there were no redeemable equity instruments outstanding.

(e)	Under Canadian GAAP, exchangeable shares are classified as non-controlling interest to reflect a minority ownership in one of the Trust’s subsidiaries. As these exchangeable shares must ultimately be converted into units, the exchangeable shares are classified as temporary equity along with the units for U.S. GAAP purposes and step acquisitions of the non-controlling interest recorded for Canadian GAAP purposes are reversed for US GAAP purposes.

(f)	Under the Canadian GAAP, basic net income per unit is calculated based on net income after non-controlling interest divided by the weighted average number of units and diluted net income per unit is calculated based on net income before non-controlling interest and interest on convertible debentures divided by the dilutive number of units. Under U.S. GAAP, the exchangeable shares are classified in the same manner as trust units and as such there is no non-controlling interest. Basic net income per unit is calculated based on net income divided by the weighted average number of units and the unit equivalent of the outstanding exchangeable shares. Diluted net income per unit is calculated based on net income before interest on convertible debentures divided by the sum of the weighted average units, the unit equivalent of the outstanding exchangeable shares, and the dilutive impact of stock options and convertible debentures.

(g)	Under Canadian GAAP, the Trust’s convertible debentures are classified as debt with a portion, representing the estimated fair value of the conversion feature at the date of issue, being allocated to unitholders’ equity. Issue costs for the debentures are classified as deferred financing charges. In addition, under Canadian GAAP a non-cash interest expense representing the effective yield of the equity component is recorded in the consolidated statements of earnings with a corresponding credit to the convertible debenture liability balance to accrete that balance to the principal due on maturity.

Under U.S. GAAP, the convertible debentures, in their entirety, are classified as debt net of the issue costs that are recorded as deferred financing charges. The non-cash interest expense recorded under Canadian GAAP would not be recorded under U.S. GAAP.

(h)	In 2005 and 2004 certain transportation costs incurred by the Trust were presented net of the revenues under Canadian GAAP. During 2006 the Trust reclassified these costs to operating expenses. Revenues and operating expenses would have been increased by $2.4 million for the year ended 2005 and $2.4 million for the year ended 2004 for this reclassification.

(i)	The subtotal line within cash flows from operations would not be presented in a cash flow statement prepared under U.S. GAAP.

(j)	New accounting pronouncements:

•	In 2004, FASB issued FAS 153 “Exchange on Non-monetary Assets”. This statement is an amendment of APB Opinion No. 29 “Accounting for Non-monetary Transactions”. Based on the guidance in APB Opinion No. 29, exchanges of non-monetary assets are to be measured based on the fair value of the assets exchanged. Furthermore, APB Opinion No. 29 previously allowed for certain exceptions to this fair value principle. FAS 153 eliminates APB Opinion No. 29’s exception to fair value for non-monetary exchanges of similar productive assets and replaces this with a general exception for exchanges of non-monetary assets which do not have commercial substance. Under FAS 153, a non-monetary exchange is defined as having commercial substance when the future cash flows of an entity are expected to change significantly as a result of the exchange. The provisions of FAS 153 are effective for non-monetary asset exchanges which occur in fiscal periods beginning after June 15, 2005 and are to be applied prospectively. Earlier application is permitted for non-monetary asset exchanges which occur in fiscal periods beginning after the issue date of FAS 153. The adoption of FAS 153 as at January 1, 2006 did not have an impact on the Trust.

ESPRIT ENERGY TRUST
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005

	(Unaudited)
	(Stated in thousands
	of dollars)
ASSETS
Current assets
Accounts receivable	$29,086	$43,433
Prepaid expenses	6,291	7,684

	35,377	51,117
Property, plant and equipment, net	734,061	763,191
Goodwill	147,622	147,622
Deferred financing charges, net	3,581	3,933

	$920,641	$965,863

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$39,304	$61,954
Unit holder distributions payable	9,973	9,948

	49,277	71,902
Bank loan (Note 2)	141,830	144,239
Convertible debentures (Note 3)	94,057	93,866
Asset retirement obligations (Note 4)	25,206	24,059
Future income taxes	106,668	113,982

	417,038	448,048
Non-controlling interest (Note 5)	4,019	6,280
UNITHOLDER’S EQUITY
Unit holder’s capital (Note 6)	623,592	617,862
Equity component of convertible debentures (Note 3)	2,090	2,090
Contributed surplus (Note 6)	6,716	2,638
Deficit	(132,814)	(111,055)

Total unit holder’s equity	499,584	511,535

	$920,641	$965,863

Subsequent events (Note 11)
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (DEFICIT)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2006	2005	2006	2005

	(Unaudited)
	(Stated in thousands of dollars, except per unit amounts)
Revenue
Oil and gas	$77,658	$57,940	$165,931	$100,997
Royalties	(17,090)	(12,182)	(38,684)	(22,372)
Other income	559	—	1,449	—

	61,127	45,758	128,696	78,625

Expenses
Operating	14,227	10,412	28,134	17,824
Transportation	592	558	1,265	977
Depletion, depreciation and amortization	25,559	15,821	50,732	26,008
General and administrative	3,862	1,957	6,899	3,529
Interest and financing (Note 9)	3,677	1,124	7,364	2,008
Accretion of asset retirement obligation	433	323	871	516
Unit-based compensation	2,711	802	3,141	1,232
Other	—	788	—	804

	51,061	31,785	98,406	52,898
Earnings before income taxes and non-controlling interest	10,066	13,973	30,290	25,727

Income taxes
Capital tax (recovery)	(5)	349	307	445
Future (reduction)	(8,579)	(2,922)	(8,515)	(2,852)

	(8,584)	(2,573)	(8,208)	(2,407)

Earnings before non-controlling interest	18,650	16,546	38,498	28,134
Non-controlling interest (Note 5)	238	640	494	1,199

Net earnings for the period	18,412	15,906	38,004	26,935
Deficit, beginning of period	(121,329)	(94,033)	(111,055)	(88,170)
Distributions paid or declared (Note 8)	(29,897)	(23,703)	(59,763)	(40,595)

Deficit, end of period	$(132,814)	$(101,830)	$(132,814)	$(101,830)

Net earnings per unit — basic	0.28	0.28	0.57	0.55
— diluted	0.27	0.27	0.55	0.53
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 30		June 30

	2006	2005	2006	2005

	(Unaudited)
	(Stated in thousands of dollars)
OPERATIONS
Net earnings for the period	$18,412	$15,906	$38,004	$26,935
Items not involving cash
Depletion, depreciation and amortization	25,559	15,821	50,732	26,008
Unit-based compensation	2,711	802	3,141	1,232
Accretion of asset retirement obligation	433	323	871	516
Accretion of convertible debentures	92	—	191	—
Amortization of deferred financing charges	164	—	352	—
Future income taxes	(8,579)	(2,922)	(8,515)	(2,852)
Non-controlling interest	238	640	494	1,199
Asset retirement expenditures	(187)	(66)	(496)	(77)

	38,843	30,504	84,774	52,961
Changes in non-cash working capital from operations	3,546	(329)	(4,224)	(4,132)

	42,389	30,175	80,550	48,829

FINANCING
Distributions	(29,897)	(23,703)	(59,763)	(40,595)
Change in unit holder distributions payable	12	3,393	25	3,405
Increase (decrease) in bank loans	6,599	17,934	(2,409)	24,225
Plan of arrangement costs and other	—	(136)	—	(251)

	(23,286)	(2,512)	(62,147)	(13,216)

INVESTMENTS
Exploration and development expenditures	(15,424)	(18,334)	(30,852)	(28,788)
Property dispositions	—	—	16,000	—
Office equipment and other	(703)	(246)	(865)	(304)
Corporate acquisitions	—	(6,971)	—	(7,000)
Changes in non-cash working capital from investments	(2,976)	(2,112)	(2,686)	479

	(19,103)	(27,663)	(18,403)	(35,613)

Change in cash	—	—	—	—
Cash, beginning of period	—	—	—	—

Cash, end of period	$—	$—	$—	$—

Supplementary cash flow information
Cash taxes paid	$260	$245	$740	$585
Interest paid	$5,003	$1,124	$6,873	$1,996
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006
(unaudited)
(stated in thousands of dollars, unless otherwise indicated)

1.	BASIS OF PRESENTATION
The unaudited interim consolidated financial statements include the accounts of the Trust and its subsidiaries and have been prepared by management in accordance with accounting policies generally accepted in Canada. The unaudited interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the audited consolidated financial statements for the fiscal year ended December 31, 2005. The disclosures included below are incremental to those included with the annual consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto in the Trust’s annual report for the year ended December 31,2005. Certain comparative amounts have been reclassified to conform with current year’s presentation.

2.	BANK LOAN
Effective July 5, 2006, the Trust has amended and restated its credit facility with a syndicate of four Canadian chartered banks. The credit facility has been increased from $280 million to $330 million. The credit agreement provides for an extendible revolving term and is secured by a $500 million demand debenture and a first floating charge on all petroleum and natural gas assets of the Trust. The interest rate paid on the utilized portion of the facility for the quarter was approximately 5.0 percent (2005 — 3.5 percent). The facility is fully revolving until May 31, 2007 and may be extended at the mutual agreement of the Trust and its lenders for an additional year. If the credit facility is not extended, a balloon payment is required on June 1, 2008.
The Trust has no debt denominated in a foreign currency.

3.	CONVERTIBLE DEBENTURES
On July 28, 2005, the Trust issued $100 million principal amount of 6.5 percent convertible unsecured subordinated debentures for net proceeds of $96 million. The Debentures bear interest from the date of issue, which is paid semi-annually in arrears on June 30 and December 31 in each year. Debentures have a face value of $1,000 and are convertible at the option of the holder at any time into fully paid trust units at a conversion price of $13.85 per unit. The Debentures mature on December 31, 2010. After December 31, 2008, the Trust may elect to redeem all or a portion of the outstanding Debentures at a price of $1,050 per debenture or $1,025 per debenture after December 31, 2009. At June 30,2006,the principal amount outstanding on the Debentures is $95.9 million.
The Debentures have been classified as debt net of the fair value of the conversion feature at the date of issue, which has been classified as part of unitholders’ equity. The debt portion will accrete up to the outstanding principal balance at maturity. Issue costs have been classified as deferred financing charges and are being amortized over the term of the Debentures. The accretion of the debt portion, amortization of issue costs and the interest cost are expensed within “Interest and financing” in the consolidated statement of earnings. If Debentures are converted into units, that portion of the value of the conversion feature within unit holders’ equity will be reclassified to trust units along with the principal amount converted.
The following table sets forth a reconciliation of the Debenture activity for the six-month period ended June 30, 2006:

	Debt	Equity
	Portion	Portion	Total

	($ thousands)
Balance, December 31, 2005	$93,866	$2,090	$95,956
Accretion	191	—	191
Conversion to trust units	—	—	—

Balance, June 30, 2006	$94,057	$2,090	$96,147

4.	ASSET RETIREMENT OBLIGATION
The Trust has recorded the fair value of legal obligations associated with the retirement of all of its long lived tangible assets, including its producing well sites and natural gas processing plants. The estimation of these costs is based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
engineering estimates using current costs and technology and in accordance with current legislation and industry practice.

	Six Months Ended	Twelve Months Ended
	June 30, 2006	December 31, 2005

	($ thousands)
Balance, beginning of period	$24,059	$11,006
Increase in liability from acquisitions	—	12,240
Liabilities incurred	128	875
Liabilities settled	(496)	(1,118)
Accretion expense	871	1,198
Revisions in estimated cash flows	644	(142)

Balance, end of period	$25,206	$24,059

The Trust used a credit adjusted, risk-free annual discount rate of seven percent and an inflation rate of two percent per annum to calculate the present value of the obligations. Undiscounted expenditures of $91.7 million are expected to be made over the next 45 years.

5.	NON-CONTROLLING INTEREST
Upon the conversion to a Trust on October 1, 2004, Canadian residents were issued exchangeable shares of the Company, rather than trust units, if they so elected. Exchangeable shares of the Company are exchangeable at the option of the holder at any time, based on the exchange ratio, into trust units at the option of the holder. The exchange ratio is increased monthly based on the cash distributions paid and the volume-weighted average market trading price over the five days ending on the distribution record date. Cash distributions are not paid on exchangeable shares. Exchangeable shares are classified as non-controlling interest on the balance sheet and their portion of net earnings is reflected as non-controlling interest on the statement of earnings. Upon conversion, that portion of the noncontrolling interest represented by the exchangeable shares exchanged for trust units is removed from the non-controlling interest and added to unitholders’ capital. At June 30, 2006, there were 392,243 exchangeable shares outstanding which could be exchanged for 491,837 trust units.
On October 1, 2007, the Trust will issue trust units in exchange for all remaining outstanding exchangeable shares based on the then applicable exchange ratio.
The following table summarizes the changes in the non-controlling interest during the period:

	June 30,	December 31,
	2006	2005

	($ thousands)
Non-controlling interest, beginning of period	$6,280	$15,731
Exchanged for trust units	(2,755)	(11,879)
Current period net earnings attributable to non-controlling interest	494	2,428

Non-controlling interest, end of period	$4,019	$6,280

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	UNITHOLDERS’ CAPITAL

(A)	ISSUED AND OUTSTANDING

	June 30, 2006		December 31, 2005

	Number		Number
	of Units	Amount	of Units	Amount

	($ thousands, number of units — thousands)
Balance, beginning of period	66,358	$617,862	40,183	$298,726
Plan of Arrangement and trust unit issuance costs	—	—	—	(338)
Fair value of trust units issued on acquisition of Resolute Energy Inc.	—	—	24,078	301,332
Units issued on conversion of exchangeable shares	90	2,755	1,797	12,521
Step purchase on exchangeable shares	—	2,565	—	1,406
Units issued on conversion of convertible debenture	—	—	300	4,215
Units issued on exercising of performance units (Note 7)	46	—	—	—
Transfer to equity from contributed surplus	—	410	—	—

Balance, end of period	66,494	$623,592	66,358	$617,862

(B)	PER UNIT AMOUNTS
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per unit amounts include the dilutive effect of convertible debentures and exchangeable shares using the “if-converted” method. The dilutive effect of performance units is included using the fair value method. An adjustment to the numerator of diluted earnings per share calculation was required to provide for the earnings ($0.2 million and $0.5 million for the three and six-month periods ended June 30, 2006) attributable to the non-controlling interest and the interest on the convertible debentures ($1.6 million and $3.1 million for the three and six-month periods ended June 30, 2006).
The following table summarizes the trust units used in the per unit calculations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

	(Number of units — thousands)
Weighted average number of units outstanding — basic	66,462	56,802	66,424	48,576
Effect of performance units	1,675	146	1,668	88
Trust units issuable on conversion of exchangeable shares	508	2,013	529	2,079
Trust units issuable on conversion of debentures	6,921	—	6,921	—

Weighted average number of units outstanding — diluted	75,566	58,961	75,542	50,743

(C)	CONTRIBUTED SURPLUS
The following is a schedule outlining the components within contributed surplus:

	June 30,	December 31,
	2006	2005

	($ thousands)
Contributed surplus, beginning of period	$2,638	$—
Unit based compensation	4,488	2,638
Conversion of performance units	(410)	—

Contributed surplus, end of period	$6,716	$2,638

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	UNIT BASED COMPENSATION PLAN

(Number of
units — thousands)

Balance, December 31, 2005	465
Granted	663
Exercised	(46)
Cancelled	(214)

Balance, June 30, 2006	868

The Trust has implemented a Performance Unit Incentive Plan (the “Plan”). Under the Plan, the Trustees may grant up to five percent of the number of units outstanding (including trust units issuable upon the exchange of exchangeable shares) from time to time to Trustees, officers, employees of, or providers of services to the Trust. Performance units will vest over a period of one to three years and result in the issuance of a number of trust units (the actual number of units is determined by a performance factor). The performance factor is established based on the Trust’s performance relative to its peers. The maximum number of units issuable under the PUIP are approximately two million units.
The fair value of performance units is estimated at the time they are granted and expensed over the vesting period. The fair value of the performance units granted for the three and six-month periods ended June 30,2006,was approximately $2.3 million and $3.9 million respectively. For the three and six-month periods ended June 30,2006,unit-based compensation expense of $2.7 million and $3.1 million, respectively (2005 — $0.8 million and $1.2 million) was recorded in the statement of earnings. The Trust has capitalized $1.7 million of unit-based compensation in the current period. Previously the Trust did not record capitalization of its unit-based compensation. A corresponding increase to contributed surplus was recorded for the amounts related to unit-based compensation. The contributed surplus balance is transferred to equity when the units are ultimately issued.

8.	DISTRIBUTIONS
The Trust pays distributions to the unitholders of record at the end of each month. Payments are made on the 15th day of the following month or the next business day where such date falls on a weekend or holiday. For the three-month period ended June 30, 2006, the Trust declared distributions of $0.15 per unit per month.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

	($ thousands, except per unit amounts)
Cash distributions	$29,897	$23,703	$59,763	$40,595
Accumulated cash distributions, beginning of period	143,991	33,680	114,125	16,788

Accumulated cash distributions, end of period	$173,888	$57,383	$173,888	$57,383

Cash distributions per unit(1)	$0.45	$0.42	$0.90	$0.84
Accumulated cash distributions per unit, beginning of period	2.58	0.84	2.13	0.42

Accumulated cash distributions per unit, end of period	$3.03	$1.26	$3.03	$1.26

(1)	Represents the sum of the distributions declared on each trust unit during the period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	INTEREST AND FINANCING
The following is a schedule outlining the components within interest and financing charges:

	Three Months		Six Months Ended
	Ended June 30,		June 30,

	2006	2005	2006	2005

	($ thousands)
Interest on bank loans	$1,842	$1,124	$3,706	$2,008
Interest on Debentures	1,579	—	3,115	—
Amortization of Debenture issue costs	164	—	352	—
Accretion on debt portion of Debentures	92	—	191	—

Total interest and financing charges	$3,677	$1,124	$7,364	$2,008

10.	FINANCIAL INSTRUMENTS

(A)	COMMODITY CONTRACTS
The Trust enters into commodity price derivative contracts to reduce the impact of volatile commodity prices. The following contracts were in place at June 30, 2006:

	Notional	Physical/
Natural Gas Contracts	Volumes	Financial	Term	Average Price

	GJ/d
AECO Fixed Price	12,500	Financial	Apr. 1/06 - Oct. 31/06	$8.87
AECO Fixed Price	2,500	Physical	Apr. 1/06 - Oct. 31/06	$9.05
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$7.50 - 10.10
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$8.00 - 10.25
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$9.50 - 13.00
AECO Fixed Price	7,500	Financial	Nov. 1/06 - Mar. 31/07	$9.64
AECO Fixed Price	5,000	Financial	Apr. 1/07 - Oct. 31/07	$8.36

	Notional
Crude Contracts	Volumes	Type	Term	Price

	bbl/d			($Cdn./bbl)
WTI Nymex Fixed Price — CAD	650	Financial	Nov. 1/05 - Oct. 31/08	$71.50
WTI Nymex Fixed Price — CAD	350	Financial	Nov. 1/06 - Oct. 31/08	$79.35
As at June 30, 2006, the Trust would have realized a gain of approximately $5.9 million (2005 — $1.5 million) had all commodity hedging contracts been closed out.

(B) FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of accounts receivable, prepaid expenses, accounts payable and accrued liabilities and unitholder distributions payable approximate their fair value due to their demand nature or relatively short periods to maturity. The fair value of the bank loan approximates its carrying value as it bears interest at a floating rate. The fair value of the convertible debentures outstanding at June 30, 2006, was approximately $96.1 million.
A substantial portion of the Trust’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. The Trust has no significant concentration of credit risk. Purchasers of oil, gas and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment. Commodity price derivative contracts are with counterparties that have investment grade credit ratings thereby mitigating credit risk.
The Trust is exposed to foreign currency fluctuations as oil prices received are referenced to U.S. dollar denominated prices and natural gas and natural gas liquids prices are influenced by U.S. dollar denominated markets.
The Trust has no instruments in place at June 30, 2006, (2005 — Nil) to manage the foreign currency and interest rate exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	SUBSEQUENT EVENTS

(A) ACQUISITION
On July 5, 2006, the Trust announced that it had closed the acquisition of Trifecta Resources Inc. (“Trifecta”), a private oil & gas producer, for consideration of approximately $102 million. The Trust financed the acquisition of Trifecta by drawing on the Trust’s credit facility.

(B) AGREEMENT TO MERGE
On July 24, 2006, Pengrowth Energy Trust (“Pengrowth”) a senior oil and gas royalty trust listed on the TSX and NYSE (ticker symbols PGF.UN and PGH respectively),and the Trust announced that they have entered into an Agreement (“the Agreement”) providing for the combination of Pengrowth and the Trust (“the Combination”). Under terms of the Agreement, each unit of the Trust would be exchanged for 0.53 of a Pengrowth unit. The Board of Trustees of the Trust intends to declare a one time special distribution of $0.30 per unit of the Trust, payable prior to closing of the Combination. The Combination is subject to the approval of 66 2/3 percent of the Trust’s unitholders at a meeting to be held on September 26,2 006. The Combination is expected to be effective on or about September 28, 2006.

PENGROWTH ENERGY TRUST
CONSOLIDATED BALANCE SHEETS

	As at	As at
	June 30	December 31
	2006	2005

	(unaudited)	(audited)
	(Stated in thousands
	of dollars)
ASSETS
CURRENT ASSETS
Cash	$1,197	$—
Accounts receivable	117,578	127,394

	118,775	127,394
REMEDIATION TRUST FUNDS	8,999	8,329
DEFERRED CHARGES (Note 7)	6,539	4,886
LONG TERM INVESTMENTS (Note 3)	26,990	—
GOODWILL	182,835	182,835
PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS	2,081,403	2,067,988

	$2,425,541	$2,391,432

LIABILITIES AND UNITHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank indebtedness	$—	$14,567
Accounts payable and accrued liabilities	103,866	111,493
Distributions payable to unitholders	80,437	79,983
Due to Pengrowth Management Limited	3,424	8,277
Note payable	20,000	20,000
Other liabilities (Note 11)	8,198	5,279

	215,925	239,599
CONTRACT LIABILITIES	10,767	12,937
LONG TERM DEBT (Note 2)	488,310	368,089
ASSET RETIREMENT OBLIGATIONS (Note 6)	187,925	184,699
FUTURE INCOME TAXES	91,764	110,112
TRUST UNITHOLDERS’ EQUITY
Trust Unitholders’ capital (Note 4)	2,533,040	2,514,997
Contributed surplus (Note 4)	4,905	3,646
Deficit (Note 4)	(1,107,095)	(1,042,647)

	1,430,850	1,475,996

	$2,425,541	$2,391,432

SUBSEQUENT EVENTS (Notes 4 and 12)
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME AND DEFICIT

	Three months ended		Six months ended
	June 30		June 30

	2006	2005	2006	2005

	(Stated in thousands of dollars)
	(unaudited)
REVENUES
Oil and gas sales	$283,532	$253,189	$575,428	$493,103
Processing and other income	3,986	5,614	7,205	9,732
Royalties, net of incentives	(45,290)	(47,899)	(110,625)	(88,465)

	242,228	210,904	472,008	414,370
Interest and other income	131	1,730	696	1,842

NET REVENUE	242,359	212,634	472,704	416,212

EXPENSES
Operating	58,002	50,435	112,020	99,514
Transportation	1,781	1,808	3,539	3,615
Amortization of injectants for miscible floods	8,535	5,961	16,507	11,353
Interest	6,511	5,709	12,289	11,142
General and administrative	8,697	7,125	17,517	14,206
Management fee	3,317	4,343	7,558	8,051
Foreign exchange (gain) loss (Note 8)	(10,359)	2,425	(9,120)	3,785
Depletion and depreciation	67,827	70,904	138,883	140,053
Accretion (Note 6)	3,903	3,550	7,231	6,953
Unrealized loss on commodity contracts (Notes 1 and 11)	3,389	—	3,389	—
Other expenses	3,806	885	4,777	1,714

	155,409	153,145	314,590	300,386

NET INCOME BEFORE TAXES	86,950	59,489	158,114	115,826

INCOME TAX EXPENSE (REDUCTION)
Capital	(498)	424	11	892
Future	(22,668)	5,959	(18,348)	5,514

	(23,166)	6,383	(18,337)	6,406

NET INCOME	$110,116	$53,106	$176,451	$109,420

Deficit, beginning of period	(1,096,614)	(972,680)	(1,042,647)	(922,996)

Distributions paid or declared	(120,597)	(110,268)	(240,899)	(216,266)

DEFICIT, END OF PERIOD	$(1,107,095)	$(1,029,842)	$(1,107,095)	$(1,029,842)

NET INCOME PER TRUST UNIT (Note 4)
Basic	$0.69	$0.34	$1.10	$0.71
Diluted	$0.68	$0.34	$1.10	$0.70
See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended		Six months ended
	June 30		June 30

	2006	2005	2006	2005

	(Stated in thousands of dollars)
	(unaudited)
CASH PROVIDED BY (USED FOR):

OPERATING
Net income	$110,116	$53,106	$176,451	$109,420
Depletion, depreciation and accretion	71,730	74,454	146,114	147,006
Future income taxes	(22,668)	5,959	(18,348)	5,514
Contract liability amortization	(1,320)	(1,449)	(2,640)	(2,898)
Amortization of injectants	8,535	5,961	16,507	11,353
Purchase of injectants	(6,682)	(5,744)	(17,297)	(13,315)
Expenditures on remediation	(2,470)	(1,506)	(3,850)	(2,624)
Unrealized foreign exchange (gain) loss (Note 8)	(10,360)	3,160	(9,360)	4,680
Unrealized loss on commodity contracts (Notes 1 and 11)	3,389	—	3,389	—
Trust unit based compensation (Note 5)	559	712	1,911	1,529
Deferred charges	—	—	(2,364)	—
Amortization of deferred charges	1,716	395	3,292	790
Changes in non-cash operating working capital (Note 9)	(34,219)	(8,962)	16,120	1,051

	118,326	126,086	309,925	262,506

FINANCING
Distributions	(120,400)	(108,040)	(240,445)	(213,797)
Change in long term debt, net	76,000	(4,031)	127,000	90,969
Proceeds from issue of trust units	7,948	6,647	17,391	16,530

	(36,452)	(105,424)	(96,054)	(106,298)

INVESTING
Expenditures on property and other acquisitions	(4,377)	(1,616)	(54,162)	(91,566)
Expenditures on property, plant and equipment	(47,176)	(28,901)	(122,254)	(74,436)
Proceeds on property dispositions	1,051	—	17,753	—
Change in remediation trust fund	(279)	(269)	(670)	(532)
Purchase of marketable securities	(19,990)	—	(19,990)	—
Change in non-cash investing working capital (Note 9)	(3,565)	3,192	(18,784)	—

	(74,336)	(27,594)	(198,107)	(166,534)

CHANGE IN CASH AND BANK INDEBTEDNESS	7,538	(6,932)	15,764	(10,326)

BANK INDEBTEDNESS AT BEGINNING OF PERIOD	(6,341)	(7,608)	(14,567)	(4,214)

CASH (BANK INDEBTEDNESS) AT END OF PERIOD	$1,197	$(14,540)	$1,197	$(14,540)

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
June 30, 2006
(Tabular dollar amounts are stated in thousands of dollars except per trust unit amounts)
1.     SIGNIFICANT ACCOUNTING POLICIES
The interim consolidated financial statements of Pengrowth Energy Trust include the accounts of Pengrowth Energy Trust (the “Trust”), Pengrowth Corporation (the “Corporation”) and its subsidiaries (collectively referred to as “Pengrowth”). The financial statements do not contain the accounts of Pengrowth Management Limited (the “Manager”).
The financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada. The interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the consolidated financial statements for the fiscal year ended December 31, 2005, except as discussed below. The disclosures provided below are incremental to those included with the annual consolidated financial statements. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto in Pengrowth’s annual report for the year ended December 31, 2005.
     FINANCIAL INSTRUMENTS
Effective May 1, 2006, Pengrowth no longer designates new commodity contracts as hedges. Commodity contracts that do not qualify as hedges, or are not designated as hedges, are recorded using the mark-to-market method of accounting whereby instruments are recorded in the consolidated balance sheet as either an asset or liability with changes in fair value recognized in net earnings. Realized gains or losses from financial derivatives related to commodity prices are recognized in natural gas and crude oil revenues as the related sales occur. Unrealized gains and losses are recognized in other expenses at the end of each respective reporting period. The fair value of derivative instruments is based on quoted market prices or, in its absence, estimated using third party market indications and forecasts.
Commodity contracts are used by Pengrowth to manage economic exposure to market risks relating to commodity prices. Pengrowth’s policy is not to utilize derivative financial instruments for speculative purposes.
Financial derivative contracts previously designated as hedges continue to be designated as hedges and are accounted for as disclosed in the annual financial statements.
2.     LONG TERM DEBT

	As at	As at
	June 30,	December 31,
	2006	2005

U.S. dollar denominated debt:
U.S. $150 million senior unsecured notes at 4.93 percent due April 2010	$167,430	$174,450
U.S. $50 million senior unsecured notes at 5.47 percent due April 2013	55,810	58,150

	223,240	232,600
Pounds sterling denominated £50 million unsecured notes at 5.46 percent due December 2015	103,070	100,489
Canadian dollar revolving credit facility	162,000	35,000

	$488,310	$368,089

On June 16, 2006, Pengrowth entered into a new $500 million extendible revolving term credit facility syndicated among eight financial institutions. The facility is unsecured, covenant based and has a three year term. Pengrowth has the option to extend the facility each year, subject to the approval of the lenders, or repay the entire balance at the end of the three year term. Various borrowing options are available under the facility including prime rate based advances and bankers’ acceptance loans. This facility carries floating interest rates that are expected to range between 0.65 percent and 1.15 percent over bankers acceptance rates, depending on Pengrowth’s consolidated ratio of senior debt to earnings before interest, taxes and non-cash items. In addition, Pengrowth has a $35 million demand operating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
line of credit for working capital purposes. The facilities were reduced by drawings of $162 million and by outstanding letters of credit in the amount of approximately $17 million at June 30, 2006.
3.     LONG TERM INVESTMENTS

	June 30, 2006	December 31, 2005

Portfolio investments	$19,990	—
Equity investments	7,000	—

	$26,990	—

     PORTFOLIO INVESTMENTS
On July 24, 2006, Pengrowth announced an agreement providing for the combination of Pengrowth and Esprit Energy Trust (Esprit) (See Note 12). As at June 30, 2006, Pengrowth held 1,489,000 Esprit trust units. The investment is accounted for at cost. Distributions are recorded in income as received.
     EQUITY INVESTMENTS
On January 12, 2006 Pengrowth closed certain transactions with Monterey Exploration Ltd. (Monterey) under which Pengrowth has sold certain oil and gas properties for $22 million in cash, less closing adjustments, and 8,048,132 common shares of Monterey. As of June 30, 2006, Pengrowth held approximately 34 percent of the common shares of Monterey.
Pengrowth utilizes the equity method of accounting for the investment in Monterey. The investment is initially recorded at cost and adjusted thereafter to include Pengrowth’s pro rata share of post-acquisition earnings of Monterey. Any dividends received or receivable from Monterey would reduce the carrying value of the investment.
4.     TRUST UNITHOLDERS’ EQUITY

Trust Unitholders’ Capital
The total authorized capital of Pengrowth is 500,000,000 trust units.
Total Trust Units:

	Six months ended		Year ended
	June 30, 2006		December 31, 2005

	Number of		Number of
Trust units issued	trust units	Amount	trust units	Amount

Balance, beginning of period	159,864,083	$2,514,997	152,972,555	$2,383,284
Issued for the Crispin acquisition (non-cash)	—	—	4,225,313	87,960
Issued for cash on exercise of trust unit options and rights	427,548	6,650	1,512,211	21,818
Issued for cash under Distribution Reinvestment Plan (DRIP)	485,648	10,741	1,154,004	20,726
Trust unit rights incentive plan (non-cash exercised)	—	652	—	1,209

Balance, end of period	160,777,279	$2,533,040	159,864,083	$2,514,997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Class A Trust Units:

	Six months ended		Year ended
	June 30, 2006		December 31, 2005

	Number of		Number of
Trust units issued	trust units	Amount	trust units	Amount

Balance, beginning of period	77,524,673	$1,196,121	76,792,759	$1,176,427
Issued for the Crispin acquisition (non-cash)	—	—	686,732	19,002
Trust units converted	2,760	43	45,182	692

Balance, end of period	77,527,433	$1,196,164	77,524,673	$1,196,121

     Class B Trust Units:

	Six months ended		Year ended
	June 30, 2006		December 31, 2005

	Number of		Number of
Trust units issued	trust units	Amount	trust units	Amount

Balance, beginning of period	82,301,443	$1,318,294	76,106,471	$1,205,734
Trust units converted	1,095	17	(9,824)	(151)
Issued for the Crispin acquisition (non-cash)	—	—	3,538,581	68,958
Issued for cash on exercise of trust unit options and rights	427,548	6,650	1,512,211	21,818
Issued for cash under Distribution Reinvestment Plan (DRIP)	485,648	10,741	1,154,004	20,726
Trust unit rights incentive plan (non-cash exercised)	—	652	—	1,209

Balance, end of period	83,215,734	$1,336,354	82,301,443	$1,318,294

     Unclassified Trust Units:

	Six months ended		Year ended
	June 30, 2006		December 31, 2005

	Number of		Number of
Trust units issued	trust units	Amount	trust units	Amount

Balance, beginning of period	37,967	$582	73,325	$1,123
Converted to Class A or Class B trust units	(3,855)	(60)	(35,358)	(541)

Balance, end of period	34,112	$522	37,967	$582

Class A Trust Unit and Class B Trust Unit Consolidation
On June 23, 2006 the Pengrowth unitholders voted to consolidate the Class A trust units and Class B trust units into one class of trust units (“consolidated trust units”). As a result:

•	Effective as of 5:00 p.m. (MDT) on June 27, 2006, the restrictions on the Class B trust units that provided that the Class B trust units may only be held by residents of Canada was eliminated.

•	Effective as of 5:00 p.m. (MDT) on July 27, 2006;

•	the Class A trust units were delisted from the Toronto Stock Exchange (effective as of the close of markets);

•	the Class B trust units were renamed consolidated trust units and the trading symbol of the consolidated trust units was changed from PGF.B to PGF.UN;

•	all of the issued and outstanding Class A trust units were converted into consolidated trust units on the basis of one consolidated trust unit for each whole Class A trust unit previously held (with the exception of Class A trust units held by residents of Canada who have provided a residency declaration to the Trustee);

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the consolidated trust units were substitutionally listed in place of the Class A trust units on the New York Stock Exchange under the symbol “PGH”; and

•	the unclassified trust units were converted into consolidated trust units on the basis of one consolidated trust unit for each unclassified trust unit held.

Per Trust Unit Amounts
The per trust unit amounts of net income are based on the following weighted average trust units outstanding for the period. The weighted average trust units outstanding for the three months ended June 30, 2006 were 160,592,175 trust units (June 30, 2005 — 156,718,379 trust units) and for the six months ended June 30, 2006 were 160,371,752 trust units (June 30, 2005  — 155,062,147). In computing diluted net income per trust unit, 725,888 trust units were added to the weighted average number of trust units outstanding during the three months ended June 30, 2006 (June 30, 2005 — 425,749 trust units) and 636,185 trust units were added to the weighted average number of trust units outstanding during the six months ended June 30, 2006 (June 30, 2005 — 499,559) for the dilutive effect of trust unit options, rights and deferred entitlement trust units (DEU’s). For the three months ended June 30, 2006, no anti-dilutive options, rights or DEU’s (June 30, 2005 — 333,583) and for the six months ended June 30, 2006 no anti-dilutive options, rights or DEU’s (June 30, 2005 — 823,325), were excluded from the diluted net income per trust unit calculation as their effect is anti-dilutive.

Contributed Surplus

	Six months ended	Twelve months ended
	June 30, 2006	December 31, 2005

Balance, beginning of period	$3,646	$1,923
Trust unit rights incentive plan (non-cash expensed)	763	1,740
Deferred entitlement trust units (non-cash expensed)	1,148	1,192
Trust unit rights incentive plan (non-cash exercised)	(652)	(1,209)

Balance, end of period	$4,905	$3,646

Deficit

	As at June 30,	As at December 31,
	2006	2005

Accumulated earnings	$1,229,834	$1,053,383
Accumulated distributions paid or declared	(2,336,929)	(2,096,030)

	$(1,107,095)	$(1,042,647)

Pengrowth is obligated by virtue of its Royalty and Trust Indentures to distribute to unitholders a significant portion of its cash flow from operations. Cash flow from operations typically exceeds net income as a result of non cash expenses such as depletion, depreciation and accretion. These non-cash expenses result in a deficit being recorded despite Pengrowth distributing less than its cash flow from operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     TRUST UNIT BASED COMPENSATION PLANS

Trust Unit Option Plan
As at June 30, 2006, options to purchase 131,813 Class B trust units were outstanding (December 31, 2005 — 259,317) that expire at various dates to June 28, 2009. All outstanding trust unit options were fully expensed by December 31, 2004.

	Six months ended		Twelve months ended
	June 30, 2006		December 31, 2005

		Weighted		Weighted
	Number	average	Number	average
Trust unit options	of options	exercise price	of options	exercise price

Outstanding at beginning of period	259,317	$17.28	845,374	$16.97
Exercised	(127,504)	$18.07	(558,307)	$16.74
Expired	—	—	(27,750)	$18.63

Outstanding and exercisable at period-end	131,813	$16.52	259,317	$17.28

Trust Unit Rights Incentive Plan
As at June 30, 2006, rights to purchase 1,558,050 Class B trust units were outstanding (December 31, 2005 — 1,441,737) that expire at various dates to February 27, 2011.
Compensation expense associated with the trust unit rights granted during 2006 was based on the estimated fair value of $1.86 per trust unit right. The fair value of trust unit rights granted during the six months ended June 30, 2006 was estimated at 8 percent of the exercise price at the date of grant using a binomial lattice option pricing model with the following assumptions: risk-free rate of 4.1 percent, volatility of 19 percent and reductions in the exercise price over the life of the trust unit rights. For the six months ended June 30, 2006, compensation expense of $763,000 (June 30, 2005 — $1,058,000) related to the trust unit rights was recorded.

	Six months ended		Twelve months ended
	June 30, 2006		December 31, 2005

		Weighted		Weighted
	Number	average	Number of	average
Trust unit rights	of rights	exercise price	rights	exercise price

Outstanding at beginning of period	1,441,737	$14.85	2,011,451	$14.23
Granted (1)	444,909	$23.20	606,575	$18.34
Exercised	(300,044)	$14.48	(953,904)	$12.81
Cancelled	(28,552)	$16.03	(222,385)	$16.19

Outstanding at period-end	1,558,050	$16.46	1,441,737	$14.85

Exercisable at period-end	826,456	$14.46	668,473	$13.73

(1)	Weighted average exercise price of rights granted is based on the exercise price at the date of grant.

Long Term Incentive Program
As at June 30, 2006, 341,923 DEU’s were outstanding (December 31, 2005 — 185,591), including accrued distributions re-invested to June 30, 2006. The DEU’s vest on various dates to February 27, 2009. For the six months ended June 30, 2006, Pengrowth recorded compensation expense of $1,148,000 (June 30, 2005 — $471,000) associated with the DEU’s based on the weighted average estimated fair value of $20.69 (2005 — $18.14) per DEU.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six months ended	Twelve months ended
Number of DEU’s	June 30, 2006	December 31, 2005

Outstanding, beginning of period	185,591	—
Granted	152,930	194,229
Cancelled	(19,648)	(26,258)
Deemed DRIP	23,050	17,620

Outstanding, end of period	341,923	185,591

Trust Unit Award Plans
Effective February 27, 2006, Pengrowth established a new incentive plan to reward and retain employees whereby Class B trust units and cash will be awarded to eligible employees. Employees will receive the trust units and cash on or about July 1, 2007. Pengrowth acquired the Class B trust units to be awarded on the open market for $2.4 million and placed them in a trust account established for the benefit of the eligible employees. The cost to acquire the trust units has been recorded as deferred compensation expense and is being charged to net income on a straight line basis over 16 months. In addition, the cash portion of the incentive plan of approximately $1.1 million is being accrued over 16 months.
During the three months ended June 30, 2006, $1.9 million has been charged to net income and during the six months ended June 30, 2006, $3.5 million has been charged to net income for the February 27, 2006 and July 13, 2005 plans.
6.     ASSET RETIREMENT OBLIGATIONS

	Six months ended	Twelve months ended
	June 30, 2006	December 31, 2005

Asset retirement obligations, beginning of period	$184,699	$171,866
Increase (decrease) in liabilities related to:
Acquisitions	362	6,347
Additions	983	1,972
Disposals	(1,500)	(3,844)
Revisions	—	1,549
Accretion expense	7,231	14,162
Liabilities settled during the period	(3,850)	(7,353)

Asset retirement obligations, end of period	$187,925	$184,699

7.     DEFERRED CHARGES

	As at	As at
	June 30, 2006	December 31,2005

Imputed interest on note payable — net of accumulated amortization of $3,233 (2005 — $2,859)	$374	$748
U.S. debt issue costs — net of accumulated amortization of $968 (2005 — $816)	1,173	1,325
Deferred compensation expense — net of accumulated amortization of $4,874 (2005 — $2,143)	1,770	2,141
U.K. debt issue costs — net of accumulated amortization of $40 (2005 — $5)	641	672
Deferred foreign exchange loss on revaluation of U.K. debt hedge	2,581	—

	$6,539	$4,886

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8.     FOREIGN EXCHANGE (GAIN) LOSS

	Three months ended		Six months ended
	June 30,		June 30,

	2006	2005	2006	2005

Unrealized foreign exchange (gain) loss on translation of U.S. dollar denominated debt	$(10,360)	$3,160	$(9,360)	$4,680
Realized foreign exchange (gain) loss	1	(735)	240	(895)

	$(10,359)	$2,425	$(9,120)	$3,785

The U.S. dollar and U.K. pound sterling denominated debt are translated into Canadian dollars at the Bank of Canada exchange rate in effect at the close of business on the balance sheet date. Foreign exchange gains and losses on the U.S. dollar denominated debt are included in income. Foreign exchange gains and losses on translating the U.K. pound sterling denominated debt and the associated gains and losses on the U.K. pound sterling denominated exchange swap are deferred and included in deferred charges.
9.     OTHER CASH FLOW DISCLOSURES

Change in Non-Cash Operating Working Capital
Cash provided by (used for):

	Three months ended		Six months ended
	June 30,		June 30,

	2006	2005	2006	2005

Accounts receivable	$(22,906)	$3,636	$9,816	$2,544
Inventory	—	—	—	439
Accounts payable and accrued liabilities	(7,048)	(11,311)	11,157	1,254
Due to Pengrowth Management Limited	(4,265)	(1,287)	(4,853)	(3,186)

	$(34,219)	$(8,962)	$16,120	$1,051

Change in Non-Cash Investing Working Capital
Cash provided by (used for):

	Three months ended		Six months ended
	June 30,		June 30,

	2006	2005	2006	2005

Accounts payable for capital accruals	$(3,565)	$3,192	$(18,784)	$—

Cash Payments

	Three months ended		Six months ended
	June 30,		June 30,

	2006	2005	2006	2005

Cash payments made (refund received) for taxes	$(341)	$424	$167	892
Cash payments made for interest	$11,350	$8,314	$12,443	$10,189

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10.     FINANCIAL INSTRUMENTS
Pengrowth has a price risk management program whereby the commodity price associated with a portion of its future production is fixed. Pengrowth sells forward a portion of its future production through a combination of fixed price sales contracts with customers and commodity swap agreements with financial counterparties. The forward and futures contracts are subject to market risk from fluctuating commodity prices and exchange rates.
As at June 30, 2006, Pengrowth had fixed the price and applied hedge accounting to future production as follows:
     Crude Oil:

	Volume	Reference	Price
Remaining Term	(bbl per day)	Point	per bbl

Financial:
Jul 1, 2006 — Dec 31, 2006	4,000	WTI (1)	$64.08 Cdn
     Natural Gas:

	Volume	Reference	Price
Remaining Term:	(mmbtu per day)	Point	per mmbtu

Financial:
Jul 1, 2006 — Dec 31, 2006	2,500	Transco Z6 (1)	$10.63 Cdn
Jul 1, 2006 — Dec 31, 2006	2,370	AECO	$8.03 Cdn

(1)	Associated Cdn $ / U.S. $ foreign exchange rate has been fixed.
The estimated fair value of the financial crude oil and natural gas contracts has been determined based on the amounts Pengrowth would receive or pay to terminate the contracts at period-end. At June 30, 2006, the amount Pengrowth would pay (receive) to terminate the financial crude oil and natural gas contracts would be $14.5 million and $(1.4) million, respectively.
As at June 30, 2006, Pengrowth had fixed the price and recognized the mark-to-market loss on future production as follows:
     Crude Oil:

	Volume	Reference	Price
Remaining Term	(bbl per day)	Point	per bbl

Financial:
Jan 1, 2007 — Dec 31, 2007	2,000	WTI (1)	$79.50 Cdn
     Natural Gas:

	Volume	Reference	Price
Remaining Term	(mmbtu per day)	Point	per mmbtu

Financial:
Nov 1, 2006 — Oct 1, 2007	5,000	Transco Z6 (1)	$10.62 Cdn
Nov 1, 2006 — Oct 1, 2007	5,000	Chicago M1 (1)	$9.69 Cdn

(1)	Associated Cdn $ / U.S. $ foreign exchange rate has been fixed.
The estimated fair value of the financial crude oil and natural gas contracts has been determined based on the amounts Pengrowth would receive or pay to terminate the contracts at period-end. At June 30, 2006, the amount Pengrowth would pay to terminate the financial crude oil and natural gas contracts would be $3.3 million and $0.1 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Natural Gas Fixed Price Sales Contract:
Pengrowth also has a natural gas fixed price physical sales contract outstanding which was assumed in the 2004 Murphy acquisition, the details of which are provided below:

	Volume	Price
Remaining Term	(mmbtu per day)	per mmbtu (2)

2006 to 2009
Jul 1, 2006 — Oct 31, 2006	3,886	$2.23 Cdn
Nov 1, 2006 — Oct 31, 2007	3,886	$2.29 Cdn
Nov 1, 2007 — Oct 31, 2008	3,886	$2.34 Cdn
Nov 1, 2008 — Apr 30, 2009	3,886	$2.40 Cdn

(2)	Reference price based on AECO
As at June 30, 2006, the amount Pengrowth would pay to terminate the natural gas fixed price sales contract would be $22.5 million.

Fair Value of Financial Instruments
The carrying value of financial instruments included in the balance sheet, other than long term debt, the note payable, long term investments and remediation trust funds approximate their fair value due to their short maturity. The fair value of the other financial instruments is as follows:

	As at June 30, 2006		As at December 31, 2005

		Net Book		Net Book
	Fair Value	Value	Fair Value	Value

Remediation Funds	$9,450	$8,999	$9,071	$8,329
U.S. dollar denominated debt	210,510	223,240	220,187	232,600
£ denominated debt	99,283	103,070	101,257	100,489
11.     OTHER LIABILITIES

		As at
	As at	December 31,
	June 30, 2006	2005

Current portion of contract liabilities	$4,809	$5,279
Unrealized mark-to-market loss on commodity contracts	3,389	—

	$8,198	$5,279

12.     SUBSEQUENT EVENT
On July 24, 2006, Pengrowth and Esprit Energy Trust (Esprit) announced that they have entered into an agreement (the “Agreement”) providing for the combination of Pengrowth and Esprit (the “Combination”). Under the terms of the Agreement, each Esprit trust unit will be exchanged for 0.53 of a Pengrowth trust unit (the new trust units from the consolidation of Pengrowth’s Class A and Class B trust units effective on July 27, 2006). The Esprit Board of Directors has the authority to grant Esprit unitholders a one time special distribution of up to $0.30 per Esprit trust unit, payable prior to closing the Combination. The Esprit Board of Directors have advised that they intend to make that declaration. The transaction is subject to regulatory and Esprit unitholder approval and is anticipated to close in the third quarter.

PENGROWTH ENERGY TRUST
RECONCILIATION OF FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
As at and for the six months ended June 30, 2006 (unaudited) and as at and for the years ended December 31, 2005 and 2004.
      The significant differences between Canadian generally accepted accounting principles (Canadian GAAP) which, in most respects, conforms to generally accepted accounting principles in the United States (U.S. GAAP), as they apply to Pengrowth, are as follows:

(a)	As required annually under U.S. GAAP, the carrying value of petroleum and natural gas properties and related facilities, net of future or deferred income taxes, is limited to the present value of after tax future net revenue from proven reserves, discounted at ten percent (based on prices and costs at the balance sheet date), plus the lower of cost and fair value of unproven properties. At December 31, 1998 and 1997 the application of the full cost ceiling test under U.S. GAAP resulted in a write-down of capitalized costs of $328.6 million and $49.8 million, respectively. At June 30, 2006 and December 31, 2005 and 2004, the application of the full cost ceiling test under U.S. GAAP did not result in a write-down of capitalized costs.
      Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depletion will differ in subsequent years.

(b)	Under U.S. GAAP, interest and other income would not be included as a component of Net Revenue.

(c)	Effective January 1, 2003, Pengrowth prospectively adopted U.S. standards relating to recognizing the compensation expense associated with trust unit based compensation plans. Under U.S. GAAP Pengrowth adopted the following:

(i)	For trust unit options granted on or after January 1, 2003, the estimated fair value of the options is recognized as an expense over the vesting period. The compensation expense associated with trust unit options granted prior to January 1, 2003 is disclosed on a pro forma basis. As of January 1, 2005 all trust unit options were fully vested, thus there is no pro forma expense disclosed for 2005.

(ii)	For trust unit rights granted on or after January 1, 2003 and prior to January 1, 2006, the estimated fair value of the rights, determined using a modified Black-Scholes option pricing model, is recognized as an expense over the vesting period. For trust unit rights granted on or after January 1, 2006, the estimated fair value of the rights, determined using a binomial lattice option pricing model, is recognized as an expense over the vesting period. The compensation expense associated with the rights granted prior to January 1, 2003 is disclosed on a pro forma basis. As of January 1, 2005 all trust unit rights issued before January 1, 2003 are fully vested, thus there is no pro forma expense disclosed for 2005.
            The following is the pro forma effect of trust unit options and rights granted prior to January 1, 2003, had the fair value method of accounting been used:

Year ended December 31,	2004

Net income (loss) — U.S. GAAP, as reported	$180,045
Compensation expense related to rights incentive options granted prior to January 1, 2003	(1,067)

Pro forma net income — U.S. GAAP	$178,978

Pro forma net income — U.S. GAAP per trust unit:
Basic	$1.34
Diluted	$1.34

(d)	Statement of Financial Accounting Standard (SFAS) No. 130, “Reporting Comprehensive Income” requires the reporting of comprehensive income in addition to net income. Comprehensive income includes net income plus other comprehensive income; specifically, all changes in equity of a company during a period arising from non- owner sources.

(e)	SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to establish, at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity’s approach to managing risk.

      At June 30, 2006, $11.9 million has been recorded as a current liability in respect of the fair value of financial crude oil and natural gas hedges outstanding at period end with a corresponding change in accumulated other comprehensive income. At December 31, 2005, $18.4 million has been recorded as a current liability in respect of the fair value of financial crude oil and natural gas hedges outstanding at year end with a corresponding change in accumulated other comprehensive income. At December 31, 2004, $7.3 million has been recorded as a current asset in respect of the fair value of the financial crude oil and natural gas hedges outstanding at year end with a corresponding change in accumulated other comprehensive income. These amounts will be recognized against crude oil and natural gas sales over the remaining terms of the related hedges.
      At June 30, 2006, $1.3 million has been recorded as a current liability with respect to the ineffective portion of crude oil and natural gas hedges outstanding at period end, with a corresponding change in net income. At December 31, 2005, $0.3 million has been recorded as a current liability with respect to the ineffective portion of crude oil and natural gas hedges outstanding at year end, with a corresponding change in net income. At December 31, 2004, the ineffective portion of crude oil and natural gas hedges outstanding at year end was not significant.
      At December 31, 2005, Pengrowth’s foreign currency swap was not designated as a hedge resulting in the estimated fair value of $2.2 million being recorded as a liability with the corresponding charge to net income. Subsequent to December 31, 2005, Pengrowth designated the foreign currency swap as a hedge therefore the previously recognized $2.2 million liability is being amortized into income over the remaining life of the swap, being approximately 10 years. Under Canadian GAAP, for the six months ended June 30, 2006, a $2.6 million exchange loss on the translation of the U.K. pound denominated debt was deferred and included in deferred charges on the balance sheet. This deferred exchange loss has been expensed under U.S. GAAP and has been offset by the recognition of the $2.5 million unrealized gain on the foreign currency swap.
      At December 31, 2004, there were no foreign exchange swaps outstanding.

(f)	Under U.S. GAAP the Trust’s equity is classified as redeemable equity as the Trust units are redeemable at the option of the holder. The redemption price is equal to the lesser of 95 percent of the market trading price of the Class B trust units traded on the TSX for the ten trading days after the trust units have been surrendered for redemption and the closing market price of the Class B trust units quoted on the TSX on the date the trust units have been surrendered for redemption. Prior to the reclassification of trust units into Class A or Class B trust units, the trust units were redeemable as described above except the redemption price was based on the market trading price of the original trust units. The total amount of trust units that can be redeemed for cash is limited to a maximum of $25,000 per month. Redemptions in excess of the cash limit must be satisfied by way of a distribution in Specie of a pro-rata share of royalty units and other assets, excluding facilities, pipelines or other assets associated with oil and natural gas production, which are held by the Trust at the time the trust units are to be redeemed.

(g)	Under U.S. GAAP, an entity that is subject to income tax in multiple jurisdictions is required to disclose income tax expense in each jurisdiction. Pengrowth is subject to tax at the federal and provincial level. The portion of income tax expense (reduction) taxed at the federal level for the six months ended June 30, 2006 is ($15.8 million) (year ended December 31, 2005 — $12.9 million, 2004 — $14.8 million). The portion of income tax expense (reduction) taxed at the provincial level is ($2.5 million) (year ended December 31, 2005 — $1.7 million, 2004 — $2.2 million.

(h)	SFAS 123 (revised 2004) (123R) deals with the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period. Since January 1, 2003, Pengrowth has recognized the costs of equity instruments issued in exchange for employee services based on the grant-date fair value of the award, in accordance with Canadian GAAP. The methodology for determining fair value of equity instruments issued in exchange for employee services prescribed by SFAS 123R differs from that prescribed by Canadian GAAP, primarily as Canadian GAAP permits accounting for forfeitures of share-based payments as they occur while U.S. standards require an estimate of forfeitures to be made at the date of grant and thereafter until the requisite service period has been completed or the awards are cancelled.

Pengrowth adopted SFAS 123R for U.S. reporting purposes on January 1, 2006 using the modified prospective approach. Under the modified prospective approach, the valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Under the modified prospective application, prior periods are not restated for comparative purposes. Upon adoption of SFAS 123R, Pengrowth began using a binomial lattice model for estimating the fair value of trust unit rights for both Canadian and U.S. GAAP purposes. The required adjustment under U.S. GAAP to account for estimated forfeitures was not significant for all periods presented.

(i)	At June 30, 2006, long term investments have been reduced by $2.7 million to reflect the estimated fair value of Pengrowth’s available for sale securities. At December 31, 2005 and 2004 there were no securities available for sale.

(j)	Under SFAS 154 “Accounting Changes and Error Corrections”, retrospective application to prior periods’ financial statements of changes in accounting principle is required, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS 154 also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. SFAS 154 was adopted effective for changes in accounting principles in fiscal years beginning after January 1, 2006. Since adoption there have been no changed in accounting principles other than SFAS 123R which had specific implementation guidance.

(k)	Under US GAAP, the unrealized loss on crude oil and natural gas derivative contracts, that are not accounted for as hedges, of $3.4 million for the six months ended June 30, 2006 would be deducted from oil and gas sales.

(l)	Under SFAS 153 “Exchanges of Non-monetary Assets”, exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged where the non-monetary exchange has commercial substance and there is no longer an exception from using fair value for non-monetary exchanges of similar productive assets. Pengrowth has not made any non-monetary asset exchanges since the implementation of SFAS 154 on January 1, 2006.

Consolidated Statements of Income
The application of U.S. GAAP would have the following effect on net income as reported:
Stated in thousands of Canadian Dollars, except per trust unit amounts

	June 30,	December 31,	December 31,
Periods ended	2006	2005	2004

	(unaudited)
Net income for the year, as reported	$176,451	$326,326	$153,745
Adjustments:
Depletion and depreciation (a)	11,330	24,723	26,000
Unrealized gain (loss) on ineffective portion of oil and natural gas hedges (e)	(1,024)	(255)	300
Unrealized loss on foreign exchange contract (e)	—	(2,204)	—
Amortization of deferred hedging losses (e)	110	—	—
Reclassification of hedging losses on foreign exchange swap from other comprehensive income (e)	2,502	—	—
Deferred foreign exchange loss (e)	(2,581)	—	—

Net income — U.S. GAAP	$186,788	$348,590	$180,045

Other comprehensive income:
Unrealized loss on securities available for sale (d) (i)	(2,703)	—	—
Unrealized gain (loss) on foreign exchange swap (d) (e)	2,502	—	(2,169)
Unrealized hedging gain (loss) (d) (e)	6,297	(25,470)	21,186
Reclassification to net income (d) (e)	(2,502)

Comprehensive income — U.S. GAAP	$190,382	$323,120	$199,062

Net income — U.S. GAAP
Basic	$1.16	$2.22	$1.35
Diluted	$1.16	$2.21	$1.34
Consolidated Balance Sheets
The application of U.S. GAAP would have the following effect on the Balance Sheets as reported:
Stated in thousands of Canadian Dollars

		Increase
June 30, 2006 (unaudited)	As Reported	(Decrease)	U.S. GAAP

Assets:
Current portion of unrealized foreign exchange gain (e)	$—	$266	$266
Deferred charges (e)	6,539	(345)	6,194
Long term investments (i)	26,990	(2,703)	24,287
Capital assets (a)	2,081,403	(180,889)	1,900,514

		$(183,671)

Liabilities
Other liabilities (e)	$8,198	$1,279	$9,477
Current portion of unrealized hedging loss (e)	—	11,856	11,856
Deferred hedging losses (e)	—	2,094	2,094

Unitholders’ equity (f):
Accumulated other comprehensive income (d) (e) (i)	$—	$(14,559)	$(14,559)
Trust Unitholders’ Equity (a)	1,430,850	(184,341)	1,246,509

		$(183,671)

		Increase
December 31, 2005	As Reported	(Decrease)	U.S. GAAP

Assets:
Capital assets (a)	$2,067,988	$(192,219)	$1,875,769

		$(192,219)

Liabilities
Accounts payable (e)	$111,493	$255	$111,748
Current portion of unrealized hedging loss (e)	—	18,153	18,153
Current portion of unrealized foreign currency contract (e)	—	2,204	2,204

Unitholders’ equity (f):
Accumulated other comprehensive income (d) (e)	$—	$(18,153)	$(18,153)
Trust Unitholders’ Equity (a)	1,475,996	(194,678)	1,281,318

		$(192,219)

		Increase
December 31, 2004	As Reported	(Decrease)	U.S. GAAP

Assets:
Current portion of unrealized hedging gain (e)	$—	$7,317	$7,317
Capital assets (a)	1,989,288	(216,942)	1,772,346

		$(209,625)

Unitholders’ equity (f):
Accumulated other comprehensive income (d) (e)	$—	$7,317	$7,317
Trust Unitholders’ Equity (a)	1,462,211	(216,942)	1,245,269

		$(209,625)

Additional disclosures required under U.S. GAAP
The components of accounts receivable are as follows:

		As at December 31,
	As at June 30,
	2006	2005	2004

	(unaudited)
Trade	$83,995	$103,619	$77,778
Prepaids	31,130	20,230	15,378
Other	2,453	3,545	11,072

	$117,578	$127,394	$104,228

The components of accounts payable and accrued liabilities are as follows:

		As at December 31,
	As at June 30,
	2006	2005	2004

	(unaudited)
Accounts payable	$38,645	$50,756	$37,588
Accrued liabilities	65,221	60,737	42,835

	$103,866	$111,493	$80,423

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS
The Board of Directors of Pengrowth Corporation, as
     Administrators of Pengrowth Energy Trust
We have read the accompanying unaudited pro forma consolidated balance sheet of Pengrowth Energy Trust as at June 30, 2006 and unaudited pro forma consolidated statements of income for the six months then ended and for the year ended December 31, 2005, and have performed the following procedures:

1.	Compared the figures in the columns captioned “Pengrowth Energy Trust” to the unaudited consolidated financial statements of the Trust as at June 30, 2006 and for the six months then ended, and the audited consolidated financial statements of the Trust for the year ended December 31, 2005, respectively, and found them to be in agreement.

2.	Compared the figures in the columns captioned “Esprit Energy Trust” to the unaudited consolidated financial statements of Esprit Energy Trust as at June 30, 2006 and for the six months then ended, and the audited consolidated financial statements of Esprit Energy Trust for the year ended December 31, 2005, respectively, and found them to be in agreement.

3.	Made enquiries of certain officials of the Trust who have responsibility for financial and accounting matters about:

(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.
      The officials:

(a)	described to us the basis for determination of the pro forma adjustments, and

(b)	stated that the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

4.	Read the notes to the pro forma financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Pengrowth Energy Trust” and “Esprit Energy Trust” as at June 30, 2006 and for the six months then ended, and for the year ended December 31, 2005, and found the amounts in the column captioned “Pro Forma Pengrowth Energy Trust” to be arithmetically correct.
A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
signed “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS
The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma consolidated financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.
signed “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED BALANCE SHEET
As at June 30, 2006
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth
	Energy Trust	Energy Trust	Adjustments		Energy Trust

ASSETS
CURRENT ASSETS
Cash	$1,197	$—			$1,197
Accounts receivable	117,578	29,086			146,664
Prepaid expenses	—	6,291			6,291

	118,775	35,377			154,152

REMEDIATION TRUST FUNDS	8,999	—			8,999
DEFERRED CHARGES	6,539	3,581	2,319	2(f)	12,439
LONG TERM INVESTMENTS	26,990	—	(19,990)	2(f)	7,000
GOODWILL	182,835	147,622	(45,583)	2(f)	284,874
PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS	2,081,403	734,061	732,377	2(f)	3,547,841

	$2,425,541	$920,641			$4,015,305

LIABILITIES AND UNITHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$103,866	$39,304	40,198	2(e)(f)	$183,368
Distributions payable to unitholders	80,437	9,973	20,107	2(e)(f)	110,517
Due to Pengrowth Management Limited	3,424	—			3,424
Note payable	20,000	—			20,000
Other liabilities	8,198	—			8,198

	215,925	49,277			325,507

CONTRACT LIABILITIES	10,767	—			10,767
CONVERTIBLE DEBENTURES	—	94,057	4,391	2(f)(g)	98,448
LONG-TERM DEBT	488,310	141,830			630,140
ASSET RETIREMENT OBLIGATIONS	187,925	25,206	(2,171)	2(f)	210,960
FUTURE INCOME TAXES	91,764	106,668	212,389	2(f)	410,821

	994,691	417,038			1,686,643

NON-CONTROLLING INTEREST	—	4,019	(4,019)	2(c)	—

TRUST UNITHOLDERS’ EQUITY
Trust Unitholders’ capital	2,533,040	623,592	272,418	2(d)(f)	3,429,050
Contributed surplus	4,905	6,716	(6,716)		4,905
Equity component of convertible debentures	—	2,090	(288)	2(f)(g)	1,802
Deficit	(1,107,095)	(132,814)	132,814		(1,107,095)

	1,430,850	499,584			2,328,662

	$2,425,541	$920,641			$4,015,305

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Six Months Ended June 30, 2006
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth
	Energy Trust	Energy Trust	Adjustments		Energy Trust

	(Stated in thousands of dollars)
REVENUES
Oil and gas sales	$575,428	$165,931			$741,359
Processing and other income	7,205	—			7,205
Royalties, net of incentives	(110,625)	(38,684)	(272)	3(a)	(149,581)

	472,008	127,247			598,983
Interest and other income	696	1,449			2,145

NET REVENUE	472,704	128,696			601,128

EXPENSES
Operating	112,020	28,134			140,154
Transportation	3,539	1,265			4,804
Amortization of injectants for miscible floods	16,507	—			16,507
Interest	12,289	7,364	1,725	3(c)	21,378
General and administrative	17,517	10,040			27,557
Management fee	7,558	—			7,558
Foreign exchange (gain) loss	(9,120)	—			(9,120)
Depletion and depreciation	138,883	50,732	44,991	3(b)	234,606
Accretion	7,231	871			8,102
Unrealized loss on commodity contracts	3,389	—			3,389
Other expenses	4,777	—			4,777

	314,590	98,406			459,712

NET INCOME BEFORE TAXES AND NON-CONTROLLING INTEREST	158,114	30,290			141,416

INCOME TAX EXPENSE (REDUCTION)
Capital	11	307			318
Future	(18,348)	(8,515)	(500)	3(d)	(27,363)

	(18,337)	(8,208)			(27,045)

NET INCOME BEFORE NON-CONTROLLING INTEREST	176,451	38,498			168,461

NON-CONTROLLING INTEREST	—	494	(494)	2(c)	—

NET INCOME	$176,451	$38,004			$168,461

NET INCOME PER TRUST UNIT
Basic	$1.10	$0.57			$0.86

Diluted	$1.10	$0.55			$0.86

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 2005
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth Energy
	Energy Trust	Energy Trust	Adjustments		Trust

	(Stated in thousands of dollars)
REVENUES
Oil and gas sales	$1,151,510	$290,283			$1,441,793
Processing and other income	15,091	—			15,091
Royalties, net of incentives	(213,863)	(67,645)	(500)	3(a)	(282,008)

	952,738	222,638			1,174,876
Interest and other income	2,596	—			2,596

NET REVENUE	955,334	222,638			1,177,472

EXPENSES
Operating	218,115	47,149			265,264
Transportation	7,891	2,449			10,340
Amortization of injectants for miscible floods	24,393	—			24,393
Interest	21,642	8,340	2,798	3(c)	32,780
General and administrative	30,272	10,690			40,962
Plan of Arrangement and other	—	849			849
Management fee	15,961	—			15,961
Foreign exchange (gain) loss	(6,966)	—			(6,966)
Depletion and depreciation	284,989	74,784	107,775	3(b)	467,548
Accretion	14,162	1,198			15,360

	610,459	145,459			866,491

NET INCOME BEFORE TAXES AND NON-CONTROLLING INTEREST	344,875	77,179			310,981

INCOME TAX EXPENSE (REDUCTION)
Capital	6,273	1,121			7,394
Future	12,276	(822)	(811)	3(d)	10,643

	18,549	299			18,037

NET INCOME BEFORE NON-CONTROLLING INTEREST	326,326	76,880			292,944

NON-CONTROLLING INTEREST	—	2,428	(2,428)	2(c)	—

NET INCOME	$326,326	$74,452			$292,944

NET INCOME PER TRUST UNIT
Basic	$2.08	$1.31			$1.53

Diluted	$2.07	$1.28			$1.51

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
As at and for the six months ended June 30, 2006 and for the year ended December 31, 2005
(Tabular dollar amounts are stated in thousands of dollars except per trust unit amounts)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated balance sheet as at June 30, 2006 and the pro forma consolidated statements of income for the six months ended June 30, 2006 and the year ended December 31, 2005 have been prepared for inclusion in the information circular describing the proposed merger of Esprit Energy Trust (“Esprit”) and Pengrowth Energy Trust (“Pengrowth”).

On July 24, 2006, Pengrowth and Esprit announced that they had entered into an agreement (the “Combination Agreement”) providing for the combination of Pengrowth and Esprit (the “Merger” or “Combination”). Pursuant to the Merger, Pengrowth will acquire all of the property, assets and undertakings of Esprit, including the shares, units, royalties, notes or other interests in the capital of Esprit, in exchange for Pengrowth assuming the liabilities and obligations of Esprit and issuing Pengrowth trust units in consideration. Pengrowth will maintain one unit in Esprit and Esprit will become a subsidiary of Pengrowth.

The pro forma financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The pro forma consolidated balance sheet gives the effect of the transaction and assumptions described herein as if they occurred as at the date of the balance sheet. The pro forma consolidated statements of earnings give effect to the transactions and assumptions described herein as if they occurred at the beginning of the respective periods. In the opinion of management, the pro forma consolidated financial statements include all the necessary adjustments for the fair presentation of the ongoing entity. In preparing these pro forma consolidated financial statements, no adjustments have been made to reflect the possible operating synergies and administrative cost savings that could result from combining the operations of Esprit and Pengrowth. The pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future.

The accounting principles used in the preparation of the pro forma consolidated financial statements are consistent with those used in the unaudited interim consolidated financial statements of Pengrowth as at and for the six months ended June 30, 2006 and the audited consolidated financial statements of Pengrowth as at and for the year ended December 31, 2005. The pro forma consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the audited consolidated financial statements of Esprit and Pengrowth as at and for the year ended December 31, 2005 and the unaudited consolidated financial statements of Esprit and Pengrowth as at and for the six months ended June 30, 2006.

2.	PRO FORMA TRANSACTIONS, ASSUMPTIONS AND ADJUSTMENTS (AS AT JUNE 30, 2006)

The unaudited pro forma consolidated balance sheet gives effect to the following transactions, assumptions and adjustments:

(a)	Through the Combination, the assets of Esprit were acquired by Pengrowth on the basis of 0.53 units of Pengrowth for each Esprit unit.

(b)	For the purposes of the purchase price determination, Pengrowth has used a unit price of $25.80 per unit, being the weighted average market price of Pengrowth Class A and Class B Trust Units on the days surrounding the announcement of the Combination.

(c)	The unaudited pro forma consolidated financial statements reflect that all of the Esprit exchangeable shares will be exchanged for Esprit trust units prior to the Combination. As at June 30, 2006, 392,243 Esprit exchangeable shares are exchangeable into 491,837 Esprit trust units.

(d)	On June 30, 2006 Esprit had 65,496,000 Trust Units outstanding, assuming the exchange of the Esprit Exchangeable shares and excluding 1,489,000 Esprit units held by Pengrowth, and all Esprit Trust Units were assumed to be exchanged for Pengrowth Trust Units under the Combination, resulting in the issuance of 34,713,000 Pengrowth Trust Units.

(e)	The unaudited pro forma consolidated balance sheet includes $40,198,000 in costs expected to be incurred by Esprit and Pengrowth for severance, professional, advisory and other transaction costs. These costs have been included in accounts payable. In addition, $20,107,000 for the special distribution to Esprit unitholders has been included in unitholder distributions payable. The Esprit Board of Directors is permitted to declare a special distribution of up to $0.30 per Esprit unit to Esprit unitholders. The Esprit Board of Directors has advised that they intend to declare the special distribution.

(f)	The transaction has been accounted for using the purchase price method with the allocation as follows:
          Consideration:

Pengrowth trust units issued	$896,010
Esprit units held by Pengrowth prior to Combination	19,990
Transaction costs (Note 2e)	5,042

$921,042

          Allocated as follows:

Property, plant and equipment	$1,466,438
Goodwill	102,039
Deferred hedging gain	5,900
Bank debt	(141,830)
Convertible debentures	(100,250)
Asset retirement obligations	(23,035)
Future income taxes	(319,057)
Working capital acquired, including costs incurred in Esprit prior to closing of $55,263 (Note 2e)	(69,163)

$921,042

The allocation of the purchase price is based on preliminary estimates of fair value and may be revised as additional information becomes available.

(g)	The convertible debentures, including the equity component for the conversion feature, have been recorded at their estimated fair value.

3.	PRO FORMA TRANSACTIONS, ASSUMPTIONS AND ADJUSTMENTS (FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND THE YEAR ENDED DECEMBER 31, 2005)

The unaudited pro forma consolidated statements of earnings for the six month period ended June 30, 2006 and for the year ended December 31, 2005 give effect to the transactions and adjustments referred to in note 2 effective January 1, 2006 and January 1, 2005 respectively, and the following:

(a)	Pengrowth has claimed the maximum credit available under the Alberta Royalty Tax Credit (“ARTC”) program, therefore; royalties have been adjusted to remove ARTC claimed by Esprit.

(b)	Depletion, depreciation and amortization expense has been increased to reflect the effect of the pro forma adjustment to the carrying value of property, plant and equipment and other assets based on the combined reserves and production of Pengrowth and Esprit.

(c)	Interest expense has been increased to reflect the additional interest on the $5.0 million of transaction costs and $55.3 million of liabilities incurred in Esprit prior to closing.

(d)	The provision for future income taxes has been decreased to give effect to the pro forma adjustments.

(e)	As described in note 2, the allocation of the purchase price is based on preliminary estimates of fair value and may be revised as additional information becomes available. For purposes of preparing the unaudited pro forma consolidated statement of income, no assumptions were made in testing for impairment of goodwill.

4.	PRO FORMA TRUST UNITS OUTSTANDING

	Number of
	weighted average
	Trust Units

For the six months ended June 30, 2006	Basic	Diluted

Trust units held by Pengrowth unitholders	160,372	161,008
Pengrowth trust units issued to Esprit unitholders	34,713	34,713
Pengrowth trust units issueable on conversion of convertible debt	—	3,668

	195,085	199,389

	Number of
	weighted average
	Trust Units

For the year ended December 31, 2005	Basic	Diluted

Trust units held by Pengrowth unitholders	157,127	157,914
Pengrowth trust units issued to former Esprit unitholders	34,713	34,713
Pengrowth trust units issueable on conversion of convertible debt	—	3,668

	191,840	196,295

In calculating diluted earnings per unit, interest and accretion on convertible debentures of $3.3 million was added back to net income for the six months ended June 30, 2006 and interest and accretion on convertible debentures of $2.9 million was added back to net income for the year ended December 31, 2005.

5.	APPLICATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The application of United Stated generally accepted accounting principles (“US GAAP”) would have the following effect on the pro forma consolidated statements of income:

	Pro Forma

	June 30, 2006	December 31, 2005

Net Income per pro forma statement of earnings	$168,461	$292,944

Net income adjustments under US GAAP(1)	18,939	15,087

Net Income under US GAAP	$187,400	$308,031

Other comprehensive income adjustments under US GAAP(1)	3,594	(25,470)

Net income and comprehensive income under US GAAP	$190,994	$282,561

(1)	These adjustments reflect those made in the June 30, 2006 and December 31, 2005 US GAAP reconciliations of Pengrowth.

The application of United Stated generally accepted accounting principles (“US GAAP”) would have the following effect on the pro forma consolidated balance sheet, as at June 30, 2006:

	Pro Forma	Increase	Pro Forma
	Cdn GAAP	(Decrease)(1)	US GAAP

ASSETS
Current portion of unrealized foreign exchange gain	$—	$266	$266
Deferred charges	12,439	(345)	12,094
Property, plant and equipment and other assets	3,547,841	(180,889)	3,366,952

LIABILITIES
Other liabilities	$8,198	$1,279	$9,477
Current portion of unrealized hedging loss	—	11,856	11,856
Deferred hedging loss	—	2,094	2,094
Convertible debentures	98,448	1,802	100,250

TRUST UNITHOLDERS’ EQUITY
Accumulated other comprehensive income	$—	$(14,559)	$(14,559)
Equity component of convertible debentures	1,802	(1,802)	—
Deficit	(1,107,095)	(181,638)	(1,288,733)

(1)	These adjustments reflect those made in the June 30, 2006 US GAAP reconciliation of Pengrowth.

APPENDIX “E”
DISSENT RIGHT — EXTRACT FROM ESPRIT TRUST INDENTURE
6.8 Dissent Rights

(a)	In respect of the transaction contemplated by the Combination Agreement, pursuant to which all of the assets of Esprit will be transferred to, and all of the liabilities of Esprit assumed by, Pengrowth in consideration for Pengrowth trust units on the basis of 0.53 Pengrowth trust units for each Esprit trust unit held, which will be distributed to holders of Esprit trust units in exchange for their Esprit trust units (the “Merger”), a Unitholder (“Dissenting Unitholder”) may elect to demand payment of the fair value of his, her or its Units in accordance with the provisions of this Section 6.8 by sending to the Trustees, at or before a special meeting of Unitholders to approve the Merger or such other deadline before the meeting as the Trustees may reasonably determine, a written objection to approval of the Merger. A Unitholder who votes for the Merger shall not be entitled to dissent. For greater certainty, that right of dissent may only be exercised by registered Unitholders.

(b)	The fair value of the Units held by the Dissenting Unitholder shall be determined by the weighted average trading price of the Units on the Toronto Stock Exchange on the last business day before the resolution from which the Dissenting Unitholder dissents was approved.

(c)	A Dissenting Unitholder is only entitled to dissent to all of the Units held by the Dissenting Unitholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Unitholder.

(d)	The Trust or a Dissenting Unitholder may apply to the Court of Queen’s Bench of Alberta (the “Court”), by way of an originating notice, after the approval of a resolution referred to in Section 6.8(a), to fix the fair value of the Units held by the Dissenting Unitholder in accordance with Section 6.8(b).

(e)	In the event an application is made by either the Trust or a Dissenting Unitholder under Section 6.8(d) the Trust shall, unless the Court orders otherwise, send to each Dissenting Unitholder a written offer to pay Dissenting Unitholders an amount considered by the Trustees to be the fair value within:

(i)	at least 10 days before the date on which the application is returnable, if the Trust is the applicant, or

(ii) 10 days after the Trust is served a copy of the originating notice, if a Dissenting Unitholder is the applicant.

(f)	Every offer made under Section 6.8(e) shall be made on the same terms, and contain or be accompanied with a statement showing how the fair value was determined.

(g)	A Dissenting Unitholder may make an agreement with the Trust for the purchase of the Dissenting Unitholder’s Units by the Trust, in the amount of the Trust’s offer under Section 6.8(e) or otherwise, at any time before the Court pronounces an order fixing the fair value of the units.

(h)	A Dissenting Unitholder will not be required to give security for costs in respect of an application under Section 6.8(d), and except in special circumstances will not be required to pay the costs of the application or appraisal.

(i)	In connection with an application under Section 6.8(d), the Court may give directions for:

(i)	joining as parties all Dissenting Unitholders whose Units have not been purchased by the Trust and for the representation of Dissenting Unitholders who, in the opinion of the Court, are in need of representation;

(ii)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

(iii)	the payment to the Dissenting Unitholder of all or part of the sum offered by the Trust for the Units;

(iv)	the deposit of the Trust certificates with the Court or with the Trust or its transfer agent;

(v)	the appointment and payment of independent appraisers, and the procedures to be followed by them;

(vi)	the service of documents; and

(vii)	the burden of proof on the parties.

E-1

      (j)   On an application under Section 6.8(d), the Court shall make an order:

(i)	fixing the fair value of the Units in accordance with Section 6.8(b) of all Dissenting Unitholders who are parties to the application;

(ii) giving judgment in that amount against the Trust and in favour of each of those Dissenting Unitholders; and

(iii) fixing the time within which the Trust must pay that amount to a Dissenting Unitholder;

(k)	As at the close of business on the last business day before the day on which the Merger is completed, the Dissenting Unitholder ceases to have any rights as a Unitholder other than the right to be paid the fair value of the Dissenting Unitholder’s Units in the amount agreed to between the Trust and the Dissenting Unitholder or in the amount of the judgment of the Court, as the case may be.

(l)	Until the close of business on the last business day before the Merger is completed, a Dissenting Unitholder may withdraw his, her or its dissent and the proceedings under this Section 6.8 shall be discontinued.

(m)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Unitholder, from the date on which the Dissenting Unitholder ceases to have any rights as a Unitholder by reason of Section 6.8(k) until the date of payment.

E-2

APPENDIX “F”
COMBINATION AGREEMENT
(Prior to August 22, 2006 amendments, which are described in this Information Circular).

EXECUTION COPY
COMBINATION AGREEMENT
Between
ESPRIT ENERGY TRUST
— and —
ESPRIT EXPLORATION LTD.
— and —
PENGROWTH ENERGY TRUST
— and —
PENGROWTH CORPORATION
July 23, 2006

COMBINATION AGREEMENT
THIS AGREEMENT made the 23rd day of July, 2006
BETWEEN:

ESPRIT ENERGY TRUST, a trust created under the Laws of the Province of Alberta, (hereinafter referred to as “Esprit”)
— and —

ESPRIT EXPLORATION LTD., a corporation subsisting under the Laws of Canada, (hereinafter referred to as “Esprit Ltd.”)
— and —

PENGROWTH ENERGY TRUST, a trust created under the Laws of the Province of Alberta, (hereinafter referred to as “Pengrowth”)
— and —

PENGROWTH CORPORATION, a corporation subsisting under the Laws of the Province of Alberta, (hereinafter referred to as “Pengrowth Co”)
WHEREAS the boards of directors of each of Esprit Ltd., on behalf of Esprit, and Pengrowth Co, on behalf of Pengrowth, have unanimously determined that it is in the best interests of Esprit and Pengrowth and their respective unitholders for Esprit and Pengrowth to enter into the Acquisition and Redemption Transaction;
AND WHEREAS the Parties propose that Pengrowth will acquire the Esprit Assets in exchange for Pengrowth Units pursuant to the provisions hereof;
AND WHEREAS upon the receipt of the Pengrowth Units by Esprit, Esprit Unitholders will receive 0.53 Pengrowth Units for each Esprit Unit held;
AND WHEREAS this Agreement will be considered at the Esprit Special Meeting;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties of the Parties hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:
ARTICLE I
INTERPRETATION
1.1     Definitions.
In this Agreement, and the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:
“Acquisition and Redemption Transaction” means the transaction which would provide for, inter alia, the transfer of all of the Esprit Assets to Pengrowth in consideration of the Payment Units and the assumption of the Assumed Liabilities by Pengrowth and the distribution of all Payment Units by Esprit to the Esprit Unitholders as of the Time of Closing upon, and as consideration for, the acquisition and cancellation of all of the Esprit Units (other than the Pengrowth Esprit Unit), all as contemplated in Section 132.2 of the Tax Act and as described in Article II hereof;
“Acquisition Proposal” means any bid, proposal or offer (whether or not subject to conditions) to acquire, directly or indirectly, beneficial ownership or control or direction over 20% or more of the outstanding Esprit Units whether by way of a take-over bid, tender offer, exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, reverse take-over, sale of material assets, issuance or sale of securities (other than pursuant to the exercise or conversion of currently outstanding Esprit Rights, Esprit Debentures, Esprit Exchangeable Shares or Esprit Post-Arrangement Entitlements), re-capitalization, redemption, liquidation, dissolution, winding-up or similar transaction or other business combination involving Esprit or any of its Subsidiaries (whether in a single or multi-step transaction or a series of related transactions) or any proposal, offer or agreement to acquire 20% or more of the assets of Esprit or its Subsidiaries (taken as a whole), other than the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement;

“Affiliate Restrictions” means the restrictions imposed under applicable U.S. Securities Laws upon offers and sales of securities by “affiliates” (as defined in Rule 144 under the U.S. Securities Act);
“Agreement”, “this Agreement”, “hereby”, “herein” and similar expressions refer to this Combination Agreement taken as a whole including the Schedules to this Agreement and not to any particular Section, subsection or paragraph and include any agreement or instrument in writing which amends or is supplementary to this Agreement and any restatement of this Agreement;
“Alberta Act” means the Securities Act (Alberta), as amended;
“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the Alberta Act, the provincial securities legislation of the other Reporting Provinces, and the rules, regulations, instruments and policies published and/or promulgated thereunder (including Rule 61-501 of the Ontario Securities Commission and analogous rules and policies of other Securities Authorities), as such may be amended from time to time prior to the Closing Date;
“Assumed Liabilities” means all of the liabilities and obligations of Esprit, whether or not reflected on the books of Esprit, including all of its obligations under the Esprit Material Agreements;
“Assumption and Indemnity Agreement” means the form of assumption and indemnity agreement annexed to this Agreement as Schedule “B”;
“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday, in the Province of Alberta;
“Closing Date” means September 28, 2006, provided that, in the event any of the conditions of closing contained in this agreement in favour of Esprit or Pengrowth have not been fulfilled or waived by such date, the Closing Date shall be October 30, 2006 provided that, in the event any of the conditions of closing in this agreement in favour of Esprit or Pengrowth has not been fulfilled or waived by such date, the Closing Date shall be November 29, 2006;
“Commissioner” means the Commissioner of Competition appointed pursuant to the provisions of the Competition Act;
“Competition Act” means the Competition Act (Canada), as amended;
“Confidentiality Agreement” means the confidentiality agreement dated June 8, 2006 between Esprit and Pengrowth;
“Designated Officers” means, in respect of Esprit, Paul Myers, Steve Soules and Greg Jerome and, in respect of Pengrowth, James S. Kinnear, Christopher G. Webster and Charles V. Selby;
“Environmental Laws” means, with respect to any Person or its business, activities, property, assets or undertaking, all federal, municipal or local Laws, statutes, regulations, ordinances, rules, guidelines, orders, directives and other requirements of any Governmental Entity or of any court, tribunal or other similar body, relating to environmental or health matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking, including legislation governing the use and storage of Hazardous Substances;
“Esprit Administration Agreement” means the amended and restated administration agreement dated June 30, 2005 between the Esprit and Esprit Ltd.;
“Esprit Assets” means all the property, assets and undertaking of Esprit of whatsoever nature or kind, present and future, and wheresoever located, including the shares, units, royalties, notes or other interests in the capital of or granted by Esprit’s direct Subsidiaries (as set out in Schedule “A” hereto) and any rights to purchase assets, properties or undertakings of third parties under agreements to purchase that have not yet closed, if any, and whether or not reflected on the books of Esprit (other than the one Pengrowth Unit issued pursuant to Section 2.23);
“Esprit Board of Directors” means the board of directors of Esprit Ltd. as it may be comprised from time to time;
“Esprit Circular” has the meaning ascribed thereto in Section 2.11;
“Esprit Credit Facility” means the $330 million credit facility of Esprit with a syndicate of four Canadian Chartered banks secured by the Esprit Demand Debenture;
“Esprit Debenture Indenture” means the trust indenture dated as of July 28, 2005 by and between Esprit, Esprit Ltd. and Computershare Trust Company of Canada;
“Esprit Debentures” means $100 million aggregate principal amount of 6.5% convertible extendible unsecured subordinated debentures of Esprit issued on July 28, 2005 pursuant to the Esprit Debenture Indenture;

“Esprit Demand Debenture” means the $500 million demand debenture granting a first floating charge on all petroleum and natural gas assets of Esprit as security for the Esprit Credit Facility;
“Esprit Disclosure Letter” means the letter of even date from Esprit delivered to Pengrowth;
“Esprit Employment Agreements” means the employment agreements, as amended, between Esprit Ltd. and each of its senior officers;
“Esprit Exchangeable Shares” means the exchangeable shares of Esprit Ltd.;
“Esprit ExchangeCo” means Esprit ExchangeCo Ltd., a corporation incorporated under the Canada Business Corporations Act;
“Esprit Fairness Opinion” has the meaning ascribed thereto in Section 2.20(b);
“Esprit Financial Statements” means the audited comparative consolidated financial statements of Esprit as at and for the years ended December 31, 2005 and 2004 together with the notes thereto and the auditors’ report thereon, and the unaudited interim consolidated financial statements for the three months ended March 31, 2006 together with the notes thereto;
“Esprit Governance Voting Agreement” means the governance voting agreement dated October 1, 2004 among Esprit, Esprit Ltd. and the Esprit Trustee;
“Esprit Material Agreements” means, collectively, the Esprit Note Indenture, the Esprit Trust Indenture, the Esprit Debenture Indenture, the Esprit NPI Agreement, the Esprit Governance Voting Agreement, the Esprit PUIP, the Esprit Note Indenture, the Esprit Administration Agreement, the Esprit Credit Facility and the Esprit Demand Debenture;
“Esprit Note Indenture” means the note indenture between Esprit Ltd. and Computershare Trust Company of Canada dated October 1, 2004;
“Esprit Notes” means the unsecured, subordinated promissory notes issued by Esprit Ltd. to Esprit pursuant to the Esprit Note Indenture;
“Esprit NPI” means the net profit interest granted pursuant to the Esprit NPI Agreement;
“Esprit NPI Agreement” means the net profit interest agreement dated October 1, 2004 between Esprit and Esprit Ltd.;
“Esprit Parties” means Esprit and Esprit Ltd. and “Esprit Party” means any of them unless the context otherwise requires;
“Esprit Post-Arrangement Entitlements” means the rights to receive Esprit Units issued to former holders of common shares of Esprit Ltd. who did not provide a declaration of residency in respect of the plan of arrangement, effective October 1, 2004, involving, among others, Esprit and Esprit Ltd.;
“Esprit PUIP” means the performance unit incentive plan of Esprit dated October 1, 2004, as amended;
“Esprit Rights” means the rights to receive Esprit Units pursuant to performance units granted under the Esprit PUIP;
“Esprit Special Meeting” has the meaning ascribed thereto in Section 2.11;
“Esprit Trustee” means, collectively, the members of the Esprit Board of Directors who serve collectively as the Trustees under the Esprit Trust Indenture;
“Esprit Trust Indenture” means the trust indenture dated August 16, 2004, as amended and restated September 30, 2004 and June 30, 2005 as such indenture may be amended by supplemental indentures from to time or as may be amended or restated from time to time;
“Esprit Trust Indenture Amendments” means the amendments to the Esprit Trust Indenture required in order to: (i) grant dissent rights to Esprit Unitholders in respect of the Acquisition and Redemption Transaction; and (ii) permit the redemption of the Esprit Units as contemplated by Section 2.2(e);
“Esprit Unit” means a trust unit issued by Esprit;
“Esprit Unitholder Approval” means approval of the Acquisition and Redemption Transaction and the Esprit Trust Indenture Amendments and related matters at a meeting, convened and held in accordance with the Esprit Trust Indenture and applicable Law, by the affirmative vote of the holders of not less than 66 2/3% of the Esprit Units represented and voted thereon at such meeting;

“Esprit Unitholders” means, at the relevant time, the holders of Esprit Units;
“Exchange Ratio” means the ratio of 0.53 of one Pengrowth Unit for each Esprit Unit;
“GLJ” means GLJ Petroleum Consultants Ltd., independent petroleum consultants carrying on business in Calgary, Alberta;
“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (b) self-regulatory organization or authority or stock exchange including the TSX and the NYSE, (c) subdivision, agent, commission, board or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Hazardous Substances” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws;
“including” means “including without limitation” and “includes” means “includes without limitation”;
“Indemnified Persons” has the meaning ascribed thereto in Section 2.2;
“Investment Canada Act” means the Investment Canada Act (Canada), as amended;
“Laws” means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any matter or action that has an effect or any change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition or prospects of such Person and its Subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada or elsewhere; (ii) conditions affecting the oil and gas exploration, exploitation, development and production industry as a whole or the energy income trust sector, and not specifically relating to any Party and/or its Subsidiaries (including changes in Tax Laws); (iii) any decline in crude oil or natural gas prices on a current or forward basis; (iv) any changes arising from matters consented to or approved in writing by the Other Party; or (v) any matter which has been publicly disclosed by a Party as of the date hereof.
“Material Subsidiaries” means, with respect to Esprit, Esprit Ltd. and Esprit ExchangeCo and, with respect to Pengrowth, Pengrowth Co, Stellar Resources Limited, Pengrowth Heavy Oil Partnership, Pengrowth Energy Partnership and Crispin Energy Partnership;
“Non-Completing Party” has the meaning ascribed thereto in Section 8.2(a);
“NYSE” means the New York Stock Exchange;
“Offered Employees” has the meaning ascribed thereto in Section 2.18;
“Other Party” means, with respect to the Esprit Parties, the Pengrowth Parties and, with respect to the Pengrowth Parties, the Esprit Parties, as applicable;
“Outside Date” means December 1, 2006;
“Parties” means, collectively, the Parties to this Agreement, and “Party” means any one of them, or where implied by the context, means the Esprit Parties or the Pengrowth Parties, as the case may be;
“Payment Units” has the meaning ascribed thereto in Section 2.3;
“Pengrowth Board of Directors” means the board of directors of Pengrowth Co as it may be comprised from time to time;
“Pengrowth Credit Facility” means the $370 million revolving unsecured credit facility of Pengrowth with a syndicate of eight financial institutions;

“Pengrowth Disclosure Letter” means the letter of even date from Pengrowth delivered to Esprit;
“Pengrowth Esprit Unit” means the one Esprit Unit issued to Pengrowth immediately prior to the Time of Closing;
“Pengrowth Financial Statements” means the audited comparative consolidated financial statements of Pengrowth as at and for the years ended December 31, 2005 and 2004 together with the notes thereto and the auditors’ report thereon, and the unaudited interim consolidated financial statements for the three months ended March 31, 2006 together with the notes thereto;
“Pengrowth Incentive Plans” means, collectively, the deferred entitlement unit plan, trust unit rights incentive plan, distribution reinvestment plan, trust unit option plan, long term incentive plan, retention plan, employee savings plan and trust unit margin plan of Pengrowth and any and all other such incentive plans pursuant to which Pengrowth Units may be issued;
“Pengrowth Management Agreement” means the amended and restated management agreement between Pengrowth, Pengrowth Co, the Pengrowth Manager and the Pengrowth Trustee dated June 17, 2003;
“Pengrowth Manager” means Pengrowth Management Limited;
“Pengrowth Material Agreements” means, collectively, the Pengrowth Trust Indenture, the Pengrowth Royalty Indenture, the Pengrowth Shareholders Agreement, the Pengrowth Management Agreement, the Pengrowth Notes and the Pengrowth Credit Facility;
“Pengrowth Notes” means the following issued by Pengrowth (i) the U.S. $50 million senior unsecured notes due 2013, the (ii) U.S. $150 million senior unsecured notes due 2010, and (iii) the £50 million senior unsecured notes due 2013 and related currency swaps;
“Pengrowth Parties” means Pengrowth and Pengrowth Co and “Pengrowth Party” means any of them unless the context otherwise requires;
“Pengrowth Rights” means the rights to acquire Pengrowth Units granted under any of the Pengrowth Incentive Plans;
“Pengrowth Royalty” means the royalty granted by Pengrowth Co to Pengrowth pursuant to the Pengrowth Royalty Indenture;
“Pengrowth Royalty Indenture” means the terms of the amended and restated royalty indenture dated as of June 17, 2006 between Pengrowth Co and the Pengrowth Trustee;
“Pengrowth Shareholders Agreement” means the amended and restated shareholder agreement dated June 17, 2003 between the Pengrowth Manager, Pengrowth, Pengrowth Co and the Pengrowth Trustee;
“Pengrowth Trustee” means Computershare Trust Company of Canada, in its capacity as the trustee under the Pengrowth Trust Indenture;
“Pengrowth Trust Indenture” means Pengrowth’s amended and restated trust indenture dated as of June 27, 2006 between Pengrowth Co and the Pengrowth Trustee;
“Pengrowth Unit” means a trust unit issued by Pengrowth as constituted following the Pengrowth Unit Consolidation;
“Pengrowth Unit Consolidation” means the “Consolidation” as defined in the Information Circular — Proxy Statement of Pengrowth and Pengrowth Co dated May 16, 2006;
“Pengrowth Unitholders” means, at the relevant time, the holders of Pengrowth Units;
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;
“Public Record” means all information filed by or on behalf of Esprit or Pengrowth, as the case may be, with a securities commission or similar regulatory authority in compliance, or intended compliance, with any Applicable Canadian Securities Laws since December 31, 2004;
“Registration Statement” has the meaning ascribed thereto in Section 2.12;
“Reporting Provinces” means all the provinces of Canada;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without objection being made) of any Governmental Entities as are necessary for the consummation of the Acquisition and Redemption Transaction including:

(a)	the Commissioner or any Person authorized to exercise the powers and perform the duties of the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act to the effect that she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 of the Competition Act in respect of the Acquisition and Redemption Transaction, or advised the Parties in writing that the Commissioner has determined not to file an application for an order under Part VIII of the Competition Act and any terms and conditions attached to such advice shall be acceptable to the Parties;

(b)	the Minister under the Investment Canada Act is satisfied or deemed to be satisfied that the consummation of the transactions contemplated hereunder are likely to be of net benefit to Canada;

(c)	the Registration Statement shall have been declared effective by the SEC under the U.S. Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC; and

(d)	the Pengrowth Units issuable pursuant to the Acquisition and Redemption Transaction shall have been conditionally approved for listing on the TSX and the NYSE, subject to the filing of required documentation.
“Required Third Party Approvals” means all third party approvals necessary for the consummation of the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement, other than those approvals which if not obtained would not have, or reasonably be expected to have, a Material Adverse Effect with respect to either Esprit or Pengrowth, as the case may be, which “Required Third Party Approvals” may include those approvals set forth in the Esprit Disclosure Letter and the Pengrowth Disclosure Letter and which will include the lenders to each of Esprit Ltd. and Pengrowth Co consenting to the Acquisition and Redemption Transaction or continuing to make financing available to Esprit Ltd. and Pengrowth Co subsequent to the Acquisition and Redemption Transaction on conditions acceptable to Esprit Ltd. and Pengrowth Co, acting reasonably;
“SEC” means the United States Securities and Exchange Commission;
“Securities Authorities” means the securities commissions or similar securities regulatory authorities in each of the Reporting Provinces;
“Special Distribution” has the meaning ascribed thereto in Section 2.10;
“Subsidiary” means, with respect to any Person, a subsidiary (as that term is defined in the Alberta Act (for such purposes, if such Person is not a corporation, as if such Person were a corporation)) of such Person and includes any limited partnership, joint venture, trust, limited liability company, unlimited liability company or other entity, whether or not having legal status, that would constitute a subsidiary (as described above) if such entity were a corporation;
“Superior Proposal” has the meaning ascribed thereto in Section 6.4(a);
“Tax” and “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income as specifically defined, distributable income, profits or selected items of income, distributable income or profits), and all capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada pension plan premiums, excise taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, registered investment taxes, foreign property taxes, alternative or add-on minimum taxes, goods and services tax, ad valorem taxes, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;
“Tax Act” means the Income Tax Act (Canada) and the Income Tax Regulations all as amended from time to time;
“Tax Return” means all returns, declarations, reports, information returns, tax slips and statements required to be filed with any taxing authority relating to Taxes;
“Termination Fee” has the meaning ascribed thereto in Section 8.2(a);

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 10.11;
“Time of Closing” means 10:00 a.m. (Calgary time) on the Closing Date or such other time as the parties hereto may agree;
“Transfer Agent” means Computershare Trust Company of Canada, which shall act as depository in respect of the Acquisition and Redemption Transaction;
“TSX” means the Toronto Stock Exchange;
“U.S. Code” means the United States Internal Revenue Code of 1986, as amended;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and
“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.
1.2     Interpretation Not Affected by Headings.
The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.3     Currency.
Except if otherwise specifically stated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.
1.4     Numbers and Gender.
Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.
1.5     Date For Any Action.
In the event that the date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.6     Entire Agreement.
This Agreement (including the Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreements between the parties hereto pertaining to the terms of the Agreement and supersede all other prior agreements, understandings, negotiations and discussions, whether verbal or written, between the Parties with respect to the terms of the Agreement.
1.7     Canadian GAAP.
All references to “GAAP” means generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, or, where such Handbook is silent, as set out in other recognized accounting literature in Canada.
1.8     Knowledge.
Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of a Party, such knowledge or awareness consists only of the actual knowledge or awareness, after due enquiry, as of the date of this Agreement, of the Designated Officers of such Party, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.
1.9     Interpretation Not Affected by Party Drafting.
The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.
1.10     Trust Power and Capacity.
In this Agreement references to the power and capacity of Esprit and Pengrowth, as the case may be, are deemed to be references to that of the Esprit Trustee and the Pengrowth Trustee, or their respective duly authorized delegates or agents, pursuant to the power and capacity of trustees generally under the laws of the Province of Alberta and pursuant to the powers of the trustees specified in the Esprit Trust Indenture and the Pengrowth Trust Indenture, respectively.
1.11     Schedules.
The following Schedules are incorporated in and form an integral part of this agreement:
Schedule A — Esprit Assets
Schedule B — Assumption and Indemnity Agreement
Schedule C — Representations and Warranties of the Esprit Parties
Schedule D — Representations and Warranties of the Pengrowth Parties
ARTICLE II
THE ACQUISITION AND REDEMPTION TRANSACTION
2.1     General.
As soon as practicable following the date hereof, Esprit and Pengrowth shall proceed towards a combination of their businesses, on the terms and subject to the conditions contained herein. At the Time of Closing, each Esprit Unitholder will, subject to the terms and conditions hereof, as a result of the Acquisition and Redemption Transaction, receive 0.53 Pengrowth Units for each Esprit Unit held immediately prior to the Time of Closing.
2.2     Purchase of Esprit Assets.
Upon and subject to the terms and conditions set forth in this Agreement, at the Time of Closing the following shall occur and shall be deemed to occur immediately (in the order set out in Section 2.16):

(a)	the Esprit Trust Indenture will be amended to the extent necessary to facilitate the Acquisition and Redemption Transaction;

(b)	Esprit shall sell, transfer, convey, assign and deliver to Pengrowth, and Pengrowth shall purchase and accept from Esprit, all the Esprit Assets, as the same shall exist at the Time of Closing;

(c)	Pengrowth shall assume and become liable to pay, satisfy, discharge, observe, perform and fulfill the Assumed Liabilities in accordance with their terms;

(d)	Pengrowth shall issue the Payment Units to Esprit; and

(e)	the Esprit Units (other than the Pengrowth Esprit Unit) will be redeemed in exchange for the Payment Units which shall be distributed to the Esprit Unitholders, on a pro rata basis of their holdings of Esprit Units, in accordance with the Exchange Ratio.
In accordance with, and in connection with, the assumption of the Assumed Liabilities described in subparagraph (c) above, Pengrowth shall:

(f)	indemnify and save Esprit’s and its Subsidiaries’ trustees, directors, officers, employees and agents (together, the “Indemnified Persons”) harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other party because of the failure of Pengrowth to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities; and

(g)	if any suit or action is commenced against any of the Indemnified Persons in connection with any of the Assumed Liabilities or in respect of any covenant, condition, agreement or obligation assumed as contemplated herein, assume the conduct of such case and provide to the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.
2.3     Consideration.
In consideration of the sale and transfer of the Esprit Assets as provided in Section 2.2 hereof, at the Time of Closing, Pengrowth shall execute and deliver the Assumption Agreement, providing for the assumption by Pengrowth of the Assumed Liabilities, and shall issue to Esprit an aggregate number of Pengrowth Units equal in number to the product of the number of Esprit Units (other than the Pengrowth Esprit Unit) outstanding as of the close of business on the day immediately prior to the Closing Date multiplied by the Exchange Ratio (such Pengrowth Units being referred to herein as the “Payment Units”). It is agreed that the amount of Assumed Liabilities allocated as consideration to any Esprit Asset shall not exceed the cost amount, for purposes of the Tax Act, of that Esprit Asset or such other amounts that Esprit and Pengrowth consider reasonable in the circumstances.
2.4     Deposit of Payment Units and Fractional Trust Units.
A form of letter of transmittal containing instructions with respect to the surrender of certificates representing the Esprit Units will be forwarded with the Esprit Circular to the Esprit Unitholders, holders of Esprit Exchangeable Shares and, if applicable, holders of Esprit Post-Arrangement Entitlements for use in exchanging their certificates. Upon delivery of properly completed letters of transmittal together with certificates representing Esprit Units to the Transfer Agent, certificates for the appropriate number of Pengrowth Units will be issued. No fractional Pengrowth Units shall be issued to former Esprit Unitholders pursuant to the Acquisition and Redemption Transaction and no distribution, dividend or other change in the structure of Pengrowth shall relate to any such fractional security and such fractional interest shall not entitle the owner thereof to exercise any rights as a securityholder of Pengrowth. In the event that the Acquisition and Redemption Transaction would otherwise result in an Esprit Unitholder being entitled to a fractional Pengrowth Unit, an adjustment will be made to the nearest whole number of Pengrowth Units and a certificate representing the resulting whole number of Pengrowth Units will be issued. In calculating such fractional interests, all Esprit Units held by a registered holder of Esprit Units immediately prior to the Time of Closing shall be aggregated. At or prior to the Time of Closing, Pengrowth shall deposit with the Transfer Agent, for the benefit of the holders of Esprit Units who will receive the Payment Units, certificates representing the Pengrowth Units issued pursuant to Section 2.3. Upon surrender to the Transfer Agent for cancellation of a certificate which immediately prior to the Time of Closing represented one or more Esprit Units that were exchanged for one or more Pengrowth Units under the Acquisition and Redemption Transaction, together with a letter of transmittal and such other documents and instruments as would have been required to effect the transfer of the Esprit Units formerly represented by such certificate, and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificates shall be entitled to receive in exchange therefor, and the Transfer Agent shall deliver to such holder, a certificate representing that number (rounded to the nearest whole number) of Pengrowth Units which such holder has a right to receive and the certificate representing Esprit Units so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Esprit Units that is not registered in the transfer records of Esprit, a certificate representing the proper number of Pengrowth Units may be issued to the transferee if the certificate representing such Esprit Units is presented to the Transfer Agent, accompanied by a letter of transmittal and all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 2.4, each certificate which immediately prior to the Time of Closing represented Esprit Units shall be deemed at all times after the Time of Closing to represent only the right to receive upon such surrender a certificate representing Pengrowth Units as contemplated by this Section, and to receive from and after the Time of Closing, without any further action to be taken by any Esprit Unitholder, any distributions or dividends with a record date after the Time of Closing theretofore paid or payable with respect to such Pengrowth Units as contemplated by Section 2.5.
2.5     Distributions With Respect to Unsurrendered Certificates.
All distributions or other payments declared or made after the Time of Closing with respect to Pengrowth Units with a record date after the Time of Closing shall be paid to the holder of any unsurrendered certificate which immediately prior to the Time of Closing represented outstanding Esprit Units and who immediately prior to the Time of Closing was an Esprit Unitholder of record.
2.6     Lost Certificates.
In the event any certificate which immediately prior to the Time of Closing represented one or more outstanding Esprit Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Pengrowth Units (and any distributions or other payments with respect thereto) deliverable in accordance with such holder’s letter of transmittal. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Pengrowth Units are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Pengrowth and the Transfer Agent in such sum as Pengrowth may direct or otherwise indemnify Pengrowth in a manner satisfactory to Pengrowth against any claim that may be made against Pengrowth with respect to the certificate alleged to have been lost, stolen or destroyed.

2.7     Extinction of Rights.
Any certificate which immediately prior to the Time of Closing represented outstanding Esprit Units (or securities of any predecessor of Esprit) that were not deposited, with all other instruments required by Section 2.4, on or prior to the sixth anniversary of the Closing Date, shall cease to represent a claim or interest of any kind or nature as a holder of Pengrowth Units (including, without limitation any dividends, distributions, payments or interest in respect thereof). On such date, the Pengrowth Units to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Pengrowth, together with all entitlements to dividends, distributions, payments and interest thereon held for such former registered holder.
2.8     Withholding Rights.
Pengrowth, Esprit and the Transfer Agent shall be entitled to deduct and withhold from any distribution or consideration otherwise payable to any former holder of Esprit Units, such amounts as Pengrowth, Esprit or the Transfer Agent is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the trust units in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that any amount is required to be deducted or withheld from any payment to an Esprit Unitholder, Pengrowth, Esprit and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the Pengrowth Units otherwise issuable as is necessary to provide sufficient funds to Pengrowth, Esprit or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Pengrowth, Esprit or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.
2.9     Rollover Election.
Within the prescribed time period and in the prescribed form provided for in section 132.2 of the Tax Act, Pengrowth and Esprit shall jointly elect to have section 132.2 of the Tax Act apply with respect to the Acquisition and Redemption Transaction. The elected amounts for the Esprit Assets will be mutually agreed upon but shall be such amounts as shall result in no additional income to Esprit and shall, to the extent possible without resulting in additional income to Esprit, transfer the maximum tax attributes to Pengrowth. Pengrowth and Esprit shall use reasonable commercial efforts to file other elections (or make such other filings) that are necessary or desirable to minimize Taxes becoming payable by Esprit or Pengrowth or subsidiaries of either of them or unitholders as a result of the transactions comprising the Acquisition and Redemption Transaction and its related transactions; provided, however, that in no event shall Pengrowth be required, pursuant to this Section 2.9, to take any action that would result in the recognition of taxable income or gain by a Pengrowth Unitholder.
2.10     Esprit Special Distribution.
The Parties agree that Esprit may declare and pay a special distribution of up to $0.30 per Esprit Unit in respect of each outstanding Esprit Unit on the Business Day immediately preceding the Closing Date (the “Special Distribution”), provided that if declared it shall be paid not later than the close of business on the Business Day immediately preceding the Closing Date.
2.11     Acquisition and Redemption Documentation and Esprit Special Meeting.
Subject to Section 2.12 and Section 2.13 below, Esprit shall duly convene and hold, in accordance with the requirements of all applicable Laws and in accordance with the Esprit Trust Indenture, a special meeting of Esprit Unitholders (such meeting defined herein as the “Esprit Special Meeting”) to consider and, if thought fit, approve the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction. The Esprit Special Meeting shall be held on September 26, 2006. Esprit shall prepare, for delivery to Esprit Unitholders in connection with the Esprit Special Meeting, a management information circular (the “Esprit Circular”) in compliance, in all material respects, with Applicable Canadian Securities Laws and in compliance with the Esprit Trust Indenture. Pengrowth and its advisors shall be given adequate opportunity to review and comment upon drafts of the Esprit Circular prior to its being mailed to Esprit Unitholders and filed with the Securities Authorities. The Esprit Circular shall be mailed to Esprit Unitholders on or before August 25, 2006. Esprit shall file the Esprit Circular on a timely basis with the Securities Authorities. Such Esprit Circular, when filed with the Securities Authorities and mailed to Esprit Unitholders, shall in all material respects comply with the requirements of applicable Laws. The Pengrowth Parties shall use their best efforts to obtain and furnish to the Esprit Parties such information regarding the Pengrowth Parties reasonably required to be included in the Esprit Circular on or before August 22, 2006, including the pro forma financial statements of Pengrowth required by Applicable Canadian Securities Laws to be included in the Esprit Circular. On both the date the Esprit Circular is first mailed to the Esprit Unitholders and the date of the Esprit Special Meeting, the information provided by the Pengrowth Parties for use in the preparation of the Esprit Circular, except as publicly disclosed after the date such information is provided, shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws. Pengrowth shall indemnify and save harmless Esprit and the directors, officers and agents of Esprit and Esprit Ltd., as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Esprit or Esprit Ltd., or any director, officer or agent thereof, may be subject or which Esprit or Esprit Ltd., or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the material provided by Pengrowth for inclusion in the Esprit Circular;

(ii)	any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the information provided by Pengrowth for inclusion in the Esprit Circular or in any material filed by or on behalf of Pengrowth in compliance or intended compliance with Applicable Canadian Securities Laws, which prevents or restricts the trading in the Pengrowth Units; and

(iii)	Pengrowth not complying with any requirement of applicable Law in connection with the transactions contemplated in this Agreement;
except that Pengrowth shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon the gross negligence or willful misconduct of Esprit or Esprit Ltd. or any director, officer or agent thereof.
2.12     U.S. Filings.
The Pengrowth Parties (with the cooperation of the Esprit Parties) shall prepare and file with the SEC a registration statement on Form F-10 under the U.S. Securities Act (together with all amendments thereto, the “Registration Statement”), in which the Esprit Circular and any other documents used to solicit votes of Esprit Unitholders at the Esprit Special Meeting shall be included as a prospectus, in connection with the registration under the U.S. Securities Act of the Payment Units to be issued to the Esprit Unitholders pursuant to the Acquisition and Redemption Transaction. The Pengrowth Parties shall use their reasonable commercial efforts to cause the Registration Statement to become effective as promptly as practicable after the filing of the Esprit Circular with the Securities Authorities. Until such time as the Registration Statement has been filed with the SEC, the Esprit Circular and any other documents used to solicit votes of Esprit Unitholders at the Esprit Special Meeting shall not be mailed to, or otherwise used to solicit, Esprit Unitholders. Esprit shall furnish all information concerning itself and its affiliates that Pengrowth may reasonably request in connection with such actions and the preparation of the Registration Statement. Pengrowth will advise Esprit promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Time of Closing, any event or circumstance relating to the Esprit Parties, or their respective officers or directors, should be discovered by the Esprit Parties which should be set forth in an amendment or a supplement to the Esprit Circular and the Registration Statement, Esprit shall promptly inform Pengrowth. At the time of filing of the Registration Statement, Pengrowth shall file with the SEC a written irrevocable consent and power of attorney on Form F-X under the U.S. Securities Act. In the event the Registration Statement of Pengrowth contemplated hereby has not become effective by September 15, 2006, the Parties shall negotiate in good faith such amendments to this Agreement as are necessary or desirable to proceed with the transactions contemplated hereby without the necessity of the Registration Statement becoming effective.

2.13     Circular Contents.
It is acknowledged and agreed that the Esprit Circular shall be required to include certain pro forma financial information as contemplated by and in accordance with applicable Laws. The Parties further acknowledge and agree that pro forma financial information that meets the disclosure requirements under applicable Laws will be prepared by management of Pengrowth with the assistance of Esprit, if requested, and that KPMG LLP will provide a compilation report in accordance with the applicable guidelines of the Canadian Institute of Chartered Accountants thereon, at the joint expense of Pengrowth and Esprit. Each of the Parties consents to the inclusion of such pro forma financial information in the Esprit Circular as contemplated hereby in connection with the transactions provided for herein.
2.14     Compilation of Proxies.
Esprit and Esprit Ltd. will instruct the Transfer Agent to advise Pengrowth from time to time, no less frequently than every three Business Days until the day immediately prior to the date of the Esprit Special Meeting and thereafter as often as requested, if requested by Pengrowth and in such manner as Pengrowth may reasonably request, as to the number of Esprit Units voted for or against the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction.
2.15     Fairness Opinion.
The Parties agree that the Esprit Fairness Opinion shall be included in the Esprit Circular.
2.16     Sequence of the Acquisition and Redemption and Related Transactions.
The Parties acknowledge and agree that the Acquisition and Redemption Transaction shall be structured so that the following shall occur in the following sequence, such that step (b) occurs one moment in time after step (a) (which, for greater certainty, will be during the interval between the “transfer time” and the “acquisition time”, as defined for the purposes of Section 132.2 of the Tax Act):

(a)	transfer of the Esprit Assets, assumption of the Assumed Liabilities and issuance of the Payment Units; and

(b)	the Esprit Units (other than the Pengrowth Esprit Unit) will be redeemed in exchange for the Payment Units which shall be distributed to the Esprit Unitholders, on a pro rata basis of their holdings of Esprit Units, in accordance with the Exchange Ratio.
2.17     Esprit Rights.
Esprit and Esprit Ltd. agree and represent that the Esprit Board of Directors has determined unanimously to use its best efforts to encourage and facilitate all Persons holding Esprit Rights to exercise their rights prior to the Time of Closing and in that regard the Esprit Board of Directors will authorize the accelerated vesting of all Esprit Rights prior to the Time of Closing and will satisfy the obligations under such rights with cash payments as set out in the Esprit Disclosure Letter. Esprit and Esprit Ltd. agree to make all applicable statutory withholdings on any payment of consideration to holders of Esprit Rights to cancel, acquire or extinguish the Esprit Rights. Esprit also agrees to use its best efforts to ensure that any Esprit Rights that will not be exercised on or prior to the Time of Closing are terminated or surrendered without the payment of any consideration therefor unless consented to by Pengrowth, acting reasonably.
2.18     Employees.
Pengrowth intends to offer substantially all employees of Esprit or any of its subsidiaries (the “Offered Employees”) employment by Pengrowth or one of its subsidiaries, with such employment to be effective immediately following the closing of the Acquisition and Redemption Transaction. The Offered Employees shall be offered employment on the terms and conditions substantially similar to the terms and conditions on which they are currently employed including recognizing past service with Esprit except for vacation which recognizes past service in the industry. The Offered Employees shall also be paid an additional three months base salary (less required withholdings) on December 31, 2006 as a retention bonus for employment to that date from the Closing Date. If any Offered Employee accepts employment from Pengrowth or one of its Subsidiaries and is terminated without cause within nine months after the Closing Date, Pengrowth shall or shall cause its subsidiaries to pay to such employee the three month retention amount referred to above, if it has been earned, plus reasonable and market severance in accordance with Pengrowth’s standard employee severance policies then in effect which shall not be less than four months of such employee’s base salary. If any Offered Employee does not accept employment from Pengrowth or one of its Subsidiaries, such employee shall be entitled on the Closing Date to a severance payment not to exceed statutory termination pay. Esprit shall be entitled to disclose the content of this provision to the Offered Employees.
2.19     Board Composition.
Pengrowth shall, effective immediately prior to the Time of Closing, increase the size of the Pengrowth Board of Directors by one member and Esprit and Pengrowth, acting reasonably, shall select and appoint from among the individuals presently serving on the Esprit Board of Directors one individual to serve on the Pengrowth Board of Directors.
2.20     Esprit Approval.
Esprit and Esprit Ltd. represent and warrant to the Pengrowth Parties that the Esprit Board of Directors:

(a)	has unanimously determined that:

(i)	the Acquisition and Redemption Transaction is in the best interests of Esprit and the Esprit Unitholders; and

(ii)	it will recommend that the Esprit Unitholders vote in favour of the Acquisition and Redemption Transaction;

(b)	has received advice (which shall subsequently be in the form of a written opinion) (the “Esprit Fairness Opinion”) from CIBC World Markets Inc., financial advisors to the Esprit Board of Directors, to the effect that the consideration to be received by Esprit Unitholders in connection with the Acquisition and Redemption Transaction, assuming the prior payment of the Special Distribution, is fair, from a financial point of view, to the Esprit Unitholders; and

(c)	has advised that each of its members intends to vote the Esprit Units beneficially owned by them, or over which they exercise control or direction, in favour of the Acquisition and Redemption Transaction, and will so represent in the Esprit Circular and in any press release or any other form of public dissemination issued by Esprit relating to the Acquisition and Redemption Transaction (including any joint press release) where such press release and other public dissemination disclosure is appropriate, in the mutual judgment of Esprit and Pengrowth, acting reasonably.
2.21     Support Agreements.
Esprit shall use its reasonable commercial efforts to obtain agreements, on terms and conditions satisfactory to Pengrowth, within 72 hours of the execution of this Agreement, from all directors and officers of Esprit Ltd. to vote all of their Esprit Units held at the date of the Esprit Special Meeting in favour of the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction.
2.22     Subscription for Pengrowth Esprit Unit.
Immediately prior to the Time of Closing, Pengrowth agrees to subscribe for the Pengrowth Esprit Unit in consideration of one Pengrowth Unit and Esprit agrees to issue the Pengrowth Esprit Unit to Pengrowth immediately prior to the Time of Closing in consideration for the issuance of one Pengrowth Unit.
2.23     Pengrowth Approval.
The Pengrowth Board of Directors has unanimously determined that the Acquisition and Redemption Transaction is in the best interest of Pengrowth and the Pengrowth Unitholders.
ARTICLE III
IMPLEMENTATION OF THE ACQUISITION AND REDEMPTION
3.1     Obligations of the Esprit Parties.
In order to facilitate the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction, Esprit and Esprit Ltd. shall take all reasonable action necessary in accordance with all applicable Laws, including Applicable Canadian Securities Laws and U.S. Securities Laws, to:

(a)	duly call, give notice of, convene and hold the Esprit Special Meeting as promptly as practicable and submit the resolutions to approve the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction

and any other matters as may be properly brought before such meeting to the Esprit Unitholders for consideration;

(b)	solicit proxies in favour of the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction; and

(c)	subject to the terms and conditions hereof, do all things reasonably necessary or desirable to give effect to the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction.

3.2     Obligations of the Pengrowth Parties.
In order to facilitate the Acquisition and Redemption Transaction, Pengrowth and Pengrowth Co shall take all reasonable action necessary in accordance with all applicable Laws, including Applicable Canadian Securities Laws and U.S. Securities Laws, to:

(a)	cause the Payment Units which are to be issued to Esprit and then to be received by Esprit Unitholders in exchange for the Esprit Units pursuant to the Acquisition and Redemption Transaction not to be subject to any trading restrictions under Applicable Canadian Securities Laws or U.S. Securities Laws (other than pursuant to Section 2.6 of National Instrument 45 – 102 Resale of Securities and Affiliate Restrictions) and to be listed and posted for trading on the TSX and the NYSE (subject to notice of issuance) by the Closing Date;

(b)	prior to the Closing Date, allot for issuance a sufficient number of Pengrowth Units to issue to Esprit pursuant to the Acquisition and Redemption Transaction and issue such units as the Payment Units pursuant to the Acquisition and Redemption Transaction at the Time of Closing; and

(c)	subject to the terms and conditions hereof, do all things necessary or desirable to give effect to the Acquisition and Redemption Transaction.
3.3     Unitholder Communications and Disclosure.
The Esprit Parties and the Pengrowth Parties agree to use their reasonable commercial efforts to participate in presentations to investors regarding the Acquisition and Redemption Transaction and to consult and co-operate prior to the making of such presentations and to promptly advise, consult and co-operate with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Acquisition and Redemption Transaction and in making any filing with any Governmental Entity. Each Party shall use all reasonable commercial efforts to enable the Other Party to review and comment on all such press releases and other public disclosure prior to the release thereof and shall enable the Other Party to review and comment on such filings prior to the release or filing thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required by a Party and the Other Party have not reviewed or commented on the disclosure, the Party making such disclosure shall use reasonable commercial efforts to give prior oral or written notice thereof to the Other Party and an opportunity to comment thereon, and, if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable after its due execution in a mutually agreed upon form.
3.4     Dealer Managers.
If Esprit determines to retain a dealer manager in connection with the solicitation of votes in favour of the Esprit Trust Indenture Amendments and the Acquisition and Redemption Transaction at the Esprit Special Meeting, Esprit agrees to consult with Pengrowth prior to the retention of such dealer manager and any fees payable in respect of such retention shall be subject to prior approval by Pengrowth, such approval not to be unreasonably withheld.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF Esprit AND Esprit LTD.
4.1     Representations and Warranties.
Esprit and Esprit Ltd. hereby make to Pengrowth and Pengrowth Co the representations and warranties set forth in Schedule “C” hereto, and acknowledge that Pengrowth and Pengrowth Co are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Acquisition and Redemption Transaction.
4.2     Investigation.
Any investigation by Pengrowth and Pengrowth Co and their advisors shall not mitigate, diminish or affect the representations and warranties of Esprit and Esprit Ltd. pursuant to this Agreement.
4.3     Survival.
The representations and warranties of Esprit and Esprit Ltd. contained in this Agreement shall not survive the completion of the Acquisition and Redemption Transaction and shall expire and be terminated on the earlier of the Closing Date and the date on which this Agreement is terminated.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PENGROWTH AND PENGROWTH CO
5.1     Representations and Warranties.
Pengrowth and Pengrowth Co hereby make to Esprit and Esprit Ltd. the representations and warranties set forth in Schedule “D” hereto, and acknowledge that Esprit and Esprit Ltd. are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Acquisition and Redemption Transaction.
5.2     Investigation.
Any investigation by Esprit and Esprit Ltd. and their advisors shall not mitigate, diminish or affect the representations and warranties of Pengrowth and Pengrowth Co pursuant to this Agreement.
5.3     Survival.
The representations and warranties of Pengrowth and Pengrowth Co contained in this Agreement shall not survive the completion of the Acquisition and Redemption Transaction and shall expire and be terminated on the earlier of the Closing Date and the date on which this Agreement is terminated.
ARTICLE VI
COVENANTS
6.1     Esprit Conduct of Business.
Esprit covenants and agrees that, prior to the first to occur of the Closing Date and the termination of this Agreement, unless disclosed in the Esprit Disclosure Letter or otherwise agreed in writing with Pengrowth (not to be unreasonably withheld) or unless otherwise expressly contemplated or permitted by this Agreement:

(a)	it will, and will cause each of its Subsidiaries to, conduct its undertaking and businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice except to the extent necessary to comply with applicable Laws and to complete the transactions contemplated hereby or any transactions entered into prior to the date hereof (all of which have been in the ordinary course of business);

(b)	it will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)	any Esprit Units or shares of any Subsidiary or any options, warrants, calls, conversion privileges or rights of any kind to acquire any such shares or trust units other than Esprit Units pursuant to the exercise, exchange or conversion of Esprit Rights, Esprit Debentures, Esprit Exchangeable Shares or Esprit Post-Arrangement Entitlements; or

(B)	other than oil and natural gas production in the ordinary course of business, any assets of Esprit or its Subsidiaries in excess of $2.5 million individually or $10 million in the aggregate;

(ii)	except as contemplated hereby, amend or propose to amend their respective trust declaration, articles, by-laws, unanimous shareholder agreements, management agreements or other constating documents, including without limitation, the Esprit Trust Indenture and the Esprit NPI Agreement;

(iii)	split, combine or reclassify any outstanding Esprit Units, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Esprit Units, other than the Special Distribution and Esprit’s current regular monthly cash distributions, in an amount equal to $0.15 per Esprit Unit paid on a single specified date to Esprit Unitholders of record as of a single specified date;

(iv)	except as contemplated hereby, redeem, purchase, offer to purchase or otherwise acquire any Esprit Units or other securities of Esprit or any of its Subsidiaries including under any normal course issuer bid;

(v)	reorganize, amalgamate, merge or otherwise continue Esprit or any of its Subsidiaries with, or acquire or agree to acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), any Person, corporation, trust, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any assets having a value of $5 million or greater in aggregate;

(vi)	except in the usual, ordinary and regular course of business and consistent with past practice, satisfy any claims or liabilities except such as have been reserved against in the Esprit Financial Statements or relinquish any material contractual rights;

(vii)	except as required to make the Special Distribution, initiate any capital expenditures which exceed $2.5 million on an individual basis or $10 million or greater in aggregate, or incur, except in the ordinary course of business consistent with past practice, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity or make any loans or advances, except in the ordinary course of business consistent with past practice and except for refinancing of existing debt on substantially the same or more favourable terms;

(viii)	enter into any employment or consulting contract, operating agreement or similar agreement that cannot be terminated on sixty (60) days or less notice without penalty;

(ix)	enter into rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 120 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions; or

(x)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing;

(c)	neither it nor any of its Subsidiaries shall (otherwise than as may be contemplated herein) enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to or make any loans to, any of its employees, officers or directors other than pursuant to written agreements in effect (without amendment) on the date hereof, other than indemnity agreements entered into in the normal course of business in accordance with the Business Corporations Act (Alberta), as applicable;

(d)	other than the acceleration of vesting of the Esprit Rights and its ordinary monthly contributions to Esprit’s employee group registered savings plan, neither it nor any of its Subsidiaries shall adopt or amend, or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance incentive compensation, other compensation or similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with law or with respect to existing provisions of any such plans, programs, arrangements or agreements that have been disclosed in writing prior to the date hereof to Pengrowth;

(e)	it will, and will cause each of its Subsidiaries to, use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(f)	it will, and will cause each of its Subsidiaries to:

(i)	use reasonable commercial efforts to preserve intact their respective business organizations and goodwill and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)	not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the completion of the transactions contemplated in this Agreement;

(iii)	co-operate and use reasonable commercial efforts to comply with all reasonable requests by Pengrowth and its Subsidiaries to make joint investor presentations or other forms of information available in order to support the transactions contemplated by this Agreement;

(iv)	confer on a regular basis with Pengrowth with respect to operational and financial matters and promptly notify Pengrowth Co orally and in writing of any Material Adverse Change in respect of Esprit and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(v)	at the Time of Closing and upon receipt of mutual releases satisfactory to the Parties, Esprit and Esprit Ltd. shall use their reasonable best efforts to cause the resignation of such trustees, directors and officers of each of Esprit and its Subsidiaries as Pengrowth may specify and to fill the resulting vacancies with designees of Pengrowth and Esprit and Esprit Ltd. shall cooperate with Pengrowth to provide an orderly transition of control and management;

(vi)	not waive, release, grant or transfer any rights of value or modify or change any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; and

(vii)	not settle or compromise any claim brought by any present, former or purported holder of any securities of Esprit or its Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of Esprit Ltd.
6.2     Pengrowth Conduct of Business.
Pengrowth covenants and agrees that, prior to the first to occur of the Closing Date and the termination of this Agreement, unless disclosed in the Pengrowth Disclosure Letter or otherwise agreed in writing with Esprit (not to be unreasonably withheld) or unless otherwise expressly contemplated or permitted by this Agreement:

(a)	it will, and will cause each of its Subsidiaries to, conduct its undertaking and businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice except to the extent necessary to comply with applicable Laws and to complete the transactions contemplated hereby or any transactions entered into prior to the date hereof (all of which have been in the ordinary course of business);

(b)	other than as disclosed in the meeting materials prepared for Pengrowth’s 2006 Annual and Special Meeting of Unitholders and except as contemplated hereby, it will not, and will not permit any of Subsidiaries to, directly or indirectly:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)	any Pengrowth Units or shares of any Subsidiary or any options, warrants, calls, conversion privileges or rights of any kind to acquire any such shares or trust units other than the issue of Pengrowth Units pursuant to the terms of this Agreement and pursuant to the Pengrowth Incentive Plans or the Pengrowth DRIP; or

(B)	other than oil and natural gas production in the ordinary course of business, any assets of Pengrowth or its Subsidiaries in excess of $5 million individually or $20 million in the aggregate;

(ii)	amend or propose to amend their respective trust declarations, articles, by-laws, unanimous shareholder agreements, management agreements or other constating documents, including without limitation, the Pengrowth Trust Indenture and the Pengrowth Royalty;

(iii)	split, combine or reclassify any outstanding Pengrowth Units, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Pengrowth Units, other than the regular monthly cash distributions made by Pengrowth, of an amount equal to $0.25 per Pengrowth Unit paid on a single specified date to Pengrowth Unitholders of record as of a single specified date;

(iv)	redeem, purchase, offer to purchase or otherwise acquire any Pengrowth Units or other securities of Pengrowth or any of its Subsidiaries including under any normal course issuer bid or pursuant to Pengrowth’s odd lot program;

(v)	reorganize, amalgamate, merge or otherwise continue Pengrowth or any of its Subsidiaries with, or acquire or agree to acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), any Person, corporation, trust, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any assets having a value of $5 million or greater on an individual basis or $20 million or greater in aggregate;

(vi)	delist, or make any announcements of the intention to delist, the Pengrowth Units from trading on either the TSX or the NYSE; or

(vii)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing;

(c)	it will, and will cause each of its Subsidiaries to, use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(d)	it will, and will cause each of its Subsidiaries to:

(i)	use reasonable commercial efforts to preserve intact their respective business organizations and goodwill and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)	not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the completion of the transactions contemplated in this Agreement;

(iii)	co-operate and use reasonable commercial efforts to comply with all reasonable requests by Esprit and its Subsidiaries to make joint investor presentations or other forms of information available in order to support the transactions contemplated by this Agreement;

(iv)	promptly notify Esprit orally and in writing of any Material Adverse Change in respect of Pengrowth and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(v)	not waive, release, grant or transfer any rights of value or modify or change any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice and other than amendments to the Pengrowth Trust Indenture disclosed in the meeting materials prepared for Pengrowth’s 2006 Annual and Special Meeting of Unitholders, dated May 16, 2006; and

(vi)	not settle or compromise any claim brought by any present, former or purported holder of any securities of Pengrowth or its Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of Esprit Ltd.; and

(vii)	use its reasonable commercial efforts to obtain approval for the listing of the Pengrowth Units issuable pursuant to the Acquisition and Redemption Transaction on the TSX and the NYSE and will make an application for the substitutional listing on the TSX of the Esprit Debentures which shall be assumed by Pengrowth pursuant to the Acquisition and Redemption Transaction and the Assumption Agreement.

6.3     Access to Information.
Subject to the terms of the Confidentiality Agreement, each of the Parties shall, and shall cause its Subsidiaries, officers, employees, trustees and directors to, and request its auditors and legal counsel to, afford the officers, employees, auditors and other agents of the Other Party reasonable access at reasonable times to its offices and facilities, and to its books and records, and shall furnish to the Other Party and such other Persons with such financial, operating and other data and information as the second mentioned Party, through its officers, employees or agents, may from time to time reasonably request. Without limiting the generality of the foregoing, Esprit shall permit Pengrowth and its representatives reasonable access to interview employees of Esprit and its Subsidiaries for purposes of determining which employees shall be retained after the Closing Date and shall provide Pengrowth all such information as may reasonably be required to enable Pengrowth to efficiently integrate the business and affairs of Esprit and its Subsidiaries with Pengrowth at the Time of Closing.
6.4     No Solicitation.

(a)	Esprit and Esprit Ltd. shall not directly or indirectly, through any trustee, officer, director, employee, financial advisor or other representative or agent of the Esprit Parties (i) solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any Acquisition Proposal involving it or its Subsidiaries or unitholders or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to such an Acquisition Proposal, or (ii) provide any confidential information to, participate in any discussions or negotiations relating to any Acquisition Proposal with, or otherwise cooperate with or assist or participate in any effort to initiate any Acquisition Proposal by, any Person; provided that, nothing contained in this Section 6.4(a) or any other provision of this Agreement shall prevent the Esprit Board of Directors from responding or acting in any manner (including considering, negotiating, approving and recommending to its respective unitholders (provided that prior to furnishing information or entering into negotiations with any Person, Esprit and Esprit Ltd. shall have (i) complied with Section 6.4(c) hereof, prior to providing any non-public information to any such Person, (ii) complied with Section 6.4(d) hereof and (iii) prior to entering into any agreement in respect of any such Acquisition Proposal, have complied with Section 6.5 hereof) to an unsolicited bona fide written Acquisition Proposal (A) in respect of which any funds or other consideration necessary for such Acquisition Proposal has been demonstrated to the satisfaction of the Esprit Board of Directors to be reasonably likely to be obtained, and (B) in respect of which the Esprit Board of Directors determines in good faith would, if consummated in accordance with its terms, result in a transaction financially more favourable to Esprit or the Esprit Unitholders than the transactions contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a “Superior Proposal”). Any good faith determination under this Section 6.4(a) shall only be made by duly passed resolution of the Esprit Board of Directors after consultation with its financial advisors and receipt by such Board of advice of counsel to the effect that entertaining or negotiating such Acquisition Proposal or the furnishing of information concerning the Esprit Parties is necessary for such board to satisfy its fiduciary duties under applicable Laws.

(b)	Subject to Section 6.4(a), each of Esprit and Esprit Ltd. agrees that it shall, and shall direct and use its best commercial efforts to cause their respective trustees, directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any Person, other than the Pengrowth Parties with respect to any actual, future or potential Acquisition Proposal. Subject to Sections 6.4(a) and 6.4(d), the Esprit Parties shall immediately close any data rooms and the Esprit Parties agree not to release any third party from or forebear in the enforcement of any confidentiality or standstill agreement to which the Esprit Parties and any such third party is a party. The Esprit Parties will immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with any of the Esprit Parties relating to a potential Acquisition Proposal and will use its best commercial efforts to ensure that such requests are honoured.

(c)	Prior to furnishing any information to or entering into any negotiations with any Person in respect of an Acquisition Proposal, each of Esprit and Esprit Ltd. shall notify the Pengrowth Parties of any Acquisition Proposal received by it or any request received by it following the date hereof for non-public information relating to the Esprit Parties in connection with an Acquisition Proposal or for access to the properties, books or records of the Esprit Parties by any Person that informs the Esprit Parties that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to the Esprit Parties as the Pengrowth Parties may reasonably request, having regard to the fiduciary obligations of the Esprit Board of Directors and the identity of the Person making such proposal, inquiry or contact.

(d)	If any of the Esprit Parties receives a request for material non-public information from a Person who proposes to the Esprit Parties a bona fide Acquisition Proposal and the Esprit Board of Directors determines, having complied with Section 6.4(a), that such proposal is a Superior Proposal, the Esprit Party may, subject to the execution of a confidentiality agreement containing customary terms, conditions and restrictions substantially similar to the Confidentiality Agreement, provide such Person with access to information regarding the Esprit Party. To the extent not previously done, the Esprit Parties shall provide to the Pengrowth Parties a copy of all information provided to such Person forthwith after the information is provided to such Person.

6.5     Right to Match.
Esprit and Esprit Ltd. shall not enter into any agreement (other than any confidentiality agreement contemplated by Section 6.4(d)) to propose, pursue, support or recommend any Superior Proposal or change their recommendation of the transactions contemplated by this Agreement, as set forth in Section 2.20, except in compliance with Section 6.4 and only after providing the Pengrowth Parties with an opportunity to amend this Agreement to provide for at least equivalent financial terms to those included in such proposed agreement as determined by the Esprit Board of Directors, acting reasonably and in good faith and in accordance with its fiduciary duties, after consultation with Esprit’s financial advisors and Esprit and Esprit Ltd. agree to negotiate in good faith with the Pengrowth Parties in respect of any such amendment. In particular, in such circumstance Esprit Ltd. shall provide Pengrowth Co with a copy of any such proposed agreement as executed or submitted by the party making such Acquisition Proposal, not less than three Business Days prior to its proposed execution. In the event that Pengrowth and Pengrowth Co agree to amend this Agreement as provided above within such period of three Business Days, neither Esprit nor Esprit Ltd. shall enter into any such proposed agreement.
6.6     Further Action.
Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effect of the transactions contemplated by this Agreement, including:

(a)	co-operation in the preparation and filing of the documentation giving effect to the transactions contemplated hereby (including the Esprit Circular) and any regulatory and governmental filings or submissions in connection with all Required Regulatory Approvals, including under the Competition Act and under the Investment Canada Act and any amendments to any such filings; and

(b)	to diligently make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders (i) in connection with all Required Regulatory Approvals, and (ii) in connection with all Required Third Party Approvals.
6.7     Approvals.
The parties shall diligently take all steps as are necessary to satisfy the conditions contemplated by Sections 7.1, 7.2 and 7.3 hereof and to file all notices in connection therewith as soon as is reasonably practicable following the date hereof. The parties shall pursue any and all Required Regulatory Approvals and Required Third Party Approvals or other filings and approvals required on their respective parts with respect to the transactions contemplated hereby.
6.8     Insurance.
Pengrowth Co shall enter into written agreements effective as of the Closing Date satisfactory to each of Pengrowth and Esprit, acting reasonably, pursuant to which Pengrowth Co shall agree that, for a period of six years after the Closing Date, Pengrowth Co shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Esprit (provided that Pengrowth Co may substitute therefor policies of at least the same claims coverage and amounts containing terms and conditions that are no less advantageous) providing coverage on a “trailing” or “run-off” basis for all former directors and officers of Esprit Ltd. with respect to claims arising from facts or events which occurred on or before the Closing Date or Esprit Ltd. shall have arranged for such insurance utilizing its current insurance broker on terms satisfactory to Pengrowth Co, acting reasonably.
6.9     Esprit Tax Returns.
Pengrowth agrees to prepare and file all Tax Returns for Esprit and pay all Taxes that are required on the deemed year-end of Esprit resulting from the Acquisition and Redemption Transaction. Pengrowth also agrees to prepare Tax Returns and pay all Taxes for each Esprit Party that has a deemed year-end resulting from the Acquisition and Redemption Transaction. From and after the Acquisition and Redemption Transaction, Pengrowth shall be solely responsible for preparing and filing Tax Returns and paying all applicable Taxes of Esprit and the Esprit Parties.
6.10     Esprit Exchangeable Shares.
Esprit covenants and agrees with Pengrowth that Esprit shall cause a De Minimus Redemption Date (as defined in the provisions attaching to the Esprit Exchangeable Shares) to occur prior to the Time of Closing and for the Redemption Call Right (as defined in the provisions attaching to the Esprit Exchangeable Shares) to be exercised by Esprit ExchangeCo prior to the Time of Closing.
6.11     Structure of Transaction.
Each of Pengrowth and Esprit covenants and agrees that they shall cooperate with each other and shall use their reasonable commercial efforts to structure the transaction contemplated hereby in a tax efficient manner considering all of the Esprit Unitholders and Pengrowth Unitholders, whether residents or non-residents of Canada; provided, however, that in no event shall Pengrowth be required, pursuant to this Section 6.11, to take any action that would result in the recognition of taxable income or gain by a Pengrowth Unitholder.
6.12     Indemnity.
At the Time of Closing, Pengrowth shall grant to the trustees, directors and officers of Esprit an indemnity, in a form satisfactory to Esprit, acting reasonably, for any claims against the trustees, directors and officers of Esprit in respect of the completion of the transactions contemplated by this Agreement.
6.13     Esprit PUIP Liability.
Pengrowth acknowledges the liability of Esprit pursuant to the Esprit PUIP as disclosed in the Esprit Disclosure Letter and agrees Esprit may satisfy the same as contemplated in Section 2.17.
6.14     Esprit Debentures.
Pengrowth shall assume all of the covenants and obligations of Esprit under the Esprit Debenture Indenture in respect of the Esprit Debentures in accordance with or pursuant to Article 11 of the Esprit Debenture Indenture and agrees to enter into a supplemental indenture, as contemplated by Article 16 of the Esprit Debenture Indenture, on the Closing Date, with respect to its assumption of Esprit’s obligations thereunder.
6.15     Right of Dissent.
Pengrowth agrees that the amendments to the Esprit Trust Indenture to facilitate the Acquisition and Redemption Transaction shall include the grant of a right of dissent to Esprit Unitholders on terms acceptable to Esprit and Pengrowth, acting reasonably.
6.16     Post-Arrangement Entitlements.
Esprit shall issue Esprit Units to all holders of Esprit Post-Arrangement Entitlements in accordance with their terms such that prior to the Time of Closing there shall be no Esprit Post-Arrangement Entitlements outstanding.

ARTICLE VII
CONDITIONS
7.1     General Conditions.
The respective obligations of Esprit and Pengrowth to complete the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their other respective obligations hereunder, are subject to the fulfillment, or the waiver by each of Esprit and Pengrowth, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of each of Esprit and Pengrowth and may be waived, in whole or in part, only by mutual consent of such parties, each acting in its sole discretion:

(a)	the Esprit Unitholders shall have approved the resolutions to approve the Esprit Trust Indenture Amendments and Acquisition and Redemption Transaction in accordance with applicable Law and the Esprit Trust Indenture at the Esprit Special Meeting;

(b)	the documents by which the Acquisition and Redemption Transaction is to be effected shall be in form and substance satisfactory to the Esprit Parties and the Pengrowth Parties, acting reasonably, including without limitation, documents providing for the Esprit Trust Indenture Amendments to effect the Acquisition and Redemption Transaction;

(c)	each of Pengrowth and Esprit shall have determined, each acting reasonably, that all Required Regulatory Approvals and Required Third Party Approvals have been obtained on terms satisfactory to each of Pengrowth and Esprit in their reasonable judgment and any applicable Governmental Entity waiting period shall have expired or been terminated;

(d)	each of Pengrowth and Esprit shall have received from and delivered to the other a certificate from a designated officer confirming that each qualifies, and has qualified at all material times, as a “mutual fund trust” (as defined in the Tax Act);

(e)	each of Pengrowth and Esprit, each acting reasonably, shall have determined that:

(i)	no act, action, suit, or proceeding has been threatened or taken before or by any domestic or foreign court or tribunal or Governmental Entity or Person in Canada or elsewhere, whether or not having the force of Law; and

(ii)	no Law has been proposed, enacted, promulgated or applied,
       in the case of either (i) or (ii);

(iii)	to cease trade the Esprit Units or the Pengrowth Units or enjoin, prohibit or impose material limitations or conditions on the Acquisition and Redemption Transaction; or

(iv)	which would have a Material Adverse Effect with respect to Pengrowth or Esprit;

(f)	Pengrowth shall have, effective as at the Closing Time, taken all necessary action to increase the size of the Pengrowth Board of Directors and appointed one member as contemplated in Section 2.19; and

(g)	there shall not exist any prohibition at Law against Pengrowth and Esprit completing the Acquisition and Redemption Transaction.
7.2     Esprit Party Conditions.
The obligations of Esprit and Esprit Ltd. to complete the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their obligations hereunder, are subject to the fulfillment or the waiver by Esprit and Esprit Ltd., on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of Esprit and Esprit Ltd. and which may be waived, in whole or in part, only by the consent of Esprit and Esprit Ltd., acting in their sole discretion:

(a)	the representations and warranties made by Pengrowth and Pengrowth Co in this Agreement shall be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or the Acquisition and Redemption Transaction), and Pengrowth and Pengrowth Co shall have provided to Esprit and Esprit Ltd. a certificate of two Designated Officers certifying such accuracy at the Time of Closing;

(b)	Pengrowth and Pengrowth Co shall have complied in all material respects with their respective covenants herein and Pengrowth and Pengrowth Co shall have provided to Esprit and Esprit Ltd. a certificate of two Designated Officers certifying compliance with its covenants herein including Section 2.12, Section 2.13, Section 2.18 (in connection with the payment of a retention bonus to Offered Employees), Section 2.19 and Section 3.2(a);

(c)	the Esprit Board of Directors shall have received the written Esprit Fairness Opinion;

(d)	Esprit and Esprit Ltd. shall have received an opinion of counsel to Pengrowth and Pengrowth Co, in form and substance satisfactory to Esprit and Esprit Ltd., as to such matters as Esprit and Esprit Ltd., acting reasonably, may require, including with respect to the status of Pengrowth as a “mutual fund trust” under Section 132 of the Tax Act;

(e)	all other documents and information that may be reasonably requested by Esprit and Esprit Ltd. or their respective counsel shall have been provided or delivered to Esprit or Esprit Ltd. by Pengrowth or Pengrowth Co, as applicable;

(f)	there shall not have occurred or arisen after the date of this Agreement (or, if there has previously occurred, there shall not have been omitted to be disclosed in writing, generally or to Esprit by Pengrowth prior to the date of this Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Esprit involves a Material Adverse Effect with respect to Pengrowth; and

(g)	the Pengrowth Unit Consolidation shall have been completed substantially in the form described in the Information Circular — Proxy Statement of Pengrowth and Pengrowth Co dated May 16, 2006.
7.3     Pengrowth Party Conditions.
The obligations of Pengrowth and Pengrowth Co to complete the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their obligations hereunder, are subject to the fulfillment or the waiver by Pengrowth and Pengrowth Co, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of Pengrowth and Pengrowth Co and which may be waived in whole or in part, only by the consent of Pengrowth and Pengrowth Co, acting in their sole discretion:

(a)	the representations and warranties made by Esprit and Esprit Ltd. in this Agreement shall be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or the Acquisition and Redemption Transaction), and Esprit and Esprit Ltd. shall have provided to Pengrowth and Pengrowth Co a certificate of two Designated Officers certifying such accuracy at the Time of Closing;

(b)	Esprit and Esprit Ltd. shall have complied in all material respects with their respective covenants herein and Esprit and Esprit Ltd. shall have provided to Pengrowth and Pengrowth Co a certificate of two Designated Officers certifying compliance with its covenants herein;

(c)	the number of Esprit Units at the Time of Closing shall not exceed 67,025,000 Esprit Units (excluding Esprit Units that may be issued upon exercise of any Esprit Debenture);

(d)	Pengrowth and Pengrowth Co shall have received an opinion of counsel to Esprit and Esprit Ltd., in form and substance satisfactory to Pengrowth and Pengrowth Co, as to such matters as Pengrowth and Pengrowth Co, acting reasonably, may require, including with respect to the status of Esprit as a “mutual fund trust” under Section 132 of the Tax Act;

(e)	all outstanding Esprit Rights shall have been exercised, terminated or surrendered for cancellation on terms and conditions set forth herein or Pengrowth shall be satisfied in respect thereof;

(f)	all other documents and information that may be reasonably requested by Pengrowth and Pengrowth Co or their respective counsel shall have been provided or delivered to Pengrowth or Pengrowth Co by Esprit or Esprit Ltd., as applicable;

(g)	there shall not have occurred or arisen after the date of this Agreement (or, if there has previously occurred, there shall not have been omitted to be disclosed in writing, generally or to Pengrowth by Esprit prior to the date of this Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Pengrowth involves a Material Adverse Effect with respect to Esprit; and

(h)	Esprit shall not have received notice before the applicable deadline from the holders or more than 5% of the issued and outstanding Esprit Units of their intention to exercise the right of dissent contemplated by Section 6.15 hereof.
7.4     Notice Requirements.
Each Party will give prompt notice to the Other Party of the occurrence, or failure to occur, at any time from the date hereof until the Time of Closing, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations and warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Time of Closing;

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to the Time of Closing;

(c)	cause any Material Adverse Change in respect of such Party or its Subsidiaries; or

(d)	results in a misrepresentation being contained in the Esprit Circular or the Registration Statement.
Each Party shall in good faith discuss with the Other Party any change in circumstances (actual, anticipated, contemplated or, to its knowledge, threatened, financial or otherwise) which is of such a nature that it may reasonably request as to whether notice need to be given to the Other Party pursuant to this Section 7.4.
7.5     Merger of Conditions.
The conditions set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released upon completion of the Acquisition and Redemption Transaction.
ARTICLE VIII
CLOSING MATTERS, TERMINATION FEE, TERMINATION AND EXPENSES
8.1     Closing Matters.
Each of Pengrowth and Esprit shall deliver, at the Time of Closing, such customary certificates, resolutions and other closing documents, including instruments of conveyancing and transfer, as may be required by the Other Party, acting reasonably.
8.2     Agreement as to Termination Fee.

(a)	If at any time after the execution of this Agreement and prior to the termination hereof:

(i)	the Esprit Board of Directors or the Pengrowth Board of Directors (in such case the Esprit Parties or the Pengrowth Parties, respectively, being the “Non-Completing Party” in this Section 8.2(a)(i)) has withdrawn, changed or modified in a manner adverse to the Other Party, or failed to reaffirm upon request (other than as a result of and in direct response to a material breach by the Other Party of their obligations under this Agreement that would or reasonably could result in the non-satisfaction of the conditions precedent to the closing of the transactions contemplated hereby or a material misrepresentation by the Other Party or a Material Adverse Change to the Other Party) any of:

(A)	the recommendations or determinations referred to in Section 2.20 in respect of the Esprit Board of Directors; or

(B)	the authorization to complete the Acquisition and Redemption Transaction as contemplated by the representations in paragraph (b) in Schedule “C” in respect of the Esprit Parties and paragraph (b) in Schedule “D” in respect of the Pengrowth Parties, or resolved to take any of the foregoing actions prior to the completion of the Acquisition and Redemption Transaction; or

(ii)	Esprit or the Esprit Board of Directors (in such case the Esprit Parties being the “Non-Completing Party”) accepts, recommends, approves or enters into an agreement to implement a Superior Proposal; or

(iii)	prior to the date of the Esprit Special Meeting a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to any of the Esprit Parties (in such case the Esprit Parties being the “Non-

Completing Party”) or the Esprit Unitholders, the Acquisition and Redemption Transaction is not completed and the transactions contemplated by any Acquisition Proposal is completed within 180 days of the Outside Date; or

(iv)	any of the Esprit Parties or the Pengrowth Parties (in such case the Esprit Parties or the Pengrowth Parties, respectively, being the “Non-Completing Party” in this Section 8.2(a)(v)) breaches any of its representations or warranties or covenants contained in this Agreement which breach individually or in the aggregate would or would reasonably be expected to have a Material Adverse Effect upon the Non-Completing Party, or would materially impede completion of the transactions contemplated hereby, and which the Non-Completing Party fails to cure within five Business Days after receipt of written notice thereof from the Other Party (except that no cure period shall be provided for a breach by a Non-Completing Party which by its nature cannot be cured and in no event shall any cure period extend beyond the Time of Closing), then, subject to Section 8.2(b), if the Esprit Parties are the Non-Completing Party, Esprit shall pay to Pengrowth, or if the Pengrowth Parties are the Non-Completing Party, Pengrowth shall pay to Esprit, the sum of $35 million (the “Termination Fee”) as liquidated damages in immediately available funds to an account designated by the Other Party within one Business Day after the first to occur of the events described above. Only one payment pursuant to this paragraph shall be required to be made.

(b)	In the event that a Acquisition Proposal is publicly announced, proposed, offered or made as contemplated by Section 8.2(a)(iii), the Non-Completing Party agrees to deliver to the Other Party prior to the earlier of the date of the Esprit Special Meeting and two Business Days prior to the scheduled expiry or closing of the Acquisition Proposal, an irrevocable letter of credit, in form satisfactory to the Other Party, acting reasonably, drawable within one Business Day after the Other Party (not being the Non-Completing Party) shall have delivered to the Non-Completing Party a written certificate confirming the completion of the transactions contemplated by any Acquisition Proposal specified in Section 8.2(a)(iii).
8.3     Liquidated Damages.

(a)	Each Party acknowledges that all of the payment amounts set out in Section 8.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that payment of the amount pursuant to this Article is the sole monetary remedy of the Party receiving such payment.

(b)	Notwithstanding Section 8.3(a), nothing herein shall prevent any party from seeking specific performance, injunctive or other equitable relief in order to enforce or cause the enforcement of or compliance with, any provision of this Agreement.
8.4     Termination.
This Agreement shall terminate at the Time of Closing and may be earlier terminated at any time prior thereto:

(a)	by mutual written consent of the Parties;

(b)	by either Esprit and Esprit Ltd. or Pengrowth and Pengrowth Co, giving notice in writing to Pengrowth and Pengrowth Co or Esprit and Esprit Ltd., respectively, if the Closing Date shall have not occurred on or before the Outside Date;

(c)	by either Esprit and Esprit Ltd. or Pengrowth and Pengrowth Co giving notice in writing to Pengrowth and Pengrowth Co or Esprit and Esprit Ltd., respectively, if any of the conditions contained in Section 7.1 are not satisfied or waived on or before the date required for the performance thereof unless the failure of any such condition shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

(d)	by Esprit and Esprit Ltd. giving notice in writing to Pengrowth and Pengrowth Co if any of the conditions contained in Section 7.2 are not satisfied or waived on or before the date required for the performance thereof;

(e)	by Pengrowth and Pengrowth Co giving notice in writing to Esprit and Esprit Ltd. if any of the conditions contained in Section 7.3 are not satisfied or waived on or before the date required for the performance thereof; or

(f)	by either of Esprit or Pengrowth, as the case may be, if the Other Party, as the case may be, becomes a Non-Completing Party (as defined in Section 8.2(a)).
In the event of the termination of this Agreement as provided in this Section 8.4, this Agreement shall forthwith terminate and neither Party shall have any liability or further obligation to the Other Party hereunder except with respect to the obligations set forth in Section 8.2 (provided that the right of payment (in the case of Section 8.2(a)(iii), being the public announcement or commencement of such Acquisition Proposal) arose prior to termination of this Agreement), Section 8.3 and Section 8.5 and this Section 8.4 will not relieve or have the effect of resulting in relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of breach of this Agreement by a Party prior to the termination of this Agreement except as otherwise provided herein. Any termination of this Agreement shall not affect the obligations of the parties under the Confidentiality Agreement.
8.5     Expenses.
Subject to Section 2.11, each of the Parties will bear the costs (including the cost of its financial and legal advisors) incurred by it in connection with the transactions contemplated hereby, and all other expenses incurred in connection with such transactions (including the costs of seeking Required Regulatory Approvals and Required Third Party Approvals, the fees and costs associated with obtaining fairness opinions and all costs and expenses (including professional fees) ancillary thereto) shall be borne by the Party that incurred each expense.
ARTICLE IX
NOTICES
9.1     Address For Notice.
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by telecopy or similar means of recorded electronic communication, addressed as follows:
(a)  in the case of Esprit or Esprit Ltd., to:

Esprit Energy Trust
900, 606 – 4th Street S.W.
Calgary, AB T2P 1T1
Attention: Paul Myers
President and Chief Executive Officer
Facsimile: (403) 213-3735
with a copy to:

Osler, Hoskin & Harcourt LLP
2500 TransCanada Tower
450 – 1st Street S.W.
Calgary, AB T2P 5H1
Attention: Robert A. Lehodey, Q.C.
Facsimile: (403) 260-7024
(b)  in the case of Pengrowth or Pengrowth Co, to:

Pengrowth Corporation
2900, 240 – 4th Avenue S.W.
Calgary, AB T2P 4H4
Attention: James S. Kinnear
Chairman, President and Chief Executive Officer
Facsimile: (403) 294-0041

with a copy to:

Pengrowth Corporation
2100, 101 – 6th Avenue S.W.
Calgary, AB T2P 3P4
Attention: Charles V. Selby
Vice President and Corporate Secretary
Facsimile: (403) 262-8866

Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street S.W.
Calgary, AB T2P 4K7
Attention: Brad Markel
Facsimile: (403) 265-7219
9.2     Receipt and Deemed Receipt of Notice.
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if not delivered or transmitted during usual business hours or if such day is not a Business Day at the place of receipt, on the next following Business Day).
9.3     Change of Address.
Either Party may change its address for service from time to time by giving notice to the Other Party in accordance with the foregoing.
ARTICLE X
GENERAL
10.1     Amendment.
This Agreement may, at any time and from time to time before the Time of Closing, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any conditions precedent herein contained.
10.2     Waiver.
At any time prior to the Time of Closing, any Party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts of the Other Party;

(b)	waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto that are for the benefit of such Parties; and

(c)	waive compliance with any of the agreements or conditions contained herein that are for the benefit of such Party. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party to be bound thereby;
provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver of any provision of this Agreement shall not constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.
10.3     Assignment.
Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Other Party.

10.4     Amendment.
No amendment of any provision of this Agreement shall be binding on any Party unless consented to in writing by that Party.
10.5     Time of the Essence.
Time shall be of the essence of this Agreement.
10.6     Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
10.7     Governing Law.
This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by the Laws of the Province of Alberta. Each Party hereby unconditionally and irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta.
10.8     Severability.
In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, in whole or in part, such determination shall not affect or impair the enforceability of any other provision and each provision is hereby declared to be separate, severable and distinct.
10.9     Binding Effect.
This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective heirs, administrators, legal personal representatives, successors and permitted assigns.
10.10     Employment Agreements.
Pengrowth and Pengrowth Co covenant and agree to, and after the Time of Closing Pengrowth and Pengrowth Co will cause the Esprit Parties and any successor to the Esprit Parties, to honour and comply with the terms of those existing employment agreements, termination, severance and retention plans or policies of the Esprit Parties which Esprit Ltd. has disclosed to Pengrowth Co in the Esprit Disclosure Letter.
10.11     Third Party Beneficiaries.
The provisions of Section 6.8, 6.12 and Section 10.10 are (i) intended for the benefit of the employees of Esprit and its Subsidiaries and all present and former trustees, directors and officers of Esprit and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Esprit Ltd. shall hold the rights and benefits of Section 6.8, 6.12 and Section 10.10 in trust for and on behalf of the Third Party Beneficiaries and Esprit Ltd. hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.
10.12     Confidentiality Agreement.
With respect to the Acquisition and Redemption Transaction, Esprit and Esprit Ltd. hereby consent to the Acquisition and Redemption Transaction and each of Pengrowth and Pengrowth Co are hereby released from any of the restrictions set forth in Section 8 of the Confidentiality Agreement with respect to the Acquisition and Redemption Transaction.
10.13     Acknowledgement.
The Parties hereto acknowledge that Esprit Ltd. is entering into this Agreement: (i) on its own behalf; and (ii) to the extent it is doing so on behalf of Esprit, it is doing so solely in its capacity as agent on behalf of Esprit and the obligations of Esprit hereunder shall not be personally binding upon Esprit Ltd. or any Esprit Unitholders or any beneficiary under a plan of which a holder of trust units acts as a trustee or carrier, and that resort shall not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation, or liability of Esprit arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortuous behavior, and recourse shall be limited to, and satisfied only out of, the Trust Assets (as defined in the Esprit Trust Indenture).
The Parties hereto acknowledge that Pengrowth Co is entering into this Agreement: (i) on its own behalf; and (ii) to the extent it is doing so on behalf of Pengrowth, it is doing so solely in its capacity as administrator on behalf of Pengrowth and the obligations of Pengrowth hereunder shall not be personally binding upon Pengrowth Co or any of the Pengrowth Unitholders and that any recourse against Pengrowth, Pengrowth Co or any Pengrowth Unitholder in any manner in respect of any indebtedness, obligation or liability of Pengrowth arising hereunder or arising in connection herewith or from matters to which this Agreement relates, in any way, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Fund (as defined in the Pengrowth Trust Indenture).
10.14     Public Statements.
Neither of the Parties nor their respective trustees, directors, officers, employees or representatives shall make any public statement or announcement with respect to the transactions contemplated hereby which is inconsistent with the terms and conditions of this Agreement. Subject to the provisions hereof, all public disclosure with respect to the transactions contemplated hereby shall require the approval of the Parties, each acting reasonably, unless otherwise required by Law.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ESPRIT ENERGY TRUST, by Esprit Exploration Ltd.	PENGROWTH ENERGY TRUST, by Pengrowth Corporation
Per: “Paul B. Myers”	Per: “James S. Kinnear”

Name: Paul B. Myers Title: President and Chief Executive Officer	Name: James S. Kinnear Title: Chairman, President and Chief Executive Officer
Per: “Stephen B. Soules”	Per: “Christopher A. Webster”

Name: Stephen B. Soules Title: Executive Vice President and Chief Financial Officer	Name: Christopher A. Webster Title: Chief Financial Officer

ESPRIT EXPLORATION LTD.	PENGROWTH CORPORATION
Per: “Paul B. Myers”	Per: “James S. Kinnear”

Name: Paul B. Myers Title: President and Chief Executive Officer	Name: James S. Kinnear Title: Chairman, President and Chief Executive Officer
Per: “Stephen B. Soules”	Per: “Christopher A. Webster”

Name: Stephen B. Soules Title: Executive Vice President and Chief Financial Officer	Name: Christopher A. Webster Title: Chief Financial Officer

Schedule “A”
Esprit Assets

1.	100% of the issued and outstanding shares in the capital of Esprit Exploration Ltd.

2.	100% of the issued and outstanding common shares in the capital of Esprit Exchangeco Ltd.

3.	NPI Agreement.

4.	$86,500,000 No-Interest Unsecured Subordinated Promissory Note of Esprit Acquisition Corp. (a predecessor by amalgamation to Esprit Exploration Ltd.) due October 1, 2014.

5.	$260,600,000 11% Unsecured Subordinated Promissory Note of Esprit Acquisition Corp. (a predecessor by amalgamation to Esprit Exploration Ltd.) due October 1, 2014.

6.	$80,065 11% Unsecured Subordinated Demand Class A Promissory Note of Esprit Exploration Ltd. due December 31, 2015.

7.	$85,819,493 11% Unsecured Subordinated Demand Class A Promissory Note of Esprit Exploration Ltd. due December 31, 2015.

8.	$199,442,136 11% Unsecured Subordinated Demand Class B Promissory Note of Esprit Exploration Ltd. due December 31, 2015.

Schedule “B”
Assumption and Indemnity Agreement
THIS AGREEMENT made the  ●  day of September, 2006
BETWEEN:

ESPRIT ENERGY TRUST, a trust created under the laws of the Province of Alberta, (hereinafter referred to as “Esprit”)
— and —
PENGROWTH ENERGY TRUST, a trust created under the laws of the Province of Alberta, (hereinafter referred to as “Pengrowth”)
WHEREAS the parties hereto entered into a combination agreement (the “Combination Agreement”) dated July 23, 2006 pursuant to which, among other things, Pengrowth is to assume all the liabilities and obligations of Esprit whether or not reflected on the books of Esprit including its obligations under the Esprit Material Agreements (the “Assumed Liabilities”).
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the completion of the transactions contemplated in the Combination Agreement and the respective covenants, agreements, representations and warranties of the parties hereinafter contained, the parties agree as follows:

1. (a)	Interpretation — Capitalized terms not specifically defined herein have the meanings given to them in the Combination Agreement.

(b)	Assumption of Liabilities — Pengrowth hereby assumes and becomes liable for, and shall pay, satisfy, assume, discharge, observe, perform and fulfill, all the Assumed Liabilities in accordance with their terms.

(c)	Indemnified Persons — In connection therewith, Pengrowth shall:

(i)	indemnify and save Esprit’s and its Subsidiaries’ trustees, directors, officers, employees and agents and its Unitholders (together, the “Indemnified Persons”) harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other party because of the failure of Pengrowth to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the liabilities assumed hereunder (for purposes hereof, “Subsidiary” has the meaning ascribed thereto in the Combination Agreement); and

(ii)	if any suit or action is commenced against any of the Indemnified Persons in connection with any of the assumed liabilities or in respect of any covenant, condition, agreement or obligation assumed hereby, assume the conduct of such case and provide to the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.

2.	Further Assurances — Pengrowth will, from time to time, and at all times hereafter upon the reasonable request of the Indemnified Persons and at the cost of Pengrowth, do and execute or cause or procure to be made, done and executed all such further acts, deeds and assurances for more effectually and completely assuming and becoming liable for the liabilities assumed in accordance with this agreement.

3.	Governing Law — This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Alberta. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta.

4.	Binding Effect — This agreement shall enure to the benefit of and shall be binding on and enforceable by the parties, including the Indemnified Persons, and, where the context so permits, their respective heirs, administrators, legal personal representatives, successors and permitted assigns. Notwithstanding the foregoing:

(i)	The Parties hereto acknowledge that Esprit Ltd. is entering into this Agreement solely in its capacity as agent on behalf of Esprit and the obligations of Esprit hereunder shall not be personally binding upon Esprit Ltd. or any Esprit Unitholders or any beneficiary under a plan of which a holder of trust units acts as a trustee or carrier, and that resort shall not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation, or liability of

Esprit arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behavior, and recourse shall be limited to, and satisfied only out of, the Trust Assets (as defined in the Esprit Trust Indenture).

(ii)	The parties hereto acknowledge that Pengrowth Co is entering into this agreement solely in its capacity as administrator on behalf of the Pengrowth and the obligations of Pengrowth hereunder shall not be personally binding upon Pengrowth Co or any of the Pengrowth Unitholders and that any recourse against Pengrowth, Pengrowth Co or any Pengrowth Unitholder in any manner in respect of any indebtedness, obligation or liability of Pengrowth arising hereunder or arising in connection herewith or from matters to which this agreement relates, in any way, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Fund (as defined in the Pengrowth Trust Indenture).

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ESPRIT ENERGY TRUST, by Esprit Exploration Ltd.

By:

Name: Title:

PENGROWTH ENERGY TRUST, by Pengrowth Corporation

By:

Name: Title:

Schedule “C”
Representations and Warranties of the Esprit Parties
Each of Esprit and Esprit Ltd. hereby jointly and severally make the representations and warranties set forth in this Schedule “C” to and in favour of Pengrowth and Pengrowth Co and acknowledge that each of Pengrowth and Pengrowth Co is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)	Organization and Qualification. Esprit is a trust duly created and validly existing under the Laws of the Province of Alberta and has the requisite trust power and authority to own its assets and to conduct its affairs as now conducted. Each of Esprit Ltd. and Esprit Exchangeco is a corporation duly incorporated or amalgamated and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted. Each of the Esprit Parties is duly registered to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on the Esprit Parties.

(b)	Authority Relative to this Agreement. Esprit Ltd. has the requisite corporate power and authority to execute this Agreement, in its own capacity and in its capacity as administrator of Esprit, as applicable, and each of Esprit and Esprit Ltd. has the requisite trust or corporate power and authority, as applicable, to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Esprit and Esprit Ltd. of the Acquisition and Redemption Transaction have been duly authorized by the Esprit Board of Directors and, subject to the requisite approval of the Esprit Unitholders, no other proceedings on the part of Esprit or Esprit Ltd. are necessary to authorize this Agreement or the Acquisition and Redemption Transaction. This Agreement has been duly executed and delivered by each of Esprit and Esprit Ltd. and constitutes a legal, valid and binding obligation of each of Esprit and Esprit Ltd. enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	Subsidiaries. Esprit has no Subsidiaries (other than the Material Subsidiaries) that are material to its business, operation or financial condition.

(d)	No Violations. Except as disclosed to Pengrowth in the Esprit Disclosure Letter, or as contemplated by this Agreement:

(i)	neither the execution and delivery of this Agreement by Esprit and Esprit Ltd. nor the consummation of the Special Distribution or the Acquisition and Redemption Transaction nor compliance by the Esprit Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of the Esprit Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) the Esprit Material Agreements or the articles, by-laws, shareholder agreements or other constating document of any Esprit Party, or (2) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which a Esprit Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a Esprit Party is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Esprit Parties or any of their respective properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the Esprit Parties taken as a whole, or significantly impede the ability of the Esprit Parties to consummate the Special Distribution or the Acquisition and Redemption Transaction); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the Esprit Parties; and

(ii)	than in connection with or in compliance with the provisions of applicable Laws, and except for the requisite approval of Esprit Unitholders, the Court, the Competition Bureau and the Minister of Industry, (A) there is no legal impediment to the Esprit Parties’ consummation of the Special Distribution or the Acquisition and Redemption Transaction, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Esprit Parties in connection with the consummation of the Special Distribution or the Acquisition and Redemption Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the Esprit Parties, or significantly impede the ability of the Esprit Parties to consummate the Special Distribution or the Acquisition and Redemption Transaction.

(e)	Litigation. There are no actions, suits or proceedings in existence or pending or, to the knowledge of Esprit Ltd., threatened or for which there is a reasonable basis, affecting or that would affect the Esprit Parties or affecting or that would affect any of their respective property or assets at law or equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of the Esprit Parties which, if successful, would have a Material Adverse Effect on the Esprit Parties, or would significantly impede the ability of the Esprit Parties to consummate the Acquisition and Redemption Transaction.

(f)	Taxes, etc. Except as disclosed in the Esprit Disclosure Letter:

(i)	all Tax Returns required to be filed by or on behalf of any Esprit Parties have been duly filed on a timely basis and such tax returns are correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any Esprit Parties with respect to items or periods covered by such Tax Returns;

(ii)	Esprit has paid or provided adequate accruals in its consolidated financial statements for the period from inception to December 31, 2005 for Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP;

(iii)	no material deficiencies exist or have been asserted with respect to Taxes of Esprit or any of its Subsidiaries;

(iv)	none of Esprit or its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Esprit and Esprit Ltd., has such an event been asserted or threatened against Esprit or its Subsidiaries or any of their respective assets that would have a Material Adverse Effect on the Esprit Parties. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Esprit or its Subsidiaries. No audit by tax authorities of Esprit or its Subsidiaries is in process or pending, to the knowledge of Esprit; and

(v)	Esprit has provided adequate accruals in its consolidated financial statements in accordance with GAAP for the period ended December 31, 2005 (or such amounts are fully funded) for all pension or other employee benefit obligations of Esprit and its Subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Esprit or its Material Subsidiaries.

(g)	Reporting Issuer Status. Esprit is a reporting issuer (where such concept exists) in good standing in all provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the Esprit Units and the Esprit Debentures are listed and posted for trading on the TSX.

(h)	Capitalization. As of the date hereof, the authorized capital of Esprit consists of an unlimited number of Esprit Units and an unlimited number of Special Voting Shares (as defined in the Esprit Trust Indenture). As of June 30, 2006, there were issued and outstanding 66,466,903 Esprit Units and 1 Special Voting Unit. Other than (i) up to 2,100,000 Esprit Units issuable pursuant to Esprit Rights outstanding under the Esprit PUIP, (ii) the 529,528 Esprit Units issuable pursuant to the Esprit Exchangeable Shares (assuming an exchange ratio of 1.35 applied to the 392,243 outstanding Esprit Exchangeable Shares), (iii) Esprit Units issuable pursuant to the Esprit Debentures, and (iv) 27,320 Esprit Units issuable pursuant to the Post-Arrangement Entitlements (collectively, the “Esprit Securities Instruments”), there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Esprit of any securities of Esprit (including Esprit Units) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Esprit (including Esprit Units). All outstanding Esprit Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Esprit Units issuable pursuant to the Esprit Securities Instruments in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(i)	Ownership of Subsidiaries. As of the date hereof, except for the Esprit Exchangeable Shares, Esprit is the beneficial direct or indirect owner of all of the outstanding shares of its Subsidiaries with good title thereto free and clear of any and all encumbrances, except for security interests in such securities for the benefit of the lenders under the Esprit Demand Debenture. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Subsidiaries of any securities of the Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of any of the Subsidiaries. All outstanding securities of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(j)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Esprit Units, the Esprit Debentures or any other securities of Esprit has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Esprit and Esprit Ltd., are contemplated or threatened under any applicable Law or by any other regulatory authority.

(k)	Material Agreements. There are no agreements material to the conduct of the Esprit Parties’ affairs or businesses, as applicable, except for those agreements disclosed in the Public Record, or disclosed in the Esprit Disclosure Letter or those entered into in the ordinary course of business, and all such material agreements are valid and subsisting and the Esprit Party that is a party thereto is not in material default under any such agreements. Without limitation, the Esprit Disclosure Letter contains a complete list of all contracts and commitments with any director, officer or employee of any Esprit Party or any associate or affiliates.

(l)	Filings. Esprit has filed all documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Law and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Esprit Ltd. will deliver to Pengrowth Co, as soon as they become available, true and complete copies of any material reports or statements required to be filed by Esprit with any Governmental Entity subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by the Pengrowth Parties, as to which Esprit and Esprit Ltd. make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable Law.

(m)	No Material Adverse Change. Since December 31, 2005, other than as disclosed in the Public Record, (i) the Esprit Parties have conducted their respective businesses only in the ordinary and normal course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Esprit, taken as a whole, has been incurred other than in the ordinary course of business, and (iii) there has not been any Material Adverse Change in respect of the Esprit Parties taken as a whole.

(n)	Books and Records. The records and minute books of the Esprit Parties have been maintained substantially in accordance with all applicable Law and are complete and accurate in all material respects.

(o)	Reports. As of their respective dates, (i) the Esprit Financial Statements, (ii) Esprit’s Revised Annual Information Form dated June 15, 2006 (including all documents incorporated by reference therein), (iii) Esprit’s information circular and proxy statement dated March 15, 2006, (iv) all Esprit press releases, material change reports, business acquisition reports or similar documents filed with the Securities Authorities since January 1, 2005, and (v) all prospectuses or other offering documents used by Esprit in the offering of its securities or filed with the Securities Authorities since January 1, 2005, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable

Laws. The Esprit Financial Statements and other financial statements of Esprit included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Esprit’s independent auditors or (y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of Esprit on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Esprit on a consolidated basis. There has been no material change in Esprit accounting policies, except as described in the notes to the Esprit Financial Statements, since January 1, 2005.

(p)	Environmental. Except as disclosed in the Esprit Disclosure Letter, or than has been disclosed in the Public Record, there has not occurred any material spills, emissions or pollution on any property of any Esprit Party or Subsidiary, nor has any Esprit Party or Subsidiary been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which might reasonably be expected to have a Material Adverse Effect on Esprit. All operations of the Esprit Parties and Subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect on the Esprit Parties and Subsidiaries, taken as a whole. The Esprit Parties are not subject to nor are they aware of:

(i)	any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to the Esprit Parties, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would have a Material Adverse effect on the Esprit Parties.

(q)	Title. Although they do not warrant title, except as disclosed in the Esprit Disclosure Letter, neither Esprit nor Esprit Ltd. has any knowledge or is aware of any defects, failures or impairments in the title of the Esprit Parties to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate could have a Material Adverse Effect on: (i) the quantity and pre-tax present worth values of such assets; (ii) the current production volumes of the Esprit Parties; or (iii) the current consolidated cash flow of the Esprit Parties.

(r)	Licences. Except as disclosed in the Public Record, each of the Esprit Parties has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such licences, permits, certificates, consents, orders, grants and other authorizations the absence of which would not have a Material Adverse Effect on the Esprit Parties.

(s)	Compliance with Laws. Each of the Esprit Parties has complied with and is in compliance with all Laws applicable to the operation of its business, except where such non-compliance would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects or financial condition of the Esprit Parties or on the ability of the Esprit Parties to consummate the Acquisition and Redemption Transaction.

(t)	Fairness Opinion. The Esprit Board of Directors has received a verbal opinion as of July 23, 2006 from CIBC World Markets Inc. to the effect that, assuming the prior payment of the Special Distribution, the consideration to be received by Esprit Unitholders in connection with the Acquisition and Redemption Transaction is fair, from a financial point of view, to the Esprit Unitholders.

(u)	Investment Canada Act. Esprit is a “Canadian” within the meaning of the Investment Canada Act (Canada).

(v)	Insurance. Policies of insurance are in force as of the date hereof naming each Esprit Party as an insured that adequately cover all risks as are customarily covered by oil and gas producers in the industry in which the Esprit Parties operate. All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.

(w)	Information to Independent Engineer. Esprit and Esprit Ltd. have no reason to believe that the report prepared by GLJ dated February 23, 2006, with a preparation date of February 9, 2006 and effective as at December 31, 2005, evaluating the crude oil, natural gas liquids and natural gas reserves and future net production revenues attributable to the properties of Esprit as of December 31, 2005 and, if applicable, any updates to such report or any other reserve evaluation reports which may be, or be deemed to be, included or incorporated by reference in the Esprit Information Circular, whether in addition to or as a replacement for such report, was not accurate in all material respects as at the effective date of such report, and, except for any impact of changes in commodity prices, which may or may not be material, Esprit and Esprit Ltd. have no knowledge of a Material Adverse Change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in that report. Esprit has provided to GLJ all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of the Esprit Parties, in each case as at the effective date of such reports, and, in particular, all material information respecting the Esprit Parties’ interests in their principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no Material Adverse Change in any of the material information so provided since the date thereof.

(x)	Disclosure. The data and information in respect of the Esprit Parties and their respective assets, reserves, liabilities, businesses, affairs and operations provided by or on behalf of Esprit to or on behalf of Pengrowth was and is accurate and correct in all material respects as at the respective dates thereof and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

(y)	Debt. Esprit’s consolidated indebtedness does not exceed $365 million including the Esprit Debentures and the Esprit Credit Facility but excluding hedging obligations, the Special Distribution, amounts payable in respect of the Esprit Rights and costs of this transaction.

(z)	No Reduction of Interests. Except as disclosed in the Esprit Disclosure Letter, none of the Esprit Parties’ oil and gas assets are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under a Esprit Party except to the extent that such reduction or change to an interest would not in the aggregate have a Material Adverse Effect.

(aa)	Operation and Condition of Wells. All wells in which any of the Esprit Parties holds an interest, directly or indirectly:

(i)	for which any of the Esprit Parties was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law; and

(ii)	for which none of the Esprit Parties was or is operator, to their knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law;

except, in either case, to the extent that such non-compliance with prudent oil and gas Industry practices or applicable Law would not in the aggregate have a Material Adverse Effect;

(bb)	Operation and Condition of Tangibles. The Esprit Parties’ tangible depreciable property used or intended for use in connection with their oil and gas assets:

(i)	for which any of the Esprit Parties was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which a Esprit Party was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

(ii)	for which none of the Esprit Parties was or is operator, to their knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which none of the Esprit Parties was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business;

except to the extent that such non-compliance with prudent oil and gas industry practices or applicable Law would not in the aggregate have a Material Adverse Effect.

(cc)	Outstanding AFEs. there are no outstanding authorizations for expenditure pertaining to any of the Esprit Parties’ oil and gas assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets after the date of the Esprit Financial Statements in excess of $2.5 million for each such commitment, approval or authorization other than disclosed in the Esprit Disclosure Letter. The Esprit Parties’ outstanding authorizations for expenditure are listed in the Esprit Disclosure Letter.

(dd)	Brokers and Finders. The Esprit Parties have not retained nor will they retain any financial advisor, broker, agent or finder or pay, or agree to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except for those advisors which have been retained by Esprit as financial, mergers and acquisitions, and strategic advisors as set forth in the Esprit Disclosure Letter, in connection with certain matters including the transactions contemplated hereby. The total obligation of the Esprit Parties to such advisors is set forth in the Esprit Disclosure Letter, a copy of which has been provided to Pengrowth. After the payment of such financial obligations to Esprit’s advisors, the Esprit Parties will not have any continuing obligations to such advisors other than those related to indemnification, confidentiality and the payment of expenses.

(ee)	Employment and Officer Obligations. Other than the Esprit Employment Agreements and Esprit Ltd.’s consulting services agreements, termination, severance and retention agreements, and the existing health and benefit plans and pension obligations and as disclosed in the Esprit Disclosure Letter, in connection with the Acquisition and Redemption Transaction there are no other employment or consulting services agreements, termination, severance and retention plans or policies of the Esprit Parties. The obligations of Esprit Parties under the Esprit Employment Agreements and all such employment or consulting services agreements, termination, severance plans or policies for severance, termination or bonus payments or any other payments whatsoever arising out of or in connection with the Acquisition and Redemption Transaction, shall not exceed the amounts set forth in the Esprit Disclosure Letter.

(ff)	Confidentiality Agreements. All agreements entered into by Esprit with Persons other than Pengrowth regarding the confidentiality of information provided to such Persons or reviewed by such Persons with respect to the sale of Esprit or a substantial portion of its assets or any other business combination or similar transaction with another party are in substantially the form of the Confidentiality Agreement and Pengrowth has not waived the standstill or other provisions of any of such agreements.

(gg)	Outstanding Acquisitions. The Esprit Parties have no rights to purchase assets, properties or undertakings of third parties under any agreements to purchase that have not closed.

(hh)	Mutual Fund Trust. Esprit is a “mutual fund trust” and a “unit trust” within the meaning of the Tax Act.

(ii)	Place of Principal Offices. The principal offices of the Esprit Parties are not located within the United States.

(jj)	Foreign Private Issuer. Esprit is a “foreign private issuer” within the meaning of Rule 405 of Regulation C adopted by the SEC under the U.S. Securities Act.

(kk)	Investment Company Act of 1940. Esprit is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

(ll)	Board Approval. The members of the Esprit Board of Directors entitled to vote have unanimously endorsed the Acquisition and Redemption Transaction and approved this Agreement, have unanimously determined that the Special Distribution, Acquisition and Redemption Transaction and this Agreement are in the best interests of Esprit and the Esprit Unitholders, and has, based on the opinion of its financial advisor, unanimously determined that the Acquisition and Redemption Transaction is fair, from a financial point of view, to Esprit Unitholders and has resolved to unanimously recommend approval of the Acquisition and Redemption Transaction by Esprit Unitholders.

(mm)	Esprit Disclosure Letter. The matters disclosed to Pengrowth in the Esprit Disclosure Letter remain true and correct in all material respects as of the date hereof.

(nn)	Registration Statement. The information in the Esprit Information Circular (excluding any information therein provided by the Pengrowth Parties) and the information supplied by the Esprit Parties for inclusion in the Registration Statement shall not at (i) the time the Registration Statement becomes effective, (ii) the time the Esprit Circular (or any amendment thereof or supplement thereto) is first mailed to the Esprit Unitholders, (iii) the time of the Esprit Special Meeting and (iv) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact which is necessary in order to make the statements therein, not misleading.

(oo)	Disclosure. To the knowledge of Esprit, Esprit has not withheld from Pengrowth any material information or documents concerning Esprit or any of its Subsidiaries or their respective assets or liabilities during the course of Pengrowth’s review of Esprit and its assets. No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to Pengrowth by Esprit pursuant hereto (including without limitation, any matter disclosed by Esprit in the Esprit Disclosure Letter) contains or will contain any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements herein or therein not misleading.

(pp)	Transaction Expenses. The aggregate expenses of Esprit in respect of the transactions contemplated hereby, including severance and termination payment to trustees, directors, officers and employees pursuant to employment contracts and legal and other expenses, do not exceed the amount disclosed in the Esprit Disclosure Letter.

Schedule “D”
Representations and Warranties of the Pengrowth Parties
Each of Pengrowth and Pengrowth Co hereby jointly and severally make the representations and warranties set forth in this Schedule D to and in favour of Esprit and Esprit Ltd. and acknowledge that each of Esprit and Esprit Ltd. is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)	Organization and Qualification. Pengrowth is a trust duly created and validly existing under the Laws of the Province of Alberta and has the requisite trust power and authority to own its assets and to conduct its affairs as now conducted. Pengrowth Co is a corporation duly incorporated or amalgamated and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted. Each of the Pengrowth Parties is duly registered to conduct its affairs or do business, as applicable, in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on the Pengrowth Parties.

(b)	Authority Relative to this Agreement. Pengrowth Co has the requisite corporate power and authority to execute this Agreement, in its own capacity and in its capacity as administrator of Pengrowth, as applicable, and each of Pengrowth and Pengrowth Co has the requisite trust or corporate power and authority, as applicable, to carry out its obligations hereunder. The execution and delivery and the consummation by Pengrowth and Pengrowth Co of the Acquisition and Redemption Transaction have been unanimously approved and duly authorized by the Pengrowth Board of Directors and no other proceedings on the part of Pengrowth or Pengrowth Co are necessary to authorize the Acquisition and Redemption Transaction. This Agreement has been duly executed and delivered by each of Pengrowth and Pengrowth Co and constitutes a legal, valid and binding obligation of each of Pengrowth and Pengrowth Co enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	Subsidiaries. Pengrowth has no Subsidiaries (other than the Material Subsidiaries) that are material to its business, operation or financial condition.

(d)	No Violations. Except as disclosed in the Pengrowth Disclosure Letter or as contemplated by this Agreement:

(i)	neither the execution and delivery of this Agreement by Pengrowth and Pengrowth Co nor the consummation of the Acquisition and Redemption Transaction nor compliance by the Pengrowth Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of the Pengrowth Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) the Pengrowth Material Agreements or the trust indenture articles, by-laws, shareholder agreements or other constating document of any Pengrowth Party, or (2) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which an Pengrowth Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a Pengrowth Party is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Pengrowth Parties or any of their respective properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the Pengrowth Parties taken as a whole, or significantly impede the ability of the Pengrowth Parties to consummate the Acquisition and Redemption Transaction); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the Pengrowth Parties; and

(ii)	other than in connection with or in compliance with the provisions of applicable Laws or which are required to be filed following the Acquisition and Redemption Transaction, and, except for the requisite approval of a court of competent jurisdiction, the Competition Bureau, Investment Canada and the Minister of Industry, as applicable, (A) there is no legal impediment to the Pengrowth Parties’ consummation of the Acquisition and Redemption Transaction, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Pengrowth Parties in connection with the consummation of the Acquisition and Redemption Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the Pengrowth Parties, or significantly impede the ability of the Pengrowth Parties to consummate the Acquisition and Redemption Transaction.

(iii)	Litigation. There are no actions, suits or proceedings in existence or pending or, to the knowledge of Pengrowth Co, threatened or for which there is a reasonable basis, affecting or that would affect the Pengrowth Parties or affecting or that would affect any of their respective property or assets at law or equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of the Pengrowth Parties which, if successful, would have a Material Adverse Effect on the Pengrowth Parties, or would significantly impede the ability of the Pengrowth Parties to consummate the Acquisition and Redemption Transaction.

(e)	Taxes, etc. Except as disclosed in the Pengrowth Disclosure Letter:

(i)	All Tax Returns required to be filed by or on behalf of any Pengrowth Parties have been duly filed and such tax returns are correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any Pengrowth Parties with respect to items or periods covered by such Tax Returns;

(ii)	Pengrowth has paid or provided adequate accruals in its consolidated financial statements for the period from inception to December 31, 2005 for Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP;

(iii)	no material deficiencies exist or have been asserted with respect to Taxes of Pengrowth or any of its Subsidiaries;

(iv)	none of Pengrowth or Pengrowth Co is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Pengrowth and Pengrowth Co, has such an event been asserted or threatened against Pengrowth or Pengrowth Co or any of their respective assets that would have a Material Adverse Effect on the Pengrowth Parties. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Pengrowth or Pengrowth Co. No audit by tax authorities of Pengrowth or Pengrowth Co is in process or pending, to the knowledge of Pengrowth; and

(v)	Pengrowth has provided adequate accruals in its consolidated financial statements in accordance with GAAP for the period ended December 31, 2005 (or such amounts are fully funded) for all pension or other employee benefit obligations of Pengrowth and its Material Subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Pengrowth or its Material Subsidiaries.

(f)	Reporting Issuer Status. Pengrowth is a reporting issuer (where such concept exists) in good standing in all provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the Class A trust units of Pengrowth are listed and posted for trading on the TSX and the NYSE and the Class B trust units of Pengrowth are listed on the TSX; following the Pengrowth Unit Consolidation the Pengrowth Units will be listed and posted for trading on the TSX and the NYSE.

(g)	Capitalization. As of the date hereof, the authorized capital of Pengrowth consists of 500,000,000 Pengrowth Units and one Special Voting Unit (as defined in the Pengrowth Trust Indenture). As of June 30, 2006 there were issued and outstanding 160,777,279 trust units of Pengrowth, comprised of 77,527,433 Class A trust units, 83,215,734 Class B trust units and 34,112 trust units in the form existing prior to the reclassification of the trust unit capital of Pengrowth that occurred on July 27, 2004 and no Special Voting Units. Other than pursuant to the Pengrowth Incentive Plans, and up to the maximum limits allowable in connection therewith, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Pengrowth of any securities of Pengrowth (including Pengrowth Units) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Pengrowth (including Pengrowth Units). All outstanding Pengrowth Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights and all Pengrowth Units issuable pursuant to the Pengrowth Incentive Plans in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(h)	Ownership of Subsidiaries. As of the date hereof Pengrowth is the beneficial direct or indirect owner of all of the outstanding shares of its Material Subsidiaries with good title thereto free and clear of any and all encumbrances. Other than 100 common shares of Pengrowth Co held by the Pengrowth Manager, there are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Pengrowth Parties (other than Pengrowth) of any securities of the Pengrowth Parties (other than Pengrowth) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of any of the Pengrowth Parties (other than Pengrowth) or any of their Subsidiaries. All outstanding securities of the Pengrowth Parties (other than Pengrowth) have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(i)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Pengrowth Units, the Pengrowth Notes or any other securities of Pengrowth has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Pengrowth and Pengrowth Co, are contemplated or threatened under any applicable Law or by any other regulatory authority.

(j)	Material Agreements. There are no agreements material to the conduct of the Pengrowth Parties’ affairs or businesses, as applicable, except for those agreements disclosed in the Public Record, disclosed in writing to Esprit prior to July 19, 2006 or those entered into in the ordinary course of business, and all such material agreements are valid and subsisting and the Pengrowth Party that is a party thereto is not in material default under any such agreements.

(k)	Filings. Pengrowth has filed all documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pengrowth Co will deliver to Esprit Ltd., as soon as they become available, true and complete copies of any material reports or statements required to be filed by Pengrowth with any Governmental Entity subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by the Esprit Parties, as to which Pengrowth and Pengrowth Co make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable Laws.

(l)	No Material Adverse Change. Since December 31, 2005, other than as disclosed in the Public Record, (i) the Pengrowth Parties have conducted their respective businesses only in the ordinary and normal course, (ii) no material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) to Pengrowth and Pengrowth Co, taken as a whole, has been incurred other than in the ordinary course of business, and (iii) there has not been any Material Adverse Change in respect of the Pengrowth Parties taken as a whole.

(m)	Books and Records. The records and minute books of the Pengrowth Parties have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

(n)	Reports. As of their respective dates, (i) the Pengrowth Financial Statements, (ii) Pengrowth’s Annual Information Form dated March 29, 2006 (including all documents incorporated by reference therein), (iii) Pengrowth’s information circular and proxy statement dated May 16, 2006, (iv) all Pengrowth press releases, material change reports, business acquisition reports or similar documents filed with the Securities Authorities since January 1, 2006, and (v) all prospectuses or other offering documents used by Pengrowth in the offering of its securities or filed with the Securities Authorities since January 1, 2006, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable Law. The Pengrowth Financial Statements and other financial statements of Pengrowth included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Pengrowth’s independent auditors or (y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of Pengrowth on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Pengrowth on a consolidated basis. There has been no material change in Pengrowth accounting policies, except as described in the notes to the Pengrowth Financial Statements, since January 1, 2006.

(o)	Environmental. Except as disclosed in the Pengrowth Disclosure Letter or than has been disclosed in the Public Record, there has not occurred any material spills, emissions or pollution on any property of any Pengrowth Party, nor has any Pengrowth Party been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws, any of which might reasonably be expected to have a Material Adverse Effect on Pengrowth. All operations of the Pengrowth Parties have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect on the Pengrowth Parties, taken as a whole. The Pengrowth Parties are not subject to nor are Pengrowth or Pengrowth Co aware of:

(i)	any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to the Pengrowth Parties, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would have a Material Adverse Effect on the Pengrowth Parties.

(p)	Title. Although they do not warrant title, except as disclosed in the Pengrowth Disclosure Letter, neither Pengrowth nor Pengrowth Co has any knowledge or is aware of any material defects, failures or impairments in the title of the Pengrowth Parties to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate could have a Material Adverse Effect on: (i) the quantity and pre-tax present worth values of such assets; (ii) the current production volumes of the Pengrowth Parties; or (iii) the current consolidated cash flow of the Pengrowth Parties.

(q)	Licences. Except as disclosed in the Public Record, each of the Pengrowth Parties has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such licences, permits, certificates, consents, orders, grants and other authorizations the absence of which would not have a Material Adverse Effect on the Pengrowth Parties.

(r)	Compliance with Laws. Each of the Pengrowth Parties has complied with and is in compliance with all Laws applicable to the operation of its business, except where such non-compliance would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects or financial condition of the Pengrowth Parties or on the ability of the Pengrowth Parties to consummate the Acquisition and Redemption Transaction.

(s)	Insurance. Policies of insurance are in force as of the date hereof naming a Pengrowth Party as an insured that adequately cover all risks as are customarily covered by oil and gas producers in the industry in which the Pengrowth Parties operate. All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.

(t)	Information to Independent Engineer. Pengrowth and Pengrowth Co have no reason to believe that the report prepared by GLJ dated February 17, 2006 and effective as at December 31, 2005, evaluating the crude oil, natural gas liquids and natural gas reserves and future net production revenues attributable to the properties of Pengrowth as of December 31, 2005 and, if applicable, any updates to such report or any other reserve evaluation reports which may be, or be deemed to be, included or incorporated by reference in Esprit Circular, whether in addition to or as a replacement to such report, was not accurate in all material respects as at the effective date of such report, and, except for any impact of changes in commodity prices, which may or may not be material, Pengrowth and Pengrowth Co have no knowledge of a Material Adverse Change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in that report. Pengrowth has provided to GLJ all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of the Pengrowth Parties, in each case as at the effective dates of such report, and, in particular, all material information respecting the Pengrowth Parties’ interests in their principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no Material Adverse Change in any of the material information so provided since the date thereof.

(u)	Disclosure. The data and information in respect of the Pengrowth Parties and their respective assets, reserves, liabilities, businesses, affairs and operations provided by or on behalf of Pengrowth to or on behalf of Esprit was and is accurate and correct in all material respects as at the respective dates thereof and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

(v)	Debt. As at March 31, 2006, Pengrowth’s long term consolidated indebtedness did not exceed $421.1 million.

(w)	No Reduction of Interests. Except as disclosed in the Pengrowth Disclosure Letter, none of the Pengrowth Parties’ material oil and gas assets are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under an Pengrowth Party except to the extent that such reduction or change to an interest would not in the aggregate have a Material Adverse Effect.

(x)	Operation and Condition of Wells. All wells in which any of the Pengrowth Parties holds an interest:

(i)	for which any of the Pengrowth Parties was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law; and

(ii)	for which none of the Pengrowth Parties was or is operator, to their knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law;

except, in either case, to the extent that such non-compliance with prudent oil and gas industry practices or applicable Law would not in the aggregate have a Material Adverse Effect;

(y)	Operation and Condition of Tangibles. The Pengrowth Parties’ tangible depreciable property used or intended for use in connection with their oil and gas assets:

(i)	for which any of the Pengrowth Parties was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which an Pengrowth Party was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

(ii)	for which none of the Pengrowth Parties was or is operator, to their knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which none of the Pengrowth Parties was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business;

except to the extent that such non-compliance with prudent oil and gas industry practices or applicable Law would not in the aggregate have a Material Adverse Effect.

(z)	Outstanding AFEs. There are no outstanding authorizations for expenditure pertaining to any of the Pengrowth Parties’ oil and gas assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets after the date of the most recent Pengrowth

Financial Statements in excess of $25 million for each such commitment, approval or authorization other than pursuant to the 2006 capital budget disclosed in writing to Esprit.

(aa)	Brokers and Finders. The Pengrowth Parties have not retained nor will they retain any financial advisor, broker, agent or finder or pay, or agree to pay any financial advisor, broker, agent or finder on account of this Agreement or, any transaction contemplated hereby, other than otherwise as disclosed to Esprit.

(bb)	Employment and Officer Obligations. Other than the Pengrowth Management Agreement, and employment agreements with the executive officers, Pengrowth Co’s existing employee health and benefit plans, employee savings plans, pension obligations and as disclosed in writing in the Pengrowth Disclosure Letter, there are no other employment or consulting services agreements, termination, severance and retention plans or policies of the Pengrowth Parties.

(cc)	Outstanding Acquisitions. The Pengrowth Parties have no rights to purchase assets, properties or undertakings of third parties under any agreements to purchase that have not closed in excess of the amount specified in the Pengrowth Disclosure Letter.

(dd)	Mutual Fund Trust. Pengrowth is a “mutual fund trust” and a “unit trust” within the meaning of the Tax Act.

(ee)	Place of Principal Offices. The principal offices of the Pengrowth Parties are not located within the United States.

(ff)	Pengrowth Disclosure Letter. The matters disclosed to Esprit in the Pengrowth Disclosure Letter remain true and correct in all material respects as of the date hereof.

(gg)	Disclosure. To the knowledge of Pengrowth, Pengrowth has not withheld from Esprit any material information or documents concerning Pengrowth or any of its Subsidiaries or their respective assets or liabilities during the course of Esprit’s review of Pengrowth and its assets. No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to Esprit by Pengrowth pursuant hereto (including without limitation, any matter disclosed by Pengrowth in the Pengrowth Disclosure Letter) contains or will contain any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements herein or therein not misleading.

(hh)	Foreign Private Issuer. Pengrowth is a “foreign private issuer” within the meaning of Rule 405 of Regulation C adopted by the SEC under the U.S. Securities Act.

(ii)	Investment Company. Neither Pengrowth Party is an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

(jj)	Board Approval. The members of Pengrowth’s Board of Directors entitled to vote have unanimously endorsed the Acquisition and Redemption Transaction and approved this Agreement and have unanimously determined that the Acquisition and Redemption Transaction and this Agreement are in the best interests of Pengrowth and Pengrowth Unitholders.

(kk)	U.S. Tax Election. Pengrowth has made a valid election pursuant to Section 754 of the U.S. Code.

(ll)	Registration Statement. The information in the Registration Statement (excluding any information therein provided by the Esprit Parties) and the information supplied by the Pengrowth Parties for inclusion in the Esprit Circular shall not at (i) the time the Registration Statement becomes effective, (ii) the time the Esprit Circular (or any amendment thereof or supplement thereto) is first mailed to the Esprit Unitholders, (iii) the time of the Esprit Special Meeting and (iv) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact which is necessary in order to make the statements therein, not misleading.

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc.
at the telephone numbers and location set out below:
The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
North American Toll Free Phone:
1-866-301-3454
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Banks and Brokers Call Collect: 416-867-2272

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS
Section 124 of the Business Corporations Act (Alberta) provides as follows:
     124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if
          (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and
          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.
          (2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).
          (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity
          (a) was substantially successful on the merits in the person’s defence of the action or proceeding,
          (b) fulfills the conditions set out in subsection (1)(a) and (b), and
          (c) is fairly and reasonably entitled to indemnity.
          (3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.
          (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person
          (a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or
          (b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.
          (5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

          (6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.
          The by-laws of Pengrowth Corporation (the “Corporation”) and Pengrowth Management Limited (the “Manager”), respectively, provide that they will indemnify the indemnified persons designated in Section 124(1) of the Business Corporations Act (Alberta) of the Corporation and the Manager, respectively, in the manner contemplated by the Business Corporations Act (Alberta).
          As contemplated by Section 124(4) of the Business Corporations Act (Alberta), the Corporation has purchased insurance against potential claims against the directors and officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.
          Pursuant to the Amended and Restated Management Agreement (the “Management Agreement”) dated as of May 12, 2003 among the Corporation, Pengrowth Energy Trust (the “Trust”), Computershare Trust Company of Canada and the Manager, the Manager and these persons having served as a director, officer or employee thereof shall be indemnified by the Corporation (out of its assets and out of the royalty provided for in the Amended and Restated Royalty Indenture dated as of July 27, 2006 between the Corporation and Computershare Trust Company of Canada, as trustee) for all liabilities and expenses arising from or in any matter related to the Management Agreement, so long as the party seeking such indemnification shall not be adjudged liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or the Trust, and shall not be adjudged to be in breach of any material covenants and duties of the Manager under the Management Agreement.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exhibits
          The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit
Number	Description

1.1	Form of proxy accompanying the Information Circular

1.2	Letter of Transmittal accompanying the Information Circular

2.1	Combination Agreement among Esprit Energy Trust, Esprit Exploration Ltd., Pengrowth Energy Trust and Pengrowth Corporation, dated as of July 23, 2006 (incorporated by reference to Appendix F of the Information Circular included in Part I of this Registration Statement)

4.1	The Revised Annual Information Form of Esprit Energy Trust for the year ended December 31, 2005, dated June 15, 2006

4.2	Management’s discussion and analysis of financial condition and operating results of Esprit Energy Trust for the year ended December 31, 2005 and the six months ended June 30, 2006

4.3	The Management Information Circular – Proxy Statement of Esprit Energy Trust dated March 15, 2006 relating to the annual meeting of Esprit Energy Trust Unitholders held on May 11, 2006

Exhibit
Number	Description

4.4	The material change report of Esprit Energy Trust dated June 26, 2006 with respect to the acquisition of Trifecta

4.5	The joint press release of the Registrant and Esprit Energy Trust dated July 24, 2006 with respect to the merger (incorporated by reference from the Registrant’s report on Form 6-K furnished on July 25, 2006)

4.6	The material change report of Esprit Energy Trust dated July 28, 2006 with respect to the merger

4.7	The Registrant’s Annual Information Form dated March 29, 2006 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006)

4.8	The audited comparative consolidated financial statements and notes thereto of the Registrant for the years ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2006), together with the report of the auditors’ thereon and the unaudited comparative consolidated financial statements of the Registrant for the six months ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006)

4.9	Management’s discussion and analysis of financial condition and operating results of the Registrant for the year ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2006) and the six months ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006)

4.10	The Registrant’s Information Circular – Proxy Statement dated May 16, 2006 relating to the annual and special meeting of the Registrant’s Unitholders held on June 23, 2006 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on June 1, 2006)

4.11	The Registrant’s material change report dated August 2, 2006 with respect to the merger (incorporated by reference from the Registrant’s report on Form 6-K furnished on August 3, 2006)

4.12	The Registrant’s material change report dated August 8, 2006 with respect to the Pengrowth Unit Consolidation

5.1	Consent of Bennett Jones LLP

5.2	Consent of Osler, Hoskin & Harcourt LLP

5.3	Consent of KPMG LLP

5.4	Consent of KPMG LLP

5.5	Consent of Gilbert Laustsen Jung Associates Ltd.

5.6	Consent of CIBC World Markets Inc.

5.7	Consent of Merrill Lynch Canada Inc.

5.8	Consent of BMO Nesbitt Burns Inc.

6.1	Power of Attorney (included on the signature page of this Registration Statement)

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Securities and Exchange Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on August 25, 2006.

PENGROWTH ENERGY TRUST

By:	Pengrowth Corporation, Administrator

By:	/s/ James S. Kinnear

Name: James S. Kinnear
Title: President, Chairman and Chief Executive Officer
SIGNATURES AND POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James S. Kinnear, Charles V. Selby and Christopher G. Webster, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/James S. Kinnear	President, Chairman and Chief Executive
James S. Kinnear	Officer	August 25, 2006

/s/ Christopher G. Webster	Chief Financial Officer
Christopher G. Webster	(Principal Financial Officer)	August 25, 2006

/s/ Douglas C. Bowles	Vice President and Controller
Douglas C. Bowles	(Principal Accounting Officer)	August 25, 2006

/s/ John B. Zaozirny
John B. Zaozirny	Director	August 25, 2006

/s/ Stanley H. Wong
Stanley H. Wong	Director	August 25, 2006

/s/ Thomas A. Cumming
Thomas A. Cumming	Director	August 25, 2006

Signature	Title	Date

/s/ Michael S. Parrett
Michael S. Parrett	Director	August 25, 2006

/s/ A. Terence Poole
A. Terence Poole	Director	August 25, 2006

/s/ Kirby L. Hedrick
Kirby L. Hedrick	Director	August 25, 2006

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on August 25, 2006.

By:	/s/ Kirby L. Hedrick

Name: Kirby L. Hedrick
Title: Director

INDEX TO EXHIBITS

Exhibit
Number	Description

1.1	Form of proxy accompanying the Information Circular

1.2	Letter of Transmittal accompanying the Information Circular

2.1	Combination Agreement among Esprit Energy Trust, Esprit Exploration Ltd., Pengrowth Energy Trust and Pengrowth Corporation, dated as of July 23, 2006 (incorporated by reference to Appendix F of the Information Circular included in Part I of this Registration Statement)

4.1	The Revised Annual Information Form of Esprit Energy Trust for the year ended December 31, 2005, dated June 15, 2006

4.2	Management’s discussion and analysis of financial condition and operating results of Esprit Energy Trust for the year ended December 31, 2005 and the six months ended June 30, 2006

4.3	The Management Information Circular – Proxy Statement of Esprit Energy Trust dated March 15, 2006 relating to the annual meeting of Esprit Energy Trust Unitholders held on May 11, 2006

4.4	The material change report of Esprit Energy Trust dated June 26, 2006 with respect to the acquisition of Trifecta

4.5	The joint press release of the Registrant and Esprit Energy Trust dated July 24, 2006 with respect to the merger (incorporated by reference from the Registrant’s report on Form 6-K furnished on July 25, 2006)

4.6	The material change report of Esprit Energy Trust dated July 28, 2006 with respect to the merger

4.7	The Registrant’s Annual Information Form dated March 29, 2006 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 31, 2006)

4.8	The audited comparative consolidated financial statements and notes thereto of the Registrant for the years ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2006), together with the report of the auditors’ thereon and the unaudited comparative consolidated financial statements of the Registrant for the six months ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006)

4.9	Management’s discussion and analysis of financial condition and operating results of the Registrant for the year ended December 31, 2005 and 2004 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2006) and the six months ended June 30, 2006 (incorporated by reference from the Registrant’s Second Quarter Report on Form 6-K furnished on August 10, 2006)

4.10	The Registrant’s Information Circular – Proxy Statement dated May 16, 2006 relating to the annual and special meeting of the Registrant’s Unitholders held on June 23, 2006 (incorporated by reference from the Registrant’s Report on Form 6-K furnished on June 1, 2006)

4.11	The Registrant’s material change report dated August 2, 2006 with respect to the merger (incorporated by reference from the Registrant’s report on Form 6-K furnished on August 3, 2006)

Exhibit
Number	Description

4.12	The Registrant’s material change report dated August 8, 2006 with respect to the Pengrowth Unit Consolidation

5.1	Consent of Bennett Jones LLP

5.2	Consent of Osler, Hoskin & Harcourt LLP

5.3	Consent of KPMG LLP

5.4	Consent of KPMG LLP

5.5	Consent of Gilbert Laustsen Jung Associates Ltd.

5.6	Consent of CIBC World Markets Inc.

5.7	Consent of Merrill Lynch Canada Inc.

5.8	Consent of BMO Nesbitt Burns Inc.

6.1	Power of Attorney (included on the signature page of this Registration Statement)